As Filed with the Securities and Exchange Commission on October 15, 2014

Registration No. 333-198280

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNIVEST CORPORATION OF PENNSYLVANIA

(Exact name of Registrant as specified in its charter)

Pennsylvania	6022	23-1886144
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

14 North Main Street

Souderton, Pennsylvania 18964

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey M. Schweitzer

President and Chief Executive Officer

UNIVEST CORPORATION OF PENNSYLVANIA

14 North Main Street

Souderton, Pennsylvania 18964

(215) 721-2400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David W. Swartz, Esq. Wesley R. Kelso, Esq. Stevens & Lee, P.C. 111 N. Sixth Street Reading, PA 19603 (610) 478-2184	Christopher S. Connell, Esq. Lori Buchanan Goldman, Esq. Stradley Ronon Stevens & Young, LLP 2005 Market Street, Suite 2600 Philadelphia, PA 19103 (215) 564-8138

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon on conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $5.00 per share	4,183,781	N/A	$34,958,000	$ 4,503(3)

(1)	Based on the maximum number of shares of common stock of Univest Corporation of Pennsylvania, Inc. that may be issued in connection with the proposed merger of Valley Green Bank with and into Univest Bank and Trust Co. calculated by multiplying (i) 2,798,703 shares of Valley Green Bank common stock issued and outstanding, which is the maximum number of shares that may be exchanged for the shares being registered by this registration statement, by (ii) the maximum exchange ratio under the merger agreement of 1.4949 shares of Univest common stock per share of Valley Green common stock.
(2)	Computed in accordance with Rule 457(f)(2), based on (i) the book value of Valley Green computed as of June 30, 2014 of $34,958,000 and (ii) 2,798,703 shares of Valley Green common stock outstanding to be exchanged in the merger for common stock of the registrant. Solely for purposes of calculating the registration fee, the proposed maximum aggregate offering price is equal to the aggregate value of the maximum number of shares of Valley Green common stock that may be exchanged in connection with the merger. Calculated pursuant to Section 6(b) of the Securities Act at a rate equal to $128.80 per $1,000,000 of the proposed maximum aggregate offering price.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this joint proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or solicitation is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED October 14, 2014

Proxy Statement/Prospectus Univest Corporation of Pennsylvania	Proxy Statement Valley Green Bank

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

On June 17, 2014, Univest Corporation of Pennsylvania, or Univest, Univest Bank and Trust Co., or Univest Bank, and Valley Green Bank, or Valley Green, entered into a merger agreement that provides for the combination of the companies. Under the merger agreement, Valley Green will merge with and into Univest Bank, with Univest Bank remaining as the surviving entity, and the separate corporate existence of Valley Green will cease. Before we complete the merger, the shareholders of Univest and Valley Green must adopt the merger agreement. Univest shareholders will vote to adopt the merger agreement and on the other matters described below at a special meeting of shareholders to be held on December 3, 2014. Valley Green shareholders will vote to adopt the merger agreement and on the other matters described below at a special meeting of shareholders to be held on December 2, 2014.

If the merger is completed, Valley Green shareholders will be entitled to receive, for each share of Valley Green common stock, an amount of Univest common stock equal to the quotient, carried to four (4) decimal places (the “Exchange Ratio”), of (i) $27.00 divided by (ii) the average of the closing sale prices of Univest common stock (as reported on the Nasdaq Global Select Market) for each consecutive trading day during the twenty (20) days immediately preceding the effective date of the merger; provided, however, that in no event may the Exchange Ratio be less than 1.2231 or greater than 1.4949. If the Exchange Ratio would otherwise be less than 1.2231 or greater than 1.4949, then 1.2231 or 1.4949, respectively, will be used. The exact total number of shares of Univest common stock to be issued in the merger will depend on the total number of shares of Valley Green common stock outstanding immediately prior to the effective time of the merger as well as the Exchange Ratio. The material federal income tax consequences of the merger to Valley Green shareholders are discussed in “Material United States Federal Income Tax Consequences of the Merger,” beginning on page 70.

The common stock of Univest trades on the Nasdaq Global Select Market under the symbol “UVSP.” Valley Green is a privately held Pennsylvania bank. On October 13, 2014, the most recent practicable trading day prior to the printing of this joint proxy statement/prospectus, the closing price of Univest common stock was $19.60 per share. The market price for Univest common stock will fluctuate before the completion of the merger, therefore, you are urged to obtain current market quotations for Univest common stock.

The Univest board of directors has determined that the combination of Univest Bank and Valley Green is advisable and in the best interests of Univest based upon its analysis, investigation and deliberation, and the Univest board of directors unanimously recommends that the Univest shareholders vote “FOR” the adoption of the merger agreement and “FOR” the approval of the other proposals described in this joint proxy statement/prospectus.

The Valley Green board of directors has determined that the combination of Valley Green and Univest is advisable and in the best interests of Valley Green based upon its analysis, investigation and deliberation, and the Valley Green board of directors unanimously recommends that the Valley Green shareholders vote “FOR” the adoption of the merger agreement and “FOR” the approval of the other proposals described in this joint proxy statement/prospectus.

You should read this entire joint proxy statement/prospectus, including the annexes hereto and the documents incorporated by reference herein, carefully because it contains important information about the merger and the related transactions. In particular, you should read carefully the information under the section entitled “Risk Factors” beginning on page 29. You can also obtain information about Univest from documents that it has filed with the Securities and Exchange Commission.

The shares of Univest common stock to be issued to Valley Green shareholders in the merger are not deposits or savings accounts or other obligations of any bank or savings association, and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger described in this joint proxy statement/prospectus or the Univest common stock to be issued in the merger, or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The date of this joint proxy statement/prospectus is October [—], 2014, and it is first being mailed or otherwise delivered to shareholders on or about October 28, 2014.

UNIVEST CORPORATION OF PENNSYLVANIA

14 NORTH MAIN STREET

SOUDERTON, PENNSYLVANIA 18964

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON WEDNESDAY, DECEMBER 3, 2014

TO THE SHAREHOLDERS OF UNIVEST CORPORATION OF PENNSYLVANIA:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Univest Corporation of Pennsylvania, or “Univest,” will be held at 2:00 p.m., local time, on December 3, 2014, at 14 North Main Street, Souderton, Pennsylvania 18964, to consider and vote upon the following proposals:

1. adoption of the Agreement and Plan of Merger, dated June 17, 2014, by and between Univest, Univest Bank and Trust Co., or “Univest Bank” and Valley Green Bank, or “Valley Green,” which provides for, among other things, the merger of Valley Green with and into Univest Bank;

2. approval of a proposal to authorize the board of directors to adjourn the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement; and

3. transaction of any such other business as may properly be presented at the meeting or any adjournment or postponement of the meeting.

All of these items, including the proposal to approve the merger agreement and the merger, are described in more detail in the accompanying joint proxy statement/prospectus and its appendices. You should read these documents in their entirety before voting. We have fixed October 15, 2014 as the record date for determining those Univest shareholders entitled to vote at the special meeting. Accordingly, only shareholders of record at the close of business on that date are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the meeting. A list of such shareholders will be available for inspection at the special meeting and for five days prior to the meeting at Univest’s headquarters located at 14 North Main Street, Souderton, Pennsylvania 18964, during normal business hours.

Your board of directors has unanimously determined that the proposed merger is advisable and in the best interests of Univest and unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement. Your board of directors also recommends that you vote “FOR” proposal 2 listed above. In accordance with the terms of the merger agreement, each director and executive officer of Univest has executed a letter agreement in favor of Valley Green pursuant to which he or she has agreed to vote all shares of Univest common stock owned by him or her in favor of adoption of the merger agreement and the transactions contemplated by the merger agreement.

We urge you to vote as soon as possible so that your shares will be represented.

BY ORDER OF THE BOARD OF DIRECTORS,

Karen E. Tejkl

Corporate Secretary

Souderton, Pennsylvania

October [—], 2014

Your vote is important. Whether or not you plan to attend the special meeting, please complete, sign, date and return your proxy card or voting instruction card in the enclosed envelope promptly. For many shareholders, you may also vote your shares by calling the toll free telephone number or by using the Internet as described in the instructions included with your proxy card or voting instruction card. If you later decide to attend the meeting, you can, if you wish, revoke the proxy and vote in person.

VALLEY GREEN BANK

7226 GERMANTOWN AVENUE

PHILADELPHIA, PENNSYLVANIA 19119

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON TUESDAY, DECEMBER 2, 2014

TO THE SHAREHOLDERS OF VALLEY GREEN BANK:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Valley Green Bank, or “Valley Green,” will be held at 10:00 a.m., local time, on December 2, 2014, at Lutheran Theological Seminary, 7301 Germantown Pike, Philadelphia, Pennsylvania 19119, to consider and vote upon the following proposals:

1. adoption of the Agreement and Plan of Merger, dated June 17, 2014, by and between Univest Corporation of Pennsylvania, or “Univest,” Univest Bank and Trust Co., or “Univest Bank” and Valley Green, which provides for, among other things, the merger of Valley Green with and into Univest Bank;

2. approval of a proposal to authorize the board of directors to adjourn the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement; and

3. transaction of any such other business as may properly be presented at the meeting or any adjournment or postponement of the meeting.

All of these items, including the proposal to approve the merger agreement and the merger, are described in more detail in the accompanying joint proxy statement/prospectus and its appendices. You should read these documents in their entirety before voting. We have fixed October 15, 2014 as the record date for determining those Valley Green shareholders entitled to vote at the special meeting. Accordingly, only shareholders of record at the close of business on that date are entitled to notice of and to vote at the special meeting or any adjournment or postponement of the meeting. A list of such shareholders will be available for inspection at the special meeting and for five days prior to the meeting at Valley Green’s headquarters located at 7226 Germantown Avenue, Philadelphia, Pennsylvania 19119, during normal business hours.

Your board of directors has unanimously determined that the proposed merger is advisable and in the best interests of Valley Green and unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement. Your board of directors also recommends that you vote “FOR” proposal 2 listed above. In accordance with the terms of the merger agreement, each director, and each executive officer of Valley Green has executed a letter agreement in favor of Univest pursuant to which he or she has agreed to vote all shares of Valley Green common stock owned by him or her in favor of adoption of the merger agreement and the transactions contemplated thereby.

We urge you to vote as soon as possible so that your shares will be represented.

BY ORDER OF THE BOARD OF DIRECTORS,

Cheryl Richards

Corporate Secretary

Philadelphia, Pennsylvania

October [—], 2014

Your vote is important. Whether or not you plan to attend the special meeting, please complete, sign, date and return your proxy card or voting instruction card in the enclosed envelope promptly. If you later decide to attend the meeting, you can, if you wish, revoke the proxy and vote in person.

WHERE YOU CAN FIND MORE INFORMATION

Univest files annual, quarterly and special reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the “SEC”). You may read and copy any materials that Univest files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 ((800) 732-0330) for further information on the public reference room. In addition, Univest files reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, from Univest at www.univest.net under the “Investor Relations” link and then under the heading “SEC Filings.”

Univest has filed a registration statement on Form S-4 of which this document forms a part. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits at the address set forth below. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This document incorporates by reference documents that Univest has previously filed with the SEC. They contain important information about the company and its financial condition. See “Incorporation of Certain Documents by Reference” on page 161. These documents are available without charge to you upon written or oral request to Univest’s principal executive offices. The address and telephone number is listed below.

Univest Corporation of Pennsylvania

14 North Main Street

Souderton, Pennsylvania 18964

Attention: Karen E. Tejkl

(877) 723-5571

To obtain timely delivery of these documents, you must request the information no later than November 25, 2014 in order to receive them before Univest’s special meeting of shareholders and no later than November 24, 2014 in order to receive them before Valley Green’s special meeting of shareholders.

Univest common stock is traded on The Nasdaq Global Select Market under the symbol “UVSP.”

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QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

The following questions and answers briefly address some commonly asked questions about the merger (as defined below) and the shareholders meetings. They may not include all the information that is important to the shareholders of Univest and of Valley Green. Shareholders of Univest and of Valley Green should each read carefully this entire joint proxy statement/prospectus, including the annexes and other documents referred to in this document.

Questions about the Merger

Q:	What is the merger?

A:	Univest and Valley Green have entered into an Agreement and Plan of Merger, dated June 17, 2014, which is referred to as the “merger agreement.” A copy of the merger agreement is attached as Annex A to, and is incorporated by reference in, this joint proxy statement/prospectus. The merger agreement contains the terms and conditions of the proposed business combination of Univest and Valley Green. Under the merger agreement, Valley Green will merge with and into Univest Bank and Trust Co. (“Univest Bank”), with Univest Bank remaining as the surviving entity, and the separate corporate existence of Valley Green will cease. We refer to this transaction as the “merger.”

Following the completion of the merger, the merger agreement provides that Univest will continue to operate Valley Green as a separate banking division of Univest under the name “Valley Green Bank Division” for a period of at least 24 months. For further discussion on the operation of Valley Green Bank as a separate operating division of Univest following completion of the merger, see “The Merger Agreement—Valley Green Bank Division.”

Q:	Why am I receiving these materials?

A:	This document constitutes both a joint proxy statement of Univest and Valley Green and a prospectus of Univest. It is a joint proxy statement because the boards of directors of both companies are soliciting proxies from their respective holders of common stock. It is a prospectus because Univest will issue shares of its common stock in exchange for shares of Valley Green common stock in the merger.

Univest is sending these materials to its shareholders to help them decide how to vote their shares of Univest common stock with respect to the proposed merger and the other matters to be considered at the Univest special meeting.

Valley Green is sending these materials to its shareholders to help them decide how to vote their shares of Valley Green common stock with respect to the proposed merger and the other matters to be considered at the Valley Green special meeting.

The merger cannot be completed unless shareholders of Univest and Valley Green each adopt the merger agreement and approve the merger. Univest is holding its special meeting of shareholders to vote on the merger as well as the other proposals described in “The Univest Special Meeting” beginning on page 71. Valley Green is holding its special meeting of shareholders to vote on the merger as well as the other proposals described in “The Valley Green Special Meeting,” beginning on page 74. Information about these meetings, the merger and the other business to be considered at the meetings is contained in this joint proxy statement/prospectus.

Q:	Why is Univest proposing the merger?

A:	The Univest board of directors, in unanimously determining that the merger is in the best interests of Univest and its shareholders, considered a number of key factors which are described under the headings “The Merger—Background of the Merger” and “The Merger—Univest’s Reasons for the Merger,” beginning on pages 35 and 47, respectively.

Q:	Why is Valley Green proposing the merger?

A:	The Valley Green board of directors, in unanimously determining that the merger is in the best interests of Valley Green and its shareholders, considered a number of key factors which are described under the headings “The Merger—Background of the Merger” and “The Merger—Valley Green’s Reasons for the Merger,” beginning on pages 35 and 37, respectively.

Q:	What will Valley Green shareholders receive in the merger, and how will this affect holders of Univest common stock?

A:

Upon completion of the merger, for each share of Valley Green common stock, Valley Green shareholders will have the right to receive an amount of Univest common stock equal to the quotient, carried to four (4) decimal places (the “Exchange

Ratio”), of (i) $27.00 divided by (ii) the average of the closing sale prices of Univest common stock (as reported on the Nasdaq Global Select Market) for each consecutive trading day during the twenty (20) days immediately preceding the effective date of the merger; provided, however, that in no event may the Exchange Ratio be less than 1.2231 or greater than 1.4949. If the Exchange Ratio would otherwise be less than 1.2231 or more than 1.4949, then 1.2231 or 1.4949, respectively, will be used.

Univest shareholders will continue to own their existing shares of Univest common stock after the merger. Because of the number of shares of Univest common stock being issued in the merger, the interest in Univest represented by the existing shares of Univest common stock will be diluted. Following completion of the merger, the existing shares of Univest will represent in the aggregate ownership of approximately 80% of the outstanding shares of Univest common stock.

Q:	Who will be the directors and executive officers of the combined company following the merger?

A:	Following completion of the merger, the then current directors and executive officers of Univest will continue in office. Additionally, Univest will appoint Jay R. Goldstein and Michael L. Turner to serve on the Univest board of directors. Jay R. Goldstein will serve in Class I, with a term to expire in 2015, and Michael L. Turner will serve in Class II, with a term to expire in 2016, of the Univest board of directors. Univest has agreed to nominate and recommend each of them for election for one additional three-year term following their initial term.

Q:	When do you expect to complete the merger?

A:	We expect to complete the merger after all conditions to the merger in the merger agreement are satisfied or waived, including receipt of shareholder approvals at the respective special meetings of Univest and Valley Green, and receipt of regulatory approvals. We currently expect to complete the merger in the first quarter of 2015. It is possible, however, that factors outside of either company’s control could result in us completing the merger at a later time or not completing it at all.

Q:	What are the federal income tax consequences of the merger?

A:	The merger has been structured to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which is referred to as the Internal Revenue Code, and it is a condition to the completion of the merger that each of Univest and Valley Green receive a written opinion from their respective legal counsel to the effect that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Accordingly, it is contemplated that holders of Valley Green common stock will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of their Valley Green common stock for Univest common stock pursuant to the merger, except with respect to cash received in lieu of fractional shares of Univest common stock and except for Valley Green shareholders who exercise their dissenters’ rights with respect to the merger. For further discussion of the material U.S. federal income tax consequences of the merger, see “Material United States Federal Income Tax Consequences of the Merger,” beginning on page 70.

Questions about the Univest Special Meeting

Q:	What are the matters on which I am being asked to vote at the Univest special meeting?

A:	You are being asked to consider and vote on the following matters:

1.	adoption of the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus; and

2.	adjournment of the Univest special meeting, if necessary, to solicit additional proxies.

Q:	How does the Univest board of directors recommend that I vote my shares?

A:	The Univest board of directors recommends that the Univest shareholders vote their shares as follows:

•	“FOR” adoption of the merger agreement; and

•	“FOR” an adjournment of the Univest special meeting, if necessary, to solicit additional proxies.

As of the record date, directors and executive officers of Univest and their affiliates had the right to vote 606,138 shares of Univest common stock, or 3.74% of the outstanding Univest common stock entitled to be voted at the special meeting. In accordance with the terms of the merger agreement, each of the directors and executive officers of Univest has executed a letter agreement (the “Affiliate Letter”) in favor of Valley Green pursuant to which he or she has agreed to vote all shares of Univest common stock owned by him or her in favor of adoption of the merger agreement. Additionally, each of the directors and executive officers of Valley Green has executed an Affiliate Letter in favor of Univest pursuant to which he or she has agreed to vote all shares of Valley Green common stock owned by him or her in favor of adoption of the merger agreement and the transactions contemplated thereby.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this joint proxy statement/prospectus, please submit your proxy as soon as possible so that your shares will be represented at the Univest special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker or other nominee.

Q:	Who is entitled to vote at the Univest special meeting?

A:	Univest shareholders of record as of the close of business on October 15, 2014, which is referred to as the “Univest record date.”

Q:	How many votes do I have?

A:	Each outstanding share of Univest common stock is entitled to one vote.

Q:	How do I vote my Univest shares?

A:	You may vote your Univest shares by completing and returning the enclosed proxy card, by internet or by voting in person at the Univest special meeting.

Voting by Proxy. You may vote your Univest shares by completing and returning the enclosed proxy card. Your proxy will be voted in accordance with your instructions. If you do not specify a choice on one of the proposals described in this joint proxy statement/prospectus, your proxy will be voted in favor of that proposal.

ON YOUR UNIVEST PROXY CARD:

•	mark your selections;

•	date and sign your name exactly as it appears on your card; and

•	return your completed proxy card in the enclosed postage-paid envelope.

Voting by Internet. If you are a registered shareholder, you may vote electronically through the Internet by following the instructions included in your proxy card. If your shares are registered in the name of a broker or other nominee, your nominee may be participating in a program provided through ADP Investor Communication Services that allows you to vote via the Internet. If so, the voting form your nominee sends you will provide Internet instructions.

Voting in person. If you attend the Univest special meeting, you may deliver your completed proxy card in person or may vote by completing a ballot which will be available at the meeting. If your shares are registered in the name of a broker or other nominee and you wish to vote at the meeting you will need to obtain a legal proxy from your bank or brokerage firm. Please consult the voting form sent to you by your bank or broker to determine how to obtain a legal proxy in order to vote in person at the special meeting.

Should you have any questions on the procedure for voting your shares, please contact Karen E. Tejkl, Univest Corporation of Pennsylvania, 14 North Main Street, Souderton, Pennsylvania 18964, telephone (877) 723-5571.

Q:	Why is my vote important?

A:	Because the merger cannot be completed without the affirmative vote of a majority of votes cast at the Univest Special Meeting by the holders of shares of Univest common stock, every shareholder’s vote is important.

Q:	If my shares of Univest common stock are held in street name by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker CANNOT vote your shares on any proposal at the Univest special meeting without instructions from you. You should instruct your broker as to how to vote your shares, following the directions your broker provides to you. Please check the voting form used by your broker.

Q:	What if I fail to instruct my broker?

A:	If you do not provide your broker with instructions, your broker generally will not be permitted to vote your shares on the merger proposal or any other proposal (a so-called “broker non-vote”) at the Univest special meeting. For purposes of determining the number of votes cast with respect to the merger proposal, only those votes cast “for” or “against” the proposal are counted. Broker non-votes, if any are submitted by brokers or nominees in connection with the special meeting, will not be counted as votes “for” or “against” for purposes of determining the number of votes cast, but will be treated as present for quorum purposes.

Q:	What constitutes a quorum for the Univest special meeting?

A:	As of the Univest record date, 16,214,016 shares of Univest common stock were issued and outstanding, each of which will be entitled to one vote at the meeting. Under Univest’s bylaws, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast constitutes a quorum for the transaction of business at the special meeting. If you vote by proxy, your shares will be included for determining the presence of a quorum. Both abstentions and broker non-votes are also included for purposes of determining the presence of a quorum.

Q:	Assuming the presence of a quorum, what is the vote required to approve the matters to be considered at the Univest special meeting?

A:	The affirmative vote of a majority of all votes cast, in person or by proxy, at the Univest special meeting is required to approve the proposals to approve and adopt the merger agreement and to adjourn the Univest special meeting, if necessary, to solicit additional proxies, and any other matter that may properly come before the special meeting. Therefore, abstentions and broker non-votes will not affect the outcome of the proposal to approve the merger, the adjournment proposal or any other matters that properly come before the special meeting.

Q:	Do I have appraisal or dissenters’ rights?

A:	No. Under Pennsylvania law, holders of Univest common stock will not be entitled to exercise any appraisal rights in connection with the merger or any of the other proposals being presented at the Univest special meeting.

Q:	Can I attend the Univest special meeting and vote my shares in person?

A:	Yes. All shareholders, including shareholders of record and those who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Holders of record of Univest common stock can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. We reserve the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

Q:	Can I change my vote?

A:	Yes. You may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to Univest’s Corporate Secretary, or (3) attending the special meeting in person, notifying the Corporate Secretary and voting by ballot at the special meeting. Univest’s Corporate Secretary’s mailing address is Univest Corporation of Pennsylvania, 14 North Main Street, Souderton, Pennsylvania 18964, Attention: Karen E. Tejkl.

Any shareholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, and such vote will revoke any previous proxy, but the mere presence (without notifying Univest’s Corporate Secretary) of a shareholder at the special meeting will not constitute revocation of a previously given proxy.

Q:	Who will bear the cost of soliciting votes for the Univest special meeting?

A:	Univest will bear the cost of preparing, assembling, printing, mailing and distributing these proxy materials for the Univest special meeting. In addition to the mailing of these proxy materials, the solicitation of proxies or votes for the Univest special meeting may be made in person, by telephone, or by electronic communication by Univest’s directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. In addition, Univest may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

Q:	What happens if additional proposals are presented at the Univest special meeting?

A:	Other than the proposals described in this joint proxy statement/prospectus, Univest does not expect any matters to be presented for a vote at the special meeting. If you grant a proxy, the person named as proxy holder, Karen E. Tejkl, will have the discretion to vote your shares on any additional matters properly presented for a vote at the special meeting.

Q:	Are there risks that I should consider in deciding whether to vote to approve the merger agreement?

A:	Yes. You should consider the risk factors set out in the section entitled “Risk Factors” beginning on page 29 of this joint proxy statement/prospectus.

Q:	What if I hold stock of both Univest and Valley Green?

A:	If you hold shares of both Univest and Valley Green, you will receive two separate packages of proxy materials. A vote as a Univest shareholder for the merger proposal or any other proposals to be considered at the Univest special meeting will not constitute a vote as a Valley Green shareholder for the merger proposal or any other proposals to be considered at the Valley Green special meeting, and vice versa. Therefore, please sign, date and return all proxy cards that you receive, whether from Univest or Valley Green, or submit separate proxies as both a Univest shareholder and a Valley Green shareholder as instructed.

Q:	Should I send in my Univest stock certificates?

A:	No. Please do not send your stock certificates with your proxy card.

Univest shareholders will not be required to exchange or take any other action regarding their stock certificates in connection with the merger. Univest shareholders holding stock certificates should keep their stock certificates both now and after the merger is completed.

Q:	Whom should I contact if I have additional questions?

A:	If you are a Univest shareholder and have any questions about the merger, or if you need additional copies of this document or the enclosed proxy card, you should contact:

Univest Corporation of Pennsylvania

14 North Main Street

Souderton, Pennsylvania 18964

Attention: Karen E. Tejkl

Telephone: 877-723-5571

Questions about the Valley Green Special Meeting

Q:	What are the matters on which I am being asked to vote at the Valley Green special meeting?

A:	You are being asked to consider and vote on the following matters:

1.	adoption of the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus; and

2.	adjournment of the Valley Green special meeting, if necessary, to solicit additional proxies.

Q:	How does the Valley Green board of directors recommend that I vote my shares?

A:	The Valley Green board of directors recommends that the Valley Green shareholders vote their shares as follows:

•	“FOR” adoption of the merger agreement; and

•	“FOR” an adjournment of the Valley Green special meeting, if necessary, to solicit additional proxies.

As of the record date, directors and executive officers of Valley Green and their affiliates had the right to vote 769,233 shares of Valley Green common stock, or 27.5% of the outstanding Valley Green common stock entitled to be voted at the Valley Green special meeting. In accordance with the terms of the merger agreement, each of the directors and executive officers of Valley Green has executed an Affiliate Letter in favor of Univest pursuant to which he or she has agreed to vote all shares of Valley Green common stock owned by him or her in favor of adoption of the merger agreement. Additionally, each of the directors and executive officers of Univest has executed a letter agreement in favor of Valley Green pursuant to which he or she has agreed to vote all shares of Univest common stock owned by him or her in favor of adoption of the merger agreement and the transactions contemplated thereby.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this joint proxy statement/prospectus, please submit your proxy as soon as possible so that your shares will be represented at the Valley Green special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker or other nominee.

Q:	Who is entitled to vote at the Valley Green special meeting?

A:	Valley Green shareholders of record as of the close of business on October 15, 2014, which is referred to as the “Valley Green record date,” are entitled to notice of, and to vote at, the Valley Green special meeting.

Q:	How many votes do I have?

A:	Each outstanding share of Valley Green common stock is entitled to one vote.

Q:	How do I vote my Valley Green shares?

A:	You may vote your Valley Green shares by completing and returning the enclosed proxy card or by voting in person at the Valley Green special meeting.

Voting by Proxy. You may vote your Valley Green shares by completing and returning the enclosed proxy card. Your proxy will be voted in accordance with your instructions. If you do not specify a choice on one of the proposals described in this joint proxy statement/prospectus, your proxy will be voted in favor of that proposal.

ON YOUR VALLEY GREEN PROXY CARD:

•	mark your selections;

•	date and sign your name exactly as it appears on your card; and

•	return your completed proxy card in the enclosed postage-paid envelope.

Voting in person. If you attend the Valley Green special meeting, you may deliver your completed proxy card in person or may vote by completing a ballot which will be available at the meeting. If your shares are registered in the name of a broker or other nominee and you wish to vote at the meeting, you will need to obtain a legal proxy from your bank or brokerage firm. Please consult the voting form sent to you by your bank or broker to determine how to obtain a legal proxy in order to vote in person at the Valley Green special meeting.

Should you have any questions on the procedure for voting your shares, please contact Cheryl Richards, Corporate Secretary, Valley Green Bank, 7226 Germantown Avenue, Philadelphia, Pennsylvania 19119, telephone (215) 242-3550.

Q:	Why is my vote important?

A:	Because the merger cannot be completed without the affirmative vote of the holders of at least 70% of the outstanding shares of Valley Green common stock on the record date, and because a majority of the outstanding shares of Valley Green common stock entitled to vote is necessary to constitute a quorum in order to transact business at the special meeting, every shareholder’s vote is important.

Q:	If my shares of Valley Green common stock are held in street name by my broker, will my broker automatically vote my shares for me?

A:	No. Your broker CANNOT vote your shares on any proposal at the Valley Green special meeting without instructions from you. You should instruct your broker as to how to vote your shares, following the directions your broker provides to you. Please check the voting form used by your broker.

Q:	What if I fail to instruct my broker?

A:	If you do not provide your broker with instructions, your broker generally will not be permitted to vote your shares on the merger proposal or any other proposal (a so-called “broker non-vote”) at the Valley Green special meeting. Because the affirmative vote of at least 70% of the outstanding Valley Green shares is necessary to approve the merger, broker non-votes, if any, submitted by brokers or nominees in connection with the special meeting will in effect be a vote against the merger.

Q:	What constitutes a quorum for the Valley Green special meeting?

A:	As of the Valley Green record date, 2,797,453 shares of Valley Green common stock were issued and outstanding, each of which will be entitled to one vote at the meeting. Under Valley Green’s bylaws, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast constitutes a quorum for the transaction of business at the special meeting. If you vote by proxy, your shares will be included for determining the presence of a quorum. Both abstentions and broker non-votes are also included for purposes of determining the presence of a quorum.

Q:	Assuming the presence of a quorum, what is the vote required to approve the matters to be considered at the Valley Green special meeting?

A:	The affirmative vote at the Valley Green special meeting, in person or by proxy, of at least 70% of the outstanding shares of Valley Green common stock is required to approve the merger agreement. The affirmative vote, in person or by proxy, of a majority of votes cast at the Valley Green special meeting is required to approve the proposal to adjourn the Valley Green special meeting, if necessary, to solicit additional proxies, and any other matter that may properly come before the special meeting. Because the affirmative vote of at least 70% of the holders of outstanding shares of Valley Green is required to approve the merger agreement, abstentions and broker non-votes with respect to the merger agreement will effectively act as “no” votes on such proposal. Abstentions and broker non-votes will not affect the outcome of the adjournment proposal or any other matters that properly come before the special meeting.

Q:	Do I have appraisal or dissenters’ rights?

A:	Yes. Under Pennsylvania law, Valley Green shareholders have the right to dissent from the merger agreement and the merger and to receive a payment in cash for the “fair value” of their shares of Valley Green common stock as determined by an appraisal process. This value may be more or less than the value you would receive in the merger if you do not dissent. If you dissent, you will receive a cash payment for the value of your shares that will be fully taxable to you. To perfect your dissenters’ rights, you must follow precisely the required statutory procedures. See “The Merger—Valley Green Shareholders Have Dissenters’ Rights in the Merger,” on page 54 and the information at Annex D.

Q:	Can I attend the Valley Green special meeting and vote my shares in person?

A:	Yes. All shareholders, including shareholders of record and those who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Holders of record of Valley Green common stock can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. We reserve the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification.

Q:	Can I change my vote?

A:	Yes. You may revoke your proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to Valley Green’s Corporate Secretary, or (3) attending the special meeting in person, notifying the Corporate Secretary and voting by ballot at the special meeting. The mailing address for Valley Green’s Corporate Secretary is Valley Green Bank, 7226 Germantown Avenue, Philadelphia, Pennsylvania 19119, Attention: Cheryl Richards.

Any shareholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, and such vote will revoke any previous proxy, but the mere presence (without notifying Valley Green’s Corporate Secretary) of a shareholder at the special meeting will not constitute revocation of a previously given proxy.

Q:	Who will bear the cost of soliciting votes for the Valley Green special meeting?

A:	Valley Green will bear the cost of preparing, assembling, printing, mailing and distributing these proxy materials for the Valley Green special meeting. In addition to the mailing of these proxy materials, the solicitation of proxies or votes for the Valley Green special meeting may be made in person, by telephone, or by electronic communication by Valley Green’s directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. In addition, Valley Green may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

Q:	What happens if additional proposals are presented at the Valley Green special meeting?

A:	Other than the proposals described in this joint proxy statement/prospectus, Valley Green does not expect any matters to be presented for a vote at the special meeting. If you grant a proxy, the persons named as proxy holders, Elizabeth Iovine and Mark Biedermann, will have the discretion to vote your shares on any additional matters properly presented for a vote at the special meeting.

Q:	Are there risks that I should consider in deciding whether to vote to approve the merger agreement?

A:	Yes. You should consider the risk factors set out in the section entitled “Risk Factors” beginning on page 29 of this joint proxy statement/prospectus.

Q:	What if I hold stock of both Univest and Valley Green?

A:	If you hold shares of both Univest and Valley Green, you will receive two separate packages of proxy materials. A vote as a Valley Green shareholder for the merger proposal or any other proposals to be considered at the Valley Green special meeting will not constitute a vote as a Univest shareholder for the merger proposal or any other proposals to be considered at the Univest special meeting, and vice versa. Therefore, please sign, date and return all proxy cards that you receive, whether from Univest or Valley Green, or submit separate proxies as both a Univest shareholder and a Valley Green shareholder as instructed.

Q:	Should I send in my Valley Green stock certificates?

A:	No. If Valley Green shareholders approve the merger agreement, after the merger is completed, you will receive written instructions, including a letter of transmittal that will explain how to exchange your Valley Green stock certificates for Univest common stock certificates. Please do not send in any Valley Green stock certificates until you receive these written instructions and the letter of transmittal.

Q:	Whom should I contact if I have additional questions?

A:	If you are a Valley Green shareholder and have any questions about the merger, or if you need additional copies of this document or the enclosed proxy card, you should contact:

Valley Green Bank

7226 Germantown Avenue

Philadelphia, Pennsylvania 19119

Attention: Cheryl Richards

Telephone: (215) 242-3550

SUMMARY

This summary highlights information contained elsewhere in this joint proxy statement/prospectus and may not contain all of the information that is important to you. We urge you to carefully read the entire joint proxy statement/prospectus and the other documents to which we refer in order to fully understand the merger and the related transactions. See “Where You Can Find More Information” on page iii. Each item in this summary refers to the page of this joint proxy statement/prospectus on which that subject is discussed in more detail.

Information about the Parties

Univest Corporation of Pennsylvania (page 74)

Univest is a Pennsylvania business corporation and bank holding company with its headquarters in Souderton, Pennsylvania. At June 30, 2014, Univest had total consolidated assets of $2.2 billion. Univest is the parent company of Univest Bank, which operates thirty-one (31) branch offices providing financial services in Bucks, Chester, Lehigh and Montgomery Counties in Pennsylvania. Univest common stock is traded on The Nasdaq Global Select Market under the symbol “UVSP.”

The principal executive offices of Univest are located at Univest Corporation of Pennsylvania, 14 North Main Street, Souderton, Pennsylvania 18964, and its telephone number is (877) 723-5571.

Valley Green Bank (page 77)

Valley Green is a Pennsylvania state-chartered bank with its headquarters in Philadelphia, Pennsylvania. At June 30, 2014, Valley Green had total consolidated assets of $389 million. Valley Green operates 3 branch offices in Philadelphia County.

The principal executive offices of Valley Green are located at 7226 Germantown Avenue, Philadelphia, Pennsylvania 19119, and its telephone number is (215) 242-3550.

The Merger (page 35)

The terms and conditions of the merger are contained in the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein. Please carefully read the merger agreement as it is the legal document that governs the merger.

Valley Green Will Merge into Univest Bank (page 58)

We are proposing the merger of Valley Green with and into Univest Bank. As a result, Univest Bank will continue as the surviving company.

Following the completion of the merger, the merger agreement provides that for a period of at least 24 months Univest will continue to operate Valley Green Bank as a separate banking division of Univest under the name “Valley Green Bank Division.” For further discussion on the operation of Valley Green Bank as a separate operating division of Univest following completion of the merger, see “The Merger Agreement—Valley Green Bank Division.”

Univest Will Hold Its Special Meeting on December 3, 2014 (page 71)

The Univest special meeting will be held on December 3, 2014 at 2:00 p.m., local time, at 14 North Main Street, Souderton, Pennsylvania 18964. At the special meeting, Univest shareholders will be asked to:

1. adopt the merger agreement; and

2. approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Record Date. Only holders of record of Univest common stock at the close of business on October 15, 2014 will be entitled to vote at the special meeting. Each share of Univest common stock is entitled to one vote. As of the Univest record date, there were 16,214,016 shares of Univest common stock issued and outstanding and entitled to vote at the special meeting.

Required Vote. The affirmative vote at the Univest special meeting, in person or by proxy, of a majority of the votes cast at the special meeting is required to approve the merger agreement. The affirmative vote, in person or by proxy, of a majority of votes cast at the Univest special meeting is required to approve the proposal to adjourn the Univest special meeting, if necessary, to solicit additional proxies and any other matter that may properly come before the special meeting. The presence, in person or by proxy, of a majority of the outstanding shares of Univest common stock is necessary to constitute a quorum in order to transact business at the special meeting.

As of the record date, directors and executive officers of Univest and their affiliates had the right to vote 606,138 shares of Univest common stock, or 3.74% of the outstanding Univest common stock entitled to be voted at the special meeting. In accordance with the terms of the merger agreement, each of the directors and executive officers of Univest has executed an Affiliate Letter in favor of Valley Green pursuant to which he or she has agreed to vote all shares of Univest common stock owned by him or her in favor of adoption of the merger agreement and the transactions contemplated thereby.

Valley Green Will Hold Its Special Meeting on December 2, 2014 (page 74)

The Valley Green special meeting will be held on December 2, 2014 at 10:00 a.m., local time, at Lutheran Theological Seminary, 7301 Germantown Pike, Philadelphia, Pennsylvania 19119. At the special meeting, Valley Green shareholders will be asked to:

1. adopt the merger agreement; and

2. approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement.

Record Date. Only holders of record of Valley Green common stock at the close of business on October 15, 2014 will be entitled to vote at the special meeting. Each share of Valley Green common stock is entitled to one vote. As of the Valley Green record date, there were 2,797,453 shares of Valley Green common stock issued and outstanding and entitled to vote at the special meeting.

Required Vote. The affirmative vote at the Valley Green special meeting, in person or by proxy, of at least 70% of the outstanding shares of Valley Green common stock is required to approve the merger agreement. The affirmative vote, in person or by proxy, of a majority of votes cast at the Valley Green special meeting is required to approve the proposal to adjourn the Valley Green special meeting, if necessary, to solicit additional proxies and any other matter that may properly come before the special meeting.

As of the record date, directors and executive officers of Valley Green and their affiliates had the right to vote 769,233 shares of Valley Green common stock, or 27.5% of the outstanding Valley Green common stock entitled to be voted at the special meeting. In accordance with the terms of the merger agreement, each of the directors and the executive officers of Valley Green has executed an Affiliate Letter in favor of Univest pursuant to which he or she has agreed to vote all shares of Valley Green common stock owned by him or her in favor of adoption of the merger agreement.

Valley Green Shareholders Will Receive Shares of Univest Common Stock in the Merger (page 58).

Each Valley Green shareholder will receive in exchange for each share of Valley Green common stock owned immediately prior to completion of the merger the right to receive an amount of Univest common stock equal to the quotient, carried to four (4) decimal places (the “Exchange Ratio”), of (i) $27.00 divided by (ii) the average of the closing sale prices of Univest common stock (as reported on Nasdaq) for each consecutive trading day during the twenty (20) days immediately preceding the effective date of the merger (the “Univest Share Price”); provided, however, that in no event may the Exchange Ratio be less than 1.2231 or greater than 1.4949. If the Exchange Ratio would otherwise be less than 1.2231 or more than 1.4949, then 1.2231 or 1.4949, respectively, will be used.

It is important to note that the value of the merger consideration may change based on the Univest Share Price, and we cannot predict what the value will be at the closing of the merger.

Expected Material United States Federal Income Tax Treatment as a Result of the Merger (page 70)

The merger is structured to be treated as a reorganization for United States federal income tax purposes. Each of Univest and Valley Green has conditioned the consummation of the merger on its receipt of a legal opinion that this will be the case.

Generally, a Valley Green shareholder will not recognize gain or loss on the exchange of Valley Green common stock solely for Univest common stock in the merger, except with respect to the cash received in lieu of a fractional share interest in Univest common stock. If a Valley Green shareholder receives cash instead of a fractional share interest in Univest common stock or as a result of exercising dissenters’ rights, such shareholder will recognize gain or loss on receipt of that cash.

Exceptions to these conclusions or other considerations may apply, some of which are discussed beginning on page 70. Determining the actual tax consequences of the merger to a Valley Green shareholder can be complicated. For further information, please refer to “Material United States Federal Income Tax Consequences of the Merger” on page 70. Valley Green shareholders should also consult their own tax advisors for a full understanding of the federal income tax and other tax consequences of the merger as they apply specifically to them.

The United States federal income tax consequences described above may not apply to all holders of Valley Green common stock. The tax consequences for Valley Green shareholders will depend on their individual situations. Accordingly, Valley Green shareholders are strongly urged to consult their tax advisors for a full understanding of the particular tax consequences of the merger to them.

Accounting Treatment of the Merger (page 69)

The merger will be treated as a “business combination” using the acquisition method of accounting with Univest treated as the acquiror under accounting principles generally accepted in the United States of America, or US GAAP.

Market Prices and Share Information (page 160)

Univest common stock is quoted on The Nasdaq Global Select Market under the symbol “UVSP.”

The following table shows the closing sale prices of Univest common stock as reported on The Nasdaq Global Select Market on June 17, 2014, the last trading day before announcement of the merger, and on October 13, 2014, the last practicable trading day prior to mailing this joint proxy statement/prospectus. The table also presents the equivalent value of the merger consideration per share of Valley Green common stock on June 17, 2014, and October 13, 2014, calculated by multiplying the closing sale prices of Univest common stock on those dates by an exchange ratio of Univest common stock that Valley Green shareholders would receive in the merger for each share of Valley Green common stock. The actual exchange ratio will be determined by dividing $27.00 by the average of the closing sale prices of Univest common stock during the twenty consecutive trading days immediately preceding the effective time of the merger.

	Univest Common Stock		Valley Green Stock		Exchange Ratio	Equivalent Per Share Value
Prior to execution of the merger agreement	$19.91	(1)	$15.00	(2)	1.3561	$27.00
At October 13, 2014	$19.60		$15.00	(2)	1.3377	$27.00

(1)	Closing price as of June 17, 2014.
(2)	The common stock of Valley Green is not traded on a national securities exchange, listing service, or similar trading platform for listing or quotation of securities, and there is no active or liquid trading market for its common stock. The most recent trading price for Valley Green’s common stock prior to the announcement of the merger that is known to Valley Green’s management was $15.00 per share on January 16, 2014. Given the absence of an established trading market and publicly available trading information for Valley Green shares, such price may not reflect actual current market value.

The market price of Univest common stock will fluctuate prior to the merger. You should obtain current stock price quotations for the shares.

Upon completion of the merger, former Valley Green shareholders will own approximately 20% of the outstanding shares of Univest common stock.

Opinion of Keefe, Bruyette & Woods, Inc., Financial Advisor to Valley Green (page 38)

Valley Green’s financial advisor, Keefe, Bruyette & Woods, Inc., or KBW, delivered an opinion, dated June 17, 2014, to Valley Green’s board of directors to the effect that, as of the date of the opinion and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the proposed merger was fair from a financial point of view to the holders of Valley Green common stock.

The full text of KBW’s opinion is attached as Annex B to this joint proxy statement/prospectus. Valley Green shareholders should read that opinion and the summary description of KBW’s opinion contained in this joint proxy statement/prospectus in their entirety. The opinion of KBW does not reflect any developments that may have occurred or may occur after the date of its opinion and prior to the completion of the merger. KBW’s opinion was for the information of, and directed to, Valley Green’s board of directors (in its capacity as such) in connection with the board’s consideration of the financial terms of the merger. The KBW opinion is not a recommendation as to how any holder of Valley Green common stock should vote with respect to the merger or any other matter.

Griffin Financial Group, LLC Has Provided an Opinion to the Univest Board of Directors Regarding the Fairness of the Merger Consideration (page 48)

Univest’s financial advisor, Griffin Financial Group, LLC, or Griffin, has conducted financial analyses and delivered an opinion to Univest’s board of directors that, as of June 17, 2014, the exchange ratio was fair from a financial point of view to Univest.

The full text of Griffin’s opinion is attached as Annex C to this joint proxy statement/prospectus. Univest shareholders should read that opinion and the summary description of Griffin’s opinion contained in this joint proxy statement/prospectus in their entirety. The opinion of Griffin does not reflect any developments that may have occurred or may occur after the date of its opinion and prior to the completion of the merger. Univest does not expect that it will request an updated opinion from Griffin.

Univest paid Griffin an upfront engagement fee of $25,000, and an additional $150,000 upon delivery of its fairness opinion on June 17, 2014. Univest will pay Griffin a fee, currently estimated to be approximately $275,000, upon successful completion of the merger.

Board of Directors and Executive Officers of Univest after the Merger (page 53)

Following completion of the merger, the then current directors and executive officers of Univest will continue in office. Additionally, Univest will appoint Jay R. Goldstein and Michael L. Turner to serve on the Univest board of directors. Jay R. Goldstein will serve in Class I, with a term to expire in 2015, and Michael L. Turner will serve in Class II, with a term to expire in 2016, of the Univest board of directors. Univest has agreed to nominate and recommend each of them for election for one additional three-year term following their initial term.

The Univest Board of Directors Recommends That Univest Shareholders Vote “FOR” Adoption of the Agreement and Plan of Merger (page 48)

The Univest board of directors believes that the merger is in the best interests of Univest and its shareholders and has unanimously approved the merger and the merger agreement. The Univest board of directors recommends that Univest shareholders vote “FOR” adoption of the agreement and plan of merger. The Univest board also recommends that its shareholders vote “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

The Valley Green Board of Directors Recommends That Valley Green Shareholders Vote “FOR” Adoption of the Agreement and Plan of Merger (page 38)

The Valley Green board of directors believes that the merger is in the best interests of Valley Green and its shareholders and has unanimously approved the merger and the merger agreement. The Valley Green board of directors recommends that Valley Green shareholders vote “FOR” adoption of the agreement and plan of merger. The Valley Green board also recommends that its shareholders vote “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

Valley Green’s Directors and Executive Officers Have Financial Interests in the Merger that May Differ from the Interests of Valley Green Shareholders (page 56)

In addition to their interests as Valley Green shareholders, the directors and certain executive officers of Valley Green may have interests in the merger that are different from or in addition to interests of other Valley Green shareholders. These interests include, among others, provisions in the merger agreement regarding board membership, as well as change in control agreements, employment agreements, indemnification, insurance, and eligibility to participate in various employee benefit plans. For purposes of the Valley Green agreements and plans, the completion of the merger will constitute a change in control. These additional interests may create potential conflicts of interest and cause some of these persons to view the proposed transaction differently than a Valley Green shareholder may view it. The financial interests of Valley Green’s directors and executive officers in the merger include the following:

•	the appointment, effective at the closing of the merger, of Jay R. Goldstein and Michael L. Turner to the board of directors of Univest and the payment of compensation to such individuals in accordance with the policies of Univest, which currently consists of the following payments to each of its non-employee directors: an annual retainer of $18,000 and 1,000 shares of restricted stock (with a two year vesting period), a fee of $900 for each board meeting attended, and between $275 and $800 for each committee meeting attended, depending on the committee; provided that Mr. Goldstein will not be paid any director’s fees while he is an employee of Univest or Univest Bank;

•	the continued indemnification of current directors and executive officers of Valley Green and its subsidiaries pursuant to the terms of the merger agreement and providing these individuals with continued director’s and officer’s liability insurance;

•	the retention of certain executive officers of Valley Green, and payment of compensation to such executive officers, pursuant to employment agreements between Univest and each of them that will become effective at the closing of the merger; and

•	certain of Valley Green’s named executive officers will be entitled to severance or change-in-control benefits upon the closing of the merger.

Valley Green’s board of directors was aware of these interests and took them into account in its decision to approve the agreement and plan of merger. For information concerning these interests, please see the discussion on page 56 under the caption “The Merger—Valley Green’s Directors and Executive Officers Have Financial Interests in the Merger.”

Holders of Valley Green Common Stock Have Dissenters’ Rights (page 54)

If you are a Valley Green shareholder, you have the right under the Pennsylvania Business Corporation Law (the “PBCL”) to dissent from the merger agreement and the merger, and to demand and receive cash for the fair value of your shares of Valley Green common stock. For a complete description of the dissenters’ rights of Valley Green shareholders, please see the discussion under the caption “The Merger—Valley Green Shareholders Have Dissenters’ Rights in the Merger” on page 54. In order to assert dissenters’ rights, a Valley Green shareholder must:

•	file a written notice of intent to dissent with Valley Green prior to the shareholder vote at the special meeting of shareholders;

•	make no change in their beneficial ownership of Valley Green common stock after they give notice of their intention to demand fair value of their shares of Valley Green common stock;

•	not vote to adopt the merger agreement at the special meeting;

•	file a written demand for payment and deposit any certificates representing the Valley Green shares for which dissenters’ rights are being asserted as requested by the notice that will be sent by Univest or Valley Green after the completion of the merger; and

•	comply with certain other statutory procedures set forth in Pennsylvania law.

If you are a Valley Green shareholder and you sign and return your proxy without voting instructions, we will vote your proxy in favor of the transaction and you will lose any dissenters’ rights that you may have. A copy of the relevant provisions of Pennsylvania law related to dissenters’ rights are attached to this proxy statement/prospectus as Annex D.

The Rights of Valley Green Shareholders Will Be Governed by Pennsylvania Law and the Articles of Incorporation and Bylaws of Univest after the Merger (page 154)

The rights of Valley Green shareholders will change as a result of the merger due to differences in Univest’s and Valley Green’s governing documents. A description of shareholder rights under each of the Univest and Valley Green governing documents, and the material differences between them, is included in the section entitled “Comparison of Shareholders’ Rights” found on page 154.

Conditions That Must Be Satisfied or Waived for the Merger to Occur (page 66)

Currently, we expect to complete the merger in the first quarter of 2015. As more fully described in this joint proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others, approval by the requisite vote of the Univest shareholders and the Valley Green shareholders; the receipt of all required regulatory approvals from the Federal Reserve Board (“FRB”) and the Pennsylvania Department of Banking and Securities (“PDB”); the exercise of dissenters rights under the PBCL with respect to no more than 10% of the outstanding shares of Valley Green common stock; and the receipt of a legal opinion from counsel to each of Univest and Valley Green regarding the tax treatment of the merger.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

No Solicitation of Other Offers (page 64)

Valley Green has agreed that it will not, and Valley Green will cause its subsidiaries and each of their respective officers, directors, employees, representatives, agents, and affiliates not to, between the date of the merger agreement and the closing of the merger, directly or indirectly:

•	initiate, solicit, induce or encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, relates or could reasonably be expected to lead to an alternative acquisition proposal;

•	respond to any inquiry relating to an alternative acquisition proposal or an alternative acquisition transaction;

•	recommend or endorse an alternative acquisition transaction;

•	participate in any discussions or negotiations regarding, or furnish or afford access to information or data to any person that may relate to an alternative acquisition proposal;

•	release anyone from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Valley Green is a party; or

•	enter into any agreement, agreement in principle or letter of intent with respect to any alternative acquisition proposal or approve or resolve to approve any alternative acquisition proposal or any agreement, agreement in principle or letter of intent relating to an alternative acquisition proposal.

The merger agreement does not, however, prohibit Valley Green from furnishing information or access to a third party who has made an alternative acquisition proposal and participating in discussions and negotiating with such person prior to the receipt of shareholder approval if specified conditions are met. Among those conditions is a good faith determination by Valley Green’s board of directors that the acquisition proposal constitutes or that could reasonably be expected to lead to a proposal that is more favorable, from a financial point of view, to Valley Green and its shareholders than the transactions contemplated by the merger agreement and is reasonably capable of being completed on its stated terms, taking into account all financial, regulatory, legal and other aspects of the proposal.

For further discussion of the restrictions on solicitation of acquisition proposals from third parties, see “The Merger Agreement—Agreement Not to Solicit Other Offers” beginning on page 64.

Termination of the Merger Agreement (page 67)

We may mutually agree to terminate the merger agreement before completing the merger, even after Valley Green or Univest shareholder approval. In addition, either of us may decide to terminate the merger agreement, if (i) a court or governmental entity issues a final order that is not appealable prohibiting the merger, (ii) a bank regulator which must grant a regulatory approval as a condition to the merger denies such approval of the merger and such denial has become final and is not appealable, (iii) the shareholders of Univest or Valley Green fail to approve the merger at their respective special meetings, or (iv) the other party breaches the merger agreement in a way that would entitle the party seeking to terminate the agreement not to consummate the merger, subject to the right of the breaching party to cure the breach within 30 days following written notice. Either of us may terminate the merger agreement if the merger has not been completed by March 31, 2015, unless the reason the merger has not been completed by that date is a breach of the merger agreement by the company seeking to terminate the merger agreement.

Univest may terminate the merger agreement if the Valley Green board of directors, in connection with the receipt of an alternative acquisition proposal, (1) enters into a letter of intent, agreement in principle or an acquisition agreement with respect to the alternative acquisition proposal, (2) fails to make, withdraws, modifies or qualifies its recommendation of the merger agreement in a manner adverse to Univest, or (3) has otherwise made a determination to accept the alternative acquisition proposal.

Valley Green may terminate the merger agreement if Valley Green receives an alternative acquisition proposal and has made a determination to accept the alternative acquisition proposal. Valley Green may also terminate the merger agreement within five days of the later of (i) the date on which all regulatory approvals, and waivers, if applicable, necessary for consummation of the merger and the transactions contemplated by the merger agreement have been received or (ii) the date of the meeting of Valley Green shareholders (the “Determination Date”), if Valley Green’s board determines that each of the following have occurred:

•	the average of the daily closing sale prices of a share of Univest common stock as reported on Nasdaq for the 20 consecutive trading days immediately preceding the Determination Date (the “Determination Date Market Value”) is less than $16.06 (80% of the closing sale price of Univest common stock on the last trading date before the date of the merger agreement); and

•	The ratio obtained by dividing the Determination Date Market Value by $16.06 is less than the quotient obtained by dividing (A) the average of the daily closing sale price of the Nasdaq Bank Index for the 20 consecutive trading days immediately preceding the Determination Date by (B) $2,523.95 (the average of the daily closing sale price of the Nasdaq Bank Index for the twenty (20) consecutive trading days immediately preceding the last trading day before the date of the merger agreement) (the “Index Ratio”), minus 0.20, and Univest, within a five (5) business day period following receipt of written notice of termination from Valley Green’s board, does not elect to adjust the Merger consideration.

Valley Green may not terminate in these circumstances, however, if Univest exercises its option to increase the Exchange Ratio so that the consideration to be received by Valley Green shareholders (in the form of Univest Common Stock), based on the Determination Date Market Value, is equal to the lesser of (i) $27.00 or (ii) the product of (x) $27.00 and (y) the Index Ratio.

Termination Fee (page 68)

Valley Green will pay Univest a termination fee of $3.0 million in the event that the merger agreement is terminated:

•	by Univest because Valley Green has received an alternative acquisition proposal, and Valley Green (1) enters into a letter of intent, agreement in principle or an acquisition agreement with respect to the alternative acquisition proposal, (2) fails to make, withdraws, modifies or qualifies its recommendation of the merger agreement in a manner adverse to Univest, or (3) has otherwise made a determination to accept the alternative acquisition proposal; or

•	by Valley Green, if Valley Green receives an alternative acquisition proposal and has made a determination to accept the alternative acquisition proposal in accordance with the terms of the merger agreement.

Expense Reimbursement Fee (page 68)

Valley Green will pay Univest an expense reimbursement fee within five (5) business days after Univest makes written demand therefor equal to the lesser of (i) the amount of Univest’s actual and documented out-of-pocket expenses incurred in connection with due diligence, negotiation and execution of the merger agreement and undertaking the transactions contemplated by the merger agreement (including without limitation all financial advisor, accounting, counsel and third party review firm fees), and (ii) $500,000, in the event that the merger is terminated by Univest as a result of the failure of the shareholders of Valley Green to approve the transactions contemplated by the merger agreement and, prior to the Valley Green Shareholders’ Meeting, any person shall have proposed or publicly announced an acquisition proposal for Valley Green.

Regulatory Approvals Required for the Merger (page 55)

The FRB must approve the merger under the provisions of the Bank Holding Company Act of 1956, as amended (the “Bank Holding Company Act”), relating to the acquisition of a bank by a bank holding company, and the applicable waiting period must expire before it can be completed. In addition, the PDB must approve the merger under the Pennsylvania Banking Code of 1965. The applications for approval of the merger were filed with the FRB and the PDB on or about August 18, 2014.

For further discussion of the regulatory requirements in connection with the merger, see “The Merger—Regulatory Approvals Required for the Merger,” beginning on page 55.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF UNIVEST

The following table provides historical consolidated summary financial data for Univest. The data for the years ended December 31, 2013, 2012, 2011, 2010 and 2009 are derived from Univest’s audited financial statements for the periods then ended. The results of operations for the six months ended June 30, 2014 and 2013 are not necessarily indicative of the results of operations for the full year or any other interim period. Univest’s management prepared the unaudited information on the same basis as it prepared Univest’s audited consolidated financial statements. In the opinion of Univest’s management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates.

(In thousands, except per share data)	(Unaudited) At or For the Six Months Ended June 30,		At or For the Years Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Balance Sheet Data:
Assets	$2,197,252	$2,255,601	$2,191,559	$2,304,841	$2,206,839	$2,133,893	$2,085,421
Loans, net of allowance for loan losses	1,562,900	1,475,275	1,516,990	1,457,116	1,416,536	1,440,288	1,401,182
Investment securities	358,460	485,460	402,284	499,579	471,165	467,024	420,045
Deposits	1,832,234	1,873,051	1,844,498	1,865,333	1,749,232	1,686,270	1,564,257
Borrowings	45,066	66,007	37,256	117,276	137,234	143,865	214,063
Shareholders’ equity	286,787	279,588	280,506	284,277	272,979	266,224	267,807

Income Statement Data:
Net interest income	$35,692	$36,051	$72,462	$72,480	$74,740	$73,534	$67,636
Provision for loan losses	2,726	5,520	11,228	10,035	17,479	21,565	20,886
Non-interest income, including security gains and losses	24,065	22,466	46,784	40,260	34,407	34,418	29,917
Non-interest expense	42,673	39,522	81,133	76,282	68,010	67,349	65,324
Income before taxes	14,358	13,475	26,885	26,423	23,658	19,038	11,343
Net Income	10,806	10,228	21,189	20,872	18,882	15,756	10,780

Per Share Data:
Basic earnings per share	$0.67	$0.61	$1.28	$1.25	$1.13	$0.95	$0.75
Diluted earnings per share	0.66	0.61	1.27	1.24	1.13	0.95	0.75
Dividends declared	0.40	0.40	0.80	0.80	0.80	0.80	0.80
Book value	17.65	16.76	17.22	16.95	16.34	15.99	16.27

Earnings Performance Ratios:
Return on average assets	1.00%	0.92%	0.95%	0.95%	0.89%	0.75%	0.52%
Return on average shareholders’ equity	7.67	7.24	7.53	7.39	6.91	5.82	4.68
Net interest margin	3.91	3.80	3.81	3.89	4.15	4.11	3.79

Asset Quality Ratios:
Net charge offs to average loans	0.40%	0.76%	0.77%	1.03%	1.28%	1.07%	0.63%
Non-performing loans to total loans*	1.55	2.63	2.05	3.11	2.94	3.16	2.65
Allowance for loan losses to non-performing loans	100.08	62.70	77.53	53.76	70.34	66.48	65.54
Allowance for loan losses to total loans	1.52	1.65	1.59	1.67	2.07	2.10	1.74

Capital Ratios:
Leverage ratio	10.72%	10.61%	10.85%	11.47%	11.53%	11.54%	11.46%
Total risk-based capital ratio	13.26	13.95	13.90	15.62	15.56	15.47	15.76

*	Includes nonaccrual loans held for sale

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF VALLEY GREEN

The following table provides historical consolidated summary financial data for Valley Green. The data for the years ended December 31, 2013, 2012, 2011, 2010 and 2009 are derived from Valley Green’s audited financial statements for the periods then ended. The results of operations for the six months ended June 30, 2014 and 2013 are not necessarily indicative of the results of operations for the full year or any other interim period. Valley Green’s management prepared the unaudited information on the same basis as it prepared Valley Green’s audited consolidated financial statements. In the opinion of Valley Green’s management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates.

(In thousands, except per share data)	(Unaudited) At or For the Six Months Ended June 30,		At or For the Years Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
Balance Sheet Data:
Assets	$389,552	$311,405	$357,302	$295,394	$223,225	$174,224	$101,980
Loans, net of allowance for loan losses	346,157	277,785	320,541	245,792	194,417	138,727	84,606
Investment securities	12,626	12,417	13,052	20,612	18,005	—	—
Deposits	353,233	279,753	324,965	268,991	200,263	158,213	92,200
Borrowings	—	—	—	—	—	—	—
Shareholders’ equity	34,958	30,216	31,243	25,568	22,301	15,406	9,305

Income Statement Data:
Net interest income	$9,063	$7,499	$15,924	$12,588	$9,257	$5,850	$3,366
Provision for loan losses	499	461	701	1,528	913	781	(206)
Non-interest income, including security gains and losses	328	325	761	624	465	443	369
Non-interest expense	4,773	4,303	8,953	7,406	7,092	6,002	3,892
Income (loss) before taxes	4,119	3,060	7,031	4,278	1,717	(490)	49
Net Income	2,612	2,011	4,626	3,003	1,717	260	49

Per Share Data:
Basic earnings per share	$0.95	$0.89	$1.92	$1.48	$0.86	$0.17	$0.04
Diluted earnings per share	0.95	0.89	1.92	1.48	0.86	0.17	0.04
Dividends declared	—	—	—	—	—	—	—
Book value	12.49	10.74	11.50	10.32	8.76	7.80	7.11

Earnings Performance Ratios:
Return on average assets	1.42%	1.34%	1.44%	1.18%	0.89%	0.24%	0.05%
Return on average shareholders’ equity	15.75	14.03	15.67	12.63	9.47	2.73	0.53
Net interest margin	5.07	5.14	5.08	5.05	4.97	4.70	3.88

Asset Quality Ratios:
Net loan charge offs to average loans	0.52%	0.07%	0.06%	0.46%	0.44%	0.03%	0.15%
Non-performing loans to total loans	0.40	0.41	0.17	0.48	1.30	1.25	1.65
Allowance for loan losses to non-performing loans	175.12	165.01	501.94	192.53	70.64	63.47	62.43
Allowance for loan losses to total loans	0.70	0.96	0.88	0.93	0.92	1.16	1.03

Capital Ratios:
Leverage ratio	9.31%	10.10%	8.98%	9.00%	10.10%	9.17%	9.53%
Total risk-based capital ratio	11.86	13.11	11.80	12.30	13.19	12.07	12.74

UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma combined consolidated financial information is based upon the assumption that the total number of shares of Valley Green common stock outstanding immediately prior to the completion of the merger will be 2,798,703 and utilizes the exchange ratio of 1.3460 for 100% of Valley Green’s outstanding shares, which will result in 3,767,054 shares of Univest common stock being issued in the transaction.

The following unaudited pro forma combined consolidated financial statements as of and for the period ended June 30, 2014 combine the historical consolidated financial statements of Univest and Valley Green. The unaudited pro forma combined consolidated financial statements give effect to the proposed merger as if the merger occurred on June 30, 2014 with respect to the consolidated balance sheet, and at the beginning of the period, for the six months ended June 30, 2014 and for the year ended December 31, 2013, with respect to the consolidated income statement.

The notes to the unaudited pro forma combined consolidated financial statements describe the pro forma amounts and adjustments presented below. THIS PRO FORMA DATA IS NOT NECESSARILY INDICATIVE OF THE OPERATING RESULTS THAT UNIVEST WOULD HAVE ACHIEVED HAD IT COMPLETED THE MERGER AS OF THE BEGINNING OF THE PERIOD PRESENTED AND SHOULD NOT BE CONSIDERED AS REPRESENTATIVE OF FUTURE OPERATIONS

The unaudited pro forma combined consolidated financial information presented below is based on, and should be read together with, the historical financial information that Univest and Valley Green have included in or incorporated by reference in this joint proxy statement/prospectus as of and for the indicated periods.

Pro Forma Combined Consolidated Balance Sheets as of June 30, 2014

Unaudited (in thousands, except share and per share data)

	Univest	Valley Green	Combined	Pro Forma Adjustments		Pro Forma Combined
Assets:
Cash	$57,607	$23,942	$81,549	$(6,049	) (6)	$75,500
Securities	358,460	12,626	371,086	—		371,086
Loans held for sale	9,811	—	9,811	—		9,811
Loans	1,586,994	348,614	1,935,608	(3,738	) (2)(3)	1,931,870
Allowance for Loan Losses	(24,094)	(2,457)	(26,551)	2,457	(4)	(24,094)

Loans, net	1,562,900	346,157	1,909,057	(1,281)		1,907,776

Fixed assets	34,048	3,124	37,172	480	(7)	37,652
Bank-owned life insurance	61,458	—	61,458	—		61,458
Goodwill	64,326	—	64,326	46,536	(1)	110,862
Intangibles	11,494	30	11,524	3,777	(8)	15,301
Accrued interest receivable and other assets	37,148	3,673	40,821	200	(9)(10)	41,021

Total assets	$2,197,252	$389,552	$2,586,804	$43,663		$2,630,467

Liabilities and Shareholders’ Equity:
Deposits - Noninterest bearing	$432,399	$44,686	$477,085	$—		$477,085
Deposits - Interest bearing	1,399,835	308,547	1,708,382	1,479	(5)	1,709,861
Short term borrowing	45,066	—	45,066	—		45,066
Long term borrowing	—	—	—	—		—
Accrued interest payable other liabilities	33,165	1,361	34,526	1,575	(8)(9)	36,101

Total liabilities	1,910,465	354,594	2,265,059	3,054		2,268,113

Common stock	91,332	2,799	94,131	16,036	(11)	110,167
Additional paid-in capital	61,839	24,708	86,547	32,024	(11)	118,571
Retained earnings	176,911	7,695	184,606	(7,695)		176,911
Accumulated other comprehensive income	(6,648)	(244)	(6,892)	244		(6,648)
Treasury Stock	(36,647)	—	(36,647)	—		(36,647)

Total equity	286,787	34,958	321,745	40,609		362,354

Total liabilities and shareholders’ equity	$2,197,252	$389,552	$2,586,804	$43,663		$2,630,467

Per Share Data:
Common shares outstanding	16,248,495	2,798,703		3,767,054		20,015,549
Book value per common share	$17.65	$12.49				$18.10
Tangible book value per common share	12.98	12.48				11.80

Pro Forma Consolidated Statements of Income

For the Twelve Months Ended December 31, 2013

Unaudited (in thousands, except per share data)

	Univest	Valley Green	Combined	Pro Forma Adjustments		Pro Forma Combined
Interest and dividend income:
Loans, including fees	$67,950	$17,503	$85,453	$(124	) (2)	$85,329
Investment securities	9,503	220	9,723	—		9,723
Other dividend and interest income	126	30	156	—		156

Total interest and dividend income	77,579	17,753	95,332	(124)		95,208

Interest expense:
Deposits	4,586	1,826	6,412	(740	) (5)	5,672
Borrowings	48	3	51	—		51
Other	483	—	483	—		483

Total interest expense	5,117	1,829	6,946	(740)		6,206

Net interest income	72,462	15,924	88,386	616		89,002
Provision for loan losses	11,228	701	11,929	—		11,929

Net interest income after provision for loan losses	61,234	15,223	76,457	616		77,073

Non-interest income:
Service charges	11,841	337	12,178	—		12,178
Securities gains, net	3,389	9	3,398	—		3,398
Earnings on bank-owned life insurance	2,968	—	2,968	—		2,968
Gain on sale of loans	6,282	199	6,481	—		6,481
Loss on termination of swap	(1,866)	—	(1,866)	—		(1,866)
Trust Commissions	7,303	—	7,303	—		7,303
Insurance commissions	10,220	—	10,220	—		10,220
Investment advisory commissions	6,817	—	6,817	—		6,817
Other	(170)	216	46	—		46

Total non-interest income	46,784	761	47,545	—		47,545

Non-interest expense:
Salaries and employee benefits	48,034	4,961	52,995	—		52,995
Occupancy, net	5,869	867	6,736	—		6,736
Furniture and equipment	4,865	132	4,997	—		4,997
PA Shares Tax	1,953	156	2,109	—		2,109
FDIC deposit insurance	1,553	220	1,773	—		1,773
Restructuring Change	534	—	534	—		534
Acquisition-related costs	—	—	—	—		—
Other	18,325	2,617	20,942	733	(8)	21,675

Total non-interest expense	81,133	8,953	90,086	733		90,819

Income before taxes	26,885	7,031	33,916	(117)		33,799
Income tax expense (benefit)	5,696	2,405	8,101	(41	) (10)	8,060

Net Income	$21,189	$4,626	$25,815	$(76)		$25,739

Earnings per share:
Basic	$1.28	$1.92				$1.30
Diluted	1.27	1.92				1.30

Pro Forma Consolidated Statements of Income

For the Six Months Ended June 30, 2014

Unaudited (in thousands, except per share data)

	Univest	Valley Green	Combined	Pro Forma Adjustments		Pro Forma Combined
Interest and dividend income:
Loans, including fees	$33,739	$9,924	$43,663	$(62	) (2)	$43,601
Investment securities	3,901	117	4,018	—		4,018
Other dividend and interest income	31	15	46	—		46

Total interest and dividend income	37,671	10,056	47,727	(62)		47,665

Interest expense:
Deposits	1,961	993	2,954	(370	) (5)	2,584
Borrowings	18	—	18	—		18
Other	—	—	—	—		—

Total interest expense	1,979	993	2,972	(370)		2,602

Net interest income	35,692	9,063	44,755	308		45,063
Provision for loan losses	2,726	499	3,225	—		3,225

Net interest income after provision for loan losses	32,966	8,564	41,530	308		41,838

Non-interest income:
Service charges	5,765	204	5,969	—		5,969
Securities gains, net	557	—	557	—		557
Earnings on bank-owned life insurance	821	—	821	—		821
Gain on sale of loans	833	13	846	—		846
Trust Commissions	3,830	—	3,830	—		3,830
Insurance commissions	5,766	—	5,766	—		5,766
Investment advisory commissions	6,058	—	6,058	—		6,058
Other	435	111	546	—		546

Total non-interest income	24,065	328	24,393	—		24,393

Non-interest expense:
Salaries and employee benefits	24,298	2,763	27,061	—		27,061
Occupancy, net	3,441	504	3,945	—		3,945
Furniture and equipment	2,744	76	2,820	—		2,820
PA shares tax	936	142	1,078	—		1,078
FDIC deposit insurance	776	(5)	771	—		771
Acquisition-related costs	559	—	559	—		559
Other	9,919	1,293	11,212	367	(8)	11,579

Total non-interest expense	42,673	4,773	47,446	367		47,813

Income before taxes	14,358	4,119	18,477	(59)		18,418
Income tax expense (benefit)	3,552	1,507	5,059	(21	) (10)	5,038

Net Income	$10,806	$2,612	$13,418	$(38)		$13,380

Earnings per share:
Basic	$0.67	$0.95				$0.67
Diluted	0.66	0.95				0.67

(1)	The acquisition will be effected by the distribution of cash and issuance of shares of Univest common stock to Valley Green’s common shareholders. The following unaudited pro forma combined consolidated financial information assumes that 100% of the outstanding shares of Valley Green common stock will be exchanged for Univest common stock at an exchange ratio of 1.3460 shares of Univest common stock for each share of Valley Green common stock. Additionally, Univest will pay approximately $2.2 million to Valley Green for outstanding stock options.

The unaudited pro forma combined consolidated financial information is based upon the assumption that the total number of shares of Valley Green common stock immediately outstanding prior to the completion of the merger will be 2,798,703 and utilizes the exchange ratio of 1.3460 for 100% of Valley Green’s outstanding shares and cash of $2.2 million for Valley Green stock options. This will result in the issuance of 3,767,054 shares of Univest common stock with an estimated fair value of $75.6 million, for a total estimated purchase price of $77.7 million. The final purchase price will be determined based upon the fair value of Univest shares of common stock as of the merger closing, the final exchange ratio as established in accordance with the merger agreement, the number of Valley Green shares outstanding as of closing, and the number and strike price of Valley Green Options as of the merger closing. The final allocation of the purchase price will be determined after the merger is completed and additional analyses are performed to determine the fair values of Valley Green’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein. The unaudited pro forma combined consolidated financial information has been prepared to include the estimated adjustments necessary to record the assets and liabilities of Valley Green at their respective fair values and represents management’s best estimate based upon the information available at this time. The pro forma adjustments included herein are subject to change as additional information becomes available and as additional analyses are performed. Such adjustments, when compared to the information shown in this document, may change the amount of the purchase price allocation to goodwill while changes to other assets and liabilities may impact the statement of income due to adjustments in the yield and/or amortization/accretion of the adjusted assets and liabilities.

The total estimated purchase price for the purpose of this unaudited pro forma combined consolidated financial information is $77.7 million. Goodwill is created when the purchase price consideration exceeds the fair value of the assets acquired or a bargain purchase gain results when the current fair value of the assets acquired exceeds the purchase price consideration. For purposes of this analysis as of June 30, 2014, goodwill of $43.1 million results from the transaction; however, the final purchase accounting analysis will be performed as of the merger date and these amounts are subject to change based on operations subsequent to June 30, 2014, as additional information becomes available and as additional analyses are performed. The following table provides the calculation and allocation of the purchase price used in the pro forma financial statements and a reconcilement of pro forma shares to be outstanding.

Summary of Purchase Price Calculation and Goodwill Resulting From Merger
(in thousands, except share data)

Purchase Price Consideration in Common Stock
Valley Green shares outstanding	2,798,703
Exchange ratio	1.3460
Univest shares to be issued	3,767,054
Univest closing price	$20.06
Purchase price assigned to Valley Green shares exchanged for Univest stock		$75,567
Purchase price assigned to Valley Green stock options exchanged for cash		2,168

Total purchase price		$77,735

Net Assets Acquired:
Valley Green common shareholders’ equity	$34,958
Core deposit intangible	2,193
Adjustments to reflect assets acquired at fair value:
Loans	(3,738)
Allowance for loan losses	2,457
Adjustment to reflect liabilities acquired at fair value:
Interest bearing deposits	(1,479)
Deferred tax assets	199	34,590

Goodwill resulting from merger		$43,145

On July 1, 2014, Univest completed the acquisition of Sterner Insurance Associates, Inc., a full service firm providing insurance and consultative risk management solutions to individuals and businesses throughout the Lehigh Valley, Berks, Bucks and Montgomery counties (the “Sterner Acquisition”).

Univest paid $3.9 million in cash and assumed liabilities of $940 thousand at closing with additional contingent consideration to be paid in annual installments over the three-year period ending June 30, 2017, based on the achievement of certain levels of revenue growth and EBITDA (earnings before interest, taxes, depreciation and amortization). At the acquisition date, Univest recorded the estimated fair value of the contingent consideration of $635 thousand in other liabilities. The potential cash payments that could result from the contingent consideration arrangement range from $0 to a maximum of $5.7 million cumulative over the next three years. As a result of the Sterner Acquisition, Univest recorded goodwill of $3.4 million (inclusive of the contingent consideration) and customer related intangibles of $1.6 million. The goodwill is expected to be deductible for tax purposes. The customer related intangibles are being amortized over nine years using the sum-of-the-years-digits amortization method.

Summary of Purchase Price Calculation and Goodwill Resulting From Sterner Acquisition
(in thousands, except share data)

Purchase Price		$3,881

Net Assets Acquired:
Building and other fixed assets	$480
Prepaid taxes	1
Customer-related intangible	1,584
Contingent consideration	(635)
Liabilities assumed	(940)	490

Goodwill resulting from Sterner Acquisition		$3,391

(2)	A fair value premium of $1.239 million to reflect fair values of loans based on current interest rates of similar loans. The adjustment will be substantially recognized over approximately 10 years using an amortization method based upon the expected life of the loans and is expected to decrease pro forma pre-tax interest income by $124 thousand in the first year following consummation of the merger.
(3)	A fair value discount of $4.977 million to reflect the credit risk of the loan portfolio. No pro forma earnings impact was assumed from the loan credit adjustment. The estimated fair value of the covered loans approximates their carrying value.
(4)	Reversal of the Valley Green allowance for loan losses of $2.457 million in accordance with acquisition method of accounting for the merger.
(5)	A fair value premium of $1.479 million to reflect the fair values of certain interest-bearing deposit liabilities based on current interest rates for similar instruments. The adjustment will be recognized using an amortization method based upon the estimated maturities of the deposit liabilities. This adjustment is expected to decrease pro forma pre-tax interest expense by $740 thousand in the first year following consummation of the merger.
(6)	Cash on hand of $2.168 million is utilized in conjunction with purchase of the Valley Green stock options and cash on hand of $3.881 million is utilized in conjunction with the Sterner Acquisition.
(7)	Purchase of fixed assets in the Sterner Acquisition included a building for $470 thousand and furniture and fixtures of $10 thousand.
(8)	Adjustment for core deposit intangible to reflect the fair value of this asset and the related amortization using an expected life of 10 years. The amortization of the core deposit intangible is expected to increase pro forma pre-tax noninterest expense by $323 in the first year following consummation of the merger.

Adjustment for the Sterner Acquisition customer-related intangible to reflect the fair value of this asset and the related amortization using an expected life of 9 years. The amortization of the customer-related intangible is expected to increase pro forma pre-tax noninterest expense by $317 in the first year following consummation of the merger.

Adjustment for the Sterner Acquisition contingent liability to reflect the fair value of this liability and the related amortization using an expected life of 3 years. The amortization of the contingent liability is expected to increase pro forma pre-tax noninterest expense by $93 in the first year following consummation of the merger.

(9)	Adjustment for the Sterner Acquisition for prepaid taxes recorded in other assets of $1 thousand and accounts payable assumed of $940 thousand.
(10)	Adjustment assumes a tax rate of 35% related to deferred taxes on fair value adjustments and on pre-tax amortization and accretion amounts in the unaudited pro forma combined consolidated statement of income.
(11)	The table below sets forth an adjustment to reflect the issuance of shares of Univest common stock with a $5.00 par value in connection with the acquisition and the adjustments to shareholders’ equity for the elimination of Valley Green historical equity accounts.

Adjustment to common stock, par value $5.00	$18,835
Less: historical value of Valley Green common stock	2,799

Adjustment to common stock in the pro forma unaudited combined consolidated balance sheet	$16,036

Adjustment to additional paid-in capital	$56,732
Less: historical value of Valley Green common stock	24,708

Adjustment to additional paid-in capital in the pro forma unaudited combined consolidated balance sheet	$32,024

COMPARATIVE PER SHARE DATA (UNAUDITED)

The following table sets forth certain historical Univest and Valley Green per share data. This data should be read together with Univest’s and Valley Green’s historical financial statements and notes thereto, included elsewhere in or incorporated by reference in this document. Please see “Information About Univest Corporation of Pennsylvania” beginning on page 74, “Information About Valley Green Bank” beginning on page 77 and “Incorporation of Certain Document by Reference” beginning on page 161. The per share data is not necessarily indicative of the operating results that Univest would have achieved had it completed the merger as of the beginning of the periods presented and should not be considered as representative of future operations.

	For the Twelve Months Ended December 31, 2013		As of and for the Six Months Ended June 30, 2014
	(In dollars)

Comparative Per Share Data:

Basic and diluted net income (loss) per common share:	Basic	Diluted	Basic	Diluted

Univest historical	$1.28	$1.27	$0.67	$0.66

Valley Green historical	1.92	1.92	0.95	0.95

Pro forma combined (1) (2)	1.30	1.30	0.67	0.67

Equivalent pro forma for one share of Valley Green common stock (3)	1.75	1.75	0.90	0.90

Book value per common share:

Univest historical		$17.22	$17.65

Valley Green historical		11.50	12.49

Pro forma combined (1) (2)		17.74	18.10

Equivalent pro forma for one share of Valley Green common stock (3)		23.88	24.36

Tangible book value per common share:

Univest historical		$13.19	$12.98

Valley Green historical		11.49	12.48

Pro forma combined (1) (2)		11.92	11.80

Equivalent pro forma for one share of Valley Green common stock (3)		16.04	15.88

Cash dividends declared per share:

Univest historical		$0.80	$0.40

Valley Green historical		—	—

Pro forma combined (1) (2)		0.80	0.40

Equivalent pro forma for one share of Valley Green common stock (3)		1.08	0.54

(1)	The pro forma combined basic earnings and diluted earnings of Univest’s common stock is based on the pro forma combined net income per common share for Univest and Valley Green divided by the pro forma common shares or diluted common shares of the combined entity, assuming all of the outstanding shares of Valley Green common stock are exchanged for Univest common stock at an exchange ratio of 1.3460 shares of Univest common stock for each share of Valley Green common stock. The pro forma information includes adjustments related to the estimated fair value of assets and liabilities and is subject to adjustment as additional information becomes available and as additional analysis is performed. The pro forma information does not include anticipated cost savings or revenue enhancements.

(2)	The pro forma combined book value of Univest’s common stock is based on pro forma combined common shareholders’ equity of Univest and Valley Green divided by total pro forma common shares of the combined entities, assuming all of the outstanding shares of Valley Green common stock are exchanged for Univest common stock at an exchange ratio of 1.3460 shares of Univest common stock for each share of Valley Green common stock. The unaudited pro forma combined consolidated information does not include anticipated cost savings or revenue enhancements.
(3)	The pro forma equivalent per share amount is calculated by multiplying the pro forma combined per share amount by an assumed exchange ratio of 1.3460 shares of Univest common stock for each share of Valley Green common stock.

RISK FACTORS

In considering whether to vote in favor of the proposal to adopt the merger agreement, you should consider all of the information included in this document and its annexes and all of the information included in the documents we have incorporated by reference and the risk factors identified by Univest with respect to its operations included in its filings with the Securities and Exchange Commission. See “Incorporation of Certain Documents by Reference.” In particular, you should consider the following risk factors.

Because the market price of Univest shares of common stock will fluctuate, Valley Green shareholders cannot be sure of the value of the merger consideration they may receive.

Upon completion of the merger, each share of Valley Green common stock will be converted into the right to receive an amount of Univest common stock equal to the Exchange Ratio; provided, however, that in no event may the Exchange Ratio be less than 1.2231 or greater than 1.4949. The sale prices for shares of Univest common stock may vary from the sale prices of Univest common stock on the date we announced the merger, on the date this joint proxy statement/prospectus was mailed to Valley Green shareholders and on the date of the special meeting of the Valley Green shareholders. Any change in the market price of Univest shares of common stock prior to closing the merger may affect the value of the merger consideration that Valley Green shareholders will receive upon completion of the merger. Valley Green is not permitted to resolicit the vote of Valley Green shareholders solely because of changes in the market price of Univest shares of common stock. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects and regulatory considerations. Many of these factors are beyond our control. You should obtain current market quotations for shares of Univest common stock.

The market price of Univest shares of common stock after the merger may be affected by factors different from those currently affecting the shares of Valley Green.

The businesses of Univest and Valley Green differ and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of Univest. For a discussion of the business of Univest, see the documents incorporated by reference in this joint proxy statement/prospectus and referred to under “Where You Can Find More Information” on page iii.

Valley Green shareholders will have a reduced ownership percentage and voting interest after the merger and will exercise less influence over management.

Valley Green’s shareholders currently have the right to vote in the election of the board of directors of Valley Green and on certain other matters affecting Valley Green. When the merger occurs, each Valley Green shareholder that receives shares of Univest common stock will become a shareholder of Univest with a percentage ownership of the combined organization that is much smaller than the shareholder’s current percentage ownership of Valley Green. Upon completion of the merger, the former Valley Green shareholders will own approximately 20% of the outstanding shares of Univest common stock.

Because of this, Valley Green’s shareholders will have less influence on the management and policies of Univest than they now have on the management and policies of Valley Green.

Future issuances of Univest equity securities could dilute shareholder ownership and voting interest.

Univest’s articles of incorporation authorize the issuance of up to 48,000,000 shares of common stock. Any future issuance of equity securities by Univest may result in dilution in the percentage ownership and voting interest of Univest shareholders. Also, any securities Univest sells in the future may be valued differently and the issuance of equity securities for future services, acquisitions or other corporate actions may have the effect of diluting the value of shares held by Univest shareholders.

The merger agreement limits Valley Green’s ability to pursue alternatives to the merger.

The merger agreement contains “no shop” provisions that, subject to specified exceptions, limit Valley Green’s ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of Valley Green. In addition, a termination fee is payable by Valley Green under certain circumstances, generally involving the decision to pursue an alternative transaction. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Valley Green from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share value than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Valley Green than it might otherwise have proposed to pay, if the merger with Univest had not been announced.

Holders of Univest common stock do not have dissenters’ appraisal rights in the merger.

Dissenters’ rights are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the merger consideration offered to shareholders in connection with the extraordinary transaction. Under Pennsylvania law, shareholders do not have dissenters’ rights with respect to shares of any class of stock which, at the record date fixed to determine shareholders entitled to receive notice of and to vote at the meeting of shareholders were listed on a national securities exchange. Because Univest’s common stock is listed on the Nasdaq Global Select Market, a national securities exchange, holders of Univest shares of common stock will not be entitled to dissenters’ appraisal rights in the merger with respect to their shares of Univest common stock.

The merger is subject to the receipt of consents and approvals from governmental and regulatory entities that may impose conditions that could have an adverse effect on Univest.

Before the merger may be completed, various waivers, approvals or consents must be obtained from the FRB and the PDB. These governmental entities may impose conditions on the completion of the merger or require changes to the terms of the merger. Such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on, or limiting the revenues of, Univest following the merger, any of which might have an adverse effect on Univest following the merger. In addition, neither Univest nor Valley Green is obligated to complete the merger if the regulatory approvals received in connection with the completion of the merger include any condition or restriction that either of the boards of directors of Univest or Valley Green reasonably determines would materially and adversely affect the business, operations, financial condition, property or assets of Univest, Univest Bank, or Valley Green or would materially impair the value of Valley Green to Univest or of Univest or Univest Bank to Valley Green.

Valley Green’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, the interests of Valley Green shareholders.

Valley Green’s directors and executive officers have financial interests in the merger that may be different from, or in addition to, the interests of Valley Green shareholders. For example, Jay R. Goldstein and Michael L. Turner will serve on the board of directors of Univest after the merger; both directors will receive compensation for their services as directors; provided that Mr. Goldstein will not be paid any director’s fees while he is an employee of Univest or Univest Bank. In addition, certain officers or employees have entered into new employment agreements that are effective upon completion of the merger or are parties to employment agreements under which they may receive severance payments under certain circumstances upon the change of control of Valley Green resulting from the merger. For information concerning these interests, please see the discussion under the caption “The Merger—Valley Green’s Directors and Executive Officers Have Financial Interests in the Merger” on page 56.

The shares of Univest common stock to be received by Valley Green shareholders as a result of the merger will have different rights  from the shares of Valley Green common stock.

Upon completion of the merger, Valley Green shareholders, excluding shareholders who exercise and perfect their dissenters’ rights, will become Univest shareholders. Their rights as shareholders will be governed by Pennsylvania corporate law and the articles of incorporation and bylaws of Univest. The rights associated with Valley Green common stock are different from the rights associated with Univest common stock. See the section of this joint proxy statement/prospectus titled “Comparison of Shareholders’ Rights” beginning on page 154 for a discussion of the different rights associated with Univest common stock.

If the merger is not consummated by March 31, 2015, either Univest or Valley Green may choose not to proceed with the merger.

Either Univest or Valley Green may terminate the merger agreement if the merger has not been completed by March 31, 2015, unless the failure of the merger to be completed by such date has resulted from the failure of the party seeking to terminate the merger agreement to perform its obligations.

Termination of the merger agreement could negatively affect Valley Green.

If the merger agreement is terminated, there may be various consequences, including the fact that Valley Green’s businesses may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger.

If the merger agreement is terminated and Valley Green’s board of directors seeks another merger or business combination, Valley Green shareholders cannot be certain that Valley Green will be able to find a party willing to offer equivalent or more attractive consideration than the consideration Univest has agreed to provide in the merger.

If the merger agreement is terminated and a different business combination is pursued, Valley Green may be required to pay a termination fee of $3.0 million to Univest under certain circumstances. See “The Merger Agreement—Termination Fee” beginning on page 68.

The unaudited pro forma financial data included in this joint proxy statement/prospectus is preliminary and Univest’s actual  financial position and results of operations after the merger may differ materially from the unaudited pro forma financial data included in this joint proxy statement/prospectus.

The unaudited pro forma financial data in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the merger been completed on the dates indicated. The pro forma financial data reflect adjustments, which are based upon preliminary estimates, to record Valley Green’s identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document.

The opinions obtained from Valley Green’s and Univest’s respective financial advisors do not reflect changes in circumstances subsequent to the date of the merger agreement.

Valley Green’s board of directors obtained a fairness opinion, dated June 17, 2014, from Valley Green’s financial advisor, KBW. Univest has obtained a fairness opinion dated as of June 17, 2014, from its financial advisor, Griffin. Neither Valley Green nor Univest has obtained, and neither will obtain, an updated opinion as of the date of this joint proxy statement/prospectus from their respective financial advisor. Changes in the operations and prospects of Univest or Valley Green, general market and economic conditions and other factors that may be beyond the control of Univest and Valley Green may alter the value of Univest or Valley Green or the price of shares of Univest common stock or Valley Green common stock by the time the merger is completed. The opinions do not speak as of the time the merger will be completed or any other date other than the date of such opinions. For a description of KBW’s opinion, please see “The Merger—Opinion of Keefe, Bruyette & Woods, Inc., Financial Advisor to Valley Green” beginning on page 38 of this joint proxy statement/prospectus. For a description of the opinion that Univest received from Griffin, please see “The Merger—Opinion of Griffin Financial Group, LLC, Financial Advisor to Univest” beginning on page 48 of this joint proxy statement/prospectus.

Following the consummation of the merger, investors in the combined company will own an institution with different financial and other characteristics than either Univest or Valley Green on a standalone basis.

Following the consummation of the merger, current shareholders of Univest and Valley Green will become shareholders in a combined company that will have different financial and other characteristics than either company had on a standalone basis. For example, the merger will result in a combined company with higher dollar amounts of total assets, risk-based assets and non-performing assets, including non-performing loans and other real estate owned, from the amounts historically experienced by Univest or Valley Green individually. Although the total dollar amount of non-performing loans will increase for the combined company following the merger, the percentage of non-performing loans to total loans was 1.35% on a combined pro forma basis at June 30, 2014, compared to historical amounts of 1.55% for Univest and 0.40% for Valley Green as of such date. On a pro forma basis, after giving effect to the merger, total risk-based capital as of June 30, 2014 was 12.27%, compared to historical amounts of 13.26% for Univest and 11.86% for Valley Green as of such date. If we are unable to successfully combine the businesses of Univest and Valley Green, our future earnings may be adversely affected, which in turn could adversely impact the amount of capital of the combined company.

The merger agreement may be terminated in accordance with its terms and the merger may not be completed.

The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include, among others: approval of the merger agreement by Univest and Valley Green shareholders, regulatory approvals, absence of orders prohibiting the completion of the merger, effectiveness of the registration statement of which this proxy statement/prospectus is a part, approval of the shares of Univest common stock to be issued to Valley Green shareholders for listing on the Nasdaq Global Select Market, the continued accuracy of the representations and warranties by both parties, the performance by both parties of their covenants and agreements, and the receipt by both parties of legal opinions from their respective tax counsels. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 67 for a more complete discussion of the circumstances under which the merger agreement could be terminated. The conditions to closing of the merger may not be fulfilled and the merger may not be completed.

We may fail to realize all of the anticipated benefits of the merger.

The success of the merger will depend, in part, on our ability to realize the anticipated benefits and cost savings from combining the businesses of Univest and Valley Green. However, to realize these anticipated benefits and cost savings, we must successfully combine the businesses of Univest and Valley Green. If we are not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully or at all, or may take longer to realize than expected.

Univest and Valley Green have operated and, until the completion of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on Univest or Valley Green during the transition period.

Another expected benefit from the merger is an expected increase in the revenues of the combined company from anticipated sales of Univest’s greater variety of financial products, and from increased lending out of Univest’s substantially larger capital base, to Valley Green’s existing customers and to new customers in Valley Green’s market area who may be attracted by the combined company’s enhanced offerings. An inability to successfully market Univest’s products to Valley Green’s customer base could cause the earnings of the combined company to be less than anticipated.

Failure to complete the merger could negatively affect the market price of Univest’s shares common stock.

If the merger is not completed for any reason, Univest will be subject to a number of material risks, including the following:

•	the market price of its common stock may decline to the extent that the current market price of its common stock already reflects a market assumption that the merger will be completed;

•	costs relating to the merger, such as legal, accounting and financial advisory fees, must be paid even if the merger is not completed; and

•	the diversion of management’s attention from the day-to-day business operations and the potential disruption to each company’s employees and business relationships during the period before the completion of the merger may make it difficult to regain financial and market positions if the merger does not occur.

The combined company will incur significant transaction and merger-related costs in connection with the merger.

Univest and Valley Green expect to incur costs associated with combining the operations of the two companies. Additional unanticipated costs may be incurred in the integration of the businesses of Univest and Valley Green. Whether or not the merger is consummated, Univest and Valley Green will incur substantial expenses, such as legal, accounting, printing and financial advisory fees, in pursuing the merger. Although Univest and Valley Green expect that the elimination of certain duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses may offset incremental transaction and merger-related costs over time, this net benefit may not be achieved in the near term, or at all.

Unanticipated costs relating to the merger could reduce Univest’s future earnings per share.

Univest and Valley Green believe that they have reasonably estimated the likely incremental costs of the combined operations of Univest and Valley Green following the merger. However, it is possible that unexpected transaction costs such as taxes, fees or professional expenses or unexpected future operating expenses such as unanticipated costs to integrate the two businesses, increased personnel costs or increased taxes, as well as other types of unanticipated adverse developments, including negative changes in the value of Valley Green’s loan portfolio, could have a material adverse effect on the results of operations and financial condition of Univest following the merger. In addition, if actual costs are materially different than expected costs, the merger could have a significant dilutive effect on Univest’s earnings per share.

Valley Green will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Valley Green and consequently on Univest. These uncertainties may impair Valley Green’s ability to attract, retain and motivate key personnel until the merger is consummated, and could cause customers and others that deal with Valley Green to seek to change existing business relationships with Valley Green. Retention of certain employees may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with Univest. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Univest, Univest’s business following the merger could be harmed. In addition, the merger agreement restricts Valley Green from making certain acquisitions and taking other specified actions until the merger occurs without the consent of Univest. These restrictions may prevent Valley Green from pursuing attractive business opportunities that may arise prior to the completion of the merger. Please see the section entitled “The Merger Agreement—Covenants and Agreements” beginning on page 61 of this joint proxy statement/prospectus for a description of the restrictive covenants to which Valley Green is subject under the merger agreement.

If the merger is not completed, Valley Green will have incurred substantial expenses without realizing the expected benefits of the merger.

Valley Green has incurred substantial expenses in connection with the merger. The completion of the merger depends on the satisfaction of specified conditions and the receipt of regulatory approvals and the approval of Univest’s and Valley Green’s shareholders. Valley Green cannot guarantee that these conditions will be met. If the merger is not completed, these expenses could have an adverse impact on Valley Green’s financial condition and results of operations on a stand-alone basis.

Future governmental regulation and legislation, including the Dodd-Frank Act and the implementation of Basel III capital standards, could limit Univest’s future growth.

Univest and its subsidiaries are subject to extensive state and federal regulation, supervision and legislation that govern almost all aspects of the operations of Univest. These laws may change from time to time and are primarily intended for the protection of consumers, depositors and the deposit insurance fund. Any changes to these laws may negatively affect Univest’s ability to expand its services and to increase the value of its business. Although we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on Univest, these changes could be materially adverse to Univest.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains or incorporates by reference a number of forward-looking statements, including statements about the financial conditions, results of operations, earnings outlook and prospects of Univest, Valley Green and the potential combined company and may include statements for the period following the completion of the merger. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions.

The forward-looking statements involve certain risks and uncertainties. The ability of either Univest or Valley Green to predict results or the actual effects of its plans and strategies, or those of the combined company, is subject to inherent uncertainty. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include those set forth on page 29 under “Risk Factors,” as well as, among others, the following:

•	those discussed and identified in public filings with the SEC made by Univest;

•	completion of the merger is dependent on, among other things, receipt of shareholder and regulatory approvals, the timing of which cannot be predicted with precision and which may not be received at all;

•	the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	higher than expected increases in Univest’s or Valley Green’s loan losses or in the level of nonperforming loans;

•	a continued weakness or unexpected decline in the U.S. economy, in particular in southeast Pennsylvania;

•	a continued or unexpected decline in real estate values within Univest’s and Valley Green’s market areas;

•	unanticipated reduction in Univest’s or Valley Green’s respective deposit bases or funding sources;

•	government intervention in the U.S. financial system and the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the FRB;

•	legislative and regulatory actions could subject Univest to additional regulatory oversight which may result in increased compliance costs and/or require Univest to change its business model;

•	the integration of Valley Green’s business and operations with those of Univest may take longer than anticipated, may be more costly than anticipated and may have unanticipated adverse results relating to Valley Green’s or Univest’s existing businesses; and

•	the anticipated cost savings and other synergies of the merger may take longer to be realized or may not be achieved in their entirety, and attrition in key client, partner and other relationships relating to the merger may be greater than expected.

Because these forward-looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus or the date of any document incorporated by reference in this joint proxy statement/prospectus.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus and attributable to Univest or Valley Green or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this joint proxy statement/prospectus. Except to the extent required by applicable law or regulation, Univest and Valley Green undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events.

THE MERGER

Background of the Merger

The Valley Green board has periodically reviewed the competitive environment in its market area as well as merger and acquisition activity in the financial services industry in general and in Pennsylvania in particular. The Valley Green board of directors and management have also been aware in recent years of changes in the financial services industry and the regulatory environment as well as the competitive challenges facing a financial institution such as Valley Green. These challenges have included increasing government regulations, increasing expense burdens and commitments for technology and training, and increasing competition in the delivery of financial products and services combined with increased customer expectations for the availability of sophisticated financial products and services from financial institutions. The most concerning of these factors has been the significant regulatory burden for smaller community banks.

Periodically during 2013, executive officers of Valley Green discussed Valley Green’s strategic alternatives and the overall banking industry environment with representatives of Keefe, Bruyette & Woods, Inc. (“KBW”), an investment banking firm. On January 30, 2014, Valley Green’s board of directors met to discuss the process of reviewing strategic alternatives. Representatives of KBW also attended this meeting. The strategic alternatives considered by Valley Green’s board and management included, among other things, continuing on-going operations as an independent institution, acquiring other depository institutions, opening new branch offices or buying other financial services firms engaged in complementary lines of business and entering into a merger or acquisition transaction with a similarly sized or larger institution.

Between January 30, 2014 and April 18, 2014, Valley Green’s management held a number of conversations and meetings with representatives of KBW to discuss Valley Green’s bank markets, customers, and strategic plan.

At a lunch meeting on March 7, 2014, Jeffrey M. Schweitzer, President and CEO of Univest, and Jay R. Goldstein, President and CEO of Valley Green, discussed the business models of both companies and future growth plans, including expansion of their respective geographic markets. Mr. Schweitzer indicated that Univest had discussed entering the Philadelphia market and that Philadelphia was now part of Univest’s assessment area for CRA purposes. Mr. Goldstein indicated that Valley Green was looking for either a strategic partner (acquisition) or to develop a strategic plan and a future liquidity event. Mr. Schweitzer agreed to discuss the opportunity of acquiring Valley Green with the Univest Board and to get back to Mr. Goldstein on the level of the Univest Board’s interest in an acquisition of Valley Green.

On April 18, 2014, Mr. Schweitzer, Mr. Goldstein, William S. Aichele, Chairman of Univest, and Algot F. Thorell, Jr, Chairman of Valley Green met for lunch and a tour of Valley Green’s headquarters. Discussions once again centered around business models, culture and philosophies and potential deal structures and preliminary pricing.

On April 22, 2014, Mr. Schweitzer phoned Mr. Goldstein to discuss roles for Messrs. Goldstein and Thorell going forward and to set up a meeting for April 25, 2014 to discuss terms of a potential merger pending a Univest Board meeting on April 23, 2014.

On April 25, 2014, Mr. Schweitzer and Mr. Goldstein met for lunch in North Wales. Mr. Schweitzer delivered Univest’s initial non-binding indication of interest and discussed the terms of the indication of interest with Mr. Goldstein.

On April 29, 2014, the board of directors of Valley Green discussed the terms of the indication of interest and authorized a sub-committee of the board to negotiate the terms of a merger.

On April 30, 2014, Mr. Thorell and Mr. Goldstein discussed with representatives of KBW the potential for a business combination of Valley Green with and into Univest Bank.

The discussion in late April 2014 was general in nature and touched on topics such as the potential operating synergies that might be achieved, expense reductions from the combined operations and general business terms contained in the indication of interest that typically have to be negotiated in a definitive agreement.

Between May 1, 2014 and May 8, 2014, Valley Green’s management held a number of conversations and meetings with representatives of KBW to discuss the terms of the indication of interest including price and operation of Valley Green as a separate division.

On May 8, 2014, a revised indication of interest and no-shop agreement proposing an all stock merger of Valley Green into Univest Bank at a price per share equal to $27.00 was delivered to Valley Green by Univest.

On May 15, 2014, Univest, Griffin, and Univest’s third party loan reviewers and legal counsel began conducting initial due diligence using an electronic data site.

From May 24, 2014 through May 30, 2014, Univest’s third party loan reviewers conducted extensive on-site due diligence at Valley Green’s headquarters.

On May 28, 2014, representatives from Univest and Griffin also conducted on-site due diligence at Valley Green’s headquarters, and representatives from Univest toured Valley Green’s south Philadelphia branch.

On May 29, 2014, Valley Green’s management and representatives from Univest discussed employee matters and negotiated employee retention and severance terms. KBW also participated in these discussions as financial advisor to Valley Green.

On May 31, 2014, Univest’s legal counsel circulated an initial draft of the merger agreement to Valley Green. The draft merger agreement provided for, among other things, (i) a fixed exchange ratio of 1.35 (assumes a purchase price of $27.00 per share of Valley Green common stock and a fixed value of Univest common stock at $20.00 per share), and (ii) in the event of termination of the merger agreement, an expense reimbursement fee of $1.0 million and a termination fee of $3.5 million.

On June 3, 2014, Valley Green’s management and representatives from Univest met at Univest headquarters to tour the facilities and discuss the post-merger operation of the Valley Green Bank division of Univest Bank.

Also on June 3, 2014, Valley Green proposed revisions to the draft merger agreement that would provide for, among other things, (i) a floating exchange ratio to be calculated as $27.00 divided by Univest’s common stock price using a 20 day average of the initial and closing prices of Univest’s common stock as quoted on Nasdaq, with a 10% cap and collar (that is, even if the average of the initial and closing prices of Univest’s common stock on Nasdaq changed by more than 10% from the closing price on the last trading day prior to the date of the merger agreement, the exchange ratio would not change by more than 10% in either direction), and (ii) in the event of termination of the merger agreement, no reimbursement of expenses and a reduction of the termination fee to $3.0 million.

On June 5, 2014, representatives of Valley Green’s board met with the nominating committee of Univest’s board of directors to discuss the appointment of Valley Green directors to be appointed to Univest’s board of directors upon completion of the merger.

On June 9, 2014, Valley Green conducted due diligence with respect to Univest at Griffin’s office in Philadelphia, Pennsylvania.

On June 10, 2014, a revised draft merger agreement was circulated by Univest’s legal counsel providing for, among other things, (i) a floating exchange ratio to be calculated as $27.00 divided by the Univest common stock price using a 20 day average of the high and low sale prices of Univest common stock as quoted on Nasdaq immediately preceding the date of receipt of the last regulatory approval required to consummate the transaction, with a 7.5% cap and collar, and (ii) in the event of termination of the merger agreement, expense reimbursement of actual fees and expenses incurred, with a cap of $500,000, and a termination fee of $3.0 million.

On June 11, 2014, Valley Green circulated a proposed revisions to the draft merger agreement that would provide for, among other things, a floating exchange ratio to be calculated as $27.00 divided by Univest’s common stock price using a 20 day average of the closing price of Univest’s common stock as quoted on Nasdaq immediately preceding the effective time of the merger, with a 10% cap and collar.

In addition, between May 1, 2104 and June 17, 2014, Valley Green and Univest engaged in open dialogue and negotiations relating to the continued operation of Valley Green Bank as a division of Univest Bank, the appointment of Jay R. Goldstein and Michael Turner to the board of directors of Univest, and the employment agreements to be entered into by Univest and each of Messrs. Goldstein, Marino and Thorell.

From the initial delivery of a draft of the merger agreement on May 31, 2014 through June 17, 2014, Stevens & Lee, as counsel to Univest, and Stradley Ronon Stevens & Young, as counsel to Valley Green, and Kleinbard Bell & Brecker as counsel to Mr. Goldstein, Mr. Marino, and Mr. Thorell, exchanged multiple drafts of the merger agreement and employment agreements for three key members of Valley Green management.

Counsel for the parties conducted an extensive negotiation of the terms of the merger agreement, including the exchange of additional drafts of the merger agreement. The area of focus included the collars on the exchange ratio of Univest common stock for Valley Green common stock, the ability of Valley Green to terminate the merger agreement upon a significant reduction in the trading price of Univest common stock, and the circumstances in which the termination fee and expense reimbursement fee would be paid. Throughout the course of negotiations, Stevens & Lee and Stradley Ronon Stevens & Young each had several conversations with management of their respective clients regarding the developments and progress of the negotiations and received input from management regarding the issues emerging from such negotiations.

On June 17, 2014, Valley Green’s board of directors held a special meeting to review the merger proposal as set forth in the definitive merger agreement and related documents negotiated by Valley Green and Univest and their respective advisors. The Valley Green board received a presentation regarding the results of due diligence conducted on Univest from Valley Green’s management. At the meeting, KBW reviewed with Valley Green’s board of directors the financial aspects of the proposed merger and rendered to the board an oral opinion (which was confirmed by a written opinion, dated June 17, 2014) to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in its written opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of Valley Green common stock. After careful and deliberate consideration of the presentations as well as the interests of Valley Green’s shareholders, customers, employees and communities served by Valley Green, Valley Green’s board of directors unanimously (i) determined that the merger agreement and the transactions contemplated thereby were advisable and fair to and in the best interests of Valley Green, (ii) approved and adopted the merger agreement and approved the merger and the other transactions contemplated thereby and (iii) subject to the board’s fiduciary duties, recommended the approval and adoption of the merger agreement and the transactions contemplated thereby by Valley Green’s shareholders.

On June 17, 2014, the board of directors of Univest held a special meeting to review the final draft of the merger agreement. Stevens & Lee reviewed the provisions of the merger agreement in detail with the board of directors. Griffin reviewed its financial analysis of the merger consideration and delivered its opinion that, as of that date and subject to assumptions made, procedures followed, matters considered and limitations on the review undertaken set forth in the opinion, the merger consideration to be paid to the holders of Valley Green’s common stock was fair, from a financial point of view, to Univest. After careful consideration of these presentations and further discussion, the Univest board of directors unanimously approved the merger agreement and agreed to recommend that Univest’s shareholders adopt and approve the merger agreement and the merger.

The parties exchanged signature pages for the merger agreement after the market closed on June 17, 2014, and on June 18, 2014, before the opening of the markets, Valley Green and Univest issued a joint press release announcing the execution of the merger agreement.

Valley Green’s Reasons for the Merger

In reaching its conclusion to approve the merger and the merger agreement and recommend that Valley Green’s shareholders vote FOR adoption of the merger agreement, Valley Green’s board of directors, at its meeting held on June 17, 2014, considered the merger agreement and determined it to be fair to, advisable and in the best interests of Valley Green, its shareholders and its other constituencies. Valley Green’s board of directors unanimously voted in favor of the merger agreement and the transactions it contemplates. In evaluating the merger, Valley Green’s board of directors consulted with management, as well as Valley Green’s legal and financial advisors, and considered a number of factors, including:

•	a review of Valley Green’s current business, operations, earnings, financial condition and prospects and of Univest’s current business, operations, earnings, financial condition and prospects, taking into account its familiarity with Univest, its management and the results of Valley Green’s due diligence review of Univest;

•	knowledge of the current environment in the financial services industry, including economic conditions, the continuing consolidation, increasing operating costs resulting from regulatory initiatives and compliance mandates, increasing competition from larger regional institutions and current financial market conditions and the likely effects of these factors on Valley Green’s potential growth, productivity and strategic options;

•	the terms and conditions of the merger, including both the amount and nature of the consideration proposed to be paid in connection with the merger and Valley Green’s board’s assessment of the likelihood that the merger would be completed in a timely manner;

•	the fact that Valley Green shareholders will receive a significant premium;

•	the fact that Valley Green would continue to operate as a separate banking division of Univest Bank for at least 24 months following completion of the merger;

•	the financial presentation of KBW, including its opinion, dated June 17, 2014, as more fully described below under the caption “Opinion of Keefe, Bruyette & Woods, Inc., Financial Advisor to Valley Green;”

•	the fact that Valley Green’s stock is not very liquid and that Univest’s stock trades on The Nasdaq Global Select Market which provides greater liquidity;

•	the fact that the merger consideration will be tax-free to Valley Green shareholders;

•	the current Univest cash dividend rate;

•	expansion of the Univest board to include two former Valley Green directors;

•	the fact that the merger is not expected to result in significant employment loss for current Valley Green employees;

•	the fact that no Valley Green Bank branch closings are anticipated;

•	the opportunity to offer Valley Green’s customers additional products and services;

•	the potential cost saving opportunities; and

•	the positive anticipated impact of the merger on Valley Green Bank’s employees and the surrounding community.

Valley Green’s board of directors also considered a variety of risks and other potentially negative factors concerning the merger, including, without limitation, the following factors:

•	the risk that potential benefits of the merger, including possible synergies, might not be realized;

•	the possibility that the consummation of the merger may be delayed, or not occur;

•	the incurrence of substantial expenses related to the merger, including transaction expenses and integration costs;

•	the time commitment of management to effectuate the merger; and

•	the other potential risks described under the heading “Risk Factors” in this joint proxy statement/prospectus.

The foregoing discussion of the information and factors considered by Valley Green’s board of directors is not exhaustive, but includes the material factors considered by the board. In view of the wide variety of factors considered by the board of directors in connection with its evaluation of the merger and the complexity of these matters, the board of directors did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Valley Green’s board of directors evaluated the factors described above. In considering the factors described above, individual members of Valley Green’s board of directors may have given different weights to different factors. It should also be noted that this explanation of the reasoning of Valley Green’s board of directors and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” on page 33.

Recommendation of Valley Green’s Board of Directors

Valley Green’s board of directors believes that the terms of the transaction are in the best interests of Valley Green and its shareholders and has unanimously approved the merger agreement. Accordingly, Valley Green’s board of directors unanimously recommends that Valley Green’s shareholders vote “FOR” adoption of the merger agreement.

Opinion of Keefe, Bruyette & Woods, Inc., Financial Advisor to Valley Green

Valley Green engaged KBW to render financial advisory and investment banking services to Valley Green, including an opinion to the Valley Green board of directors as to the fairness, from a financial point of view, to the holders of Valley Green common stock of the exchange ratio in the proposed merger. Valley Green selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

At the meeting held on June 17, 2014 at which the Valley Green board evaluated the proposed merger, KBW reviewed the financial aspects of the proposed merger and rendered an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of Valley Green common stock. The Valley Green board approved the merger agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex B to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Valley Green board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the exchange ratio in the merger to the holders of Valley Green common stock. It did not address the underlying business decision of Valley Green to engage in the merger or enter into the merger agreement. KBW’s opinion did not and does not constitute a recommendation to the Valley Green board in connection with the merger, and it does not constitute a recommendation to any Valley Green shareholder or any shareholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation on whether or not any Valley Green shareholder should enter into a voting, shareholders’ or affiliates’ agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the merger and the financial and operating condition of Valley Green and Univest, including, among other things:

•	a draft, dated June 16, 2014, of the merger agreement (the most recent draft then made available to KBW);

•	the audited financial statements for the three fiscal years ended December 31, 2013 for Valley Green;

•	the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2013 of Univest;

•	the unaudited financial statements and quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2014 of Univest;

•	the quarterly call reports filed with respect to each quarter during the three years ended March 31, 2014 of Valley Green;

•	certain other interim reports and other communications of Valley Green and Univest to their respective shareholders; and

•	other financial information concerning the businesses and operations of Valley Green and Univest furnished to KBW by Valley Green and Univest or which KBW was otherwise directed to use for purposes of its analysis.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of Valley Green and Univest;

•	the assets and liabilities of Valley Green and Univest;

•	the nature and terms of certain other merger transactions and business combinations in the banking industry;

•	a comparison of certain financial information of Valley Green and certain financial and stock market information for Univest with similar information for certain other companies the securities of which are publicly traded;

•	financial and operating forecasts and projections of Valley Green which were prepared by Valley Green management, provided to and discussed with KBW by such management, and used and relied upon by KBW at the direction of such management with the consent of the Valley Green board;

•	financial and operating forecasts and projections of Univest which were prepared by Univest management, provided to and discussed with KBW by such management, and used and relied upon by KBW at the direction of such management with the consent of the Valley Green board; and

•	estimates regarding certain pro forma financial effects of the merger on Univest (including, without limitation, the cost savings and related expenses expected to result from the merger as well as certain accounting adjustments assumed with respect thereto) that were prepared by Univest management, provided to and discussed with KBW by such management and used and relied upon by KBW at the direction of such management with the consent of the Valley Green board.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also held discussions with senior management of Valley Green and Univest regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters that KBW deemed relevant to its inquiry.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the respective managements of Valley Green and Univest as to the reasonableness and achievability of the financial and operating forecasts and projections of Valley Green and Univest (and the assumptions and bases therefor) that were prepared by such managements and provided to and discussed with KBW by such managements, and KBW assumed that such forecasts and projections were reasonably prepared on a basis reflecting the best available estimates and judgments of such managements and that such forecasts and projections would be realized in the amounts and in the time periods estimated by such managements. KBW further relied upon Univest management as to the reasonableness and achievability of the estimates regarding certain pro forma financial effects of the merger on Univest that were prepared by Univest management and provided to and discussed with KBW by such management (and the assumptions and bases therefor, including without limitation cost savings and related expenses expected to result from the merger as well as certain accounting adjustments assumed with respect thereto). KBW assumed, with the consent of Valley Green, that all such estimates were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Univest management and that such forecasts, estimates and projected data reflected in such information would be realized in the amounts and in the time periods estimated by such management.

The forecasts, projections and estimates of Valley Green and Univest prepared and provided to KBW by the respective managements of Valley Green and Univest were not prepared with the expectation of public disclosure. All such information was based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such forecasts, projections and estimates. KBW assumed, based on discussions with the respective managements of Valley Green and Univest, that such forecasts, projections and estimates of Valley Green and Univest referred to above, provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW assumed that there were no material, undisclosed changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Valley Green or Univest since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with Valley Green’s consent, that the aggregate allowances for loan and lease losses for Valley Green and Univest were adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Valley Green or Univest, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of Valley Green or Univest under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.

KBW assumed that, in all respects material to its analyses:

•	the merger and any related transactions would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to its analyses from the latest draft of the merger agreement that had been reviewed by it) with no adjustments to the exchange ratio or additional forms of consideration;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

•	each party to the merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•	there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transaction and that all conditions to the completion of the merger and the related transactions would be satisfied without any waivers or modifications to the merger agreement; and

•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Valley Green, Univest or the combined entity or the contemplated benefits of the merger, including the cost savings and related expenses expected to result from the merger, as well as certain accounting adjustments assumed with respect thereto.

KBW assumed that the merger would be consummated in a manner that complied with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW further assumed that Valley Green relied upon the advice of its counsel, independent accountants and other advisors (other than KBW) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Valley Green, Univest, the merger and any related transaction, and the merger agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, of the exchange ratio in the merger to the holders of Valley Green common stock. KBW expressed no view or opinion as to any terms or other aspects of the merger or any related transaction, including without limitation, the form or structure of the merger, any transactions that may be related to the merger, any consequences of the merger to Valley Green, its shareholders, creditors or otherwise, or any terms, aspects or implications of any voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of Valley Green to engage in the merger or enter into the merger agreement;

•	the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Valley Green or the Valley Green board;

•	the fairness of the amount or nature of any compensation to any of Valley Green’ officers, directors or employees, or any class of such persons, relative to any compensation to the holders of Valley Green common stock;

•	the effect of the merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Valley Green other than the Valley Green common stock (solely with respect to the exchange ratio in the proposed merger and not relative to the consideration to be received by any other class of securities) or any class of securities of Univest or any other party to any transaction contemplated by the merger agreement;

•	any adjustments to the exchange ratio, whether as a result of the collar mechanism set forth in the merger agreement or as otherwise provided for in the merger agreement;

•	the actual value of the Univest common stock to be issued in the merger;

•	the prices, trading range or volume at which Univest common stock would trade following the public announcement of the merger or the consummation of the merger;

•	any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

•	any legal, regulatory, accounting, tax or similar matters relating to Valley Green, Univest, their respective shareholders, or relating to or arising out of or as a consequence of the merger or any related transaction, including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Valley Green and Univest. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Valley Green board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Valley Green board with respect to the fairness of the exchange ratio. The type and amount of consideration payable in the merger were determined through negotiation between Valley Green and Univest and the decision to enter into the merger agreement was solely that of the Valley Green board.

The following is a summary of the material financial analyses presented by KBW to the Valley Green board in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the Valley Green board, but summarizes the material analyses performed in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses. For purposes of the financial analyses described below, KBW utilized an implied transaction value for the proposed merger of $27.00 per share of Valley Green common stock (based on the per share dollar amount set forth in the merger exchange ratio formula pursuant to the merger agreement) and an assumed exchange ratio in the proposed merger of 1.3454x (calculated by dividing $27.00 per share by Univest’s average 20 trading-day closing price of $20.07 for the period ending on June 16, 2014).

Selected Companies Analysis. Using publicly available information, KBW compared the financial performance and financial condition of Valley Green to 21 selected public and private banks and bank holding companies headquartered in Pennsylvania with total assets between $200 million and $600 million and nonperforming assets / loans plus OREO ratios less than 2.0%. KBW also reviewed the market performance of the selected companies traded on NASDAQ or the New York Stock Exchange.

The selected companies included in Valley Green’s “peer” group were:

Honat Bancorp, Inc.	Muncy Bank Financial, Inc.
CB Financial Services, Inc.	West Milton Bancorp, Inc.
Emclaire Financial Corp.	Mifflinburg Bancorp, Inc.
American Bank Incorporated	Mars National Bank
Northumberland Bancorp	Community State Bank of Orbisonia
Hamilin Bank and Trust Company	Centric Bank
CBT Financial Corporation	York Traditions Bank
First Priority Bank	Peoples Limited
Allegheny Valley Bancorp	First United National Bank
Commercial National Financial Corporation	GNB Financial Services
New Tripoli Bancorp, Inc.

To perform this analysis, KBW used last-twelve-months (“LTM”) profitability data as of March 31, 2014 and other financial information as of or for the most recent completed quarter available and market price information as of June 16, 2014. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Valley Green’s historical financial statements, or the data presented under the section “Opinion of Univest’s Financial Advisor,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Valley Green and the selected companies in its “peer” group:

	Valley Green	Peer Group Average	Peer Group Median	25th Percentile	75th Percentile
LTM Core Return on Average Assets (1)	1.51%	0.90%	0.82%	0.69%	1.27%
LTM Core Return on Average Equity (1)	16.56%	8.85%	9.76%	7.42%	10.96%
LTM Net Interest Margin	5.06%	3.47%	3.54%	3.26%	3.81%
LTM Fee Income / Revenue Ratio (2)	3.3%	16.3%	16.3%	10.5%	18.8%
LTM Efficiency Ratio	53.1%	66.3%	67.6%	75.0%	55.6%

(1)	Core income excludes extraordinary items, gain/loss on sale of securities, nonrecurring revenue/expenses
(2)	Excludes gain/loss on sale of securities

KBW’s analysis also showed the following concerning the financial condition of Valley Green and the selected companies in its “peer” group:

	Valley Green	Peer Group Average	Peer Group Median	25th Percentile	75th Percentile
Tangible Common Equity / Tangible Assets	8.97%	9.64%	9.22%	7.88%	10.43%
Total Risk-Based Capital Ratio	12.08%	17.05%	16.25%	13.92%	19.67%
Loans / Deposits	98.3%	76.8%	79.5%	65.8%	87.3%
Loan Loss Reserve / Gross Loans	0.87%	1.26%	1.24%	1.08%	1.41%
Nonperforming Assets / Loans + OREO	0.41%	1.00%	0.83%	1.60%	0.50%
LTM Net Charge-Offs / Average Loans	0.03%	0.15%	0.13%	0.20%	0.03%

In addition, KBW’s analysis showed the following, concerning the market performance of the selected companies in Valley Green’s peer group (excluding the impact of certain selected company LTM earnings per share (“EPS”) multiples considered to be not meaningful because they were greater than 30.0x):

	Peer Group Average		Peer Group Median		25th Percentile		75th Percentile
One - Year Stock Price Change	17.0%		6.6%		3.4%		12.3%
One - Year Total Return	19.3%		8.1%		2.8%		15.8%
YTD Stock Price Change	10.5%		1.0%		(1.6%)		4.1%
Stock Price / Book Value per Share	1.27	x	1.14	x	0.98	x	1.37	x
Stock Price / Tangible Book Value per Share	1.32	x	1.22	x	1.13	x	1.37	x
Stock Price / LTM EPS	12.1	x	12.2	x	10.4	x	13.1	x
Dividend Yield (1)	2.1%		2.5%		0.4%		3.2%
Dividend Payout (2)	31.2%		27.9%		13.4%		43.9%

(1)	Represents current dividend annualized excluding special dividends as a percentage of closing stock price as of June 16, 2014
(2)	Represents current dividend annualized excluding special dividends as a percentage of LTM EPS

Using publicly available information, KBW then compared the financial performance, financial condition and market performance of Univest to 21 selected banks and bank holding companies traded on NASDAQ or the New York Stock Exchange and headquartered in the Mid Atlantic United States (defined as Delaware, Maryland, New Jersey, New York and Pennsylvania) with total assets between $1.5 billion and $5.0 billion.

The selected companies included in Univest’s “peer” group were:

Flushing Financial Corporation	First of Long Island Corporation
S&T Bancorp, Inc.	Peapack-Gladstone Financial Corporation
Bancorp, Inc.	Arrow Financial Corporation
Sandy Spring Bancorp, Inc.	CNB Financial Corporation
Eagle Bancorp, Inc.	Bridge Bancorp, Inc.
Lakeland Bancorp, Inc.	Bryn Mawr Bank Corporation
Sun Bancorp, Inc.	Peoples Financial Services Corp.
Financial Institutions, Inc.	Suffolk Bancorp
Hudson Valley Holding Corp	Center Bancorp, Inc.
Metro Bancorp, Inc.	Intervest Bancshares Corporation
TriState Capital Holdings, Inc.

To perform this analysis, KBW used LTM profitability data as of March 31, 2014 and other financial information as of or for the most recent completed quarter available and market price information as of June 16, 2014. 2014 and 2015 earnings estimates for Univest and the selected companies were taken from a nationally recognized earnings estimate consolidator. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Univest historical financial statements, or the data presented under the section “Opinion of Univest’s Financial Advisor,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Univest and the selected companies in its “peer” group:

	Univest	Peer Group Average	Peer Group Median	25th Percentile	75th Percentile
LTM Core Return on Average Assets (1)	0.89%	0.79%	0.90%	0.65%	1.03%
LTM Core Return on Average Equity (1)	7.06%	7.83%	9.08%	6.50%	10.53%
LTM Net Interest Margin	3.87%	3.39%	3.36%	3.06%	3.61%
LTM Fee Income / Revenue Ratio (2)	37.9%	19.9%	16.1%	12.3%	25.4%
LTM Efficiency Ratio	66.2%	62.2%	60.5%	61.5%	56.4%

(1)	Core income excludes extraordinary items, gain/loss on sale of securities, nonrecurring revenue/expenses
(2)	Excludes gain/loss on sale of securities

KBW’s analysis also showed the following, to the extent publicly available, concerning the financial condition of Univest and the selected companies in its “peer” group:

	Univest	Peer Group Average	Peer Group Median	25th Percentile	75th Percentile
Tangible Common Equity / Tangible Assets	9.97%	8.77%	8.93%	7.65%	9.71%
Total Risk-Based Capital Ratio	13.27%	14.75%	14.38%	13.17%	15.64%
Loans / Deposits	84.8%	81.6%	82.1%	73.0%	93.1%
Loan Loss Reserve / Gross Loans	1.57%	1.33%	1.33%	1.08%	1.47%
Nonperforming Assets / Loans + OREO	1.79%	1.63%	1.50%	1.76%	1.09%
LTM Net Charge-Offs / Average Loans	0.74%	0.26%	0.16%	0.31%	0.07%

In addition, KBW’s analysis showed the following, to the extent publicly available, concerning the market performance of Univest and the selected companies in its “peer” group (excluding the impact of the 2014 and 2015 EPS multiples of one of the selected companies, which multiples were considered to be not meaningful because they were negative or greater than 30.0x):

	Univest		Peer Group Average		Peer Group Median		25th Percentile		75th Percentile
One - Year Stock Price Change	6.7%		18.4%		17.5%		10.0%		25.6%
One - Year Total Return	14.1%		21.2%		23.0%		16.2%		30.0%
YTD Stock Price Change	(6.4%)		(2.5%)		(4.1%)		(11.1%)		5.0%
Stock Price / Book Value per Share	1.11	x	1.43	x	1.36	x	1.23	x	1.63	x
Stock Price / Tangible Book Value per Share	1.48	x	1.63	x	1.59	x	1.39	x	1.85	x
Stock Price / 2014 EPS	13.8	x	16.5	x	15.5	x	13.3	x	19.0	x
Stock Price / 2015 EPS	12.1	x	13.6	x	12.8	x	12.2	x	13.9	x
Dividend Yield (1)	4.1%		2.0%		2.5%		0.0%		3.0%
Dividend Payout (2)	57.1%		28.5%		38.4%		0.0%		41.2%

(1)	Represents current dividend annualized excluding special dividends as a percentage of closing stock price as of 6/16/2014
(2)	Represents current dividend annualized excluding special dividends as a percentage of 2014 estimated EPS

No company used as a comparison in the above selected companies analyses is identical to Valley Green or Univest. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Select Transactions Analysis. KBW reviewed publicly available information related to 29 selected nationwide bank transactions announced since January 1, 2012 with transaction values greater than $30 million, the acquired company’s nonperforming assets / assets ratio less than 2.0% and the acquired company’s LTM return on average assets greater than 1.0%. Mergers of equals were excluded from the selected transactions. The selected transactions included in the group were:

Acquiror:	Acquired Company:
Independent Bank Group, Inc.	Houston City Bancshares, Inc.
Simmons First National Corporation	Liberty Bancshares, Inc.
Simmons First National Corporation	Community First Bancshares, Inc.
Home BancShares, Inc.	Florida Traditions Bank
First Citizens Bancshares, Inc.	Southern Heritage Bancshares, Inc.
Bank of the Ozarks, Inc.	Summit Bancorp, Inc.
IBERIABANK Corporation	Teche Holding Company
BancorpSouth, Inc.	Ouachita Bancshares Corp.
First Financial Bancorp.	First Bexley Bank
ViewPoint Financial Group, Inc.	LegacyTexas Group, Inc.
Independent Bank Group, Inc.	BOH Holdings, Inc.
NewBridge Bancorp	CapStone Bank
Umpqua Holdings Corporation	Sterling Financial Corporation
Cullen/Frost Bankers, Inc.	WNB Bancshares, Inc.
MB Financial, Inc.	Taylor Capital Group, Inc.
Prosperity Bancshares, Inc.	FVNB Corp.
Commerce Bancshares, Inc.	Summit Bancshares, Inc.
Glacier Bancorp, Inc.	Wheatland Bankshares, Inc.
First Financial Bankshares, Inc.	Orange Savings Bank, SSB
Old Florida Bancshares, Inc.	New Traditions National Bank
Prosperity Bancshares, Inc.	Coppermark Bancshares, Inc.
FirstMerit Corporation	Citizens Republic Bancorp, Inc.
Pacific Premier Bancorp, Inc.	First Associations Bank
FVNB Corp.	First State Bank
Hilltop Holdings Inc.	PlainsCapital Corporation
PacWest Bancorp	American Perspective Bank

Acquiror:	Acquired Company:
Commerce Bancshares Corp.	Mercantile Capital Corp
Mitsubishi UFJ Financial Group, Inc.	Pacific Capital Bancorp
Prosperity Bancshares, Inc.	American State Financial Corporation

For each selected transaction, KBW derived the ratio of the transaction consideration value per common share paid for the acquired company to the following, in each case based on the acquired company’s then latest publicly available financial statements prior to the announcement of the acquisition:

•	Tangible book value per share of the acquired company;

•	Tangible equity premium to core deposits (total deposits less time deposits greater than $100,000); and

•	LTM EPS of the acquired company.

The resulting transaction multiples and premiums for the selected transactions were compared with the corresponding transaction multiples and premiums for the proposed merger based on the implied value of the merger consideration of $27.00 per share of Valley Green common stock and using historical financial information for Valley Green as of March 31, 2014.

The results of the analysis are set forth in the following table (excluding the impact of the core deposit premium for one of the selected transactions, which core deposit premium was considered to be not meaningful):

Transaction Price to:	Univest / Valley Green Merger		Selected Transactions Average		Selected Transactions Median		Selected Transactions 25th Percentile		Selected Transactions 75th Percentile
Tangible Book Value	2.25	x	1.78	x	1.75	x	1.42	x	2.09	x
Core Deposit Premium	25.0%		9.6%		9.9%		6.0%		13.1%
LTM EPS	14.7	x	14.3	x	14.0	x	11.9	x	17.5	x

No company or transaction used as a comparison in the above analysis is identical to Valley Green or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis. KBW analyzed the relative standalone contribution of Univest and Valley Green to various pro forma balance sheet and income statement items and the pro forma market capitalization of the combined entity. This analysis did not include purchase accounting adjustments. To perform this analysis, KBW used balance sheet data for Univest and Valley Green as of March 31, 2014, historical earnings data for Univest and Valley Green, and 2014 earnings estimates for Univest and Valley Green provided by Univest management and Valley Green management, respectively. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of Univest and Valley Green shareholders in the combined company based on an assumed exchange ratio in the proposed merger of 1.3454x:

	Univest as a % of Total	Valley Green as a % of Total
Ownership
100% stock (1.3454x exchange ratio)	81%	19%

Balance Sheet
Assets	86%	14%
Gross Loans Held for Investment	83%	17%
Deposits	85%	15%
Tangible Common Equity	86%	14%

Net Income to Common
2013 Actual Net Income	82%	18%
2014 Q1 Annualized Net Income	80%	20%
2014 Net Income	80%	20%

Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate a range for the implied equity value of Valley Green. In this analysis, KBW used financial forecasts and projections relating to the earnings and assets of Valley Green prepared and provided to KBW by Valley Green management, and assumed discount rates ranging from 13.0% to 17.0%. The ranges of values were derived by adding (i) the present value of the estimated free cash flows that Valley Green could generate over the five-year period from 2014 to 2019 as a standalone company, and (ii) the present value of Valley Green’s implied terminal value at the end of such period. KBW assumed that Valley Green would maintain a tangible common equity to tangible assets ratio of 8.00% and would retain sufficient earnings to maintain that level based on these assumptions. In calculating the terminal value of Valley Green, KBW applied a range of 10.0x to 14.0x estimated 2020 net income. This discounted cash flow analysis resulted in a range of implied values per share of Valley Green common stock of $20.04 per share to $30.70 per share.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Valley Green.

Pro Forma Financial Impact Analysis. KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Univest and Valley Green. Using closing balance sheet estimates as of December 31, 2014 for Univest and Valley Green, financial forecasts and projections relating to the earnings of Univest and Valley Green and pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the merger as well as certain accounting adjustments assumed with respect thereto), in each case provided by Univest management and discussed with Valley Green management, and an assumed exchange ratio of an assumed exchange ratio in the proposed merger of 1.3454x, KBW analyzed the estimated financial impact of the merger on certain projected financial results. This analysis indicated that the merger could be accretive to Univest’s 2015 and 2016 estimated EPS and dilutive to Univest’s estimated tangible book value per share as of December 31, 2014. Furthermore, the analysis indicated that each of Univest’s tangible common equity to tangible assets ratio, leverage ratio, Tier 1 Risk-Based Capital Ratio and Total Risk Based Capital Ratio as of December 31, 2014 could be lower. For all of the above analysis, the actual results achieved by Univest’s following the merger may vary from the projected results, and the variations may be material.

Miscellaneous. KBW acted as financial advisor to Valley Green in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may from time to time purchase securities from, and sell securities to, Valley Green and Univest. As a market maker in securities, KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Valley Green or Univest for its own account and for the accounts of its customers. To the extent KBW had any such position as of the date of KBW’s opinion, it was disclosed to Valley Green.

Pursuant to the KBW engagement agreement, Valley Green agreed to pay KBW a cash fee equal to 1.35% of the aggregate merger consideration, $250,000 of which fee became payable to KBW upon the rendering of the opinion and the balance of which is contingent upon the consummation of the merger. Valley Green also has agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. Other than this present engagement, during the two years preceding the date of its opinion, KBW has not provided investment banking and financial advisory services to Valley Green. During the two years preceding the date of its opinion, KBW has not provided investment banking and financial advisory services to Univest. KBW may in the future provide investment banking and financial advisory services to Valley Green or Univest and receive compensation for such services.

Univest’s Reasons for the Merger

The board of directors and senior management of Univest periodically review and evaluate the economic and regulatory environments in which Univest and its affiliated companies operate. Part of this review in recent years has included an acknowledgement of the effects of additional oversight and regulation on revenues, expenses and capital requirements for financial institutions, particularly community banks, as a result of the passage in 2010 of the Dodd-Frank Act and other factors. The board of directors and senior management generally believe that greater size and scale can help a community-oriented financial institution address the costs of anticipated additional regulation as well as provide additional revenue opportunities. In light of these observations, Univest has elected to pursue a controlled growth strategy, which may include both organic growth and the targeted acquisition of other financial institutions with strong performance characteristics in Univest’s market area or in contiguous market areas.

Univest entered into the merger agreement to further implement this strategy, as well as to provide additional opportunities for revenue growth. Univest’s board of directors reviewed and discussed the transaction with senior management, as well as its financial and legal advisors, in unanimously determining that the merger was advisable and in the best interests of Univest. In reaching its determination, the Univest board of directors considered a number of factors, including the following:

•	the board’s understanding of the business operations, management, financial condition, asset quality, product offerings, and prospects of Valley Green based on, among other things, presentations of management and Univest’s financial advisor;

•	the board’s concurrence with management that the merger provides Univest with an expansion opportunity into a favorable market that extends the Univest market area contiguously to the south;

•	the board’s view that Valley Green’s product offerings and business mix are compatible with those of Univest and provide Univest with opportunities to accelerate loan growth and to build upon the market share of secondary market loan generations, as well as opportunities to expand Univest’s insurance, wealth management, and mortgage banking activities;

•	the board’s understanding, based on information then available, that the merger is expected to be accretive to earnings, excluding merger costs, in the first 12 months following the closing;

•	the results of the due diligence examination of Valley Green and its business operations, including asset quality and composition of its investment portfolio, undertaken by management with the assistance of Univest’s financial advisor;

•	the board’s assessment of the compatibility of the respective employee and business cultures of Univest and Valley Green and the ability of Univest Bank to effectively operate the Valley Green Bank Division as a separate banking division of Univest Bank;

•	the board’s view that the combined company will have the potential for a stronger competitive position in a market place where relatively greater size and scale may become increasingly more important factors for financial performance and success;

•	the financial information and analyses presented by Univest’s financial advisor, Griffin, and the opinion of Griffin to the effect that, as of the date of such opinion, based on and subject to the factors and assumptions set forth in the opinion, the consideration to be paid in the merger is fair from a financial point of view to Univest; and

•	the review by the board of directors with, Stevens & Lee, its legal advisor, and Griffin, its financial advisor, of the structure of the merger and the financial and other terms of the merger agreement.

The foregoing discussion of the information and factors considered by Univest’s board of directors is not exhaustive, but includes the material factors considered by the board. In view of the wide variety of factors considered by the board of directors of Univest in connection with its evaluation of the merger and the complexity of these matters, the board of directors did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. Univest’s board of directors evaluated the factors described above, including asking questions of Univest’s legal and financial advisors. In considering the factors described above, individual members of Univest’s board of directors may have given different weights to different factors. The board of directors relied on the experience and expertise of its legal advisors regarding the structure of the merger and the terms of the merger agreement and on the experience and expertise of its financial advisors for quantitative analysis of the financial terms of the merger. It should also be noted that this explanation of the reasoning of Univest’s board of directors and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements” on page 33.

Recommendation of Univest’s Board of Directors

Univest’s board of directors believes that the terms of the transaction are in the best interests of Univest and its shareholders and has unanimously approved the merger agreement. Accordingly, Univest’s board of directors unanimously recommends that Univest shareholders vote “FOR” adoption of the merger agreement.

Opinion of Griffin Financial Group, LLC, Financial Advisor to Univest

Pursuant to an engagement letter dated May 8, 2014, Univest engaged Griffin to act as Univest’s financial advisor in connection with a potential acquisition of Valley Green. Griffin is a nationally recognized investment banking firm which is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. Univest hired Griffin on the basis of Griffin’s qualifications, experience in transactions similar to the merger and its reputation in the investment community to provide its opinion as to the fairness, from a financial point of view, of the merger consideration (as defined in the merger agreement) to be paid by the Company in the proposed merger of the Company’s wholly owned subsidiary Univest Bank and Trust Co. with Valley Green Bank. Griffin is a FINRA licensed investment banking firm with substantial experience in transactions similar to the merger involving financial institutions.

At a meeting of the Univest board of directors held on June 17, 2014, to evaluate the proposed acquisition of Valley Green, Griffin reviewed the financial aspects of the proposed merger and provided its opinion to Univest’s board of directors that, as of such date, and subject to factors, qualifications, limitations and assumptions set forth in the opinion, the merger consideration to be paid by Univest in connection with the proposed merger was fair, from a financial point of view to the shareholders of Univest.

The full text of Griffin’s written opinion is attached as Annex C to this proxy statement/prospectus and is incorporated herein by reference. Univest’s shareholders are urged to read the opinion in its entirety for a description of the assumptions made, matters considered, procedures followed and qualifications and limitations on the review undertaken by Griffin. The Griffin opinion is subject to the assumptions and conditions contained in its opinion and is necessarily based on economic, market and other conditions as in effect on, and the information made available to Griffin as of, the date of its opinion. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion.

Griffin’s opinion speaks only as of the date of the opinion. The opinion is directed to the Univest board and is limited to the fairness, from a financial point of view, to the common equity shareholders of Univest with regard to the consideration paid in the merger. Griffin does not express an opinion as to the underlying decision by Univest to engage in the merger or the relative merits of the merger compared to other strategic alternatives which may be available to Univest.

In providing its opinion, Griffin:

(i)	reviewed a draft, dated June 16, 2014, of the merger agreement (the latest draft made available to Griffin);

(ii)	reviewed and discussed with the Company and Valley Green their respective financial information as of and for the three months ended March 31, 2014 and as of and for the 12-month periods ended December 31, 2013 and December 31, 2012;

(iii)	discussed with the managements of the Company and Valley Green matters relating to their respective financial condition, growth, liquidity, earnings, profitability, asset quality, capital adequacy, stock market valuation (as applicable), future prospects, and related matters as of such dates and for the periods then ended;

(iv)	analyzed and discussed with the Company and Valley Green the potential strategic implications and operational benefits anticipated by the managements of the Company and Valley Green;

(v)	evaluated the potential pro forma financial effects of the merger on the Company on a forward-looking basis;

(vi)	reviewed and discussed with the Company and Valley Green certain publicly available business and financial information concerning the Company and Valley Green and the economic and regulatory environments in which they operate;

(vii)	compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving whole bank acquisitions that Griffin deemed relevant;

(viii)	compared the financial condition and implied valuation of Valley Green to the financial condition and valuation of certain institutions Griffin deemed relevant;

(ix)	performed a discounted cash flow analysis;

(x)	considered Univest’s ownership structure, its stock market performance, and the trading history of its common stock which is being used as the merger consideration; and

(xi)	undertook such other financial studies and analyses and considered such other information as Griffin deemed appropriate for the purpose of determining its opinion.

In conducting its review and providing its opinion, Griffin relied upon the accuracy and completeness of information which was publicly available to Griffin or which was furnished to or discussed with Griffin by Univest or Valley Green or otherwise reviewed by Griffin including, particularly, the forward looking earnings estimates and pro forma growth rates. Griffin did not independently verify (nor assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. Griffin did not review individual loan files or deposit information of Univest or Valley Green, nor was Griffin provided with or conduct any valuation or appraisal of any assets, deposits, or other liabilities of Univest or Valley Green. Griffin does specialize in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowance for losses with respect thereto, and accordingly, has assumed that such allowances for losses are adequate. In relying on financial analyses provided to or discussed with Griffin by Univest or Valley Green or derived therefrom, Griffin assumed that such analyses had been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management. Griffin expressed no view as to such analyses, forecasts, estimates, or the assumptions on which they were based.

For purposes of providing its opinion, Griffin assumed that, in all respects material to its analysis:

•	the merger will be completed substantially in accordance with the terms set forth in the draft merger agreement provided to Griffin;

•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct in all respects material to Griffin’s analysis;

•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the merger will be satisfied without any waivers or modifications to the merger agreement; and

•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any termination, divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger.

In performing its analysis, Griffin made various assumptions with regard to economic, market, and other conditions, which are beyond the control of Griffin, Univest and Valley Green. Griffin’s opinion is limited to the fairness, from a financial point of view, to the shareholders of Univest with regard to the merger consideration to be paid by Univest in the merger, and expresses no opinion as to the fairness of the merger to creditors or other stakeholders of Univest, the underlying decision by Univest to engage in the merger, the relative merits of the merger compared to other transactions available to Univest, or the relative merits of the merger compared to other strategic alternatives which may be available to Univest. Furthermore, Griffin did not take into account and expressed no opinion with respect to the amount or nature of any bonuses and any other compensation or consideration to any officers, directors, or employees of Univest paid or payable by reason or as a result of the merger.

The following is a summary of the material analyses presented by Griffin to the Univest Board in connection with Griffin’s fairness opinion. The summary is not a complete description of the analyses underlying the Griffin opinion or the presentation made by Griffin to the Univest board, but summarizes the material analyses performed and presented in connection with such opinion.

The preparation of the fairness opinion is a comprehensive and complex, analytical process, involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In accordance with customary investment banking practice, Griffin employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses undertaken by Griffin in connection with rendering the Griffin opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by Griffin. In arriving at its opinion, Griffin did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, Griffin believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses.

Summary of Proposal

Pursuant to the merger agreement, at the effective time of the merger, each issued and outstanding share of Valley Green common stock, other than shares held in treasury or owned by Univest and its affiliates, will be exchanged for the right to receive $27.00 in value in shares of Univest common stock, subject to a maximum exchange ratio of 1.4949 and a minimum exchange ratio of 1.2231 (the “merger consideration”). At the effective time of the merger, Valley Green will merge with and into Univest Bank. Shares of Valley Green’s common stock held in treasury or owned by Univest and its affiliates will be cancelled. The terms and conditions of the merger are more fully described in the merger agreement.

Current Pricing Multiple Environment for High Performing Banks and Valley Green

Prior to the recession, market pricing metrics typically focused primarily on earnings related inputs, with book value metrics given consideration under specific circumstances or considered secondarily. During the recession, bank earnings were largely nonexistent, and the markets were required to rely on book value metrics. Since the recession, bank earnings have been recovering, and the markets have begun to consider earnings multiples in valuation metrics.

Valley Green has had a consistent earnings track record, even through the financial crisis. In addition, Valley Green’s historical and projected earnings are high in relation to its book value. As a result, management of Univest has focused their attention on multiples of Valley Green earnings, and has considered book value multiples as secondary in importance.

Based on Valley Green’s mix of assets and interest bearing liabilities, and its somewhat lower tangible common equity to tangible assets ratio and the earnings derived therefrom, it appears that comparative earnings multiples provide a more meaningful basis for valuation, with book value valuation metrics derivative therefrom.

Selected Companies Analysis

Using publicly available information, Griffin compared the financial performance and condition of Valley Green to the following publicly traded banks nationwide headquartered in a metropolitan statistical area with under $1 billion in total assets, loan growth greater than 10% in 2011, 2012, and 2013, respectively, NPAs/Assets less than 2.5%, ROAA of at least 50 basis points, and 3-month average daily trading volume of at least 50 shares, excluding any banks that are announced merger targets. Companies included in this group were:

First Internet Bancorp

First Bank

1st Century Bancshares, Inc.

Plaza Bank

National Bancshares Corporation

California Bank of Commerce

Kinderhook Bank Corporation

Puget Sound Bank

Freedom Bank of Virginia

Community Bank of the Bay

American Riviera Bank

To perform this analysis, Griffin used financial information as of the most recently available quarter, and market price information as of June 16, 2014 as reported by SNL Financial. Griffin’s analysis showed the following concerning Valley Green’s and its peers’ financial condition, risk profile, valuation and liquidity:

Financial Condition & Performance		Peers
	Valley Green Bank	Minimum	Mean	Median	Maximum
Total Assets ($000)	370,261	188,375	431,409	372,807	848,119
Common Equity ($000)	33,257	15,573	42,684	35,442	91,644
Loans/Assets (%)	88.91	64.79	74.14	75.17	83.41
TARP/SBLF Outstanding ($000)	—	—	2,904	—	11,000
2013 Gross Loan Growth (%)	30.27	10.55	22.93	22.37	43.93
2012 Gross Loan Growth (%)	26.38	10.80	16.42	14.45	25.61
2011 Gross Loan Growth (%)	39.95	11.59	19.10	17.22	34.41
NPAs+90/Assets (%)	0.36	0.20	1.05	0.97	2.47
Common Texas Ratio (%)	3.74	1.50	11.28	8.60	34.85
ROAA (%)	1.51	0.51	0.86	.079	1.21
ROAE (%)	16.58	5.07	8.07	7.92	11.47
Efficiency Ratio (%)	53.06	64.81	73.55	69.64	85.28
Net Interest Margin (%)	5.06	2.64	3.83	3.77	4.81
Noninterest Income/Operating Revenue (%)	4.26	3.60	12.77	10.26	29.14
TCE/ Tangible Assets (%)	8.97	5.89	9.48	9.88	13.51
Leverage ratio (%)	9.34	8.28	10.81	10.78	13.34

Valuation & Liquidity	Peers
	Minimum	Mean	Median	Maximum
6/16/2014 Closing Price ($)	3.13	12.25	10.10	28.01
TCE/Share($)	3.01	11.35	9.85	28.33
Market Cap ($Mil)	16.87	45.4	39.9	92.77
Average Daily Volume	53	3,601	1,903	12,998
Institutional Ownership (%)	—	10.00	3.30	45.36
Price/LTM EPS (x)	9.65	14.1	10.8	26.75
Price/Book (%)	92.1	107.3	101.2	143.4
Price/Tangible Book (%)	93.6	111.1	106.7	143.4
Current Dividend Yield (%)	—	1.98	1.93	2.86
Dividend Payout Ratio (%)	—	19.48	19.48	20.69
One Year Price Change	(2.38)	13.67	6.25	59.52

Valley Green compares favorably to the peer median in all categories except noninterest income generation. Furthermore, Valley Green is the best in the group in ROAA, ROAE, efficiency ratio, and net interest margin. Valley Green was #8 in SNL Financial’s list of 100 top-performing banks of 2013 with assets below $500 million.

No company used as a comparison in the above analysis is identical to Valley Green Bank. In addition, Griffin presumed that the trading valuations for peers exclude any change in control premium. Accordingly, an analysis of these results is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and of the banking environment at the time of the opinion.

Selected Transactions Analysis

Griffin reviewed publicly available information as reported by SNL Financial related to nationwide whole bank acquisitions announced in the last twelve months of banks headquartered in a metropolitan statistical area, with under $1 billion in total assets, positive loan growth in each of the two periods prior to announcement of the transaction, NPAs/Assets less than 2.5%, ROAA of at least 50 basis points in each of the full two years prior to the announcement of the transaction, and acquirers with at least $1 billion in total assets.

Acquirer	Acquiree
Independent Bank Group, Inc.	BOH Holdings, Inc.
Eagle Bancorp, Inc.	Virginia Heritage Bank
Eastern Bank Corporation	Centrix Bank & Trust
IBERIABANK Corporation	Teche Holding Company
CU Bancorp	1st Enterprise Bank
Simmons First National Corporation	Delta Trust & Banking Corporation
Home BancShares, Inc.	Florida Traditions Bank
BNC Bancorp	Harbor Bank Group, Inc.
First Financial Bancorp.	First Bexley Bank
CBFH, Inc.	MC Bancshares, Inc.
Peoples Bancorp Inc.	Ohio Heritage Bancorp, Inc.
First Business Financial Services, Inc.	Aslin Group, Inc.
Wilshire Bancorp, Inc.	BankAsiana
First Financial Bancorp.	Insight Bank

For each transaction referred to above, Griffin derived and compared, among other things, the following implied ratios:

•	Price per common share paid for the acquired company to tangible book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition; and

•	Price per common share paid for the acquired company to last twelve months earnings per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition.

The results of the analysis are set forth in the following table:

Transaction Multiples & Performance		Targets
	Valley Green Bank	Minimum	Mean	Median	Maximum
Total Assets ($000)	370,261	200,233	492,087	308,936	924,573
Price/TBV (%)	224.6	136.8	177.0	169.5	262.4
Price/LTM EPS (x)	14.7	12.1	19.4	18.0	36.7
NPAs+90/Assets (%)	0.36	—	0.93	0.93	2.21
NIM (%)	5.06	2.82	3.92	3.99	5.15
LTM ROAA (%)	1.51	0.56	0.95	0.97	1.43
LTM ROAE (%)	16.58	5.75	9.26	8.75	17.57
Loan Growth Prior Year (%)	30.27	1.48	8.78	4.31	23.15
Loan Growth 2 Years Prior (%)	26.38	2.86	14.67	12.07	32.38

No company or transaction used as a comparison in the above analyses is identical to Valley Green, Univest or the merger. Accordingly, an analysis of these results is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and of the banking environment at the time of the opinion.

At a 14.7x price-to-earnings multiple based on Valley Green’s LTM earnings, pricing is lower than the mean and median transaction multiples above. On a price-to-tangible-book value multiple basis, pricing is among the highest of comparable transactions, but Valley Green’s growth, asset quality, NIM, and overall performance is significantly more favorable relative to targets in the comparative transactions. In addition, Valley Green’s mix of assets – e.g., higher percentage of good-yielding loans and a lower percentage of lower-yielding securities, is superior.

Discounted Cash Flow Analysis

Griffin performed a discounted cash flow analysis to estimate a range of the present value of estimated free cash flows that Valley Green Bank could generate on a stand-alone basis. In performing this analysis, Griffin utilized the following assumptions, among others:

•	A required tangible common equity to tangible assets capitalization level of 8% with any earnings in excess of required capital retention treated as distributable earnings;

•	Earnings and asset assumptions based on Valley Green’s management estimates for the remainder of 2014, 2015, and subsequent earnings based on Valley Green’s historical trends;

•	A range of discount rates of 14.0% to 18.0% based on a normalized risk free interest rate as recommended by Duff & Phelps, the latest published Duff & Phelps US Equity Risk Premium recommendation, and a size premium, also published by Duff & Phelps; and

•	A projected terminal value multiple range of 13.0x to 17.0x forecasted 2019 earnings based on current trading multiples, observed transaction multiples, industry practice, and Griffin’s professional judgment. This range represents 217% to 284% of Valley Green’s forecast 2019 tangible common equity.

These calculations resulted in a range of implied per-share values of $21.76-$33.23 per share of Valley Green common stock, as compared to the merger consideration of $27.00 per share of Valley Green common stock, as illustrated by the following table:

	Terminal Earnings Multiple
Discount Rate	13.0x	14.0x	15.0x	16.0x	17.0x
14.0%	26.34	28.06	29.78	31.50	33.23
15.0%	25.09	26.72	28.36	29.99	31.62
16.0%	23.91	25.46	27.01	28.57	30.12
17.0%	22.80	24.28	25.75	27.22	28.69
18.0%	21.76	23.16	24.56	25.96	27.35

The discounted cash flow present value analysis is a widely used valuation methodology that relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual value or expected value of Valley Green.

Univest retained Griffin as its financial adviser to its board of directors regarding the merger. As part of its investment banking business, Griffin is, from time to time, engaged in the valuation of bank and bank holding company securities in connection with mergers and acquisitions, public and private placement of listed and unlisted securities, rights offerings and other forms of valuations for various purposes. As specialists in the securities of banking companies, Griffin has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, Griffin may, from time to time, purchase securities from, and sell securities to, Valley Green and Univest. As a market maker in securities, Griffin may from time to time have a long or short position in, and buy or sell, debt or equity securities of institutions like and possibly including Valley Green for Griffin’s own account and for the accounts of its customers. To the extent Griffin held any such positions, it was disclosed to Valley Green and Univest.

Pursuant to the Griffin engagement agreement, Univest agreed to pay Griffin (a) an engagement fee of $25,000, (b) a fee of $150,000 payable upon the delivery of its fairness opinion and (c) a fee of $275,000 contingent on the completion of a transaction. In addition, Univest has agreed to reimburse Griffin for reasonable out of pocket expenses incurred in connection with Griffin’s engagement and to indemnify and hold harmless partners, officers, agents, employees and affiliates from and against all losses, claims, judgments, liabilities, costs, damages and expenses based upon or arising from Griffin’s engagement. During the two years preceding the date of its opinion to Univest, Griffin did not receive compensation for investment banking services from Valley Green or Univest. Griffin is affiliated with Stevens & Lee, which has provided certain legal services to Univest and has been compensated at a market rate for these services.

Board of Directors and Management of Univest Following Completion of the Merger

Following completion of the merger, the then current directors and executive officers of Univest will continue to operate in their existing capacity at that time. Additionally, Univest will appoint Jay R. Goldstein and Michael L. Turner to serve on the Univest board of directors. Jay R. Goldstein will serve in Class I, with a term to expire in 2015, and Michael L. Turner will serve in Class II, with a term to expire in 2016. Univest has agreed to nominate and recommend each of them for election for one additional three-year term following their initial term.

The members of the board of directors of Univest Bank will not change as a result of the merger.

Valley Green Shareholders Have Dissenters’ Rights in the Merger

General

If you are a Valley Green shareholder, under Pennsylvania law you have the right to dissent from the merger agreement and obtain the “fair value” of your Valley Green shares in cash as determined by an appraisal process in accordance with the procedures under Subchapter D of Chapter 15 of the PBCL. The following is a summary of the rights of dissenting shareholders. The summary is qualified in its entirety by reference to Annex D which sets forth the applicable dissenters’ rights provisions of Pennsylvania law. If you are considering exercising your dissenters’ rights, you should read carefully the summary below and the full text of the law set forth in Annex D.

In the discussion of dissenters’ rights, the term “fair value” means the value of a share of Valley Green common stock immediately before the day of the effective date of the merger, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the merger.

Before the effective date of the merger, send any written notice or demand required in order to exercise your dissenters’ rights to Valley Green Bank, 7226 Germantown Avenue, Philadelphia, Pennsylvania 19119 (Attn: Jay R. Goldstein, President and Chief Executive Officer). After the effective date of the merger, send any correspondence to Univest Corporation of Pennsylvania, 14 North Main Street, Souderton, Pennsylvania 18964 (Attn: Karen E. Tejkl, Corporate Secretary).

Notice of Intention to Dissent

If you wish to dissent from the merger, you must do the following:

•	prior to the vote on the merger agreement by Valley Green shareholders at the Valley Green special meeting, file with Valley Green a written notice of your intention to demand payment for the fair value of your shares of Valley Green common stock if the merger with Univest is completed;

•	make no change in your beneficial ownership of Valley Green common stock from the date you give notice of your intention to demand fair value of your shares of Valley Green common stock continuously through the day of the merger; and

•	not vote your Valley Green common stock to adopt the merger agreement at the special meeting.

Simply providing a proxy against or voting against the proposed merger at the special meeting of shareholders will not constitute notice of your intention to dissent. Further, if you submit a proxy but do not indicate how you wish to vote, you will be deemed to have voted in favor of the merger, and your right to dissent will be lost.

Notice to Demand Payment

If the merger is adopted by the required vote of Valley Green shareholders, Univest or Valley Green will mail a notice to all those dissenting shareholders who gave due notice of their intention to demand payment of the fair value of their shares and who did not vote to adopt the merger agreement. The notice will state where and when dissenting Valley Green shareholders must deliver a written demand for payment and where such dissenting shareholder must deposit certificates for Valley Green common stock in order to obtain payment. The notice will include a form for demanding payment, which will include a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares, and a copy of the relevant provisions of Pennsylvania law. The time set for receipt of the demand for payment and deposit of stock certificates will be not less than 30 days from the date of mailing of the notice.

Failure to Comply with Required Steps to Dissent

You must take each step in the indicated order and in strict compliance with Pennsylvania law in order to maintain your dissenters’ rights. If you fail to follow these steps, you will lose the right to dissent, and you will receive the same merger consideration as those Valley Green shareholders who do not dissent.

Payment of Fair Value of Shares

Promptly after the effective date of the merger, or upon timely receipt of demand for payment if the closing of the merger has already taken place, Univest will send each dissenting shareholder who has deposited his, her or its stock certificates, the amount that Univest estimates to be the fair value of the Valley Green common stock held by such dissenting shareholder or give written notice that no remittance will be made. The remittance or notice will be accompanied by:

•	a closing balance sheet and statement of income of Valley Green for the fiscal year ending not more than 16 months before the date of remittance or notice, together with the latest available interim financial statements;

•	a statement of Univest’s estimate of the fair value of Valley Green common stock; and

•	a notice of the right of the dissenting shareholder to demand payment or supplemental payment, accompanied by a copy of the relevant provisions of Pennsylvania law.

Estimate by Dissenting Shareholder of Fair Value of Shares

If a dissenting shareholder believes that the amount stated or remitted by Univest is less than the fair value of the Valley Green common stock, the dissenting shareholder must send its estimate of the fair value (deemed a demand for payment of the amount of the deficiency) of the Valley Green common stock to Univest within 30 days after Univest mails its remittance or notice. If the dissenting shareholder does not file its estimated fair value within 30 days after the mailing by Univest of its remittance or notice, the dissenting shareholder will be entitled to no more than the amount stated in the notice or remitted by Univest.

Valuation Proceedings

If any demands for payment remain unsettled within 60 days after the latest to occur of:

•	the effective date of the merger;

•	timely receipt by Valley Green or Univest, as the case may be, of any demands for payment; or

•	timely receipt by Valley Green or Univest, as the case may be, of any estimates by dissenters’ of the fair value;

then, Univest may file an application, in the Court of Common Pleas of Montgomery County, Pennsylvania, requesting that the court determine the fair value of the Valley Green common stock. If this happens, all dissenting shareholders whose demands have not been settled, no matter where they reside, will become parties to the proceeding. In addition, a copy of the application will be delivered to each dissenting shareholder.

If Univest were to fail to file the application, then any dissenting shareholder, on behalf of all dissenting shareholders who have made a demand and who have not settled their claim against Univest, may file an application in the name of Univest at any time within the 30-day period after the expiration of the 60-day period and request that the Montgomery County Court of Common Pleas determine the fair value of the shares. The fair value determined by the Montgomery County Court of Common Pleas may, but need not, equal the dissenting shareholders’ estimates of fair value. If no dissenter files an application, then each dissenting shareholder entitled to do so shall be paid no more than Univest’s estimate of the fair value of the Valley Green common stock, and may bring an action to recover any amount not previously remitted, plus interest at a rate the Montgomery County Court of Common Pleas finds fair and equitable.

Univest intends to negotiate in good faith with any dissenting shareholder. If, after negotiation, a claim cannot be settled, then Univest will file an application requesting that the fair value of the Valley Green common stock be determined by the Montgomery County Court of Common Pleas.

Costs and Expenses

The costs and expenses of any valuation proceedings performed by the Montgomery County Court of Common Pleas, including the reasonable compensation and expenses of any appraiser appointed by such court to recommend a decision on the issue of fair value, will be determined by such court and assessed against Univest, except that any part of the costs and expenses may be apportioned and assessed by such court against any or all of the dissenting shareholders who are parties and whose action in demanding supplemental payment is dilatory, obdurate, arbitrary, vexatious or in bad faith, in the opinion of such court.

Valley Green shareholders wishing to exercise their dissenters’ rights should consult their own counsel to ensure that they fully and properly comply with applicable requirements.

Regulatory Approvals Required for the Merger

The merger is subject to the approval of the FRB under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). In addition, the merger is subject to the approval of the PDB under the Pennsylvania Banking Code (the “Banking Code”).

In reviewing Univest’s application for approval of the merger under the BHC Act, the FRB must consider, among other factors, the competitive effect of the merger, the managerial and financial resources and future prospects of Univest, the effect of the merger on the convenience and needs of the communities to be served, including the records of performance of Univest Bank and Valley Green in meeting the credit needs of the communities under the Community Reinvestment Act, the effectiveness of Univest in combating money laundering activities, and the extent to which the merger would result in greater or more concentrated risks to the stability of the United States banking or financial system. Applicable regulations require publication of notice of the application and an opportunity for the public to comment on the application in writing and to request a hearing.

The merger is also subject to the approval of the PDB under the Banking Code. The Banking Code authorizes the acquisition of a bank by a bank holding company. In reviewing an application for approval of a merger, the PDB will consider, among other things, whether the plan of merger adequately protects the interests of the depositors, other creditors and shareholders, and whether the bank merger would be consistent with adequate and sound banking practices and in the public interest on the basis of the financial history and condition of the banks involved, their future prospects, the character of their management, the potential effect of the bank merger on competition, and the convenience and needs of the areas primarily to be served by the resulting institution.

Univest filed the required applications on August 18, 2014. The merger will not proceed in the absence of regulatory approvals. Although neither Univest nor Valley Green knows of any reason why regulatory approval would not be obtained in a timely manner, neither Univest nor Valley Green can be certain when such approvals will be obtained or if they will be obtained.

The parties are not aware of any other governmental approvals or actions that may be required to consummate the merger. If any other approval or action is required, it is contemplated that such approval or action would be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Valley Green’s Directors and Executive Officers Have Financial Interests in the Merger

In considering the recommendation of the Valley Green board of directors that you vote to adopt the merger agreement, you should be aware that Valley Green’s directors and executive officers may have financial interests in the merger that are different from, or in addition to, the interests of the Valley Green shareholders generally. Valley Green’s board of directors was aware of and considered these interests, among other matters, in approving and adopting the agreement and plan of merger. For purposes of all of the Valley Green agreements and plans described below, the consummation of the transactions contemplated by the merger agreement generally will constitute a change in control of Valley Green.

Existing Employment Agreements

Jay R. Goldstein, President and Chief Executive Officer of Valley Green Bank, Robert J. Marino, President of the Delaware Valley Region of Valley Green Bank and Cheryl Hinkle Richards, Executive Vice President, Chief Financial Officer, Chief Operating Officer, Secretary and Treasurer are considered named executive officers of Valley Green. Valley Green Bank has entered into agreements with each of these named executive officers that provide for certain severance payments to the executive officers in connection with a change of control. The following table illustrates these payments, assuming the merger was consummated on January 5, 2015:

Executive	Cash ($)		Equity ($)		Total ($)

Jay R. Goldstein President & CEO	1,140,000	(1)	259,000	(2)	1,399,000

Robert J. Marino President, Delaware Valley Region	487,000	(3)	250,231	(4)	737,231

Cheryl Hinkle Richards Executive Vice President, Chief Financial Officer, Chief Operating Officer, Secretary and Treasurer	463,000	(5)	111,000	(6)	574,000

(1)	Represents amount payable in a lump sum upon consummation of a change of control.
(2)	Represents the cash out value of the options held by Mr. Goldstein that accelerate vesting upon the change in control.
(3)	Represents amount payable in a lump sum upon consummation of a change of control.
(4)	Represents the cash out value of the options held by Mr. Marino that accelerate vesting upon the change in control.
(5)	Represents $413,000 of amount payable in a lump sum upon consummation of a change of control and a $50,000 retention bonus for which Ms. Richards will be eligible pursuant to the terms of the merger agreement.
(6)	Represents the cash out value of the options held by Ms. Richards that accelerate vesting upon the change in control.

Jay R. Goldstein is party to an employment agreement with Valley Green Bank. The agreement was for an initial three-year term and now renews annually on November 17 of each year. Under the agreement, Mr. Goldstein receives a current base salary of $395,000 and an annual bonus at the discretion of the board of directors. The employment agreement provides that, upon consummation of a change in control of Valley Green, Mr. Goldstein is entitled to a severance benefit equal to two times his total cash compensation paid to him during the prior calendar year. Mr. Goldstein’s agreement contains customary provisions relating to termination of employment for cause. The agreement prohibits competition for twelve months following a voluntary termination of employment (other than for good reason or after a change in control) or a termination of employment for cause and prohibits solicitation of customers or employees in all events for twelve months following termination of employment for any reason. Mr. Goldstein will continue as President of the Valley Green Division of Univest Bank after the merger and will enter into a new employment agreement with Univest Bank, as described below under “—New Employment Agreements.”

Robert J. Marino is party to a letter agreement describing the terms of his employment with Valley Green Bank. Under the agreement, Mr. Marino receives a current base salary of $243,500 and an annual bonus with a target of up to 25% of base salary. The agreement provides that, upon a change in control, Mr. Marino is entitled to a severance benefit in the amount of two times the base salary in effect at that time. Mr. Marino will continue as an executive vice president of Univest Bank after the merger and will enter into a new employment agreement with Univest Bank, as described below under “—New Employment Agreements.”

Cheryl Hinkle Richards is party to an employment agreement with Valley Green Bank. The agreement was for an initial three-year term and now renews annually on October 31 of each year. Under the agreement, Ms. Richards receives a current base salary of $206,500 and an annual bonus at the discretion of the board of directors. The employment agreement provides that, upon a change in control of Valley Green, Ms. Richards is entitled to a severance benefit equal to two times her current base salary. Ms. Richards’ agreement contains customary provisions relating to termination of employment for cause. The agreement prohibits competition and solicitation of customers or employees for twelve months following termination of employment for any reason. Ms. Richards will be eligible for a $50,000 retention bonus pursuant to the terms of the merger agreement.

New Employment Agreements

Prior to the effective time of the merger, Univest shall offer to enter into and shall execute and deliver to Valley Green Bank, a new employment agreement with Mr. Goldstein. The agreement with Mr. Goldstein provides that he will be employed as the President of the Valley Green Division of Univest Bank. The agreement is for a term of one (1) year, ending on the date that is one (1) year subsequent to the date of the closing of the merger. Mr. Goldstein’s base salary under the agreement is $395,000, and he is entitled to a guaranteed bonus, during the employment period, in the amount of $70,000. The payment of such bonus will not reduce or otherwise effect any other obligation of Univest Bank to Mr. Goldstein provided for in the employment agreement. In the event that Mr. Goldstein’s employment is terminated without cause (other than for death or disability) during the term of the employment agreement or if Mr. Goldstein voluntarily terminates his employment for “good reason”, Mr. Goldstein shall be entitled to receive, within twenty (20) days following termination, a lump sum cash payment equal to the annual base salary that Mr. Goldstein would have been paid over the then remaining term of the employment period, plus the bonus payable pursuant to the employment agreement. Mr. Goldstein shall not be required to mitigate the amount of any payment provided by seeking other employment or otherwise, nor shall the amount of payment or the benefit provided be reduced by any compensation he earns as the result of employment by another employer or by reason of his receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise. Mr. Goldstein’s agreement contains customary provisions relating to termination of employment for cause and covenants regarding noncompetition and nonsolicitation of customers and employees for a period of one year following consummation of the merger. In the event that any payment under Mr. Goldstein’s employment agreement would trigger a reduction in tax deductions under Internal Revenue Code Section 280G, the amount of such payment shall be reduced to the maximum amount that can be paid without triggering the reduction in tax deductions.

Prior to the effective time of the merger, Univest shall offer to enter into and shall execute and deliver to Valley Green Bank, a new employment agreement with Mr. Marino. The agreement with Mr. Marino provides that he will be employed as an Executive Vice President of Univest Bank. The agreement is for a term of two (2) years, ending on the date that is two (2) years subsequent to the date of the closing of the merger. Mr. Marino’s base salary under the agreement is $245,000, and he is entitled to a bonus for services performed equal to thirty percent (30%) of Mr. Marino’s annual base salary based on performance metrics reasonably determined by both the CEO of Univest and the President of the Valley Green Bank Division. In addition, Mr. Marino shall participate in such amounts (if any) and at such times as is provided in such short and long-term equity incentive plan(s) as may be approved by the Univest board and in effect from time to time. The payment of any such bonuses and/or equity compensation will not reduce or otherwise affect any other obligation of Univest Bank to Mr. Marino provided for in the employment agreement. In the event that Mr. Marino’s employment is terminated without cause (other than for death or disability) during the term of the employment agreement or if Mr. Marino voluntarily terminates his employment for “good reason”, Mr. Marino shall be entitled to receive, within twenty (20) days following termination, a lump sum cash payment equal to the annual base salary that Mr. Marino would have been paid over the then remaining term of the employment period, plus the accrued bonus for the portion of the calendar year in which the termination occurred. Mr. Marino shall not be required to mitigate the amount of any payment provided by seeking other employment or otherwise, nor shall the amount of payment or the benefit provided be reduced by any compensation he earns as the result of employment by another employer or by reason of his receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise. Mr. Marino’s agreement contains customary provisions relating to termination of employment for cause and covenants regarding noncompetition and nonsolicitation of customers and employees for a period of two years following consummation of the merger. In the event that any payment under Mr. Marino’s employment agreement would trigger a reduction in tax deductions under Internal Revenue Code Section 280G, the amount of such payment shall be reduced to the maximum amount that can be paid without triggering the reduction in tax deductions.

Prior to the effective time of the merger, Univest shall offer to enter into and shall executive and deliver to Valley Green Bank, a new employment agreement with Algot F. Thorell. The agreement with Mr. Thorell provides that he will be employed part-time (for no less than 20 hours per week) as a principal of Univest Bank. The agreement is for a term of one (1) year, ending on the date that is one (1) year subsequent to the date of the closing of the merger. Mr. Thorell’s base salary under the agreement is $135,000. In addition, Mr. Thorell shall be entitled to participate in or receive the benefits of any employee benefit plan currently in effect at Univest. In the event that Mr. Thorell’s employment is terminated without cause (other than for death or disability) during the term of the employment agreement, Mr. Thorell shall be entitled to receive, within twenty (20) days following termination, a lump sum cash payment equal to the annual base salary that Mr. Thorell would have been paid over the then remaining term of the employment period. Mr. Thorell shall not be required to mitigate the amount of any payment provided by seeking other employment or otherwise, nor shall the amount of payment or the benefit provided be reduced by any compensation he earns as the result of employment by another employer or by reason of his receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise. Mr. Thorell’s agreement contains customary provisions relating to termination of employment for cause and covenants regarding noncompetition and nonsolicitation of customers and employees for a period of one year following consummation of the merger. In the event that any payment under Mr. Thorell’s employment agreement would trigger a reduction in tax deductions under Internal Revenue Code Section 280G, the amount of such payment shall be reduced to the maximum amount that can be paid without triggering the reduction in tax deductions.

Governance Structure and Management Positions

Effective at the closing of the merger, Jay R. Goldstein and Michael L. Turner will be appointed to the board of directors of Univest. Such individuals will receive compensation in accordance with the policies of Univest relating to director compensation, which currently consists of the following payments to each Univest non-employee director: an annual retainer of $18,000 and 1,000 shares of restricted stock (with a two year vesting period), a fee of $900 for each board meeting attended, and between $275 and $800 for each committee meeting attended, depending on the committee; provided that Mr. Goldstein will not be paid any director’s fees while he is an employee of Univest or Univest Bank.

In addition, following completion of the merger, Univest will continue to operate Valley Green as a separate banking division of Univest Bank for a period of at least 24 months.

Indemnification and Insurance

The merger agreement provides that Univest will, for six years following the acquisition, indemnify all current and former officers and directors of Valley Green and its subsidiaries in accordance with Pennsylvania law and as would have been permitted under Valley Green’s articles of incorporation and bylaws. In addition, for six years after the acquisition, Univest has agreed to maintain liability insurance coverage with respect to matters arising at or prior to the merger for each current or former officer or director of Valley Green or any of its subsidiaries, in amounts and on terms not materially less advantageous than the coverage provided prior to the acquisition, subject to an annual limit on the cost of such insurance of 150% of its current cost.

THE MERGER AGREEMENT

The following describes certain aspects of the merger, including material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference in this joint proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing this merger.

Terms of the Merger

Each of the Valley Green board of directors and the Univest board of directors has unanimously adopted the agreement and plan of merger, which provides for the merger of Valley Green with and into Univest Bank. Univest Bank will be the surviving entity in the merger. Each share of Univest common stock issued and outstanding immediately prior to completion of the merger will remain issued and outstanding as one share of common stock of Univest. Each share of Valley Green common stock issued and outstanding at the effective time of the merger (with the exception of Company-Owned Stock, as defined below) will be converted into shares of Univest common stock, as described below. See “—Consideration to Be Received in the Merger.” Company-Owned

Stock means shares of Valley Green stock held by Valley Green or any of its subsidiaries or by Univest or any of its subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith. Each share of Valley Green common stock held as Company-Owned Stock immediately prior to the effective time of the merger will be canceled and retired and no consideration will be issued in exchange. Univest does not own any shares of common stock of Valley Green.

The Univest Bank articles of incorporation will be the articles of incorporation, and the Univest Bank bylaws will be the bylaws of the combined entity after completion of the merger. The merger agreement provides that Univest may change the method of effecting the merger if and to the extent it deems such change to be necessary, appropriate, or desirable. No such change will alter the amount or kind of merger consideration to be provided under the merger agreement, adversely affect the tax treatment of the merger as a reorganization under Section  368(a) of the Internal Revenue Code, or materially impede or delay completion of the merger.

Closing and Effective Time of the Merger

The merger will be completed only if all of the following occur:

•	the agreement and plan of merger is approved and adopted by both the Univest shareholders and the Valley Green shareholders;

•	all required governmental and regulatory consents and approvals have been obtained without a condition, restriction or requirement that would, in the good faith judgment of the board of directors or Univest or Valley Green, materially and adversely affect the business, operations, financial condition, property or assets of the combined company or materially impair the value of Valley Green to Univest or of Univest or Univest Bank to Valley Green; and

•	all other conditions to the merger discussed in this joint proxy statement/prospectus and/or the merger agreement are either satisfied or waived.

The merger will become effective when articles of merger are filed with the Department of State of the Commonwealth of Pennsylvania. We may agree, however, to a later time for completion of the merger and specify that time in accordance with Pennsylvania law. It currently is anticipated that the effective time of the merger will occur in the first quarter of 2015, but we cannot guarantee when or if the merger will be completed.

Consideration to Be Received in the Merger

As a result of the merger each Valley Green shareholder will have the right, with respect to each share of Valley Green common stock held (excluding Company-Owned Stock), to receive an amount of Univest common stock equal to the quotient, carried to four (4) decimal places, of $27.00 divided by (ii) the Univest Share Price of a share of Univest common stock; provided, however, that in no event may the Exchange Ratio be less than 1.2231 or greater than 1.4949. If the Exchange Ratio would otherwise be less than 1.2231 or more than 1.4949, then 1.2231 or 1.4949, respectively, will be used.

No fractional shares of Univest common stock will be issued to any holder of Valley Green common stock upon completion of the merger. For each fractional share that would otherwise be issued, Univest will pay cash in an amount equal to the fraction multiplied by the closing price for a share of Univest common stock as reported on Nasdaq for the trading day immediately preceding the closing date. No interest will be paid or accrued on cash payable to holders in lieu of fractional shares.

Conversion of Shares; Letter of Transmittal; Exchange of Certificates

The conversion of Valley Green common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. As soon as reasonably practicable after completion of the merger but in any event within five business days, the exchange agent will mail to each shareholder who holds Valley Green stock in certificated form a letter of transmittal with instructions on how to exchange certificates representing shares of Valley Green common stock for the merger consideration, without interest, to be received in the merger pursuant to the terms of the merger agreement. You will be required to submit your certificates before you will receive your merger consideration. If a certificate for Valley Green common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification. Broadridge will be the exchange agent in the merger and will receive forms of election, exchange certificates for the merger consideration and perform other duties as explained in the merger agreement.

Dividends and Distributions

Until Valley Green common stock certificates are surrendered for exchange, any dividends or other distributions declared after the effective time with respect to Univest common stock into which shares of Valley Green common stock may have been converted will accrue but will not be paid. Univest will pay to former Valley Green shareholders any unpaid dividends or other distributions, without interest, only after they have duly surrendered their Valley Green stock certificates.

Pursuant to the merger agreement, prior to the effective time of the merger, Valley Green and its subsidiaries may not declare or pay any dividend or distribution on its capital stock.

Representations and Warranties

The merger agreement contains customary representations and warranties of Valley Green and Univest relating to their respective businesses. The representations must be true and correct in accordance with the materiality standards set forth in the merger agreement, as of the date of the merger agreement and immediately prior to the effective date of the merger as though made at and as of such time (except that representations and warranties that by their terms speak as of the date of the merger agreement or some other date must be true and correct as of such date). The representations and warranties in the merger agreement do not survive the effective time of the merger.

Each of Univest and Valley Green has made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization and qualification;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of breach or violations of organizational documents or other obligations as a result of the merger;

•	required governmental filings and consents;

•	the timely filing of reports with governmental entities, and the absence of investigations by regulatory agencies;

•	financial statements and the absence of undisclosed liabilities;

•	tax matters;

•	the absence of circumstances and events reasonably likely to have a material adverse effect;

•	properties;

•	insurance coverage;

•	legal proceedings;

•	compliance with applicable laws;

•	employee matters, including employee benefit plans;

•	environmental matters;

•	brokers, finders and financial advisors;

•	loan related matters;

•	required vote;

•	securities registration obligations; and

•	the receipt of the respective financial advisor’s opinion.

Univest also has made representations and warranties to Valley Green regarding the preparation and filing of the reports filed by Univest with the Securities and Exchange Commission.

Valley Green has also made representations and warranties to Univest regarding credit card accounts and merchant processing, intellectual property, material contracts, real estate leases, and other certain types of contracts, related party transactions, risk management instruments, labor matters, absence of fiduciary or trust accounts and anti-takeover laws.

The representations and warranties described above and included in the merger agreement were made by Univest and Valley Green to each other. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to by Univest and Valley Green in connection with negotiating the terms of the merger agreement (including by reference to information contained in disclosure schedules delivered by the parties under the merger agreement), and may have been included in the merger agreement for the purpose of allocating risk between Univest and Valley Green rather than to establish matters as facts. The merger agreement is described herein, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Valley Green, Univest or their respective businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See “Incorporation of Certain Documents by Reference” on page 161.

Covenants and Agreements

Each of Valley Green and Univest has undertaken customary covenants that place restrictions on it and its subsidiaries until the effective time of the merger. In general, each of Univest and Valley Green has agreed to operate its respective business in the usual, regular and ordinary course of business, use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and voluntarily take no action that would materially and adversely affect the ability to obtain any regulatory approvals required for the merger or materially affect its ability to perform its covenants under the merger agreement.

In addition, Valley Green has agreed that, with certain exceptions and except with Univest’s prior written consent (which is not to be unreasonably withheld), that Valley Green will not, and will not permit any of its subsidiaries to, among other things, undertake the following extraordinary actions:

•	change or waive any provision of its articles of incorporation, charter or bylaws, except as required by law, or appoint any new directors to its board of directors, except to fill any vacancy in accordance with its bylaws;

•	except as set forth in the merger agreement, change the number of authorized or issued shares of its capital stock, issue any shares of capital stock, or issue or grant any right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under any option or benefit plan, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock;

•	enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business or as required by law;

•	make application for the opening or closing of any, or open or close any, branch or automated banking facility;

•	except as set forth in the merger agreement, take specified actions relating to director and employee compensation, benefits, hiring and promotions;

•	except as otherwise expressly permitted under the merger agreement, enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

•	merge or consolidate it or any of its subsidiaries with any other corporation; sell or lease all or any substantial portion of its assets or businesses or that of any of its subsidiaries; make any acquisition of all or any substantial portion of the business or assets of any other party other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between it or any of its subsidiaries, and any other party; enter into a purchase and assumption transaction with respect to deposits and liabilities; voluntarily revoke or surrender of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

•	except as otherwise provided in the merger agreement, sell or otherwise dispose of its capital stock or that of any of its subsidiaries or sell or otherwise dispose of any of its assets or those of any of its subsidiaries other than in the ordinary course of business consistent with past practice; except for transactions with the Federal Home Loan Bank, subject any of its assets or those of any of its subsidiaries to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice;

•	voluntarily take any action that would result in any of its representations and warranties or the representations and warranties of its banking subsidiary becoming untrue in any material respect or any of the conditions set forth in the merger agreement not being satisfied, except in each case as may be required by applicable law or any regulatory authority;

•	change any method, practice or principle of accounting, except as may be required from time to time by generally accepted accounting principles or any regulatory authority responsible for regulating it or its respective banking subsidiary;

•	waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness with an annual value of $1,000,000 or greater to which it or any of its subsidiaries is a party;

•	purchase any securities, including equity or debt securities, except, subject to certain limitations, in accordance with past practice pursuant to policies approved by the Valley Green board of directors in effect prior to the date of the merger agreement;

•	issue or sell any equity or debt securities;

•	make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit), except in accordance with past practice pursuant to policies approved by its board of directors in effect prior to the date of the merger agreement with respect to certain identified categories of loans;

•	except as set forth in the merger agreement, enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any affiliate;

•	except as set forth in the merger agreement, enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

•	except for the execution of the merger agreement, and actions taken or that will be taken in accordance with the merger agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

•	enter into any new line of business;

•	make any material change in policies in existence on June 17, 2014 with regard to (i) underwriting, the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon, (ii) investments, (iii) asset/liability management, (iv) deposit pricing or gathering, or (v) other material banking policies except as may be required by changes in applicable law or regulations or by a regulatory authority;

•	except for the execution of the merger agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any of its employee plans;

•	except as set forth in the merger agreement, make any capital expenditures in excess of $35,000 individually or $150,000 in the aggregate, other than pursuant to binding commitments existing on June 17, 2014 and other than expenditures necessary to maintain existing assets in good repair;

•	except as set forth in the merger agreement, purchase or otherwise acquire any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

•	subject to certain limitations, undertake, renew, extend or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by it or any subsidiary of more than $25,000 annually, containing any financial commitment extending beyond 24 months from June 17, 2014 or involving any of its affiliates;

•	except as set forth in the merger agreement, pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $60,000 in the aggregate, and that does not create negative precedent and provided that it may not charge-off through settlement, compromise or discharge more than $100,000 of the outstanding principal balance of any loan that is 90 or more days contractually past due without first discussing the decision with Univest;

•	foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of certain environmental materials;

•	issue any broadly distributed communication to employees relating to post-closing employment, benefit or compensation information without the prior consent of Univest or issue any broadly distributed communication to customers without the prior approval of Univest, except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the merger;

•	purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice; or

•	agree or commit to do any of the actions prohibited by the preceding points.

Valley Green has also agreed to provide certain financial and regulatory information upon request.

Each of Univest and Valley Green has agreed to additional covenants which include, among other things, commitments to:

•	maintain insurance in reasonable amounts;

•	obtain as soon as practicable all consents and approvals necessary or desirable to close the merger; and

•	take all reasonable actions which are necessary or advisable to complete the merger.

Univest has further agreed that Univest will:

•	appoint Jay R. Goldstein as a Class I director and Michael L. Turner as a Class II director and to nominate and recommend each of them for election for one additional three-year term following their initial term;

•	provide employees of Valley Green and its subsidiaries who remain employed after the effective time with base compensation that is, in the aggregate, no less favorable than provided by Valley Green and its subsidiaries on the date of the merger agreement and employee benefits that are provided by Univest to similarly situated employees;

•	for purposes of determining eligibility and vesting for certain Univest employee benefit plans (and not for benefit accrual purposes), provide credit for meeting eligibility and vesting requirements in such plans for service as an employee of Valley Green or any predecessor of Valley Green;

•	pay severance benefits to any employee of Valley Green whose employment is terminated within 18 months of the closing of the merger, other than for circumstances constituting cause and who is not party to an agreement that provides for specific severance payments, equal to two week’s salary for each full year of service with Valley Green;

•	honor the terms of all employment and change in control agreements, all as disclosed to Univest in the Valley Green disclosure schedules to the merger agreement;

•	for a period of six years after the merger, to indemnify, defend and hold harmless all current and former officers, directors and employees of Valley Green against all claims which arise out of the fact that such person is or was a director, officer or employee of Valley Green or its subsidiaries and which relate to any matter of fact existing at or prior to the merger, to the fullest extent as would have been permitted by Valley Green under Pennsylvania law and under Valley Green’s articles of incorporation and bylaws;

•	maintain, for six years following the merger, Valley Green’s current and former directors’ and officers’ liability insurance policies covering the officers and directors of Valley Green with respect to matters occurring at or prior to the merger, except that Univest may substitute similar policies, and that Univest is not required spend more than 150% of the annual cost currently expended by Valley Green in order to obtain this insurance;

•	establish a retention bonus pool equal to twenty percent (20%) of the aggregate base salary of employees jointly designated in writing by Univest and Valley Green (other than employees of Valley Green who are subject to employment contracts or other contracts providing for severance or after payments upon termination of employment or upon change of control of Valley Green) to help retain the services of such employees until the date of termination of their employment;

•	reserve a sufficient number of shares of its common stock and to maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations in connection with the merger; and

•	refrain from amending its articles of incorporation or bylaws or similar governing documents of any of the Univest Subsidiaries in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Valley Green Common Stock or that would materially impede Univest’s ability to consummate the Merger.

The merger agreement also contains mutual covenants relating to the preparation of this joint proxy statement/prospectus, the regulatory applications and the holding of the special meetings of Univest shareholders and Valley Green shareholders, respectively, access to information of Valley Green and public announcements with respect to the transactions contemplated by the merger agreement. Valley Green and Univest have also agreed to use commercially reasonable efforts to take all actions needed to obtain necessary governmental and third-party consents and to consummate the transactions contemplated by the merger agreement.

Valley Green Bank Division

The merger agreement provides that, following the completion of the merger, for a period of at least 24 months Univest will continue to operate Valley Green as a separate banking division of Univest Bank under the name “Valley Green Bank Division,” consistent with Univest’s overall business strategies and operating policies as such strategies and policies may develop from time to time.

Shareholder Meetings

Each of Univest and Valley Green has agreed to hold a meeting of its respective shareholders as soon as is promptly practicable for the purpose of obtaining shareholder adoption of the merger agreement. Each of Univest’s and Valley Green’s boards of directors have agreed to recommend that its shareholders vote in favor of the agreement and plan of merger.

Agreement Not to Solicit Other Offers

Valley Green has agreed that it, its subsidiaries and their respective officers, directors, employees, representatives, agents or affiliates will not, directly or indirectly:

•	initiate, solicit, induce or encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, relates or could reasonably be expected to lead to an alternative acquisition proposal;

•	respond to any inquiry relating to an alternative acquisition proposal or an alternative acquisition transaction;

•	recommend or endorse an alternative acquisition transaction;

•	participate in any discussions or negotiations regarding, or furnish or afford access to information or data to any person that may relate to an alternative acquisition proposal;

•	release anyone from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Valley Green is a party; or

•	enter into any agreement, agreement in principle or letter of intent with respect to any alternative acquisition proposal or approve or resolve to approve any alternative acquisition proposal or any agreement, agreement in principle or letter of intent relating to an alternative acquisition proposal.

Acquisition proposal means any inquiry, offer or proposal as to any of the following (other than the merger between Univest and Valley Green) involving Valley Green, or any of its subsidiaries, as the case may be:

•	any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving it or any of its subsidiaries;

•	any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of it or any of its subsidiaries representing, in the aggregate, twenty-five percent (25%) or more of the assets of it and each of its subsidiaries on a consolidated basis;

•	any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing fifteen percent (15%) or more of the votes attached to the outstanding securities of it or any of its subsidiaries;

•	any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning fifteen percent (15%) or more of any class of equity securities of it or any of its subsidiaries; or

•	any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

Valley Green may, however, participate in discussions with, and may furnish information to, a third party in connection with a bona fide unsolicited acquisition proposal if, and only if:

•	Valley Green has received a bona fide unsolicited written acquisition proposal that did not result from a breach of the merger agreement;

•	Valley Green’s board of directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that the acquisition proposal is, or is reasonably likely to lead to, a superior proposal (as defined below);

•	Valley Green has provided Univest with at least one (1) business day’s prior notice of its determination that the acquisition proposal is, or is reasonably likely to lead to, a superior proposal; and

•	prior to furnishing or providing access to any information or data with respect to Valley Green, Univest receives from the third party making the proposal a confidentiality agreement on terms no less favorable to Univest than the terms of the existing confidentiality agreement between Valley Green and Univest.

Valley Green has also agreed to promptly provide to Univest any non-public information about Valley Green that it provides to the third party making the proposal, to the extent such information was not previously provided to Univest.

The term “superior proposal,” as defined under the merger agreement, means any bona fide, unsolicited written acquisition proposal made by a person other than Univest, which the Valley Green board of directors determines in its good faith judgment, after considering the advice of its outside legal counsel and financial advisor, taking into account, among other things, the type of consideration being offered, regulatory approvals, or other risks associated with the timing of the acquisition proposal, and all legal, financial, regulatory and other aspects of the acquisition:

•	would result in the acquisition of all of the outstanding shares of Valley Green common stock or substantially all of the assets of Valley Green on a consolidated basis; and

•	would result in a transaction that involves consideration to the holders of Valley Green common stock that is more favorable, from a financial point of view, than the consideration to be paid to such holders by Univest under the merger agreement, and for which there is no financing contingency and, in light of the other terms of the proposal, is more favorable to Valley Green than the merger.

In addition, Valley Green has agreed that it will not:

•	withdraw, qualify or modify in a manner adverse to Univest, its recommendation to its shareholders to approve the merger agreement, except to the extent otherwise permitted and described below;

•	approve or recommend, or publicly propose to approve or recommend, any acquisition proposal other than with respect to the Univest merger; or

•	enter into (or cause Valley Green or any of the Valley Green Subsidiaries to enter into) any letter of intent or other agreement relating to an acquisition proposal other than with respect to the Univest merger or requiring Valley Green to fail to consummate the merger.

Up until the time of the Valley Green shareholder meeting, however, Valley Green may withdraw, qualify or modify in a manner adverse to Univest its recommendation to Valley Green shareholders to approve the merger agreement, or take any of the other actions listed above in this paragraph with respect to another acquisition proposal if but only if:

•	the Valley Green board of directors has reasonably determined in good faith, after consultation with and having considered the advice of its outside legal counsel and financial advisor that the failure to take such actions would be inconsistent with the board’s fiduciary duties to Valley Green’s shareholders under applicable law;

•	it has provided at least five business days’ notice to Univest that a bona fide unsolicited proposal constitutes a superior proposal; and

•	after taking into account any adjusted, modified or amended terms as may have been committed to by Univest in writing, the Valley Green board of directors has again in good faith determined that the other acquisition proposal constitutes a superior proposal.

Expenses and Fees

In general, each of Univest and Valley Green will be responsible for all expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the merger agreement, including the costs of printing and mailing the joint proxy statement/prospectus for their respective special meetings.

Indemnification and Insurance

The merger agreement requires Univest to indemnify Valley Green’s and its subsidiaries’ current and former directors, officers and employees to the fullest extent as would have been permitted under Pennsylvania law and the Valley Green articles of incorporation or the Valley Green bylaws or similar governing documents. The merger agreement provides that in the event of any threatened or actual claim, action, suit, proceeding or investigation in which any person who is or has been a director, officer or employee of Valley Green or is threatened to be made party based in whole or in part on, or arising in whole or in part out of the fact that he or she is or was a director, officer or employee of Valley Green or any of its subsidiaries or predecessors and pertaining to any matter of fact arising, existing or occurring at or before the effective time of the merger (including the merger and the merger agreement), Univest will defend against and respond thereto.

Univest has agreed to indemnify and hold harmless each such indemnified party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees), judgments, and amounts paid in settlement in connection with any such threatened or actual claim, action, suit proceeding or investigation. The merger agreement also requires that Univest provide advancement of expenses to, all past and present officers, directors and employees of Valley Green and its subsidiaries in their capacities as such against all such losses, claims, damages, costs, expenses, liabilities, judgments or amounts paid in settlement to the fullest extent permitted by applicable laws and Valley Green’s articles of incorporation and bylaws.

The merger agreement provides that Univest will maintain for a period of six years after completion of the merger Valley Green’s current directors’ and officers’ liability insurance policies, or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than the current policy, with respect to acts or omissions occurring prior to the effective time of the merger, except that Univest is not required to incur an annual premium expense greater than 150% of Valley Green’s current annual directors’ and officers’ liability insurance premium.

Conditions to Complete the Merger

Completion of the merger is subject to the fulfillment or waiver of certain conditions, including:

•	the adoption of the agreement and plan of merger by the requisite vote of each of the Univest shareholders and the Valley Green shareholders;

•	the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part with respect to the Univest common stock to be issued in the merger under the Securities Act and the absence of any stop order or proceedings initiated or threatened by the SEC for that purpose;

•	the receipt by each of Univest and Valley Green of a legal opinion with respect to certain United States federal income tax consequences of the merger;

•	the receipt and effectiveness of all required governmental and other approvals, authorizations and consents on terms and conditions that would not have a material adverse effect on Univest or Valley Green, and the expiration of all related waiting periods required to complete the merger;

•	the execution of agreements between Valley Green directors and Univest restricting Valley Green directors, for a period of two (2) years from investing in a de novo bank or serving on the board of directors of a bank in the same geographic market as Univest Bank;

•	the execution of non-solicitation agreements between certain Valley Green employees and Univest;

•	the absence of any law, statute, regulation, judgment, decree, injunction or other order in effect by any court or other governmental entity that prohibits completion of the transactions contemplated by the merger agreement; and

•	the approval for listing on Nasdaq of the shares of Univest common stock issuable in the merger.

Each of Univest’s and Valley Green’s obligations to complete the merger is also separately subject to the satisfaction or waiver of a number of conditions including:

•	the absence of a material adverse effect on the other party;

•	the truth and correctness of the representations and warranties of each other party in the merger agreement, subject generally to the materiality standard provided in the merger agreement, and the performance by each other party in all material respects of their obligations under the merger agreement and the receipt by each party of certificates from the other party to that effect;

•	the exercise of rights to demand appraisal under the PBCL with respect to no more than 10% of the outstanding shares of Valley Green common stock;

•	execution and delivery of nonsolicitation and noncompetition agreements by each of Valley Green’s directors; and

•	Univest having delivered the merger consideration to the exchange agent.

We cannot provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this joint proxy statement/prospectus, we have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to completion by mutual consent or by either party in the following circumstances:

•	if there is a breach by the other party that would cause the failure of the closing conditions, unless the breach is capable of being, and is, cured within 30 days of notice of the breach and the terminating party is not itself in material breach;

•	if the merger has not been completed by March 31, 2015, unless the failure to complete the merger by that date was due to the terminating party’s material breach of a representation, warranty, covenant or other agreement under the merger agreement;

•	if any of the required regulatory approvals are denied (and the denial is final and non-appealable);

•	if any court of competent jurisdiction or governmental authority issues an order, decree, ruling or takes any other action retraining, enjoining or otherwise prohibiting the merger (and such order, decree, ruling or action is final and non-appealable); or

•	if the shareholders of either Univest or Valley Green fail to adopt the merger agreement at their respective special meetings.

In addition, Univest’s board of directors may terminate the merger agreement if the Valley Green board of directors receives a superior proposal and enters into a letter of intent, agreement in principle or an acquisition agreement with respect to such proposal, withdraws its recommendation of the merger agreement, fails to make such a recommendation or modifies or qualifies its recommendation, in a manner adverse to Univest, or has otherwise made a determination to accept such proposal.

Further, Valley Green’s board of directors may terminate the merger agreement if Valley Green has received a superior proposal and has made a determination to accept such proposal.

Valley Green may also terminate the merger agreement within five days after the later of (i) the date on which all regulatory approvals, and waivers, if applicable, necessary for consummation of the merger and the transactions contemplated by the merger agreement have been received or (ii) the date of the meeting of Valley Green shareholders (the “Determination Date”), if Valley Green’s board determines that each of the following have occurred:

•	the average of the daily closing sale prices of a share of Univest common stock as reported on Nasdaq for the 20 consecutive trading days immediately preceding the Determination Date (the “Determination Date Market Value”) is less than $16.06 (80% of the closing sale price of Univest common stock on the last trading date before the date of the merger agreement); and

•	The ratio obtained by dividing the Determination Date Market Value by $16.06 is less than the quotient obtained by dividing (A) the average of the daily closing sale price of the Nasdaq Bank Index for the 20 consecutive trading days immediately preceding the Determination Date by (B) $2,523.95 (the average of the daily closing sale price of the Nasdaq Bank Index for the twenty (20) consecutive trading days immediately preceding the last trading day before the date of the merger agreement) (the “Index Ratio”), minus 0.20.

Valley Green may not terminate in these circumstances, however, if Univest exercises its option to increase the Exchange Ratio so that the consideration to be received by Valley Green shareholders (in the form of Univest Common Stock), based on the Determination Date Market Value, is equal to the lesser of (i) $27.00 or (ii) the product of (x) $27.00 and (y) the Index Ratio.

Effect of Termination. If the merger agreement is terminated, it will become void, and there will be no liability on the part of Univest or Valley Green, except that both Univest and Valley Green will remain liable for any willful breach of the merger agreement and designated provisions of the merger agreement, including the payment of fees and expenses, and the confidential treatment of information and publicity restrictions, will survive the termination.

Termination Fee

Valley Green will pay Univest a termination fee of $3.0 million in the event that the merger agreement is terminated:

•	by Univest because Valley Green has received an alternative acquisition proposal, and Valley Green (1) enters into a letter of intent, agreement in principle or an acquisition agreement with respect to the alternative acquisition proposal, (2) fails to make, withdraws, modifies or qualifies its recommendation of the merger agreement in a manner adverse to Univest, or (3) delivers a written notice to Univest of its determination to accept the alternative acquisition proposal; or

•	by Valley Green, if Valley Green receives an alternative acquisition proposal and has made a determination to accept the alternative acquisition proposal.

Expense Reimbursement Fee

Valley Green will pay Univest an expense reimbursement fee within five (5) business days after Univest makes written demand therefor equal to the lesser of (i) the amount of Univest’s actual and documented out-of-pocket expenses incurred in connection with due diligence, negotiation and execution of the merger agreement and undertaking the transactions contemplated by the merger agreement (including without limitation all financial advisor, accounting, counsel and third party review firm fees), and (ii) $500,000 in the event that the merger is terminated by Univest as a result of the failure of the shareholders of Valley Green to approve the transactions contemplated by the merger agreement and, prior to the Valley Green Shareholders’ Meeting, any person shall have proposed or publicly announced an acquisition proposal for Valley Green.

Amendment, Waiver and Extension of the Merger Agreement

Subject to applicable law, the parties may amend the merger agreement by written agreement between Valley Green and Univest executed in the same manner as the merger agreement.

At any time prior to the completion of the merger, each of the parties, by action taken or authorized by their respective board of directors, to the extent legally allowed, may:

•	extend the time for the performance of any of the obligations or other acts of the other party;

•	waive any inaccuracies in the representations and warranties of the other party; or

•	waive compliance by the other party with any of the other agreements or conditions contained in the merger agreement.

However, after any approval of the transactions contemplated by the agreement and plan of merger by the shareholders of Valley Green and Univest, there may not be, without further approval of such shareholders, any amendment which reduces the amount or value or changes the form of consideration to be delivered to Valley Green shareholders.

ACCOUNTING TREATMENT

Univest will account for the merger using the acquisition method under generally accepted accounting principles. Under the acquisition method of accounting, the tangible and identifiable intangible assets and liabilities, including executory contracts and other commitments, of Valley Green will be recorded, as of completion of the merger, at their respective fair values. The excess of the purchase price over the net assets acquired will be recorded as goodwill to the extent not allocated to core deposit or other intangibles. Goodwill resulting from the merger will not be amortized but will be reviewed for impairment at least annually. Core deposits and other intangibles with finite useful lives recorded in connection with the merger will be amortized. If the net assets acquired exceed the purchase price, the resulting difference will be recorded as a bargain purchase gain.

Financial statements and reported results of operations of Univest issued after completion of the merger will not be restated retroactively to reflect the historical financial position or results of operations of Valley Green.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion addresses the material United States federal income tax consequences of the merger to a Valley Green shareholder who holds shares of Valley Green common stock as a capital asset. This discussion is based upon the Internal Revenue Code, Treasury regulations promulgated under the Internal Revenue Code, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this discussion and all of which are subject to change (possibly with retroactive effect) and to differing interpretations. It is also based upon representations and facts provided by each of Univest and Valley Green to Stevens & Lee, P.C. Future legislative, judicial, or administrative changes or interpretations which may or may not be retroactive, or the failure of any such facts or representations to be true, accurate and complete, may affect the statements and conclusions described in this discussion.

This discussion is not intended to be a complete description of all of the United States federal income tax consequences of the merger. Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to Valley Green shareholders in light of their particular circumstances and does not address aspects of United States federal income taxation that may be applicable to Valley Green shareholders subject to special treatment under the Internal Revenue Code (including but not limited to banks, financial institutions, trusts, estates, persons who hold shares of Valley Green common stock in an individual retirement account (IRA), 401(k) plans or similar tax-favored accounts, tax-exempt organizations, insurance companies, dealers or brokers in securities or foreign currencies, traders in securities that elect to use a mark-to-market method of accounting, persons holding Valley Green common stock through a pass-through entity, Valley Green shareholders who hold their shares of Valley Green common stock as part of a hedge, straddle, conversion transaction or constructive sale transaction, Valley Green shareholders who acquired their shares of Valley Green common stock pursuant to the exercise of employee stock options or otherwise as compensation, persons that hold options or warrants to acquire Valley Green common stock, persons whose functional currency for United States federal income tax purposes is not the United States dollar, persons who are United States expatriates and holders who are not United States persons, within the meaning of Section 7701(a)(30) of the Internal Revenue Code). In addition, the discussion does not address any aspect of state, local or foreign taxation. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax aspects set forth below.

Valley Green shareholders are encouraged to consult their tax advisors with respect to the particular United States federal, state, local and foreign tax consequences of the merger.

The closing of the merger is conditioned, in part, upon the receipt by Univest of the opinion of Stevens & Lee P.C., and the receipt by Valley Green of the opinion of Stradley, Ronon, Stevens & Young, LLP, each dated as of the effective date of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in the opinion (including factual representations contained in certificates of officers of Univest and Valley Green) which are consistent with the state of facts existing as of the effective date of the merger, the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The tax opinions to be delivered in connection with the merger represent each counsel’s best legal judgment; however, such opinions are not binding on the IRS or the courts, and neither Univest nor Valley Green intends to request a ruling from the IRS with respect to the United States federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the facts, representations or assumptions upon which such opinions are based is inconsistent with the actual facts, the United States federal income tax consequences of the merger could be adversely affected.

Assuming that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the discussion below sets forth the opinion of Stevens and Lee, P.C. as to the material United States federal income tax consequences of the merger to Valley Green shareholders.

A Valley Green shareholder will not recognize gain or loss as a result of such shareholder’s shares of Valley Green common stock being exchanged in the merger solely for shares of Univest common stock, except as described below with respect to the receipt of cash in lieu of a fractional share of Univest common stock. A Valley Green shareholder’s aggregate tax basis in shares of Univest common stock received in the merger, including any fractional share deemed received and exchanged as described below, will equal the aggregate tax basis of the shareholder’s Valley Green shares surrendered in the merger. The holding period of the Univest common stock will include the holding period of the shares of Valley Green common stock surrendered in the merger, provided the Valley Green shareholder’s shares are held as a capital asset at the time of the merger.

Cash received by a Valley Green shareholder in lieu of a fractional share of Univest common stock generally will be treated as received in redemption of the fractional share, and gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the shareholder’s aggregate adjusted tax basis of the shares of Valley Green common stock surrendered that is allocable to the fractional share. Such gain or loss generally will be a long-term capital gain or loss if the holding period for the shares of Valley Green common stock is more than one year at the time of the merger. The deductibility of capital losses is subject to limitations.

A Valley Green shareholder who exercises dissenter’s rights in connection with the merger will recognize gain or loss to the extent the cash received in exchange for such shareholder’s shares of Valley Green common stock is greater or less than the shareholder’s adjusted basis for the Valley Green common stock. Such gain or loss generally will be long-term capital gain or loss if the holding period for the shares of Valley Green common stock is more than one year at the time of the merger.

Holders of Valley Green warrants and stock options should consult their tax advisors regarding the federal income and other tax consequences of the merger to them.

A holder of Valley Green common stock who receives Univest common stock as a result of the merger should retain records pertaining to the merger, including records relating to the number of shares and the basis of such holder’s Valley Green common stock. Each holder of Valley Green common stock who is required to file a U.S. federal income tax return and who is a “significant holder” that receives Univest common stock in the merger will be required to file a statement with such U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3 setting forth such holder’s basis in the Valley Green common stock surrendered, the fair market value of the Univest common stock and any cash received in the merger, and certain other information. A “significant holder” is a holder of Valley Green common stock who, immediately before the merger, either owned at least 1% of the total outstanding stock of Valley Green or owned Valley Green common stock with a basis for federal income tax purposes of one million dollars or more.

Tax matters are very complicated, and the tax consequences of the merger to each holder of Valley Green common stock will depend on the facts of that shareholder’s particular situation. The discussion set forth above does not address all United States federal income tax consequences that may be relevant to a particular holder of Valley Green common stock and may not be applicable to holders in special situations. Holders of Valley Green common stock are urged to consult their own tax advisors regarding the specific tax consequences of the merger.

THE UNIVEST SPECIAL MEETING

This joint proxy statement/prospectus is being furnished to Univest shareholders by Univest’s board of directors in connection with the solicitation of proxies from the holders of Univest common stock for use at the special meeting of Univest shareholders and any adjournments or postponements of the special meeting.

Date, Time and Place

The special meeting will be held on December 3, 2014 at 2:00 p.m., local time, at 14 North Main Street, Souderton, Pennsylvania 18964, subject to any adjournments or postponements.

Matters to be Considered

At the special meeting, Univest shareholders will be asked to consider and vote upon the following proposals:

1.	adoption of the merger agreement as described in detail under the heading “The Merger” beginning on page 35;

2.	approval of a proposal to authorize the board of directors to adjourn the special meeting, if necessary, to solicit additional proxies to adopt the merger agreement; and

3.	transaction of any such other business as may properly be presented at the meeting or any adjournment or postponement of the meeting.

At this time, the Univest board of directors is unaware of any matters, other than those set forth above, that may properly come before the special meeting.

Shareholders Entitled to Vote

The close of business on October 15, 2014 has been fixed by Univest’s board of directors as the record date for the determination of those holders of Univest common stock who are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting.

At the close of business on the record date there were 16,214,016 shares of Univest common stock outstanding and entitled to vote, held by approximately 4,166 holders of record. A list of the shareholders of record entitled to vote at the special meeting will be available for examination by Univest shareholders. The list will be available for inspection at the special meeting and for ten days prior to the meeting at Univest’s headquarters located at 14 North Main Street, Souderton, Pennsylvania 18964, during normal business hours.

Quorum and Required Vote

Each holder of record of shares of Univest common stock as of the Univest record date is entitled to cast one vote per share at the special meeting on each proposal. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Univest common stock entitled to vote at the special meeting constitutes a quorum for the transaction of business at the special meeting. The affirmative vote at the Univest special meeting, in person or by proxy, of a majority of the total votes cast at the special meeting is required to approve the merger agreement. The affirmative vote, in person or by proxy, of a majority of the total votes cast at the Univest special meeting is required to approve the proposal to adjourn the Univest special meeting, if necessary, to solicit additional proxies and any other matter that may properly come before the special meeting. Abstentions and broker non-votes will not affect the outcome of either proposal or any other matter that may properly come before the special meeting.

How Shares Will Be Voted at the Special Meeting

All shares of Univest common stock represented by properly executed proxies received before or at the special meeting, and not properly revoked, will be voted as specified in the proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adoption of the merger agreement and “FOR” the adjournment or postponement of the special meeting, if necessary, to permit further solicitation of proxies as included in this joint proxy statement/prospectus.

If you hold shares of Univest common stock in street name through a bank, broker or other nominee holder, the nominee holder may only vote your shares in accordance with your instructions. If you do not give specific instructions to your nominee holder as to how you want your shares voted, your nominee will indicate that it does not have authority to vote on the proposal, which will result in what is called a “broker non-vote.” Broker non-votes will be counted for purposes of determining whether there is a quorum present at the special meeting, but they will not be deemed to have been voted on any of the proposals. Abstentions and broker non-votes will not affect the outcomes of any of the proposals.

If any other matters are properly brought before the special meeting, the proxies named in the proxy card will have discretion to vote the shares represented by duly executed proxies in their sole discretion.

How to Vote Your Shares

Univest shareholders may vote in person at the special meeting or by one of the following methods:

Voting by Mail. You may vote by completing and returning the enclosed proxy card. Your proxy will be voted in accordance with your instructions. If you do not specify a choice on one of the proposals described in this joint proxy statement, your proxy will be voted in favor of that proposal.

Voting by Internet. If you are a registered shareholder, you may vote electronically through the Internet by following the instructions included with your proxy card. If your shares are registered in the name of a broker or other nominee, your nominee may be participating in a program provided through ADP Investor Communication Services that allows you to vote via the Internet. If so, the voting form your nominee sends you will provide Internet instructions.

Voting in Person. If you attend the meeting, you may deliver your completed proxy card in person or may vote by completing a ballot which will be available at the meeting. If your shares are registered in the name of a broker or other nominee and you wish to vote at the meeting, you will need to obtain a legal proxy from your bank or brokerage firm. Please consult the voting form sent to you by your bank or broker to determine how to obtain a legal proxy in order to vote in person at the special meeting. Should you have any questions on the procedure for voting your shares, please contact Karen E. Tejkl, 14 North Main Street, Souderton, Pennsylvania 18964.

How to Change Your Vote

If you are a registered shareholder, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to the Secretary of Univest, or (3) attending the special meeting in person, notifying the Secretary and voting by ballot at the special meeting. The Univest Secretary’s mailing address is 14 North Main Street, Souderton, Pennsylvania 18964. If your shares are registered in the name of a broker or other nominee, you may later revoke your proxy instructions by informing the holder of record in accordance with that entity’s procedures.

Solicitation of Proxies

Univest will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, Univest will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Univest common stock and secure their voting instructions. Univest will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, Univest may use several of its regular employees, who will not be specially compensated, to solicit proxies from Univest shareholders, either personally or by telephone, facsimile, letter or other electronic means.

Univest and Valley Green will each bear the expenses incurred in connection with the copying, printing and distribution of this joint proxy statement/prospectus for their respective special meetings.

Attending the Meeting

All holders of Univest common stock, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Shareholders of record can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. We reserve the right to refuse admittance to anyone without both proper proof of share ownership and proper photo identification.

UNIVEST SPECIAL MEETING—PROPOSAL NO. 1

ADOPTION OF THE MERGER AGREEMENT

Univest is asking its shareholders to adopt the merger agreement. For a detailed discussion of the merger, including the terms and conditions of the merger agreement, see “The Merger,” beginning on page 35. As discussed in detail in the sections entitled “The Merger—Univest’s Reasons for the Merger,” and “ — Recommendation of Univest’s Board of Directors,” beginning on pages 47 and 48, respectively, after careful consideration, the Univest board of directors determined that the terms of the merger agreement and the transactions contemplated by it are in the best interests of Univest and the board unanimously approved the merger agreement. Accordingly, Univest’s board of directors unanimously recommends that Univest shareholders vote “FOR” adoption of the merger agreement.

UNIVEST SPECIAL MEETING—PROPOSAL NO. 2

AUTHORIZATION TO VOTE ON ADJOURNMENT OR OTHER MATTERS

General

If, at the Univest special meeting, the number of shares of Univest common stock, present in person or by proxy, is insufficient to constitute a quorum or the number of shares of Univest common stock voting in favor is insufficient to adopt the merger agreement, Univest management intends to move to adjourn the special meeting in order to enable the Univest board of directors more time to solicit additional proxies. In that event, Univest will ask its shareholders to vote only upon the adjournment proposal and not the proposal relating to adoption of the merger agreement.

In this proposal, Univest is asking you to grant discretionary authority to the holder of any proxy solicited by the Univest board of directors so that such holder can vote in favor of the proposal to adjourn the special meeting to solicit additional proxies. If the shareholders of Univest approve the adjournment proposal, Univest could adjourn the special meeting, and any adjourned session of the special meeting, and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders who have previously voted.

Generally, if the special meeting is adjourned, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the special meeting of the place, date and time to which the meeting is adjourned.

Adjournment of Meeting

Pursuant to Univest’s bylaws, the adjournment proposal requires the affirmative vote of a majority of all votes cast, in person and by proxy, at the Univest special meeting for the proposal. Abstentions and broker non-votes will not affect the vote on the adjournment proposal.

Recommendation of the Univest Board of Directors

The Univest board of directors recommends a vote “FOR” the proposal to authorize the board of directors to adjourn the special meeting of shareholders to allow time for the further solicitation of proxies to adopt the merger agreement.

Univest Affiliate Letter

As of the record date, directors and executive officers of Univest and their affiliates had the right to vote 606,138 shares of Univest common stock, or 3.74% of the outstanding Univest common stock entitled to be voted at the special meeting. In accordance with the terms of the merger agreement, each of the directors and executive officers of Univest has executed an Affiliate Letter in favor of Valley Green pursuant to which he or she has agreed to vote all shares of Univest common stock owned by him or her in favor of adoption of the merger agreement and the transactions contemplated thereby.

INFORMATION ABOUT UNIVEST CORPORATION OF PENNSYLVANIA

Business

General

Univest was incorporated under the laws of the Commonwealth of Pennsylvania on January 3, 1973 as a bank holding company, and is headquartered in Souderton, Pennsylvania. Univest provides a full range of financial services through the branch network of its wholly owned banking subsidiary, Univest Bank and Trust Co. Univest’s business has consisted primarily of managing and supervising Univest Bank, and its principal source of income has been dividends paid by Univest Bank. Univest is a registered bank holding company with the FRB under the Bank Holding Company Act of 1956, as amended. Univest’s common stock is traded on the Nasdaq Global Select Market under the symbol “UVSP.” The website for Univest is http://www.univest.net.

As of June 30, 2014, Univest had total consolidated assets of $2.2 billion, net loans of $1.6 billion, total deposits of $1.8 billion and shareholders’ equity of $286.8 million. The deposits of Univest Bank are insured by the FDIC to the maximum extent permitted by law.

Operating Subsidiaries

Univest Bank is a Pennsylvania state-chartered bank and trust company. As a state-chartered member bank of the Federal Reserve System, Univest Bank is regulated primarily by the PDB and the FRB of Philadelphia.

Univest Bank is engaged in the general commercial and consumer banking business and provides a full range of banking and trust services to its customers. Univest Bank is the parent company of Delview, Inc., which is the parent company of Univest Insurance, Inc., an independent insurance agency, and Univest Investments, Inc., a full-service broker-dealer and investment advisory firm and Girard Partners, a registered investment advisor. Univest Insurance has three offices in Pennsylvania and one in Maryland. Univest Investments has two offices in Pennsylvania. Girard Partners has one office in Pennsylvania, one satellite office in Virginia, and one satellite office in Florida. Univest Bank is also the parent company of Univest Capital, Inc., an equipment financing business, and TCG Investment Advisory, a registered investment advisor which provides discretionary investment consulting and management services. Through its wholly-owned subsidiaries, Univest Bank provides a variety of financial services to individuals, municipalities and businesses throughout its markets of operation.

Univest Investments, Inc., Univest Insurance, Inc. and Univest Capital, Inc. were formed and Girard Partners was acquired to enhance the traditional banking and trust services provided by Univest Bank. None of such companies currently meet the quantitative thresholds for separate disclosure as a business segment. Therefore, Univest currently has one reportable segment, “Community Banking,” and this is strategically how Univest operates and has positioned itself in the marketplace. Univest’s activities are interrelated, each activity is dependent, and performance is assessed based on how each of these activities supports the others. Accordingly, significant operating decisions are based upon analysis of Univest as one Community Banking operating segment.

Additional Information

Additional information about Univest and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information” on page iii.

THE VALLEY GREEN SPECIAL MEETING

This joint proxy statement/prospectus is being furnished to Valley Green shareholders by Valley Green’s board of directors in connection with the solicitation of proxies from the holders of Valley Green common stock for use at the special meeting of Valley Green shareholders and any adjournments or postponements of the special meeting.

Date, Time and Place

The special meeting will be held on December 2, 2014 at 10:00 a.m., local time, at Lutheran Theological Seminary, 7301 Germantown Pike, Philadelphia, Pennsylvania 19119, subject to any adjournments or postponements.

Matters to be Considered

At the special meeting, Valley Green shareholders will be asked to consider and vote upon the following proposals:

1.	adoption of the merger agreement as described in detail under the heading “The Merger” beginning on page 35;

2.	approval of a proposal to authorize the board of directors to adjourn the special meeting, if necessary, to solicit additional proxies to adopt the merger agreement; and

3.	transaction of any such other business as may properly be presented at the meeting or any adjournment or postponement of the meeting.

At this time, the Valley Green board of directors is unaware of any matters, other than those set forth above, that may properly come before the special meeting.

Shareholders Entitled to Vote

The close of business on October 15, 2014 has been fixed by Valley Green’s board of directors as the record date for the determination of those holders of Valley Green common stock who are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting.

At the close of business on the record date there were 2,797,453 shares of Valley Green common stock outstanding and entitled to vote, held by approximately 373 holders of record. A list of the shareholders of record entitled to vote at the special meeting will be available for inspection at the special meeting and for ten days prior to the meeting at Valley Green’s headquarters located at 7226 Germantown Avenue, Philadelphia, Pennsylvania 19119, during normal business hours.

Quorum and Required Vote

Each holder of record of shares of Valley Green common stock as of the Valley Green record date is entitled to cast one vote per share at the special meeting on each proposal. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Valley Green common stock entitled to vote at the special meeting constitutes a quorum for the transaction of business at the special meeting. The affirmative vote at the Valley Green special meeting, in person or by proxy, of at least seventy percent (70%) of the outstanding shares of Valley Green common stock is required to approve the merger agreement. The affirmative vote, in person or by proxy, of a majority of votes cast at the Valley Green special meeting is required to approve the proposal to adjourn the Valley Green special meeting, if necessary, to solicit additional proxies, and any other matter that may properly come before the special meeting.

How Shares Will Be Voted at the Special Meeting

All shares of Valley Green common stock represented by properly executed proxies received before or at the special meeting, and not properly revoked, will be voted as specified in the proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adoption of the merger agreement, and “FOR” the adjournment or postponement of the special meeting, if necessary, to permit further solicitation of proxies as included in this joint proxy statement/prospectus.

If you hold shares of Valley Green common stock in street name through a bank, broker or other nominee holder, the nominee holder may only vote your shares in accordance with your instructions. If you do not give specific instructions to your nominee holder as to how you want your shares voted, your nominee will indicate that it does not have authority to vote on the proposal, which will result in what is called a “broker non-vote.” Broker non-votes will be counted for purposes of determining whether there is a quorum present at the special meeting, but they will not be deemed to have been voted on any of the proposals. Abstentions and broker non-votes with respect to the merger agreement will effectively act as “no” votes on such proposal, but will not affect the outcomes of any of the other proposals.

If any other matters are properly brought before the special meeting, the proxies named in the proxy card will have discretion to vote the shares represented by duly executed proxies in their sole discretion.

How to Vote Your Shares

Valley Green shareholders may vote in person at the special meeting or by one of the following methods:

Voting by Mail. You may vote by completing and returning the enclosed proxy card. Your proxy will be voted in accordance with your instructions. If you do not specify a choice on one of the proposals described in this joint proxy statement, your proxy will be voted in favor of that proposal.

Voting in Person. If you attend the meeting, you may deliver your completed proxy card in person or may vote by completing a ballot which will be available at the meeting. If your shares are registered in the name of a broker or other nominee and you wish to vote at the meeting, you will need to obtain a legal proxy from your bank or brokerage firm. Please consult the voting form sent to you by your bank or broker to determine how to obtain a legal proxy in order to vote in person at the special meeting. Should you have any questions on the procedure for voting your shares, please contact Valley Green’s Corporate Secretary, Cheryl Richards, 7226 Germantown Avenue, Philadelphia, Pennsylvania 19119.

How to Change Your Vote

If you are a registered shareholder, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to the Corporate Secretary of Valley Green, or (3) attending the special meeting in person, notifying the Secretary and voting by ballot at the special meeting. The Valley Green Secretary’s mailing address is 7226 Germantown Avenue, Philadelphia, Pennsylvania 19119. If your shares are registered in the name of a broker or other nominee, you may later revoke your proxy instructions by informing the holder of record in accordance with that entity’s procedures.

Solicitation of Proxies

Valley Green will bear the entire cost of soliciting proxies from you for the Valley Green special meeting. In addition to solicitation of proxies by mail, Valley Green will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Valley Green common stock and secure their voting instructions. Valley Green will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, Valley Green may use several of its regular employees, who will not be specially compensated, to solicit proxies from Valley Green shareholders, either personally or by telephone, facsimile, letter or other electronic means.

Univest and Valley Green will each bear the expenses incurred in connection with the copying, printing and distribution of this joint proxy statement/prospectus for their respective special meetings.

Valley Green Affiliate Letter

As of the record date, directors and executive officers of Valley Green and their affiliates had the right to vote 769,233 shares of Valley Green common stock, or 27.5% of the outstanding Valley Green common stock entitled to be voted at the special meeting. In accordance with the terms of the merger agreement, each of the directors and the executive officers of Valley Green has executed an Affiliate Letter in favor of Univest pursuant to which he or she has agreed to vote all shares of Valley Green common stock owned by him or her in favor of adoption of the merger agreement and the transactions contemplated thereby.

Attending the Meeting

All holders of Valley Green common stock, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the special meeting. Shareholders of record can vote in person at the special meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. We reserve the right to refuse admittance to anyone without both proper proof of share ownership and proper photo identification.

VALLEY GREEN SPECIAL MEETING—PROPOSAL NO. 1

ADOPTION OF THE MERGER AGREEMENT

Valley Green is asking its shareholders to adopt the merger agreement. For a detailed discussion of the merger, including the terms and conditions of the merger agreement, see “The Merger,” beginning on page 35. As discussed in detail in the sections entitled “The Merger—Valley Green’s Reasons for the Merger,” and “ —Recommendation of Valley Green’s Board of Directors,” beginning on pages 37 and 38, respectively, after careful consideration, the Valley Green board of directors determined that the terms of the merger agreement and the transactions contemplated by it are in the best interests of Valley Green’s shareholders and the board unanimously approved the merger agreement. Accordingly, Valley Green’s board of directors unanimously recommends that Valley Green shareholders vote “FOR” adoption of the merger agreement.

Vote Required

Pursuant to Valley Green’s articles of incorporation, this proposal requires the affirmative vote of 70% of the outstanding shares of common stock of Valley Green. Therefore, abstentions and broker non-votes will in effect be a vote against the merger.

Recommendation of the Valley Green Board of Directors

The Valley Green board of directors recommends a vote “FOR” the proposal to approve the merger agreement.

VALLEY GREEN SPECIAL MEETING—PROPOSAL NO. 2

AUTHORIZATION TO VOTE ON ADJOURNMENT OR OTHER MATTERS

General

If, at the Valley Green special meeting, the number of shares of Valley Green common stock, present in person or by proxy, is insufficient to constitute a quorum or the number of shares of Valley Green common stock voting in favor is insufficient to adopt the merger agreement, Valley Green management intends to move to adjourn the special meeting in order to enable the Valley Green board of directors more time to solicit additional proxies. In that event, Valley Green will ask its shareholders to vote only upon the adjournment proposal and not the proposal relating to adoption of the merger agreement.

In this proposal, Valley Green is asking you to grant discretionary authority to the holder of any proxy solicited by the Valley Green board of directors so that such holder can vote in favor of the proposal to adjourn the special meeting to solicit additional proxies. If the shareholders of Valley Green approve the adjournment proposal, Valley Green could adjourn the special meeting, and any adjourned session of the special meeting, and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders who have previously voted.

Generally, if the special meeting is adjourned, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the special meeting of the place, date and time to which the meeting is adjourned.

Vote Required

Pursuant to Valley Green’s bylaws, the adjournment proposal requires the affirmative vote of a majority of all votes cast, in person and by proxy, at the Valley Green special meeting. Abstentions and broker non-votes will not affect the vote on the adjournment proposal.

Recommendation of the Valley Green Board of Directors

The Valley Green board of directors recommends a vote “FOR” the proposal to authorize the board of directors to adjourn the special meeting of shareholders to allow time for the further solicitation of proxies to adopt the merger agreement.

INFORMATION ABOUT VALLEY GREEN BANK

Business

Valley Green Bank is a Pennsylvania chartered bank incorporated in 2005. As of June 30, 2014, Valley Green had total assets of $389.5 million, total deposits of $353.2 million and shareholders’ equity of $34.9 million. Valley Green Bank‘s headquarters is located at 7226 Germantown Avenue, Philadelphia Pennsylvania 19119. As of June 30, 2014, Valley Green had 52 full time equivalent staff.

Valley Green operates three full-service banking offices located in Philadelphia and two loan production offices, one located in Philadelphia County, Pennsylvania and one located in Montgomery County, Pennsylvania. Valley Green conducts its business as a community bank providing a full array of commercial and retail banking services and products to individuals and businesses located primarily in Philadelphia and Montgomery counties of Pennsylvania. Valley Green’s strategic plan has been focused on offering high-quality products and personalized service through seasoned community bankers working from banking centers strategically located near its customers.

Valley Green has sought to capitalize on market opportunities created by the significant reduction in the number of small to mid-sized community banks serving its market area. After starting operations in 2005 with one retail office located at its headquarters in the Mt. Airy section of Philadelphia, Valley Green opened an additional retail office in the Chestnut Hill section of Philadelphia in 2007, a loan production office in Montgomery County in 2010, a loan production office in Center City Philadelphia in 2011 and a retail office in South Philadelphia in 2013.

Since its inception, Valley Green has focused on growing and diversifying its loan portfolio and improving loan yield and fee income, growing core deposits, lowering its overall cost of funds, and managing expenses in its efforts to increase efficiency and profitability. At June 30, 2014, Valley Green had total gross loans of $349.4 million, a $25.2 million or 8% increase over total loans at December 31, 2013. Valley Green’s total non-performing assets were $1.9 million or 0.45% of total assets at June 30, 2014 compared to total non-performing assets of $1.1 million or 0.31% of total assets at December 31, 2013. At June 30, 2014, Valley Green was deemed well capitalized with a ratio of total risk-based capital to risk-weighted assets of 11.86%, ratio of Tier 1 capital to total assets of 11.08%, and a Tier 1 leverage ratio of capital to total assets of 9.31%. Valley Green reported consolidated net income of $2.6 million for the six months ended June 30, 2014 and $4.6 million for the year ended December 31, 2013.

Valley Green’s Market Area. Valley Green’s market area is the greater Philadelphia region, which is the fourth-largest metropolitan statistical area in the United States. The region is anchored by Philadelphia, a city with 1.5 million residents and the largest city in Pennsylvania, the second largest city on the East Coast and the fifth largest city in the United States. Valley Green targets the city of Philadelphia as well as the counties around Philadelphia with a particular concentration in Montgomery County.

Valley Green Lending, Deposit Products and Services—General. Valley Green provides banking products and services to individuals and businesses in the Philadelphia metropolitan area.

The products and services which Valley Green offers include:

Lending

•	Residential home equity loans and mortgage loans;

•	Consumer secured and unsecured loans;

•	Residential, multi-family and commercial construction loans;

•	Commercial and industrial loans to local businesses;

•	SBA lending;

•	Multi-family residential mortgage loans; and

•	Commercial real estate loans to local businesses.

Deposit Products

•	Personal checking accounts, savings accounts and NOW accounts;

•	Personal money market deposit accounts and certificates of deposit; and

•	Commercial business checking, savings and money market deposit accounts.

Other Products, Services and Activities

•	Informational website;

•	Payroll direct deposit;

•	ATM cards, credit cards and debit cards;

•	Online banking;

•	Bill payment;

•	ATM network access;

•	Bank by mail;

•	Wire transfers; and

•	Telephone banking.

Cash Management

•	Investment/Sweep accounts;

•	Wire transfer services;

•	Zero balance accounts;

•	Depository services;

•	Remote deposit capture;

•	Escrow accounting services; and

•	Business debit/credit cards

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following Valley Green Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with Valley Green’s financial statements and related notes included elsewhere in this joint proxy statement/prospectus beginning at page 93.

Valley Green’s results of operations depend, to a large extent, on net interest income, which is the difference between the income earned on its loan and investment portfolios and interest expense on deposits and borrowings. Net interest income is largely determined by net interest spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, and the relative amounts of interest-earning assets and interest-bearing liabilities. Results of operations are also affected by the provision for loan losses, other income and other expenses. Other, or non-interest, expenses principally consist of compensation and employee benefits, office occupancy and equipment expense, data processing, advertising and business promotion, professional service fees and other expense. Valley Green’s results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially impact Valley Green financial conditions and results of operations.

Valley Green’s Critical Accounting Policies. In reviewing and understanding financial information for Valley Green, you are encouraged to read and understand the significant accounting policies used in preparing its financial statements. These policies are described in Note 2 of the notes to the Valley Green financial statements included elsewhere in this joint proxy statement/prospectus. The accounting and financial reporting policies of Valley Green conform to US GAAP and to general practices within the banking industry. Accordingly, the Valley Green financial statements require certain estimates, judgments, and assumptions, which are believed to be reasonable, based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the periods presented. The following accounting policies comprise those that Valley Green management believes are the most critical to aid in fully understanding and evaluating its reported financial results. These policies require numerous estimates or economic assumptions that may prove inaccurate or may be subject to variations which may affect Valley Green’s reported results and financial condition for the period or in future periods.

Allowance for Loan Losses. The allowance for loan losses represents management’s estimate of losses inherent in the loan portfolio as of the balance sheet date and is recorded as a reduction to loans. The allowance for loan losses is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely. Because all identified losses are immediately charged off, no portion of the allowance for loan losses is restricted to any individual loan or groups of loans, and the entire allowance is available to absorb any and all loan losses.

The allowance for loan losses is maintained by Valley Green at a level considered appropriate under US GAAP to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based on past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, the composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The allowance consists of specific and general components. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers pools of loans by loan class including commercial loans not considered impaired, as well as smaller balance homogeneous loans, such as residential real estate, home equity and other consumer loans. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, as adjusted for qualitative factors. Allowance for loan losses final schedules, calculations and the resulting evaluation process are reviewed quarterly by the Valley Green Board of Directors.

A loan is considered impaired when, based on current information and events, it is probable that Valley Green will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by Valley Green management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified by Valley Green as impaired. Valley Green management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial, commercial real estate, commercial construction, residential real estate, and consumer loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent.

The allowance is adjusted by Valley Green for other significant factors that affect the collectability of the loan portfolio as of the evaluation date including changes in lending policy and procedures, loan volume and concentrations, seasoning of the portfolio, loss experience in particular segments of the portfolio, and bank regulatory examination results. Other factors include changes in economic and business conditions affecting Valley Green’s primary lending areas and credit quality trends. Loss factors are reevaluated each reporting period to ensure their relevance in the current economic environment. Valley Green reviews key ratios such as the allowance for loan losses to total loans receivable and as a percentage of non-performing loans; however, Valley Green does not try to maintain any specific target range for these ratios.

While Valley Green management uses the best information available to make loan loss allowance evaluations, adjustments to the allowance may be necessary based on changes in economic and other conditions or changes in accounting guidance. In addition, the Federal Deposit Insurance Corporation and Pennsylvania Department of Banking and Securities, as an integral part of their examination processes, periodically review the allowance for loan losses. The examining entity may require the recognition of adjustments to the allowance for loan losses based on their judgment about information available to them at the time of their examinations. To the extent that actual outcomes differ from management’s estimates, additional provisions to the allowance for loan losses may be required that would adversely impact Valley Green earnings in future periods.

Fair Value Measurements. Valley Green uses fair value measurements to record fair value adjustments to certain assets to determine fair value disclosures. Securities available for sale are recorded at fair value on a recurring basis. Additionally, from time to time, Valley Green may be required to record at fair value other assets on a nonrecurring basis, such as impaired loans, real estate owned and certain other assets. These nonrecurring fair value adjustments typically involve application of lower-of-cost-or-market accounting or write-downs of individual assets.

Under FASB ASC Topic 820, Fair Value Measurements, Valley Green groups its assets at fair value in three levels, based on the markets in which the assets are traded and the reliability of the assumptions used to determine fair value. These levels are:

•	Level 1—Valuation is based upon quoted prices for identical instruments traded in active markets.

•	Level 2—Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

•	Level 3—Valuation is generated from model-based techniques that use significant assumptions not observable in the market. These unobservable assumptions reflect Valley Green’s own estimates of assumptions that market participants would use in pricing the asset.

Under FASB ASC Topic 820, Valley Green bases its fair values on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. It is our policy to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements, in accordance with the fair value hierarchy in FASB ASC Topic 820.

Fair value measurements for assets where there exists limited or no observable market data and, therefore, are based primarily upon Valley Green or a third-party’s estimates, are often calculated based on the characteristics of the asset, the economic and competitive environment and other such factors. Therefore, the results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset. Additionally, there may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, that could significantly affect the results of current or future valuations that were measured at fair value on a nonrecurring basis using Level 3 measurements.

Income Taxes. Valley Green makes estimates and judgments to calculate some of its tax liabilities and determine the recoverability of some of its deferred tax assets, which arise from temporary differences between the tax and financial statement recognition of revenues and expenses. Valley Green also estimates a reserve for deferred tax assets if, based on the available evidence, it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. These estimates and judgments are inherently subjective.

In evaluating its ability to recover deferred tax assets, Valley Green considers all available positive and negative evidence, including past operating results and its forecast of future taxable income. In determining future taxable income, Valley Green makes assumptions for the amount of taxable income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies. These assumptions require Valley Green to make judgments about its future taxable income consistent with the plans and estimates it uses to manage its business. Any reduction in estimated future taxable income may require Valley Green to record a valuation allowance against its deferred tax assets. An increase in the valuation allowance would result in additional income tax expense in the period and could have a significant impact on Valley Green’s future earnings.

Other-Than-Temporary Impairment of Securities. Securities are evaluated by Valley Green on a monthly basis to determine whether declines in their value are other-than-temporary. To determine whether a loss in value is other-than-temporary, Valley Green’s management utilizes criteria such as the reasons underlying the decline, the magnitude and duration of the decline and whether or not management intends to sell or expects that it is more likely than not that it will be required to sell the security prior to an anticipated recovery of the fair value. The term “other-than-temporary” is not intended to indicate that the decline is permanent, but indicates that the prospects for a near-term recovery of value is not necessarily favorable, or that there is a lack of evidence to support a realizable value equal to or greater than the carrying value of the investment. Once a decline in value for a debt security is determined to be other-than-temporary, the other-than-temporary impairment is separated into (a) the amount of the total other-than-temporary impairment related to a decrease in cash flows expected to be collected from the debt security (the credit loss) and (b) the amount of the total other-than-temporary impairment related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings. The amount of the total other-than-temporary impairment related to all other factors is recognized in other comprehensive income (loss).

Valley Green Lending Activities. The following table shows the composition of Valley Green’s loan portfolio, including percentages, by type of loan at the dates indicated.

	June 30, 2014		December 31,
			2013		2012		2011		2010		2009
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
	(Dollars in thousands)
Commercial	$161,648	46.25%	$150,259	46.35%	$120,108	48.28%	$29,288	14.88%	$20,663	14.68%	$8,003	9.34%
Commercial real estate	127,577	36.51	116,504	35.93	97,548	39.22	81,648	41.50	59,565	42.33	39,992	46.69
Commercial construction	43,473	12.44	40,461	12.48	14,483	5.83	8,753	4.45	8,548	6.07	3,512	4.10
Residential real estate	3,596	1.03	4,634	1.43	5,955	2.39	62,992	32.02	41,297	29.35	29,166	34.05
Home equity	12,732	3.64	11,814	3.64	9,879	3.97	13,369	6.80	10,479	7.45	4,771	5.57
Consumer	448	0.13	547	0.17	779	0.31	684	0.35	174	0.12	212	0.25

Total loans	$349,474	100.0%	$324,219	100.0%	$248,752	100.0%	$196,734	100.0%	$140,726	100.0%	$85,656	100.0%

Deferred loan costs	(860)		(832)		(640)		(515)		(369)		(171)
Allowance for loan losses	(2,457)		(2,846)		(2,320)		(1,802)		(1,630)		(879)

Net loans	$346,157		$320,541		$245,792		$194,417		$138,727		$84,606

The following table shows the scheduled contractual maturities of Valley Green loans as of December 31, 2013, before giving effect to net items. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less. The amounts shown below do not take into account loan prepayments.

	Commercial	Commercial Real Estate	Commercial, Construction	Residential real estate		Home Equity	Consumer	Total
	(Dollars in thousands)
Amounts due after December 31, 2013 in:
One year or less	$45,521	$20,893	$15,343	$		$11,814	$93	$93,664
After one year through five years	77,154	82,195	13,645				72	173,066
After five years	27,584	13,416	11,473		4,634		382	57,489

Total	$150,259	$116,504	$40,461		$4,634	$11,814	$547	$324,219

The following table shows the dollar amount of Valley Green loans at December 31, 2013, which are due after December 31, 2014, as shown in the preceding table, and which have fixed interest rates or which have floating or adjustable interest rates.

	Fixed- Rate	Floating or Adjustable- Rate	Total at December 31, 2013
	(In thousands)
Commercial	$96,861	$7,877	$104,738
Commercial real estate	91,522	4,089	95,611
Commercial construction	25,118	596	25,714
Residential real estate	4,634	—	4,634
Home equity	—	—	—
Consumer	454	—	454

Total	$218,589	$12,562	$231,151

As a full-service community bank, Valley Green endeavors to meet the borrowing needs of customers and the communities in which it operates. As such, Valley Green takes into consideration general economic conditions, local market conditions and other factors which impact particular types of lending.

Valley Green provides business lending, including commercial, commercial real estate, commercial construction, residential real estate, home equity and consumer loans. Although terms for commercial and commercial real estate loans may vary, its underwriting standards generally allow for terms up to 10 years with monthly amortization up to 25 years and loan-to-value (“LTV”) ratios of not more than 80%. Interest rates may be either fixed or adjustable, based upon designated market indices plus a margin, and fees up to 1.0% of the loan at the time of origination may be charged. Prepayment fees are generally charged on most commercial real estate and multi-family loans in the event of early repayment on fixed-rate loans. Most loans greater than 5 years in length have interest rate resets after the fifth year.

Generally, Valley Green provides revolving lines of credit for a business’s short-term working capital needs secured by the business’s accounts receivables and/or inventory. Secured term loan financing is provided for the acquisition of fixed business assets, such as real property, vehicles, equipment and machinery, and is collateralized by those fixed assets. In addition to business assets pledged as collateral, the principal owner(s) of the borrower will personally guarantee most commercial business loans. Interest rates are typically variable and tied to a specific index, such as the prime rate.

Valley Green participates in the Small Business Administration (SBA) 7A government guaranteed lending program, a loan guaranty program and other programs with the Philadelphia Industrial Development Corporation.

Valley Green also finances residential construction projects with developers that have considerable experience within Valley Green’s core market. Residential construction loans generally require the borrower to maintain equity in a project of between 15% and 30% of the total cost of the construction project. Such loans typically have variable rates of interest, a maximum term to maturity of two years and LTV ratios less than 80%. Residential construction loans to developers are made on a pre-sold and speculative (unsold) basis; however, limits are placed on the number of units that can be built on a speculative basis based upon the reputation and financial position of the developer, his/her present obligations, the location of the property and prior sales in the surrounding area. In light of the current economic conditions relating to the real estate market, Valley Green continually monitors the real estate market and stress tests its commercial real estate and commercial construction portfolio positions.

Valley Green offers various types of consumer loans, including secured and unsecured loans. The majority of the consumer loan portfolio is comprised of home equity first or second mortgage loans or lines of credit. Valley Green also offers automobile loans, education loans, personal loans, property improvement loans and loans secured by deposits. Home equity mortgage loans generally are extended for a fixed amount and term (ranging up to 15 years) and have an LTV of 80% or less. Home equity lines of credit are a form of revolving credit and are generally secured by the underlying equity in the borrower’s home or second residence with an LTV of 80% or less.

Valley Green Asset Quality. One of Valley Green’s key objectives is to maintain a high level of asset quality. When a borrower fails to make a required payment on a loan, Valley Green attempts to cure the deficiency by contacting the borrower and requesting payment. Contact is generally made after the expiration of the grace period (usually 15 days) in the form of telephone calls and/or correspondence. In most cases, deficiencies are cured promptly. If the delinquency continues, Valley Green will initiate foreclosure or legal collection actions upon ninety days of delinquency.

Valley Green places loans on non-accrual status when, in the judgment of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual. When a loan is placed on non-accrual status, previously accrued but unpaid interest is deducted from interest income. As a matter of policy, Valley Green generally does not accrue interest on loans past due 90 days or more.

Real estate acquired by Valley Green as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until sold. Real estate owned is initially recorded at the lower of fair value less estimated costs to sell the property, or cost (generally the balance of the loan on the property at the date of acquisition). After the date of acquisition, all costs incurred in maintaining the property are expensed and costs incurred for the improvement or development of such property are capitalized up to the extent of their net realizable value.

Under accounting principles generally accepted in the United States of America (“GAAP”), Valley Green is required to account for certain loan modifications or restructurings as “troubled debt restructurings.” In general, the modification or restructuring of a debt constitutes a troubled debt restructuring if Valley Green, for economic or legal reasons related to the borrower’s financial difficulties, grants a concession to the borrower that Valley Green would not otherwise consider under current market conditions. Debt restructuring or loan modifications for a borrower do not necessarily always constitute troubled debt restructuring, however, and troubled debt restructuring does not necessarily result in non-accrual loans.

The following table shows the amounts of Valley Green non-performing assets, which include non-accruing loans, accruing loans 90 days or more past due and troubled debt restructurings at the dates indicated.

	June 30, 2014	December 31,
		2013	2012	2011	2010	2009
	(In thousands)
Non-accruing loans:
Commercial	$763	$378	$476	$153	$334	$—
Commercial real estate	—	—	536	38	1,427	601
Commercial construction	—	—	—	—	—	807
Residential real estate	—	—	—	1,074	—	—
Home equity	—	—	—	—	—	—
Consumer	17	—	—	—	—	—

Total non-accruing loans	780	378	1,012	1,265	1,761	1,408

Accruing loans 90 days or more past due:
Commercial	—	—	—	—	—	—
Commercial real estate	—	—	—	—	—	—
Commercial l construction	—	—	—	—	—	—
Residential real estate	—	—	—	—	—	—
Home equity	—	—	—	—	—	—
Consumer	—	—	—	—	—	—

Total accruing loans 90 days or more past due	—	—	—	—	—	—

Total non-performing loans	780	378	1,012	1,265	1,761	1,408

Other real estate owned	497	545	123	407	807	—

Total non-performing assets	1,277	923	1,135	1,672	2,568	1,408

Troubled debt restructurings:
Commercial	—	—	—	—	—	—
Commercial real estate	623	189	192	1,051	—	—
Commercial construction	—	—	—	—	—	—
Residential real estate	—	—	—	235	—	—
Home equity	—	—	—	—	—	—
Consumer	—	—	—	—	—	—

Total troubled debt restructurings	623	189	192	1,286	—	—

Total non-performing assets and troubled debt restructurings	$1,900	$1,112	$1,327	$2,958	$2,568	$1,408

The following table shows changes in Valley Green allowance for loan losses during the periods presented.

	At or for the Six Months Ended June 30,		At or for the Year Ended December 31,
	2014	2013	2013	2012	2011	2010	2009
	(Dollars in thousands)
Total loans outstanding at end of period	$349,474	$281,123	$324,219	$248,752	$196,734	$140,726	$85,656
Daily Average loans outstanding	330,870	259,959	279,873	215,579	164,437	113,476	74,838
Allowance for loan losses, beginning of period	2,846	2,320	2,320	1,802	1,630	879	1,200
Provision for loan losses	499	461	701	1,528	913	781	(206)
Charge-offs:
Commercial	883	100	178	546	288	30	100
Commercial real estate	5	—	—	335	63	—	55
Commercial real construction	—	—	—	148	—	—	—
Residential real estate	—	—	—	—	448	—	—
Home equity	—	—	—	—	—	—	—
Consumer	—	—	—	6	1	—	—

Total charge-offs	888	100	178	1,035	800	30	155

Recoveries on loans previously charged-off	—	2	3	25	59	—	40

Allowance for loan losses, end of period	$2,457	$2,683	$2,846	$2,320	$1,802	$1,630	$879

Net charge-offs/average loans outstanding	0.27%	0.04%	0.06%	0.47%	0.45%	0.03%	0.15%

Valley Green Investment Activities. In addition to loans, Valley Green invests in securities. Valley Green investments in securities are made pursuant to Valley Green’s investment policy. Valley Green’s investment policy is designed primarily to manage the interest rate sensitivity of its assets and liabilities, to generate a favorable return without incurring undue interest rate risk or credit risk, to complement its lending activities and to maintain liquidity.

At June 30, 2014, Valley Green investment securities at cost amounted to $13 million in the aggregate or 3.24% of its total assets at such date. The securities portfolio is comprised of U.S. Government corporations and agency securities.

At June 30, 2014, there was an aggregate of $370,000 in gross unrealized losses recorded on the investment securities portfolio. Securities are evaluated on a monthly basis to determine whether a decline in their value is other-than-temporary. To determine whether a loss in value is other-than-temporary, management utilizes criteria such as the reasons underlying the decline, the magnitude and duration of the decline and whether or not management intends to sell or expects that it is more likely than not that it will be required to sell the security prior to an anticipated recovery of the fair value. The term “other-than-temporary” is not intended to indicate that the decline is permanent, but indicates that the prospects for a near-term recovery of value is not necessarily favorable, or that there is a lack of evidence to support a realizable value equal to or greater than the carrying value of the investment. Once a decline in value for a debt security is determined to be other-than-temporary, the other-than-temporary impairment is separated into (a) the amount of the total other-than-temporary impairment related to a decrease in cash flows expected to be collected from the debt security (the credit loss) and (b) the amount of the total other-than-temporary impairment related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings. The amount of the total other-than-temporary impairment related to all other factors is recognized in other comprehensive income. Available for sale securities can be sold at any time based upon needs or market conditions. Available for sale securities are accounted for at fair value, with unrealized gains and losses on these securities, net of income tax, reflected in stockholders’ equity as accumulated other comprehensive income (loss). At June 30, 2014, all $12.996 million of securities were classified as available for sale and mature within five to ten years with a weighted average yield of 1.57%.

The following table sets forth certain information relating to Valley Green’s investment securities portfolio at the dates indicated.

	June 30, 2014			December 31,
				2013		2012		2011
	Amortized Cost		Market Value	Amortized Cost	Market Value	Amortized Cost	Market Value	Amortized Cost	Market Value
	(In thousands)
Securities available-for-sale:
U.S. Government and agency obligations	$12,996		$12,626	$13,878	$13,052	$20,573	$20,612	$18,032	$18,005

Total	$12,996	(1)	$12,626	$13,876	$13,052	$20,573	$20,612	$18,032	$18,005

(1)	All investment securities held by Valley Green have maturities between five and ten years from June 30, 2014, with a weighted average yield of 1.57%.

Valley Green Deposit Products. Valley Green’s deposit gathering efforts have focused on obtaining deposits from small businesses and other commercial accounts within Valley Green’s market area. The table below shows information regarding Valley Green’s deposit accounts at the dates indicated.

The following table shows the maturities of Valley Green’s certificates of deposit of $100,000 or more at June 30, 2014 by time remaining to maturity.

Quarter Ending:	Amount	Weighted Average Rate
	(Dollars in thousands)
September 30, 2014	$40,797	0.66%
December 31, 2014	23,050	0.68
March 31, 2015	13,900	0.65
June 30, 2015	31,766	0.99
After June 30, 2015	22,890	1.50

Total certificates of deposit with balances of $100,000 or more	$132,403	0.81%

The following table shows the maturities of Valley Green’s certificates of deposit of $100,000 or more at December 31, 2013 by time remaining to maturity.

Quarter Ending:	Amount	Weighted Average Rate
	(Dollars in thousands)
March 31, 2014	$35,978	0.65%
June 30, 2014	20,227	0.50
September 30, 2014	25,388	0.55
December 31, 2014	13,914	0.55
After December 31, 2014	13,854	0.89

Total certificates of deposit with balances of $100,000 or more	$109,361	0.62%

Valley Green Borrowings. Valley Green utilizes advances from the FHLB of Pittsburgh as an alternative to retail deposits to fund operations as part of its operating strategy. These FHLB advances are collateralized primarily by certain mortgage loans and secondarily by its investment in capital stock of the FHLB of Pittsburgh. Valley Green also had outstanding short-term letters of credit with the FHLB totaling $16.9 million at June 30, 2014 which were utilized to collateralize public funds deposits. The maximum borrowing capacity changes as a function of qualifying collateral assets as well as the FHLB’s internal credit rating of Valley Green, and the amount of funds received may be reduced by additional required purchases of FHLB stock. At June 30, 2014, Valley Green had no borrowings with the FHLB except those qualifying deposits previously mentioned.

The following table shows certain information regarding Valley Green borrowings at or for the dates indicated:

	At or For the		At or For the Year Ended
	Six Months		December 31,
	Ended June 30,
	2014		2013	2012	2011
	(Dollars in thousands)
FHLB advances and other borrowings:	—	—	—	—	—
Average balance outstanding	—	—	$767	—	—
Maximum amount outstanding at any month-end during the period	—	—	10,000	—	—
Balance outstanding at end of period	—	—	—	—	—
Average interest rate during the period	—	—	0.26	—	—
Weighted average interest rate at end of period	—	—	0.26	—	—

Other Products and Services of Valley Green. Other business services include wire transfers, direct deposit of payroll, remote deposit capture, reconciliation services, and online banking. Valley Green’s objective is to offer a competitive package to capture as much of the customer’s financial business as possible and price accordingly.

Personal banking services are offered through Valley Green’s branch network using experienced personal bankers as the focal point of the marketing effort. Secondarily to the efforts of personal bankers and the contacts of the directors, Valley Green engages in advertising and branding efforts to draw individuals into its branches. Business banking services are offered through Valley Green’s branch network for deposit and small business banking, and through commercial lenders for traditional commercial lending services.

How Valley Green Manages Market Risk. Market risk is the risk of loss from adverse changes in market prices and rates. Valley Green’s market risk arises primarily from the interest rate risk which is inherent in its lending and deposit taking activities. To that end, management actively monitors and manages interest rate risk exposure. In addition to market risk, Valley Green’s primary risk is credit risk on its loan portfolio. Valley Green attempts to manage credit risk through its loan underwriting and oversight policies.

The principal objectives of Valley Green’s interest rate risk management function are to evaluate the interest rate risk embedded in certain balance sheet accounts, determine the level of risk appropriate given Valley Green’s business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with approved guidelines. Valley Green seeks to manage its exposure to risks from changes in interest rates while at the same time trying to improve its net interest spread. Valley Green monitors interest rate risk as such risk relates to its operating strategies.

In recent years, Valley Green has primarily utilized the following strategies to manage interest rate risk:

•	it has attempted, where possible, to extend the maturities of its deposits and borrowings;

•	it has invested in securities with relatively short anticipated lives and it holds other amounts of liquid assets; and

•	it has increased its outstanding shorter term loans, particularly commercial real estate loans.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 2014, which Valley Green expects, based upon certain assumptions, to re-price or mature in each of the future time periods shown (the “GAP Table”). Except as stated below, the amount of assets and liabilities shown which re-price or mature during a particular period was determined in accordance with the earlier of term to re-pricing or the contractual maturity of the asset or liability. The table sets forth an approximation of the projected re-pricing of Valley Green’s assets and liabilities at June 30, 2014, on the basis of contractual maturities, anticipated prepayments, and scheduled rate adjustments within a three-month period and subsequent selected time intervals. The loan amounts in the table reflect principal balances expected to be redeployed and/or re-priced as a result of contractual amortization and anticipated prepayments of adjustable-rate loans and fixed-rate loans, and as a result of contractual rate adjustments on adjustable-rate loans. Prepayment estimates for loans are based on corresponding securities (from Bloomberg system) and/or national averages unless otherwise indicated. Securities priced at a premium are assumed to be called, while those at a discount are assumed to run to maturity.

		More than
		3 Months	More than	More than	More than
	3 Months	to 6	6 Months	1 Year to 3	3 Years to	More than	Total
	or Less	Months	to 1 Year	Years	5 Years	5 Years	Amount
	(Dollars in thousands)
Interest-earning assets(1):
Loans receivable(2)	$99,669	$9,283	$22,722	$57,698	$152,155	$7,947	$349,474
Investment securities and interest bearing deposits	20,009	—	—	—	—	12,626	32,635

Total interest-earning assets	119,678	9,283	22,722	57,698	152,155	20,573	382,109

Interest-bearing liabilities:
Savings accounts	1,657	—	—	803	2,275	—	4,735
Demand deposits	4,706	—	—	2,280	6,460		13,446
Money market accounts	69,141	—	—	20,742	48,154	—	138,037
Certificate accounts	44,205	26,359	49,309	22,424	9,567	465	152,329
FHLB advances	—	—	—	—	—	—	—

Total interest-bearing liabilities	119,709	26,359	49,309	46,249	66,456	465	308,547

Interest-earning assets less interest-bearing liabilities	(31)	(17,076)	(26,587)	11,449	85,699	20,108	73,562

Cumulative interest-rate sensitivity gap(3)	$(31)	$(17,107)	$(43,694)	$(32,245)	$53,454	$73,562	$—

Cumulative interest-rate gap as a percentage of total assets at June 30, 2014	(0.01%)	(4.39%)	(11.22%)	(8.28%)	13.72%	18.88%	—

Cumulative interest-earning assets as a percentage of cumulative interest-bearing liabilities at June 30, 2014	99.97%	88.29%	77.64%	86.65%	117.35%	123.84%	—

(1)	Interest-earning assets are included in the period in which the balances are expected to be redeployed and/or re-priced as a result of anticipated prepayments, scheduled rate adjustments and contractual maturities. In different rate environments, prepay and call features may have a significantly different impact on cash flow.
(2)	For purposes of the gap analysis, loans receivable includes non-performing loans gross of the allowance for loan losses, undisbursed loan funds, unamortized discounts and deferred loan fees.
(3)	Interest-rate sensitivity gap represents the difference between net interest-earning assets and interest-bearing liabilities.

Interest rate sensitivity is monitored by Valley Green’s management through the use of models which generate estimates for the change in economic value of equity, interest rate sensitivity analysis and interest rate simulations under various rate scenarios. The results of the models are compared to policy limits established by Valley Green’s Board of Directors.

Valley Green analyzes potential changes to net interest income (“NII”) for a twelve-month period under rising and falling interest rate scenarios. The following table shows Valley Green’s NII model as of June 30, 2014. This model assumes there is no growth in interest-bearing assets or interest-bearing liabilities.

Change in Interest Rates in
Basis Points (Rate Ramp)		Net Interest Income	$ Change	% Change
(Dollars in thousands)
300	bp	$19,679	$284	1.4%
200		$19,574	$179	0.9%
100		$19,409	$14	0.1%
(100)		$18,872	$(402)	(2.1)%

The above table indicates that as of June 30, 2014, in the event of a 300 basis point increase in interest rates phased in over a year, Valley Green net interest income for the 12 months ending June 30, 2015 would be expected to increase by $284,000, or 1.5%, to $19.679 million. The changes to net interest income shown above are in compliance with the policy limits established by the Valley Green Board of Directors.

Changes in Valley Green’s Financial Condition at June 30, 2014 Compared to December 31, 2013. Valley Green’s total assets increased to $389.5 million at June 30, 2014 compared to $357.3 million at December 31, 2013. The primary reason for the $32.2 million, or 9.0%, increase in Valley Green’s total assets in the first six months of 2014 was a $25.6 million increase in net loans. Valley Green continues to focus on growing and diversifying its loan portfolio in its efforts to increase interest income and fee income. In addition, Valley Green federal funds sold increased to $19.1 million at June 30, 2014, a $6.6 million increase from December 31, 2013 primarily due to increased liquidity from deposits and the maturity and sale of securities.

The increase in Valley Green’s total assets for the six months ended June 30, 2014 was funded primarily by a $28.3 million increase in total deposits. While Valley Green has focused in recent periods on increasing its core deposits, it has also been able to accomplish some of this effort through utilizing the FHLB Letters of Credit program to back certain public deposits, thus allowing larger deposit relationships to remain with Valley Green.

Valley Green’s total stockholders’ equity was $34.9 million, or 8.97% of total assets, at June 30, 2014 compared to $31.2 million, or 8.7% of total assets, at December 31, 2013. The $3.7 million increase in Valley Green total stockholders’ equity in the six months ended June 30, 2014 primarily reflects $2.6 million in net income recorded for the period together with $730,000 in additional capital through options exercised.

Changes in Valley Green Financial Condition at December 31, 2013 compared to December 31, 2012. Valley Green’s total assets were $357.3 million at December 31, 2013 compared to $295.4 million at December 31, 2012, an increase in total assets of $62 million or 21%. The primary reason for the increase in Valley Green’s total assets at year-end 2013 compared to year-end 2012 was a $74.7 million increase in net loans receivable. The increase in Valley Green’s net loans during 2013 primarily reflects the focus on Valley Green’s commercial real estate lending strategy in metropolitan Philadelphia. Valley Green’s commercial real estate loan portfolio increased by $18.9 million during the year ended December 31, 2013, and its commercial construction portfolio increased by $25.9 million during the year ended December 31, 2013. The total commercial loan portfolio increased by $30.2 million during the year ended December 31, 2013.

Valley Green’s total deposits were $324.9 million at December 31, 2013 compared to $268.9 million at December 31, 2012. The $56 million, or 20.8%, increase in Valley Green’s total deposits in 2013 primarily reflects Valley Green’s efforts to increase core deposits.

Valley Green’s total stockholders’ equity was $31.2 million at December 31, 2013 compared to $25.6 million at December 31, 2012. Although Valley Green reported net income of $4.6 million for the year ended December 31, 2013, it had an accumulated other comprehensive loss of $545,000 at December 31, 2013 compared to a $26,000 gain in accumulated other comprehensive income at December 31, 2012. This decrease in other comprehensive income was due primarily to a decrease in the market value of the Valley Green investment portfolio reflecting an increase in market rates of interest.

Average Balances, Net Interest Income, and Yields Earned and Rates Paid. The following table shows for the periods indicated the total dollar amount of interest earned by Valley Green from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin.

	Six Months Ended June 30,						Year Ended December 31,
	2014			2013			2013			2012			2011
	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
	(Dollars in thousands)

Interest-earning assets:

Loans receivable(1)	$333,831	$9,924	5.99%	$262,442	$8,260	6.35%	$282,556	$17,503	6.19%	$217,768	$14,181	6.58%	$166,104	$10,838	6.52%
Other Investments	13,126	118	1.75	21,605	114	1.06	17,362	220	1.27	14,602	156	1.02	4,033	57	1.41
Federal Funds Sold	13,684	14	.20	10,118	11	.22	13,606	30	.22	16,723	33	.20	17,202	24	.14

Total interest-earning assets	360,641	10,056	5.62	294,165	8,385	5.75	313,524	17,753	5.66	249,093	14,370	5.80	187,339	10,919	5.83

Non-interest-earning assets	8,588			6,150			7,276			5,441			6,375

Total assets	$369,229			$300,315			$320,800			$254,534			$193,714

Interest-bearing liabilities:

Demand Interest Bearing	$13,460	7	.10	$10,283	5	.10	$11,686	12	.10	$9,458	9	.10	$7,071	7	.10
Savings, and money market accounts	146,995	428	.59	127,987	376	.59	133,059	788	.59	102,218	774	.76	70,640	646	.91
Certificates of deposit	133,900	558	.84	96,474	505	1.06	105,769	1,026	.97	89,027	999	1.12	75,243	1,009	1.34
FHLB advances and other borrowings	13	—	—	153	—	.00	950	3	.32	—	—	—	2	—	—

Total interest-bearing liabilities	294,368	993	0.68	234,897	886	.76	251,464	1,829	.73	200,703	1,782	.89	152,956	1,662	1.09

Non-interest-bearing liabilities	41,386			36,565			39,492			29,859			22,380

Total liabilities	335,754			271,462			290,956			230,562			175,336

Shareholders’ equity	33,475			28,853			29,844			23,972			18,378

Total liabilities and shareholders’ equity	$369,229			$300,315			$320,800			$254,534			$193,714

Net interest-earning assets	$66,273			$59,268			$62,060			$48,390			$34,385

Net interest income; average interest rate spread		$9,063	4.94%		$7,499	4.99%		$15,924	4.93%	$12,588		4.88%	$9,257		4.74%

Net interest margin(2)			5.07%			5.14%			5.08%			5.05%			4.97%

(1)	Includes nonaccrual loans during the respective periods.
(2)	Equals net interest income divided by average interest-earning assets.

Rate/Volume Analysis. The following table shows the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities affected Valley Green interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in rate, which is the change in rate multiplied by prior period volume, and (2) changes in volume, which is the change in volume multiplied by prior period rate. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

	Six Months Ended			Year Ended			Year Ended
	June 30, 2014			December 31, 2013			December 31, 2012
	Compared to			Compared to			Compared to
	Six Months Ended			Year Ended			Year Ended
	June 30, 2013			December 31, 2012			December 31, 2011
	Increase (Decrease) Due to			Increase (Decrease) Due to			Increase (Decrease) Due to
	Rate	Volume	Total Increase (Decrease)	Rate	Volume	Total Increase (Decrease)	Rate	Volume	Total Increase (Decrease)
				(In thousands)
Interest income:
Loans receivable	$(489)	$2,153	$1,664	$(725)	$4,047	$3,322	$(17)	$3,360	$3,343
Investment securities	59	(56)	3	31	33	64	(17)	116	99
Federal Funds Sold	—	4	4	3	(6)	(3)	10	(1)	9

Total interest income	(430)	2,101	1,671	(691)	4,074	3,383	(24)	3,475	3,451

Interest expense:
Demand Interest Bearing	—	2	2	—	3	3	—	2	2
Savings and money market accounts	—	52	52	(194)	208	14	(120)	248	128
Certificates of deposit	(119)	172	53	(145)	172	27	(180)	170	(10)
FHLB advances and other borrowings	—	—	—	—	—	—	—	—	—

Total interest expense	(119)	226	107	(339)	383	44	(300)	420	120

Increase (decrease) in net interest income	$(311)	$1,875	$1,564	$(352)	$3,691	$3,339	$276	$3,055	$3,331

Comparison of Valley Green’s Operating Results for the Three and Six Months Ended June 30, 2014 and 2013. Valley Green reported net income of $2.6 million for the six months ended June 30, 2014, a 31.5% increase from Valley Green’s net income of $2.0 million for the six months ended June 30, 2013. During the same period there also was a $1.6 million increase in net interest income from $7.5 million for the six months ended June 30, 2013 to $9.1 million for the six months ended June 30, 2014. This was the primary reason for increased net income. For the six months ended June 30, 2014, Valley Green’s net interest spread and net interest margin were 4.94% and 5.07%, respectively. This was nearly unchanged from the net interest spread and net interest margin of 4.99% and 5.14%, respectively, for the six months ended June 30, 2013.

Valley Green’s interest income increased by $1.7 million, or 20%, for the six months ended June 30, 2014 over the prior year comparable period, due primarily to a $71.4 million increase in the average balance of outstanding loans in the Valley Green’s portfolio. The increase in the average balance of loans in the first six months of 2014 reflects Valley Green’s efforts to grow its loan portfolio. Interest income on investment securities was $117,000 for the six months ended June 30, 2014 compared to $114,000 for the six months ended June 30, 2013. There were no recent purchases of investments during this period.

Valley Green’s interest income for the three months ended June 30, 2014 increased by $800,000, from $4.3 million for the three months ended June 30, 2013 to $5.1 million. This increase directly reflects the loan growth Valley Green has experienced.

Valley Green’s interest expense increased by $107,000 or 12.1%, to $993,000 for the six months ended June 30, 2014 compared to $886,000 for the six months ended June 30, 2013. The average rate paid by Valley Green on its total interest bearing liabilities was 0.68% for the six months ended June 30, 2014 compared to 0.76% for six months ended June 30, 2013. For the three months ended June 30, 2014 interest expense was $519,000 compared to $436,000 for the three months ended June 30, 2013. In recent periods, Valley Green increased its emphasis on public funds as a funding source and also worked to increase its core deposits.

Valley Green’s provision for loan losses was $499,000 for the six months ended June 30, 2014 compared to $461,000 for the six months ended June 30, 2013. The provision for loan losses was $464,000 for the three months ended June 30, 2014 as compared to $220,000 for the three months ended June 30, 2013. At June 30, 2014, Valley Green’s allowance for loan losses was $2.4 million compared to $2.6 million at June 30, 2013. Valley Green’s net charge-offs to its allowance for loan losses for the six months ended June 30, 2014 was $888,000 and net charge offs for the six months ended June 30, 2013 was $98,000.

Valley Green’s non-interest income was $328,000 for the six months ended June 30, 2014 as compared to $325,000 for the six months ended June 30, 2013. The primary source of non-interest income is fees from deposit accounts while a minimal amount is contributed from sales of loans. Non-interest income for the three months ended June 30, 2014 was $173,000 compared to $170,000 for the three months ended June 30, 2013.

Valley Green’s total non-interest expenses were $4.8 million for the six months ended June 30, 2014 as compared to $4.3 million for the six months ended June 30, 2013. Compensation and employee benefits expense increased period over period due to additional staff to support Valley Green growth. Occupancy and equipment expenses increased period over period due to the new branch opening in South Philadelphia. Other operating expenses increased nominally or remained approximately the same.

Valley Green’s total non-interest expenses for the three months ended June 30, 2014 were $2.3 million compared to $2.2 million for the three months ended June 30, 2013. Compensation and employee benefits expense and occupancy expense increased quarter over quarter due to additional staff to support Valley Green growth, however all other operating expenses decreased. The other operating expenses decreased for the three months ended June 30, 2014 as a direct result of various non-recurring costs related to the opening of Valley Green’s new South Philadelphia branch in 2013.

For the six months ended June 30, 2014 income tax expense was $1.5 million compared to $1.0 million for the six months ended June 30, 2013, an increase of $458,000. While increased tax expenses were attributable to increased earnings, during the second quarter of 2014, Valley Green also wrote-off $200,000 of a deferred tax asset related to a nonqualified stock option expense which was not realizable due to the fair market value of the stock at the time of exercise being less than the option price paid for the options exercised. This resulted in an increase in Valley Green’s effective tax rate for the three and six month periods ended June 30, 2014.

Comparison of Valley Green’s Operating Results for the Years Ended December 31, 2013 and 2012.

Valley Green’s reported net income was $4.6 million for the year ended December 31, 2013, a $1.6 million, or a 56% increase from Valley Green’s net income of $2.9 million for the year ended December 31, 2012. Valley Green had a $3.3 million increase in net interest income, to $15.9 million for December 31, 2013 compared to $12.6 million for December 31, 2012. For the year ended December 31, 2013, Valley Green’s net interest spread and net interest margin increased to 4.93% and 5.08%, respectively, from 4.88% and 5.05%, respectively, for the year ended December 31, 2012. The increased margins were directly attributable to the growth in loans and a reduction in the cost of funds.

Valley Green’s total interest income for the year ended December 31, 2013 was $17.8 million as compared to $14.4 million at December 31, 2012, an increase of $3.4 million. The increase in interest income on loans in 2013 was due primarily to a $64.8 million increase in the average balance of outstanding loans in the Valley Green portfolio. The increase in the average balance of loans in 2013 reflects Valley Green efforts to grow its loan portfolio, particularly commercial loans which increased to $307.2 million at December 31, 2013 compared to $232.1 million for the year ended December 31, 2012. Interest income on investment securities increased to $220,000 at December 31, 2013 compared to $156,000 for the year ended December 31, 2012. Interest on federal funds sold was $30,000 at December 31, 2013 compared to $33,000 at December 31, 2012.

Valley Green’s total interest expense increased by $47,000 to $1.8 million for the year ended December 31, 2013 compared to $1.8 million for the year ended December 31, 2012. While interest expense increased marginally, the outstanding average balances of interest bearing liabilities were $251.5 million at a weighted average rate 0.73% compared to average balances of interest bearing liabilities at December 31, 2012 of $200.7 million at a weighted average rate of 0.89%. Valley Green continues to take advantage of re-pricing opportunities when available.

Valley Green’s provision for loan losses was $701,000 for the year ended December 31, 2013 compared to $1.5 million for the year ended December 31, 2012. The primary reason for the reduction in Valley Green provision for loan losses in 2013 compared to 2012 was a decrease in its net loan charge-offs relating to an improving economy.

Valley Green’s net charge-offs to its allowance for loan losses for the year ended December 31, 2013 was $178,000 compared to $1.0 million for the year ended December 31, 2012. At December 31, 2013 and 2012, the allowance for loan losses was $2.5 million and $2.3 million, respectively.

Valley Green’s non-interest income was $761,000 for the year ended December 31, 2013 compared to $624,000 for the year ended December 31, 2012. This increase consists principally of service charges on deposit accounts while gains on sales of loans contributed marginally.

Valley Green’s non-interest expenses were $9.0 million for the year ended December 31, 2013, a $1.5 million, or 21%, increase over non-interest expenses of $7.4 million for the year ended December 31, 2012. The increase in other expenses primarily reflects increases in compensation expense, occupancy expense, professional fees and data processing expense. These expenses increased due to staffing increases to support lending and the opening of the South Philadelphia retail branch in 2013.

Valley Green accounts for income taxes in accordance with the income tax accounting guidance set forth in FASB ASC Topic 740, Income Taxes. Valley Green adopted the accounting guidance related to accounting for uncertainty in income taxes, which set out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions. Income tax expense was $2.4 million at December 31, 2013 compared to $1.3 million at December 31, 2012. The increase in the year ended December 31, 2013 over the same time period in 2012 is due to increased taxable earnings of Valley Green.

Liquidity and Capital Resources. Valley Green’s primary sources of funds are from deposits, FHLB borrowings, amortization of loans, loan prepayments and the maturity of loans, investment securities, and other funds provided from operations. While scheduled payments from the amortization of loans and other securities and maturing investment securities are relatively predictable sources of funds, deposit flows and loan prepayments can be greatly influenced by general interest rates, economic conditions and competition. Valley Green also maintains excess funds in short-term, interest-bearing assets that provide additional liquidity. At June 30, 2014, Valley Green’s cash and cash equivalents amounted to $23.9 million. In addition, at such date Valley Green’s available for sale investment securities amounted to $12.6 million.

Valley Green uses its liquidity to fund existing and future loan commitments, to fund maturing certificates of deposit and demand deposit withdrawals, to invest in other interest-earning assets, and to meet operating expenses. At June 30, 2014, Valley Green had certificates of deposit maturing within the next 12 months amounting to $19.9 million. Based upon historical experience, Valley Green anticipates that a significant portion of the maturing certificates of deposit will be renewed with Valley Green. In addition to cash flow from loan and securities payments and prepayments as well as from sales of available for sale securities, Valley Green has significant borrowing capacity available to fund liquidity needs. In recent years Valley Green has utilized borrowings only minimally as cash equivalent liquid sources have been available as its primary source of funds. Valley Green’s borrowings consist primarily of advances from the FHLB of Pittsburgh, of which Valley Green is a member.

Commitments.

The following table summarizes Valley Green’s outstanding commitments to originate loans and to advance additional amounts pursuant to outstanding letters of credit and lines of credit at June 30, 2014.

	Total	Amount of Commitment Expiration—Per Period
	Amounts
	Committed at June 30,	To			After
	2014	1 Year	1-3 Years	4-5 Years	5 Years
	(In thousands)
Letters of credit	$2,601	$2,374	$227	$—	$—
Unused lines of credit	71,950	59,754	4,147	3,095	4,954
Commitments to originate loans	23,313	23,313

Total commitments	$97,864	$85,441	$4,374	$3,095	$4,954

Contractual Cash Obligations. The following table summarizes Valley Green’s contractual cash obligations at June 30, 2014.

		Payments Due By Period
	Total at June 30, 2014	To 1 Year	1-3 Years	4-5 Years	After 5 Years
	(In thousands)
Certificates of deposit	$152,329	$119,873	$31,192	$799	$465
FHLB advances	—	—	—	—	—

Total long-term debt	152,329	119,873	31,192	799	465
Operating lease obligations	1,985	397	630	462	496

Total contractual obligations	$154,314	$120,270	$31,822	$1,261	$961

The financial statements, accompanying notes, and related financial data of Valley Green have been prepared in accordance with U.S. GAAP, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of operations. Most of Valley Green’s assets and liabilities are monetary in nature; therefore, the impact of interest rates has a greater impact on its performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Tel: 215-564-1900	1801 Market Street, Suite 1700
Fax: 215-564-3940	Ten Penn Center

Philadelphia, PA 19103

Independent Auditor’s Report

To the Board of Directors and Stockholders

Valley Green Bank

Philadelphia, Pennsylvania

We have audited the accompanying financial statements of Valley Green Bank, which comprise the balance sheet as of December 31, 2013, and the related statements of income, comprehensive income, stockholders’ equity, and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Valley Green Bank as of December 31, 2013, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Philadelphia, Pennsylvania
April 4, 2014

Independent Auditors’ Report

Board of Directors and Stockholders

Valley Green Bank

Philadelphia, Pennsylvania

We have audited the accompanying financial statements of Valley Green Bank, which comprise the balance sheet as of December 31, 2012, and the related statements of income, comprehensive income, stockholders’ equity, and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Valley Green Bank as of December 31, 2012, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Allentown, Pennsylvania

March 26, 2013

Valley Green Bank

Balance Sheets

(in thousands, except share data)

	June 30,	December 31,
	2014	2013	2012
	(unaudited)
Assets

Cash and due from banks	$4,780	$4,027	$7,000
Federal funds sold	19,162	12,604	17,837

Cash and cash equivalents	23,942	16,631	24,837

Restricted stock, at cost	847	610	485
Investment securities available-for-sale	12,626	13,052	20,612
Loans receivable, net of allowance for loan losses of $2,457 at June 30, 2014 (unaudited), $2,846 at December 31, 2013 and $2,320 at December 31, 2012	346,157	320,541	245,792
Loans held for sale	—	—	126
Premises and equipment, net	3,124	3,278	1,862
Other real estate owned	497	545	123
Accrued interest receivable	1,059	1,023	842
Deferred tax asset, net	630	1,050	544
Other assets	670	572	171

Total Assets	$389,552	$357,302	$295,394

Liabilities and Stockholders’ Equity

Liabilities
Deposits:
Noninterest-bearing	$44,686	$42,217	$36,359
Interest-bearing	308,547	282,748	232,632

Total deposits	353,233	324,965	268,991

Accrued interest payable	439	349	375
Taxes payable	338	235	247
Other liabilities	584	510	213

Total Liabilities	354,594	326,059	269,826

Stockholders’ Equity
Preferred stock, no stated par value; $1,000 liquidation value; authorized 4,995,000 shares at June 30, 2014 (unaudited) and December 31, 2013 and 5,000,000 shares at December 31, 2012; -0- shares issued and outstanding at June 30, 2014 (unaudited) and December 31, 2013 and 5,000 shares issued and outstanding at December 31, 2012	—	—	5,000
Common stock, $1 par value; authorized 15,000,000 shares; issued and outstanding June 30, 2014 (unaudited) 2,798,703 shares; December 31, 2013 2,716,829 shares; December 31, 2012 1,993,380 shares	2,799	2,717	1,994
Surplus	24,708	23,988	18,054
Retained earnings	7,695	5,083	494
Accumulated other comprehensive (loss) income	(244)	(545)	26

Total Stockholders’ Equity	34,958	31,243	25,568

Total Liabilities and Stockholders’ Equity	$389,552	$357,302	$295,394

See accompanying notes to financial statements.

Valley Green Bank

Statements of Income

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,		Years Ended December 31,
	2014	2013	2014	2013	2013	2012
	(unaudited)		(unaudited)

Interest Income
Loans, including fees	$5,057	$4,251	$9,924	$8,260	$17,503	$14,182
Securities	59	55	117	114	220	156
Federal funds sold	8	3	14	11	29	33
Other	—	—	1	—	1	—

Total Interest Income	5,124	4,309	10,056	8,385	17,753	14,371

Interest Expense
Deposits	519	436	993	886	1,826	1,783
Federal funds purchased and Federal Home Loan borrowings	—	—	—	—	3	—

Total Interest Expense	519	436	993	886	1,829	1,783

Net interest income	4,605	3,873	9,063	7,499	15,924	12,588

Provision for Loan Losses	464	220	499	461	701	1,528

Net interest income after provision for loan losses	4,141	3,653	8,564	7,038	15,223	11,060

Non-Interest Income
Net realized gain on sales of loans	8	14	13	31	55	81
Net realized gain on sale or call of securities	—	—	—	9	9	1
Net realized gain on sale of SBA loans	—	23	—	23	144	57
Service fees	165	133	315	262	553	485

Total Non-Interest Income	173	170	328	325	761	624

Non-Interest Expense
Compensation and employee benefits	1,361	1,216	2,763	2,440	4,961	4,313
Occupancy and equipment	288	232	580	450	999	801
Professional fees	45	62	101	145	344	260
Advertising and promotion	39	50	96	81	182	137
Data processing related operations	189	223	402	428	839	673
Taxes and insurance	107	63	187	113	216	141
Net realized loss (gain) on sale of other real estate owned	30	—	30	—	5	(4)
Write down on other real estate owned	—	—	9	—	—	—
Other	272	350	605	646	1,407	1,085

Total Non-Interest Expense	2,331	2,196	4,773	4,303	8,953	7,406

Income before income tax expense	1,983	1,627	4,119	3,060	7,031	4,278

Income Tax Expense	781	562	1,507	1,049	2,405	1,275

Net income	1,202	1,065	2,612	2,011	4,626	3,003

Preferred Stock Dividends	—	13	—	25	37	64

Net Income Available to Common Stockholders	$1,202	$1,052	$2,612	$1,986	$4,589	$2,939

See accompanying notes to financial statements.

Valley Green Bank

Statements of Comprehensive Income

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30		Years Ended December 31,
	2014	2013	2014	2013	2013	2012
	(unaudited)		(unaudited)

Net Income	$1,202	$1,065	$2,612	$2,011	$4,626	$3,003

Other Comprehensive Income (Loss)
Unrealized (losses) gains on securities:
Unrealized holding (losses) gains on securities available-for-sale, net of deferred income tax expense (benefit) for the three months ended June 30, 2014 and 2013 (unaudited) of $(69) and $210, for the six months ended June 30, 2014 and 2013 (unaudited) of $(155) and $278, and for the years ended December 31, 2013 and 2012 of $297 and $(13), respectively	133	(407)	301	(442)	(577)	52
Reclassification adjustment for gains included in net income, net of deferred income tax expense for the three months ended June 30, 2014 and 2013 (unaudited) of $-0- and $-0-, for the six months ended June 30, 2014 and 2013 (unaudited) of $-0- and $3, and for the years ended December 31, 2013 and 2012 of $3 and $-0-, respectively	—	—	—	6	6	1

Other comprehensive income (loss)	133	(407)	301	(436)	(571)	53

Total Comprehensive Income	$1,335	$658	$2,913	$1,575	$4,055	$3,056

See accompanying notes to financial statements.

Valley Green Bank

Statements of Stockholders’ Equity

(in thousands)

	Preferred Stock	Common Stock	Surplus	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Income/ (Loss)	Total

Balance, December 31, 2011	$5,000	$1,976	$17,860	$(2,509)	$(27)	$22,300

Net income	—	—	—	3,003	—	3,003

Other comprehensive income	—	—	—	—	53	53

Warrants exercised	—	18	132	—	—	150

Dividends on preferred stock	—	—	(64)	—	—	(64)

Stock-based compensation expense	—	—	126	—	—	126

Balance, December 31, 2012	5,000	1,994	18,054	494	26	25,568

Net income	—	—	—	4,626	—	4,626

Other comprehensive loss	—	—	—	—	(571)	(571)

Redemption of preferred stock	(5,000)	—	—	—	—	(5,000)

Warrants exercised	—	355	2,667	—	—	3,022

Options exercised	—	368	3,117	—	—	3,485

Dividends on preferred stock	—	—	—	(37)	—	(37)

Stock-based compensation expense	—	—	150	—	—	150

Balance, December 31, 2013	—	2,717	23,988	5,083	(545)	31,243

Net income (unaudited)	—	—	—	2,612	—	2,612

Other comprehensive income (unaudited)	—	—	—	—	301	301

Options exercised (unaudited)	—	82	648	—	—	730

Stock-based compensation expense (unaudited)	—	—	72	—	—	72

Balance, June 30, 2014 (unaudited)	$—	$2,799	$24,708	$7,695	$(244)	$34,958

See accompanying notes to financial statements.

Valley Green Bank

Statements of Cash Flows

(in thousands)

	Six Months Ended June 30,		Years Ended December 31,
	2014	2013	2013	2012
	(unaudited)

Cash Flows from Operating Activities
Net income	$2,612	$2,011	$4,626	$3,003
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	499	461	701	1,528
Depreciation and amortization	167	117	286	217
Stock-based compensation expense	72	72	150	126
Increase (decrease) in net loan origination fees and costs	28	(18)	192	125
Net amortization of securities premiums and discounts	—	84	91	81
Deferred income tax (benefit) expense	265	(67)	(212)	193
Proceeds from sales of loans	1,885	4,049	7,608	11,825
Loans originated for sale	(1,872)	(3,892)	(7,427)	(11,660)
Net gain on sale of loans	(13)	(31)	(55)	(81)
Loss (gain) on sale of other real estate owned	30	—	(5)	(4)
Impairment in other real estate owned	9	—	—	—
Net gain on sale of securities	—	(9)	(9)	(1)
Proceeds from sale of SBA loans	—	240	1,296	735
Net gain on sale of SBA loans	—	(23)	(144)	(57)
SBA loan origination	—	(320)	(1,728)	(867)
Increase in accrued interest receivable	(36)	(136)	(181)	(188)
(Increase) decrease in other assets	(97)	(402)	(402)	171
(Decrease) increase in taxes payable	103	129	(12)	247
Decrease in accrued interest payable	90	48	(26)	(17)
Increase (decrease) in other liabilities	74	404	297	(57)

Net Cash Provided by Operating Activities	3,816	2,717	5,046	5,319

Cash Flows from Investing Activities
Activity in available-for-sale securities:
Purchases	—	(15,603)	(15,921)	(20,621)
Maturities, calls, sales and principal repayments	881	22,535	22,535	18,000
Loan origination and principal collections, net	(26,143)	(32,996)	(75,942)	(52,922)
(Acquisition) redemption of restricted bank stocks	(237)	(125)	(125)	45
Proceeds from sale of other real estate owned	9	—	459	371
Purchases of bank premises and equipment	(13)	(1,615)	(1,702)	(112)

Net Cash Used in Investing Activities	(25,503)	(27,804)	(70,696)	(55,239)

Cash Flows from Financing Activities
Net increase in deposits	28,268	10,762	55,974	68,728
Redemption of preferred stock	—	—	(5,000)	—
Proceeds from the exercise of warrants	—	3,022	3,022	150
Proceeds from the exercise of options	730	—	3,485	—
Cash dividends paid on preferred stock	—	(25)	(37)	(64)

Net Cash Provided by Financing Activities	28,998	13,759	57,444	68,814

Net increase (decrease) in cash and cash equivalents	7,311	(11,328)	(8,206)	18,894

Cash and Cash Equivalents, Beginning	16,631	24,837	24,837	5,943

Cash and Cash Equivalents, Ending	$23,942	$13,509	$16,631	$24,837

Supplementary Cash Flows Information
Interest paid	$903	$838	$1,855	$1,800
Income taxes paid	$1,535	$755	$2,080	$835
Non-cash transfer of loans to other real estate owned	$—	$343	$876	$83

See accompanying notes to financial statements.

Valley Green Bank

Notes to Financial Statements

1.	Organization and Nature of Operations

Valley Green Bank (the “Bank”) was incorporated and commenced operations in 2005 under the laws of the Commonwealth of Pennsylvania and is a Pennsylvania state chartered bank. The Bank is a full service bank providing personal and business lending and deposit services. As a state chartered bank, the Bank is subject to regulation of the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation. The area served by the Bank is the southeastern area of Pennsylvania. During 2009, the Bank formed VGB LLC, a limited liability company, whose sole member is Valley Green Bank. There has been no activity in VGB LLC since formation, therefore, no consolidation was required for the six months ended June 30, 2014 and for the years ended December 31, 2013 and 2012.

2.	Summary of Significant Accounting Policies

A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the evaluation of other-than-temporary impairment of investment securities and the valuation of deferred tax assets.

Significant Group Concentrations of Credit Risk

Most of the Bank’s activities are with customers located within Philadelphia and Montgomery Counties. Note 3 discusses the types of investment securities that the Bank invests in. Note 4 discusses the types of lending that the Bank engages in. Although the Bank has a diversified loan portfolio, its debtors’ ability to honor their contracts is influenced by the region’s economy. The Bank does not have any significant concentrations to any one industry or customer.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are purchased or sold for one day periods.

Securities

Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date.

Valley Green Bank

Notes to Financial Statements

Investment securities classified as available-for-sale are those securities that the Bank intends to hold for an indefinite period of time, but not necessarily to maturity. Securities available-for-sale are carried at fair value. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank’s assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Unrealized gains or losses are included as a component of stockholders’ equity. Realized gains or losses, determined on the basis of the cost of the specific securities sold, are included in results of operations. Premiums and discounts are recognized in interest income using the interest method over the terms of the securities.

Investment in Restricted Bank Stocks

Restricted stock, which represents required investments in the common stock of correspondent banks, is carried at cost and as of June 30, 2014 (unaudited) and for the years ended December 31, 2013 and 2012, consists of the common stock of Atlantic Central Banker’s Bank of $50,000 for all periods, and Federal Home Loan Bank of Pittsburgh (“FHLB”) of $797,000, $560,400 and $434,500, respectively.

SBA Lending Activities

The Bank originates loans to customers in its primary market area under an SBA program that generally provides for SBA guarantees of up to 75 percent of each loan. The Bank generally sells the guaranteed portion of its SBA loans to a third party and retains the servicing, holding the nonguaranteed portion in its portfolio. When the guaranteed portion of an SBA loan is sold, the premium received on the sale and on the servicing assets is recognized in income.

SBA servicing assets are recognized separately when rights are acquired through the sale of the SBA guaranteed portion. These servicing rights are initially measured at fair value at the date of sale and included in the gain on sale. At June 30, 2014 (unaudited) and for the years ended December 31, 2013 and 2012, the servicing asset was $32,000, $34,000 and $11,000, respectively, and is included in other assets.

Serviced loans sold to others are not included in the accompanying balance sheet. Income (losses) and fees collected for loan servicing are included in non-interest income.

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans. The Bank is generally amortizing these amounts over the contractual life of the loan. Premiums and discounts on purchased loans are amortized as adjustments to interest income using the effective yield method.

Valley Green Bank

Notes to Financial Statements

The loans receivable portfolio is segmented into commercial and consumer loans. Commercial loans consist of the following classes: commercial, commercial real estate and commercial construction. Consumer loans consist of the following classes: residential real estate, home equity, and other consumer.

For all classes of loans receivable, the accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income is reversed. Interest received on nonaccrual loans, including impaired loans, generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time (generally six months) and the ultimate collectability of the total contractual principal and interest is no longer in doubt. The past due status of all classes of loans receivable is determined based on contractual due dates for loan payments.

Allowance for Loan Losses

The allowance for loan losses represents management’s estimate of losses inherent in the loan portfolio as of the balance sheet date and is recorded as a reduction to loans. The allowance for loan losses is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely. Because all identified losses are immediately charged off, no portion of the allowance for loan losses is restricted to any individual loan or groups of loans, and the entire allowance is available to absorb any and all loan losses.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based on the Bank’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

Valley Green Bank

Notes to Financial Statements

The allowance consists of specific and general components. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers pools of loans by loan class including commercial loans not considered impaired, as well as residential real estate, home equity and other consumer loans. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for qualitative factors. These qualitative risk factors include:

1.	Lending policies and procedures, including underwriting standards and collection, charge-off, and recovery practices.

2.	National, regional, and local economic and business conditions as well as the condition of various market segments, including the value of underlying collateral for collateral dependent loans.

3.	Volume and severity of past due, classified and nonaccrual loans as well as other loan modifications.

Each factor is assigned a value to reflect improving, stable or declining conditions based on management’s best judgment using relevant information available at the time of the evaluation. Adjustments to the factors are supported through documentation of changes in conditions in a narrative accompanying the allowance for loan loss calculation.

A majority of the Bank’s loan assets are loans to business owners of many types. The Bank makes commercial loans for real estate development and other business purposes required by the customer base.

The Bank’s credit policies determine advance rates against the different forms of collateral that can be pledged against commercial loans. Typically, the majority of loans will be limited to a percentage of their underlying collateral values such as real estate values, equipment, eligible accounts receivable and inventory. Individual loan advance rates may be higher or lower depending upon the financial strength of the borrower and/or term of the loan. The assets financed through commercial loans are used within the business for its ongoing operation. Repayment of these kinds of loans generally comes from the cash flow of the business or the ongoing conversions of assets. Commercial real estate loans include long-term loans financing commercial properties. Repayment of this kind of loan is dependent upon either the ongoing cash flow of the borrowing entity or the resale of or lease of the subject property. Commercial real estate loans typically require a loan to value ratio of not greater than 80% and vary in terms.

Residential mortgages and home equity loans are secured by the borrower’s residential real estate. Residential mortgages and home equity loans have varying loan rates depending on the financial condition of the borrower and the loan to value ratio. Residential mortgages have amortizations up to 30 years and home equity loans have maturities up to 15 years.

Other consumer loans include installment loans, car loans, and overdraft lines of credit. The majority of these loans are unsecured.

Valley Green Bank

Notes to Financial Statements

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and industrial loans, commercial real estate loans and commercial construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent.

An allowance for loan losses is established for an impaired loan if its carrying value exceeds its estimated fair value. The estimated fair values of substantially all of the Bank’s impaired loans are measured based on the estimated fair value of the loan’s collateral.

For all commercial loans secured by real estate, estimated fair values are determined primarily through third-party appraisals. When a real estate secured loan becomes impaired, a decision is made regarding whether an updated certified appraisal of the real estate is necessary. This decision is based on various considerations, including the age of the most recent appraisal, the loan-to-value ratio based on the original appraisal and the condition of the property. Appraised values are discounted to arrive at the estimated selling price of the collateral, which is considered to be the estimated fair value. The discounts also include estimated costs to sell the property.

For commercial and industrial loans secured by non-real estate collateral, such as accounts receivable, inventory and equipment, estimated fair values are determined based on the borrower’s financial statements, inventory reports, accounts receivable agings or equipment appraisals or invoices. Indications of value from these sources are generally discounted based on the age of the financial information or the quality of the assets.

Loans whose terms are modified are classified as troubled debt restructurings if the Bank grants such borrowers concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a troubled debt restructuring generally involve a temporary reduction in interest rate or an extension of a loan’s stated maturity date. Non-accrual troubled debt restructurings are restored to accrual status if principal and interest payments, under the modified terms, are current for six consecutive months after modification. Loans classified as troubled debt restructurings are designated as impaired.

Valley Green Bank

Notes to Financial Statements

The allowance calculation methodology includes further segregation of loan classes into risk rating categories. The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated annually for commercial loans or when credit deficiencies arise, such as delinquent loan payments, for commercial and consumer loans. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss. Loans criticized special mention have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Loans not classified are rated pass.

In addition, Federal regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses and may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to management. Based on management’s comprehensive analysis of the loan portfolio, management believes the current level of the allowance for loan losses is adequate.

Loans Held for Sale

Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value. Servicing is not retained on these loan sales.

Other Real Estate Owned

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value. Revenue and expenses from operations and changes in the valuation allowance are included in non-interest income and non-interest expense.

Transfers of Financial Assets

Transfers of financial assets, including loan and loan participation sales, are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Valley Green Bank

Notes to Financial Statements

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on the straight-line method over the estimated useful lives of the related assets or, in the case of leasehold improvements, the lease period if shorter. Maintenance and repairs are charged to expense as incurred.

Advertising Costs

The Bank follows the policy of charging the costs of advertising to expense as incurred.

Income Taxes

The Bank accounts for income taxes in accordance with the income tax accounting guidance set forth in FASB ASC Topic 740, Income Taxes. The Bank adopted the accounting guidance related to accounting for uncertainty in income taxes, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions.

The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of expenses over revenues. The Bank determines deferred income taxes using the liability method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

The Bank accounts for uncertain tax positions if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment.

Accruals of interest and penalties related to unrecognized tax benefits, when applicable, are recognized in income tax expense. No interest or penalties were recognized during the three and six months ended June 30, 2014 and 2013 (unaudited) and for the years ended December 31, 2013 or 2012. The Bank has no uncertain tax positions at June 30, 2014 (unaudited) and the years ended December 31, 2013 and 2012.

Valley Green Bank

Notes to Financial Statements

Stock Options

The Bank accounts for stock options under the fair value recognition provisions of ASC Topic 718, Compensation - Stock Compensation. ASC Topic 718 requires compensation costs related to stock-based payment transactions to be recognized in the financial statements over the period that an employee provides service in exchange for the award.

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the balance sheet when they are funded.

Reclassification

Certain amounts in the 2013 and 2012 financial statements have been reclassified to conform to the presentation used in the June 2014 financial statements. These reclassifications had no effect on the Bank’s financial position or results of operations.

3.	Investment Securities Available-for-Sale

The amortized cost and approximate fair value of investment securities available-for-sale as of June 30, 2014 (unaudited) and December 31, 2013 and 2012 are summarized as follows (in thousands):

June 30, 2014 (unaudited)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

U.S. Government corporations and agency securities	$12,996	$—	$(370)	$12,626

December 31, 2013

U.S. Government corporations and agency securities	$13,878	$—	$(826)	$13,052

December 31, 2012

U.S. Government corporations and agency securities	$20,573	$43	$(4)	$20,612

Valley Green Bank

Notes to Financial Statements

During the three months ended June 30, 2014 (unaudited), the Bank sold no securities. For the three months ended June 30, 2013 (unaudited), the Bank sold three securities for approximately $6,026,000 and recognized an immaterial loss. The Bank had no securities called during the three months ended June 30, 2014 (unaudited) and two securities called for approximately $10,000,000 and recognized a gain of $-0- for the three months ended June 30, 2013 (unaudited).

During the six months ended June 30, 2014 (unaudited), the Bank sold one security for approximately $881,000 and recognized an immaterial gain at June 30, 2014 (unaudited). For the six months ended June 30, 2013 (unaudited) and the year ended December 31, 2013, the Bank sold four securities for approximately $8,035,000 and recognized a gain of $9,000. The Bank had no sales from its available-for-sale portfolio during 2012. The Bank had four securities which were called for approximately $14,500,000 and recognized a gain of $-0- for the six months ended June 30, 2013 (unaudited) and the year ended December 31, 2013. The Bank had five securities which were called for approximately $18,000,000 and recognized a gain of $1,100 in 2012.

At June 30, 2014 (unaudited) and December 31, 2013 and 2012, the Bank had no investment securities classified as held-to-maturity and no investment securities were pledged to secure public deposits or for any other purposes required or permitted by law.

The amortized cost and fair value of investment securities as of June 30, 2014 (unaudited) and December 31, 2013, by contractual maturity, are show below. Expected maturities may differ from contractual maturities because the securities may be called or prepaid with or without any penalties (in thousands).

	Available-for-Sale
June 30, 2014 (unaudited)	Amortized Cost	Fair Value

Due in five to ten years	$12,996	$12,626

December 31, 2013

Due in five to ten years	$13,878	$13,052

Valley Green Bank

Notes to Financial Statements

The following tables show gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at June 30, 2014 (unaudited) and December 31, 2013 and 2012 (in thousands).

	Less than 12 Months		12 Months or Longer		Total
June 30, 2014 (unaudited)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

U.S. Government corporations and agency securities	$—	$—	$12,626	$(370)	$12,626	$(370)

December 31, 2013

U.S. Government corporations and agency securities	$13,052	$(826)	$—	$—	$13,052	$(826)

December 31, 2012

U.S. Government corporations and agency securities	$5,031	$(4)	$—	$—	$5,031	$(4)

At June 30, 2014 (unaudited), the Bank had three U.S. Government agency securities that have an unrealized loss of greater than twelve months with depreciation of 3% from the Bank’s amortized cost basis. At December 31, 2013, the Bank has four U.S. Government agency securities that have an unrealized loss less than twelve months with depreciation of 6% from the Bank’s amortized cost basis. At December 31, 2012, the Bank has one U.S. Government corporation and agency security that has an unrealized loss less than twelve months with depreciation less than 1% from the Bank’s amortized cost basis. In evaluating these securities for other-than-temporary impairment, management considers that the securities are issued by the federal government, its agencies, or government sponsored agencies, and management does not intend to sell or expect that it is more likely-than-not that it will be required to sell these securities prior to anticipated recovery of fair value.

Valley Green Bank

Notes to Financial Statements

4.	Loans Receivable

The composition of net loans receivable at June 30, 2014 (unaudited) and December 31, 2013 and 2012 is as follows (in thousands):

	June 30,	December 31,
	2014	2013	2012
	(unaudited)

Commercial	$161,648	$150,259	$120,108
Commercial real estate	127,577	116,504	97,548
Commercial construction	43,473	40,461	14,483
Residential real estate	3,596	4,634	5,955
Home equity	12,732	11,814	9,879
Consumer	448	547	779

Total Loans	349,474	324,219	248,752

Unearned net loan origination fees and costs	(860)	(832)	(640)
Allowance for loan losses	(2,457)	(2,846)	(2,320)

Net Loans	$346,157	$320,541	$245,792

Valley Green Bank

Notes to Financial Statements

Allowance for Loan Losses and Recorded Investment in Financial Receivables

The following table summarizes the activity in the allowance for loan losses by loan class for the three and six months ended 2014 and 2013 (unaudited) and for the year ended December 31, 2013 and information in regards to the allowance for loan losses and the recorded investment in loans receivable by loan class as of December 31, 2013 (in thousands):

	Allowance for Loan Losses
Three Months Ended June 30, 2014 (unaudited)	Beginning Balance	Charge-offs	Recoveries	Provisions	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairment

Commercial	$1,130	$854	$—	$462	$738	$—	$738
Commercial real estate	1,175	5	—	—	1,170	—	1,170
Commercial construction	498	—	—	—	498	—	498
Residential real estate	9	—	—	—	9	—	9
Home equity	37	—	—	2	39	—	39
Consumer	3	—	—	—	3	—	3

	$2,852	$859	$—	$464	$2,457	$—	$2,457

Valley Green Bank

Notes to Financial Statements

	Allowance for Loan Losses
Three Months Ended June 30, 2013 (unaudited)	Beginning Balance	Charge-offs	Recoveries	Provisions	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairment

Commercial	$920	$—	$1	$93	$1,014	$57	$957
Commercial real estate	1,117	—	—	20	1,137	—	1,137
Commercial construction	343	—	—	95	438	—	438
Residential real estate	13	—	—	1	14	—	14
Home equity	61	—	—	6	67	—	67
Consumer	8	—	—	5	13	—	13

	$2,462	$—	$1	$220	$2,683	$57	$2,626

	Allowance for Loan Losses
Six Months Ended June 30, 2014 (unaudited)	Beginning Balance	Charge-offs	Recoveries	Provisions	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairment

Commercial	$1,070	$883	$—	$551	$738	$—	$738
Commercial real estate	1,175	5	—	—	1,170	—	1,170
Commercial construction	498	—	—	—	498	—	498
Residential real estate	9	—	—	—	9	—	9
Home equity	91	—	—	(52)	39	—	39
Consumer	3	—	—	—	3	—	3

	$2,846	$888	$—	$499	$2,457	$—	$2,457

Valley Green Bank

Notes to Financial Statements

	Loans Receivable
June 30, 2014 (unaudited)	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairment

Commercial	$161,648	$1,386	$160,262
Commercial real estate	127,577	—	127,577
Commercial construction	43,473	—	43,473
Residential real estate	3,596	—	3,596
Home equity	12,732	—	12,732
Consumer	448	17	431

	$349,474	$1,403	$348,071

Valley Green Bank

Notes to Financial Statements

	Allowance for Loan Losses
Six Months Ended June 30, 2013 (unaudited)	Beginning Balance	Charge-offs	Recoveries	Provisions	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairment

Commercial	$920	$100	$2	$192	$1,014	$57	$957
Commercial real estate	1,075	—	—	62	1,137	—	1,137
Commercial construction	238	—	—	200	438	—	438
Residential real estate	14	—	—	—	14	—	14
Home equity	62	—	—	5	67	—	67
Consumer	11	—	—	2	13	—	13

	$2,320	$100	$2	$461	$2,683	$57	$2,626

	Allowance for Loan Losses
Year Ended December 31, 2013	Beginning Balance	Charge-offs	Recoveries	Provisions	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairment

Commercial	$920	$178	$3	$325	$1,070	$45	$1,025
Commercial real estate	1,075	—	—	100	1,175	—	1,175
Commercial construction	238	—	—	260	498	—	498
Residential real estate	14	—	—	(5)	9	—	9
Home equity	62	—	—	29	91	—	91
Consumer	11	—	—	(8)	3	—	3

	$2,320	$178	$3	$701	$2,846	$45	$2,801

Valley Green Bank

Notes to Financial Statements

	Loans Receivable
December 31, 2013	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairment

Commercial	$150,259	$567	$149,692
Commercial real estate	116,504	—	116,504
Commercial construction	40,461	—	40,461
Residential real estate	4,634	—	4,634
Home equity	11,814	—	11,814
Consumer	547	—	547

	$324,219	$567	$323,652

Valley Green Bank

Notes to Financial Statements

The following table summarizes the activity in the allowance for loan losses by loan class for the year ended December 31, 2012 and information in regards to the allowance for loan losses and the recorded investment in loans receivable by loan class as of December 31, 2012 (in thousands):

	Allowance for Loan Losses
Year Ended December 31, 2012	Beginning Balance	Charge-offs	Recoveries	Provisions	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairment

Commercial	$641	$546	$25	$800	$920	$—	$920
Commercial real estate	882	335	—	528	1,075	—	1,075
Commercial construction	199	148	—	187	238	—	238
Residential real estate	8	—	—	6	14	—	14
Home equity	63	—	—	(1)	62	—	62
Consumer	9	6	—	8	11	—	11

	$1,802	$1,035	$25	$1,528	$2,320	$—	$2,320

	Loans Receivable
December 31, 2012	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairment

Commercial	$120,108	$476	$119,632
Commercial real estate	97,548	536	97,012
Commercial construction	14,483	—	14,483
Residential real estate	5,955	—	5,955
Home equity	9,879	—	9,879
Consumer	779	—	779

	$248,752	$1,012	$247,740

Valley Green Bank

Notes to Financial Statements

Impaired Loans

The following table summarizes information in regards to impaired loans by loan portfolio class as of the six months ended June 30, 2014 (unaudited) and for the years ended December 31, 2013 and 2012 (in thousands):

June 30, 2014 (unaudited)	Recorded Investment	Unpaid Principal Balance	Related Allowance

With no related allowance recorded:
Commercial	$1,386	$1,386	$—
Consumer	17	17	—
With an allowance recorded:
Commercial	—	—	—

Total:
Commercial	$1,386	$1,386	$—
Consumer	17	17	—

	$1,403	$1,403	$—

December 31, 2013	Recorded Investment	Unpaid Principal Balance	Related Allowance

With no related allowance recorded:
Commercial	$382	$382	$—

With an allowance recorded:
Commercial	185	185	45

Total:
Commercial	$567	$567	$45

Valley Green Bank

Notes to Financial Statements

December 31, 2012	Recorded Investment	Unpaid Principal Balance	Related Allowance

With no related allowance recorded:
Commercial	$476	$681	$—
Commercial real estate	536	683	—

With an allowance recorded:
Commercial	$—	$—	$—
Commercial real estate	—	—	—

Total:
Commercial	$476	$681	$—
Commercial real estate	536	683	—

	$1,012	$1,364	$—

Loan Receivables on Nonaccrual Status

The following table presents nonaccrual loans by classes of the loan portfolio as of June 30, 2014 (unaudited) and December 31, 2013 and 2012 (in thousands):

	June 30, 2014	December 31,
		2013	2012
	(unaudited)

Commercial	$763	$378	$476
Consumer	17	—	—
Commercial real estate	—	—	536

	$780	$378	$1,012

Valley Green Bank

Notes to Financial Statements

Interest income that would have been recognized on these nonaccrual loans had they been current in accordance with their original terms of $7,000 and $31,000 for the three months ended June 30, 2014 and 2013 (unaudited), $12,000 and $125,000 for the six months ended June 30, 2014 and 2013, and $32,000 and $36,000 at December 31, 2013 and 2012, respectively. During the three months ended June 30, 2014 and 2013 (unaudited) there were $4,000 and $3,000, for the six months ended June 30, 2014 and 2013 (unaudited) there were $12,000 and $9,000 and for the years ended December 31, 2013 and 2012 there were $22,000 and $39,000 of cash collections on nonaccrual loans, respectively.

Valley Green Bank

Notes to Financial Statements

The following presents by class of loans, the average recorded investment in impaired loans and an analysis of interest on impaired loans (in thousands):

June 30, 2014 (unaudited)	Three Months Ended		Six Months Ended
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized

With no related allowance recorded:
Commercial	$742	$16	$858	$19
Consumer	17	—	17	—
With an allowance recorded:
Commercial	—	—	—	—

Total:
Commercial	$742	$16	$858	$19
Consumer	17	—	17	—

	$759	$16	$875	$19

June 30, 2013 (unaudited)	Three Months Ended		Six Months Ended
	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized

With no related allowance recorded:
Commercial	$1,235	$3	$1,290	$3

With an allowance recorded:
Commercial	—	—	—	—

Total:
Commercial	$1,235	$3	$1,290	$3

Valley Green Bank

Notes to Financial Statements

December 31, 2013	Average Recorded Investment	Interest Income Recognized

With no related allowance recorded:
Commercial	$387	$—

With an allowance recorded:
Commercial	190	—

Total:
Commercial	$577	$—

Valley Green Bank

Notes to Financial Statements

December 31, 2012	Average Recorded Investment	Interest Income Recognized

With no related allowance recorded:
Commercial	$645	$—
Commercial real estate	696	—

With an allowance recorded:
Commercial	$—	$—
Commercial real estate	—	—

Total:
Commercial	$645	$—
Commercial real estate	696	—

	$1,341	$—

Credit Quality Indicators

The following table presents the classes of the loan portfolio summarized by the aggregate pass rating and the classified ratings of special mention, substandard and doubtful within the Company’s internal risk rating system as of June 30, 2014 (unaudited) and December 31, 2013 and 2012 (in thousands):

June 30, 2014 (unaudited)	Pass	Special Mention	Substandard	Total

Commercial	$159,047	$1,215	$1,386	$161,648
Commercial real estate	126,897	680	—	127,577
Commercial construction	43,473	—	—	43,473
Residential real estate	3,596	—	—	3,596
Home equity	12,732	—	—	12,732
Consumer	431	—	17	448

	$346,176	$1,895	$1,403	$349,474

Valley Green Bank

Notes to Financial Statements

December 31, 2013	Pass	Special Mention	Substandard	Total

Commercial	$148,167	$1,525	$567	$150,259
Commercial real estate	115,315	1,189	—	116,504
Commercial construction	40,461	—	—	40,461
Residential real estate	4,634	—	—	4,634
Home equity	11,814	—	—	11,814
Consumer	547	—	—	547

	$320,938	$2,714	$567	$324,219

Valley Green Bank

Notes to Financial Statements

December 31, 2012	Pass	Special Mention	Substandard	Total

Commercial	$118,241	$1,391	$476	$120,108
Commercial real estate	95,759	1,253	536	97,548
Commercial construction	14,483	—	—	14,483
Residential real estate	5,955	—	—	5,955
Home equity	9,879	—	—	9,879
Consumer	779	—	—	779

	$245,096	$2,644	$1,012	$248,752

Age Analysis of Past Due Loans Receivables

The performance and credit quality of the loan portfolio is also monitored by analyzing the age of the loans receivable as determined by the length of time a recorded payment is past due. The following table presents the classes of the loan portfolio summarized by the past due status as of June 30, 2014 (unaudited) and December 31, 2013 and 2012 (in thousands):

June 30, 2014 (unaudited)	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivables	Loans Receivable >90 Days and Accruing

Commercial	$2,080	$30	$—	$2,110	$159,538	$161,648	$—
Commercial real estate	579	—	—	579	126,998	127,577	—
Commercial construction	—	—	—	—	43,473	43,473	—
Residential real estate	—	—	—	—	3,596	3,596	—
Home equity	—	—	—	—	12,732	12,732	—
Consumer	—	—	—	—	448	448	—

	$2,659	$30	$—	$2,689	$346,785	$349,474	$—

Valley Green Bank

Notes to Financial Statements

December 31, 2013	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivables	Loans Receivable >90 Days and Accruing

Commercial	$42	$505	$378	$925	$149,334	$150,259	$—
Commercial real estate	—	—	—	—	116,504	116,504	—
Commercial construction	—	—	—	—	40,461	40,461	—
Residential real estate	—	—	—	—	4,634	4,634	—
Home equity	—	—	—	—	11,814	11,814	—
Consumer	—	—	—	—	547	547	—

	$42	$505	$378	$925	$323,294	$324,219	$—

Valley Green Bank

Notes to Financial Statements

December 31, 2012	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivables	Loans Receivable >90 Days and Accruing

Commercial	$985	$414	$476	$1,875	$118,233	$120,108	$—
Commercial real estate	107	343	536	986	96,562	97,548	—
Commercial construction	—	—	—	—	14,483	14,483	—
Residential real estate	—	—	—	—	5,955	5,955	—
Home equity	—	—	—	—	9,879	9,879	—
Consumer	—	—	—	—	779	779	—

	$1,092	$757	$1,012	$2,861	$245,891	$248,752	$—

Troubled Debt Restructurings

The Bank may grant a concession or modification for economic or legal reasons related to a borrower’s financial condition that it would not otherwise consider resulting in a modified loan which is then identified as a troubled debt restructuring (TDR). The Bank may modify loans through rate reductions, extensions of maturity, interest only payments, or payment modifications to better match the timing of cash flows due under the modified terms with the cash flows from the borrowers’ operations. Loan modifications are intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. TDRs are considered impaired loans for purposes of calculating the Company’s allowance for loan losses.

The Bank identifies loans for potential restructure primarily through direct communication with the borrower and evaluation of the borrower’s financial statements, revenue projections, tax returns, and credit reports. Even if the borrower is not presently in default, management will consider the likelihood that cash flow shortages, adverse economic conditions, and negative trends may result in a payment default in the near future.

Valley Green Bank

Notes to Financial Statements

At June 30, 2014 (unaudited) and December 31, 2013, loans modified in a troubled debt restructuring totaled $623,000 and $189,000, respectively. All modified loans are current at June 30, 2014 (unaudited) and December 31, 2013. The Bank did not have any new troubled debt restructured loans during 2013. The following table presents newly troubled debt restructured loans that occurred during the six months ended June 30, 2014 and the year ended December 31, 2012 (dollars in thousands):

June 30, 2014 (unaudited)	Number of Contracts	Pre-Modification Outstanding Recorded Investments	Post-Modification Outstanding Recorded Investments

Troubled debt restructurings:
Commercial (modification of interest rate and term)	1	$435	$435

Valley Green Bank

Notes to Financial Statements

December 31, 2012	Number of Contracts	Pre-Modification Outstanding Recorded Investments	Post-Modification Outstanding Recorded Investments

Troubled debt restructurings:
Commercial (modification of interest rate)	1	$193	$193

During 2012, there was $1,786,000 of loans removed from the trouble debt restructuring status. There have been no trouble debt restructurings that have subsequently defaulted at June 30, 2014 (unaudited) and December 31, 2013 and 2012.

5.	Premises and Equipment

The components of premises and equipment at June 30, 2014 (unaudited) and December 31, 2013 and 2012 are as follows (in thousands):

	Estimated Useful	June 30,	December 31,
	Lives	2014	2013	2012
		(unaudited)

Leasehold improvements	15	$3,778	$3,774	$2,257
Furniture, fixtures and computer equipment	3 - 7	1,074	1,066	881

		4,852	4,840	3,138
Accumulated depreciation and amortization		(1,728)	(1,562)	(1,276)

		$3,124	$3,278	$1,862

Valley Green Bank

Notes to Financial Statements

Depreciation and amortization expense for the three months ended June 30, 2014 and 2013 (unaudited), the six months ended June 30, 2014 and 2013 (unaudited) and for the years ended December 31, 2013 and 2012 was approximately $83,000, $64,000, $167,000, $117,000, $286,000 and $217,000, respectively.

Valley Green Bank

Notes to Financial Statements

6.	Deposits

The components of deposits at June 30, 2014 (unaudited) and December 31, 2013 and 2012 are as follows (in thousands):

	June 30, 2014	December 31,
		2013	2012
	(unaudited)

Demand, non-interest bearing	$44,686	$42,217	$36,359
Demand, interest-bearing	13,446	13,354	12,603
Money market accounts	138,037	138,107	113,756
Statement savings	4,735	4,521	3,823
Time, $100,000 and over	132,403	109,361	85,141
Time, other	19,926	17,405	17,309

	$353,233	$324,965	$268,991

At June 30, 2014 (unaudited) and December 31, 2013, the scheduled maturities of time deposits are as follows (in thousands):

Year Ending June 30 (unaudited)

2015	$119,873
2016	22,424
2017	8,768
2018	637
2019	162
Thereafter	465

$152,329

Valley Green Bank

Notes to Financial Statements

Year Ending December 31

2014	$108,476
2015	14,184
2016	2,598
2017	464
2018	557
Thereafter	487

$126,766

There are no brokered deposits as of June 30, 2014 (unaudited) and December 31, 2013.

Valley Green Bank

Notes to Financial Statements

7.	Borrowings

At June 30, 2014 (unaudited) and December 31, 2013 and 2012, the Bank had a maximum borrowing capacity with the Federal Home Loan Bank of Pittsburgh of approximately $185,131,000, $173,172,000 and $130,173,000, respectively, of which there were none outstanding.

At June 30, 2014 (unaudited) and December 31, 2013 and 2012, the Bank has a maximum borrowing capacity with Atlantic Central Bankers Bank of $5.5 million, $5.5 million and $4.5 million, respectively. At June 30, 2014 (unaudited) and December 31, 2013 and 2012, the Bank has a maximum borrowing capacity with FTN Financial of $4.5 million, $4.5 million and $3 million, respectively. No borrowings were outstanding at December 31, 2013 or 2012.

8.	Lease Commitments

The Bank leases banking facilities under operating leases which expire at various dates through December 31, 2017. These leases do contain certain options to renew the leases. Rental expense amounted to $105,000 and $104,000 for the three months ended June 30, 2014 and 2013 (unaudited) and $209,000 and $207,000 for the six months ended June 30, 2014 and 2013 (unaudited), and $415,000 and $343,000 for the years ended December 31, 2013 and 2012, respectively.

Future minimum lease payments under non-cancellable operating leases (not including options to extend the leases) by year are as follows (in thousands):

Years Ending June 30 (unaudited)

2015	$397
2016	332
2017	298
2018	226
2019	236
Thereafter	496

$1,985

Valley Green Bank

Notes to Financial Statements

Years Ending December 31

2014	$410
2015	244
2016	173
2017	136
2018	105
Thereafter	490

$1,558

Valley Green Bank

Notes to Financial Statements

9.	Employee Benefit Plan

The Bank maintains a 401(k) Plan (the “Plan”). All employees are eligible to participate after they have attained the age of 18 and have also completed 3 months of employment. The employees may contribute up to the maximum percentage allowable by law of their compensation to the Plan. The Bank makes a discretionary matching contribution equal to a maximum of 50% of the first 6% of the employee contribution. Full vesting in the Plan is over a four-year period. The Bank’s matching expense for the three months ended June 30, 2014 and 2013 (unaudited), the six months ended June 30, 2014 and 2013 (unaudited) and for the years ended December 31, 2013 and 2012 was approximately $27,000, $25,000, $60,000, $49,000, $105,000 and $101,000, respectively.

10.	Employment Agreement

The Bank has employment agreements with the Chairman; the President and Chief Executive Officer; the Division President; and the Chief Financial Officer and Chief Operating Officer. These agreements have terms expiring in December 2014 and November 2014 and are subject to automatic one year renewals. The agreements for the President and Chief Executive Officer, the Division President and the Chief Financial Officer and Chief Operating Officer have change of control provisions. After a change in the control of the Bank, as defined in the agreements, the individual will receive monetary compensation and benefits in the amount set forth in the agreements. Upon the closing of the merger (see Note 19), the Chairman, the President and Chief Executive Officer and the Division President will enter into new employment agreements with the acquiring company. Certain of these individuals shall be entitled to an aggregate payment of $2,069,000 upon the effective date of the merger.

11.	Stockholders’ Equity

In 2010, the Bank issued 466,995 of Series C warrants to certain shareholders. For every four shares of stock previously owned or purchased in the 2010 stock offering by an existing shareholder or current employee, the Bank issued one warrant. Additionally, any subscriber other than an existing shareholder or current employee of the Bank who purchased at least 60,000 shares was issued one warrant for every four shares purchased. Each warrant entitled the holder to purchase one share of common stock at an exercise price of $8.50. These Series C warrants expired on February 28, 2013. There were 355,524 and 17,680 of Series C warrants exercised during 2013 and 2012 totaling $3,022,000 and $150,000, respectively. At June 30, 2014 (unaudited) and December 31, 2013 and 2012, there were -0-, -0- and 448,847 warrants outstanding, respectively.

In 2011, the Bank entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the Secretary of the Treasury (the “Treasury”), pursuant to which the Bank issued and sold to the Treasury 5,000 shares of its Senior Non-Cumulative Perpetual Preferred Stock, having a liquidation preference of $1,000 per share (the “Liquidation Amount”), for proceeds of $5,000,000. The Purchase Agreement was entered into, and the 2011 Preferred Stock was issued, pursuant to the Treasury’s SBLF program, a $30 billion fund established under the Small Business Jobs Act of 2010 that encourages lending to small businesses by providing capital to qualified community banks with assets of less than $10 billion.

Valley Green Bank

Notes to Financial Statements

The 2011 Preferred Stock qualified as Tier 1 capital for the Bank. Non-cumulative dividends were payable quarterly on the 2011 Preferred Stock. The Bank paid dividends of $-0-, $13,000, $-0-, $25,000, $37,000 and $64,000 on the preferred stock for the three and sixth months ended June 30 2014 and 2013 (unaudited) and for the years ended December 31, 2013 and 2012, respectively.

On September 27, 2013, the Bank redeemed all outstanding preferred shares.

12.	Stock Option Plan

In 2005, the Bank approved the 2005 Stock Option Plan (the “Plan”). The Plan authorizes the Board of Directors to grant options up to an aggregate of 1,000,000 shares to officers, other employees and directors of the Bank. The shares granted under the Plan to directors are non-qualified options. The shares granted under the Plan to officers and other employees are “incentive stock options,” and are subject to the limitations under Section 422 of the Internal Revenue Code.

Options under the plan vest over a period up to 5 years, depending on the nature of the terms set forth in the option agreement. Upon completion of the Merger, as described in Note 19, unvested options outstanding will vest automatically. All options granted under the Plan have a term that does not exceed 10 years. The exercise price of options granted is at the fair value of a share of common stock at the time of the grant.

The following summarizes changes in stock options outstanding for the six months ended June 30, 2014 (unaudited) and for the years ended December 31, 2013 and 2012:

	June 30,		December 31,
	2014		2013		2012
	Options	Weighted Average Exercise Rate	Options	Weighted Average Exercise Rate	Options	Weighted Average Exercise Rate
	(unaudited)

Outstanding, beginning of year	206,250	$9.31	536,175	$9.30	532,175	$9.31
Granted	—	—	38,000	11.00	5,000	8.50
Exercised	(81,875)	8.91	(367,925)	9.47	—	—
Forfeited	—	—	—	—	(1,000)	8.50

Outstanding, end of period	124,375	$9.57	206,250	$9.31	536,175	$9.30

Exercisable, end of period	46,001	$9.32	87,500	$9.32	396,300	$9.59

Weighted-average fair value of options granted during the period	$—		$4.14		$2.14

Valley Green Bank

Notes to Financial Statements

The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for 2013: Dividend yield of 0%; expected volatility of approximately 29.5%; risk-free interest rate of 2.89% and an expected life of the options of seven years. The expected life and volatility percentages for 2013 were based on the average expected volatility of similar public financial institutions in the Bank’s market area.

The weighted average remaining contractual life of options outstanding at June 30, 2014 (unaudited) and December 31, 2013 and 2012 is 6.21, 6.16 and 5.34 years, and the weighted average remaining contractual life of options exercisable at June 30, 2014 (unaudited) and December 31, 2013 and 2012 is 4.16, 4.66 and 4.71 years, respectively. The aggregate intrinsic value of options exercisable was approximately $261,000, $152,000 and $-0- and aggregate intrinsic value of outstanding options was approximately $676,000, $354,000 and $-0- at June 30, 2014 and December 31, 2013 and 2012, respectively.

As of June 30, 2014 (unaudited), there was approximately $195,000 of unrecognized compensation costs related to non-vested stock options granted in 2006 through June 30, 2014. This cost is expected to be recognized over a weighted average period of 1.44 years or upon completion of the Merger, as described in Note 19.

13.	Federal Income Taxes

The components of income tax benefit for the three and six months ended June 30, 2014 and 2013 (unaudited) and for the years ended December 31, 2013 and 2012 are as follows (in thousands):

	Three Months Ended June 30		Six Months Ended June 30,		Years Ended December 31,
	2014	2013	2014	2013	2013	2012
	(unaudited)		(unaudited)

Current	$548	$593	$1,242	$1,116	$2,617	$1,082
Deferred	233	(31)	265	(67)	(212)	193

	$781	$562	$1,507	$1,049	$2,405	$1,275

Valley Green Bank

Notes to Financial Statements

A reconciliation between the income tax expense for the three and six months ended June 30, 2014 and 2013 (unaudited) and for the years ended December 31, 2013 and 2012 and the amount computed using the applicable statutory federal tax rate of 34% follows:

	Three Months Ended June 30		Six Months Ended June 30,		Years Ended December 31,
	2014	2013	2014	2013	2013	2012
	(unaudited)		(unaudited)

Federal income tax at statutory rate	34.0%	34.0%	34.0%	34.0%	34.0%	34.0%
Other	(4.7)	0.6	(2.3)	0.3	0.2	(0.2)
Write off of deferred tax asset	10.1	—	4.9	—	—	—
Decrease in valuation allowance existing in 2011	—	—	—	—	—	(4.2)

	39.4%	34.6%	36.6%	34.3%	34.2%	29.6%

During the second quarter of 2014, the Bank wrote-off $200,000 of a deferred tax asset related to nonqualified stock option expense which was not realizable due to the fair market value of the stock at the time of exercise being less than the option price paid for options exercised.

Valley Green Bank

Notes to Financial Statements

Deferred income taxes are provided for the temporary differences between the financial reporting and the tax basis of the Bank’s assets and liabilities. The components of the net deferred asset at June 30, 2014 (unaudited) and December 31, 2013 and 2012 are as follows (in thousands):

	June 30,	December 31,
	2014	2013	2012
	(unaudited)

Deferred tax assets:
Allowance for loan losses	$659	$739	$560
Organization costs	74	80	92
Nonqualified stock option expense	47	223	176
Nonaccrual interest	23	24	12
Unrealized loss on investment securities	126	281	—

Total deferred tax assets	929	1,347	840

Deferred tax liabilities:
Cash basis conversion	(74)	(72)	(82)
Premises and equipment	(214)	(214)	(198)
Unrealized gain on investment securities	—	—	(13)
Other	(11)	(11)	(3)

Total deferred tax liabilities	(299)	(297)	(296)

Net Deferred Tax Assets	$630	$1,050	$544

At June 30, 2014 (unaudited), the Bank’s federal income tax returns, with limited exceptions, are no longer subject to examination by federal authorities for years before 2010.

14.	Transactions with Executive Officers, Directors and Principal Stockholders

The Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with its executive officers, directors, principal stockholders, their immediate families and affiliated companies (commonly referred to as related parties), on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. Deposits of related parties totaled $2,769,000, $3,993,000 and $2,183,000 at June 30, 2014 (unaudited) and December 31, 2013 and 2012, respectively. The aggregate dollar amount of loans to related parties, along with an analysis of the activity for 2013 and 2012, is summarized as follows (in thousands):

	June 30,	December 31,
	2014	2013	2012
	(unaudited)

Balance, beginning	$5,930	$5,088	$4,069
Additions	586	8,306	7,037
Repayments	(433)	(7,464)	(6,018)

Balance, Ending	$6,083	$5,930	$5,088

Valley Green Bank

Notes to Financial Statements

15.	Financial Instruments with Off-Balance Sheet Risk

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

The Bank had the following off-balance sheet financial instruments whose contract amounts represent credit risk at June 30, 2014 (unaudited) and December 31 (in thousands):

	June 30,	December 31,
	2014	2013	2012
	(unaudited)

Commitments to grant loans	$23,313	$12,907	$10,014
Unfunded commitments under lines of credit	74,551	67,483	55,780

Valley Green Bank

Notes to Financial Statements

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation. Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory and equipment.

16.	Regulatory Matters

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet the minimum capital requirements can initiate certain mandatory and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of June 30, 2014 (unaudited) and December 31, 2013, that the Bank meets all capital adequacy requirements to which it is subject.

The Bank’s actual capital amounts and ratios and the minimum amounts and ratios required for capital adequacy purposes and to be well capitalized under the prompt corrective action provisions at June 30, 2014 (unaudited) and December 31, 2013 and 2012 are presented below (dollars in thousands):

June 30, 2014 (unaudited)	Actual		For Capital Adequacy Purposes			To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio

Total capital (to risk-weighted assets)	$37,659	11.86%	$	≥25,414	≥8.0%	$	≥31,766	≥10.0%
Tier 1 capital (to risk-weighted assets)	35,202	11.08%		≥12,706	≥4.0%		≥19,059	≥6.0%
Tier 1 capital (to average assets)	35,202	9.31%		≥15,124	≥4.0%		≥18,905	≥5.0%

Valley Green Bank

Notes to Financial Statements

December 31, 2013	Actual		For Capital Adequacy Purposes			To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio

Total capital (to risk-weighted assets)	$34,631	11.80%	$	≥23,483	≥8.0%	$	≥29,354	≥10.0%
Tier 1 capital (to risk-weighted assets)	31,785	10.83%		≥11,742	≥4.0%		≥17,613	≥6.0%
Tier 1 capital (to average assets)	31,785	8.98%		≥14,160	≥4.0%		≥17,700	≥5.0%

December 31, 2012	Actual		For Capital Adequacy Purposes			To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio

Total capital (to risk-weighted assets)	$27,848	12.30%	$	≥18,109	≥8.0%	$	≥22,636	≥10.0%
Tier 1 capital (to risk-weighted assets)	25,529	11.28%		≥9,054	≥4.0%		≥13,582	≥6.0%
Tier 1 capital (to average assets)	25,529	9.00%		≥11,352	≥4.0%		≥14,190	≥5.0%

The Bank is subject to certain restrictions on the amount of dividends that it may declare due to regulatory considerations. The Pennsylvania Banking Code provides that cash dividends may be declared and paid only out of accumulated net earnings.

The total amount of dividends which may be paid at any date is generally limited to the retained earnings of the Bank.

17.	Fair Value Measurements and Fair Values of Financial Instruments

The Bank follows the guidance on fair value measurement now codified as FASB ASC Topic 820, Fair Value Measurement and Disclosures. Under ASC Topic 820, fair value measurements are not adjusted for transaction costs. ASC Topic 820 established a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets and liabilities (Level 1 inputs) and the lowest priority to unobservable inputs (Level 3 inputs). The three levels of the fair value hierarchy are described below.

Valley Green Bank

Notes to Financial Statements

Management uses its best judgment in estimating the fair value of the Bank’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Bank could have realized in sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective period end and have not been re-evaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each period end.

Valley Green Bank

Notes to Financial Statements

The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2 - Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.

Level 3 - Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported with little or no market activity).

An asset’s or liability’s input level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at June 30, 2014 (unaudited) and December 31, 2013 and 2012 are as follows (in thousands):

June 30, 2014 (unaudited)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Securities available-for-sale:
U.S. Government corporations and agency securities	$12,626	$—	$12,626	$—

Valley Green Bank

Notes to Financial Statements

December 31, 2013	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Securities available-for-sale:
U.S. Government corporations and agency securities	$13,052	$—	$13,052	$—

Valley Green Bank

Notes to Financial Statements

December 31, 2012	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Securities available-for-sale:
U.S. Government corporations and agency securities	$20,612	$—	$20,612	$—

For financial assets measured at fair value on a nonrecurring basis, the fair value measurements by level within the fair value hierarchy used at June 30, 2014 (unaudited) and December 31, 2013 and 2012 are as follows (in thousands):

June 30, 2014 (unaudited)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Other real estate owned	$75	$—	$—	$75

December 31, 2013

Impaired loans	$140	$—	$—	$140

December 31, 2012

Impaired loans	$1,012	$—	$—	$1,012

Valley Green Bank

Notes to Financial Statements

Quantitative information about level 3 fair value measurements at June 30, 2014 (unaudited) and December 31, 2013 and 2012 is included in the tables below (in thousands):

	Fair Value at June 30, 2014	Valuation Technique	Unobservable Inputs	Range (Weighted Average)
	(unaudited)

Other real estate owned	$75	Discounted appraisals	Collateral discounts	0-10% (5%)

	Fair Value at December 31, 2013	Valuation Technique	Unobservable Inputs	Range (Weighted Average)

Impaired loans	$140	Discounted appraisals	Collateral discounts	0% (0%)

	Fair Value at December 31, 2012	Valuation Technique	Unobservable Inputs	Range (Weighted Average)

Impaired loans	$1,012	Discounted appraisals	Collateral discounts	0-80% (57.8%)

The following information should not be interpreted as an estimate of the fair value of the entire Bank since a fair value calculation is only provided for a limited portion of the Bank’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Bank’s disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Bank’s assets and liabilities at June 30, 2014 (unaudited) and December 31, 2013 and 2012:

Cash and Cash Equivalents (Carried at Cost)

The carrying amounts reported in the balance sheets for cash and cash equivalents approximate those assets’ fair values.

Valley Green Bank

Notes to Financial Statements

Investment Securities

The fair value of securities available-for-sale (carried fair value) are determined by obtaining market prices on nationally recognized securities exchanges (Level 1), or matrix pricing (Level 2), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices.

Valley Green Bank

Notes to Financial Statements

Loans Receivable (Carried at Cost)

The fair values of loans are estimated using discounted cash flow analyses, using market rates at the balance sheet date that reflect the credit and interest rate-risk inherent in the loans. Projected future cash flows are calculated based upon contractual maturity or call dates, projected repayments and prepayments of principal. Generally, for variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values.

Loans Held for Sale (Carried at Lower of Cost or Fair Value)

The fair value of loans held for sale is determined, when possible, using quoted secondary-market prices. If no such quoted prices exist, the fair value of a loan is determined using quoted prices for a similar loan or loans, adjusted for the specific attributes of that loan.

Impaired Loans (Generally Carried at Fair Value)

Impaired loans are those that are accounted for under ASC Topic 310 Receivables, in which the Bank has measured impairment generally based on the fair value of the loan’s collateral. Fair value is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based upon the expected proceeds. These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements. The fair value at December 31, 2013 and 2012 consists of the loan balances with an unpaid principal balance of $185,000 and $1,364,000, net of a valuation allowance of $45,000 and $-0-, and partial charge offs of $-0- and $352,000, respectively. At June 30, 2014 (unaudited), there were no impaired loans reported at fair value. Impaired loans are included in loans receivable in the following table of financial assets and liabilities.

Restricted Investment in Bank Stocks (Carried at Cost)

The carrying amount of restricted investment in bank stocks approximates fair value, and considers the limited marketability of such securities.

Other Real Estate Owned (Carried at Lower of Cost or Market)

Other real estate owned includes foreclosed properties securing commercial and residential loans. Real estate properties acquired through foreclosure are initially recorded at the fair value of the property at the date of foreclosure, net of estimated costs of disposal. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of cost or fair value less estimated costs to sell. Fair value is generally based upon independent market prices or appraised value of the collateral. Our appraisals are typically performed by independent third party appraisers. For appraisals of commercial properties, comparable properties within the area may not be available. In such circumstances, our appraisers will rely on certain judgments in determining how a specific property compares in value to other properties that are not identical in design or in geographic area. Our current portfolio of other real estate owned is comprised of such properties and, accordingly, we classify other real estate owned as Level 3.

Valley Green Bank

Notes to Financial Statements

Accrued Interest Receivable and Payable (Carried at Cost)

The carrying amount of accrued interest receivable and accrued interest payable approximates its fair value.

Deposit Liabilities (Carried at Cost)

The fair values disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered in the market on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Off-Balance Sheet Financial Instruments (Disclosed at Cost)

Fair values for the Bank’s off-balance sheet financial instruments (lending commitments and letters of credit) are based on fees currently charged in the market to enter into similar agreements, taking into account, the remaining terms of the agreements and the counterparties’ credit standing.

The estimated fair values of the Bank’s financial assets and liabilities were as follows at June 30, 2014 (unaudited) and December 31, 2013 and 2012 (in thousands):

	June 30,		December 31,
	2014		2013		2012
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(unaudited)
Assets:
Cash and due from banks	$4,780	$4,780	$4,027	$4,027	$7,000	$7,000
Federal funds sold	19,162	19,162	12,604	12,604	17,837	17,837
Investment securities	12,626	12,626	13,052	13,052	20,612	20,612
Loans receivable	346,157	343,464	320,541	318,278	245,792	246,097
Loans held for sale	—	—	—	—	126	126
Restricted investment in bank stocks	847	847	610	610	485	485
Accrued interest receivable	1,059	1,059	1,023	1,023	842	842

Liabilities:
Deposits	353,233	351,109	324,965	322,644	268,991	270,174
Accrued interest payable	439	439	349	349	375	375

Off balance sheet asset (liability):
Commitments to grant loans	—	—	—	—	—	—
Unused lines of credit	—	—	—	—	—	—

Valley Green Bank

Notes to Financial Statements

18.	Legal Contingencies

Management is not aware of any litigation that would have a material adverse effect on the financial position of the Bank. In addition, no proceedings are pending or are known to be threatened or contemplated against the Bank by government authorities.

19.	Subsequent Events

On June 17, 2014, the Bank announced that it has entered into a definitive Agreement and Plan of Merger (the “Merger”) to be acquired by Univest Corporation of Pennsylvania (“Univest”). If the Merger is completed, Valley Green shareholders will have the right to receive Univest common stock at a ratio (the “Exchange Ratio”) equal to the quotient (carried to four decimal places) of $27.00 divided by the average closing price of the Univest common stock for each consecutive trading day during the twenty (20) days immediately preceding the effective time of the Merger, subject to adjustment as provided for in the Agreement and Plan of Merger dated as of June 17, 2014. The transaction is subject to customary closing conditions including receipt of regulatory approvals and shareholder approvals. It is expected to close in the first quarter of 2015.

If the Bank receives an alternative acquisition proposal and delivers a written notice to Univest of its determination to accept the alternative proposal, the Bank would be required to pay Univest a termination fee of $3,000,000.

Management is required to evaluate events or transactions that may occur or have occurred after the balance sheet date through the date the Bank’s financial statements were issued or available to be issued. Subsequent events have been evaluated as of April 4, 2014 and August 21, 2014, the dates the Bank’s financial statements were available to be issued.

Valley Green Directors to be Appointed to Univest’s Board of Directors

Jay R. Goldstein, Chief Executive Officer, President and Director

Mr. Goldstein was a founder of Valley Green and has served as its President and Chief Executive Officer and a member of the Board of Directors since 2005. Mr. Goldstein was formerly a partner in the law firm of Kleinbard, Bell & Brecker LLP, concentrating in mergers and acquisitions, public and private finance, and real estate with particular expertise in emerging businesses and economic development. Mr. Goldstein was appointed by Philadelphia’s Mayor Michael Nutter as Vice Chairman of the Delaware River Waterfront Corporation. Mayor Nutter also appointed Mr. Goldstein to co-chair the personnel committee of his transition team where he was responsible for hiring the Mayor’s cabinet and senior personnel. Mr. Goldstein also served as the treasurer of then Councilman Nutter’s campaign committee from 1993-2006. In addition, Mr. Goldstein has been active in the local community. He has served as President of the Board of Directors of Mt. Airy USA, a community development corporation, a board member of the Mt. Airy Business Improvement District and the Treasurer of Mastery Charter Foundation, a non-profit corporation focused on funding for Philadelphia’s Mastery Charter Schools. Mr. Goldstein is a 1987 graduate of the American University, Washington College of Law, where he received the school’s Outstanding Graduate Award and was editor-in-chief of the American University Journal of International Law. Mr. Goldstein received his undergraduate degree with honors in 1984 from the State University of New York at Binghamton, where he was chosen commencement speaker.

Due to his employment by Univest following the merger, it is not expected that Mr. Goldstein will qualify as an independent director of Univest in accordance with the criteria for “independence” established by the Nasdaq Stock Market.

Michael L. Turner

Mr. Turner was a founder of Valley Green and has served on its board of directors since 2005. He is a partner in the 500 person defense litigation firm, Marshall, Dennehey, Warner, Coleman & Goggin since 2007. Previously, Mr. Turner was a founder and managing partner of the Philadelphia law firm Kelly Jasons McGuire & Spinelli from 1989 to 2007. Mr. Turner specializes in the preparation and trial of complex personal injury, products liability and criminal cases. Before entering into private practice, Mr. Turner was an Assistant District Attorney for the City of Philadelphia from 1981-1986. Mr. Turner is a member of the Pennsylvania Bar and serves on the Hearing Committee of the Disciplinary Board of the Supreme Court of Pennsylvania. He is also a member of the Board of the Center City Crime Victim Services Association, and on the Board of the Central High School of Philadelphia Alumni Association. Mr. Turner received his Law Degree from the University of Virginia in 1981 and graduated magna cum laude from Virginia State University in 1978.

It is expected that Mr. Turner will qualify as an independent director of Univest in accordance with the criteria for “independence” established by the Nasdaq Stock Market.

Transactions with Certain Related Persons

Some of Valley Green’s directors and executive officers, members of their immediate families and the companies with which they are associated were Valley Green customers and had banking transactions with Valley Green in the ordinary course of business during 2013 and 2012. All loans and commitments to lend were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other non-affiliated customers. In Valley Green management’s opinion, the loans and commitments did not involve more than a normal risk of collectability or present other unfavorable features.

Security Ownership of Certain Beneficial Owners and Management of Valley Green

The following table lists the beneficial ownership of shares of Valley Green common stock as of June 30, 2014, for each of Valley Green’s directors, certain executive officers and the persons known to Valley Green who may be beneficial owners of more than 5% of its common stock. The table also shows the total number of shares owned by the directors and executive officers as a group.

Name	Common Stock(1)		Exercisable Stock Options(1)	Percent of Outstanding Stock
Current Directors (2)
Algot F. Thorell, Jr.	49,500	(3)	—	1.77%
Robert Elfant	122,864	(4)	—	4.39%
Phoebe A. Haddon	36,466	(5)	—	1.30%
Richard Hayden	23,167	(6)	—	0.83%
Philip D.W. Krey	7,187	(7)	—	0.26%
Karen Kulp	39,087	(8)	—	1.40%
John W. McCoubrey	41,572	(9)	—	1.49%
Kenneth L. Shropshire	33,543	(10)	—	1.20%
Michael L. Turner	36,353	(11)	—	1.30%
Ken Weinstein	32,562	(12)	—	1.16%

Executive Officers(2)
Jay R. Goldstein	154,558	(13)	—	5.52%
Robert J. Marino	115,100	(14)	—	4.11%
Cheryl Hinkle Richards	55,162	(15)	—	1.97%
Mark W. Biedermann	22,112		20,000	1.51%

All Directors and Executive Officers as a Group (15 persons)	769,233		20,000	28.20%

5% Owners

Brian and Theresa Boone 630 Emporia Road Boulder, CO 80305	191,177		—	6.83%

(1)	Stock ownership information includes shares that the individual has the right to acquire within sixty days of June 30, 2014.
(2)	The address for Valley Green’s directors and executive officers is c/o Valley Green Bank, 7226 Germantown Ave. Philadelphia, PA 19119.
(3)	Includes 26,000 shares that were pledged upon the exercise of stock options, which pledge will terminate in connection with the consummation of the merger.
(4)	Includes 25,000 shares that were pledged upon the exercise of stock options, which pledge will terminate in connection with the consummation of the merger.
(5)	Includes 15,000 shares that were pledged upon the exercise of stock options, which pledge will terminate in connection with the consummation of the merger.
(6)	Includes 10,000 shares that were pledged upon the exercise of stock options, which pledge will terminate in connection with the consummation of the merger.
(7)	Includes 5,000 shares that were pledged upon the exercise of stock options, which pledge will terminate in connection with the consummation of the merger.
(8)	Includes 15,000 shares that were pledged upon the exercise of stock options, which pledge will terminate in connection with the consummation of the merger.
(9)	Includes 21,000 shares that were pledged upon the exercise of stock options, which pledge will terminate in connection with the consummation of the merger.
(10)	Includes 15,000 shares that were pledged upon the exercise of stock options, which pledge will terminate in connection with the consummation of the merger.
(11)	Includes 15,000 shares that were pledged upon the exercise of stock options, which pledge will terminate in connection with the consummation of the merger.
(12)	Includes 31,000 shares that were pledged upon the exercise of stock options, which pledge will terminate in connection with the consummation of the merger.
(13)	Includes 134,500 shares that were pledged upon the exercise of stock options, which pledge will terminate in connection with the consummation of the merger.
(14)	Includes 54,100 shares that were pledged upon the exercise of stock options, which pledge will terminate in connection with the consummation of the merger.
(15)	Includes 40,600 shares that were pledged upon the exercise of stock options, which pledge will terminate in connection with the consummation of the merger.

COMPARISON OF SHAREHOLDERS’ RIGHTS

The rights of Valley Green shareholders are governed by Pennsylvania law, including the PBCL, and Valley Green’s articles of incorporation and bylaws. The rights of Univest shareholders are governed by Pennsylvania law, including the PBCL, and Univest’s articles of incorporation and bylaws.

Upon consummation of the merger, Valley Green shareholders will become Univest shareholders. Consequently, after the merger, the rights of such shareholders will be governed by the articles of incorporation and bylaws of Univest and Pennsylvania law.

A comparison of the rights of Valley Green and Univest shareholders follows. This summary is not intended to be a complete statement of all of such differences or a complete description of the specific provisions referred to therein, and is qualified in its entirety by reference to Pennsylvania law and the respective articles of incorporation and bylaws of Valley Green and Univest.

Authorized Capital

Univest. Univest is authorized to issue 48,000,000 shares of common stock, par value $5.00 per share, and 10,000,000 shares of preferred stock, par value $5.00 per share.

Valley Green. Valley Green is authorized to issue 15,000,000 shares of common stock, par value $1.00 per share, and 5,000,000 shares of preferred stock, no par value.

Annual Meeting of Shareholders

Univest. Univest’s bylaws provide that an annual meeting will be held on such date, at such time, and at such place, as may be set by the board of directors or as may be designated in any notice from the secretary calling the meeting.

Valley Green. Valley Green’s bylaws provide than an annual meeting will be held on such date and at such time as may be fixed by the board of directors.

Special Meeting of Shareholders

Univest. Special meetings of the Univest shareholders can be called by the Chairman of the Board or by the majority vote of all the members of the board of directors entitled to vote.

Valley Green. Special meetings of the Valley Green shareholders can be called by the Chairman of the Board, the President of the Corporation, a majority of the board of directors, or by shareholders entitled to cast at least twenty-five percent (25%) of the vote which all shareholders are entitled to cast at the meeting.

Cumulative Voting

Univest. Univest’s articles of incorporation prohibit cumulative voting in the election of directors.

Valley Green. Valley Green’s articles of incorporation prohibit cumulative voting in the election of directors.

Shareholder Nomination of Directors

Univest. Univest’s bylaws provide that nominations for the election of directors may be made by the board of directors or by any shareholder entitled to vote for the election of directors. Nominations made by the shareholders entitled to vote for the election of directors must be made by notice in writing, delivered or mailed to the Secretary of the corporation not less than fifty (50) days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than twenty-one (21) days’ notice of the meeting is given to shareholders, such nomination shall be delivered or mailed to the Secretary of the corporation not later than the close of the seventh (7th) day following the date on which notice of the meeting was mailed to shareholders.

Valley Green. Valley Green’s bylaws provide that any shareholder who intends to nominate or to cause to have nominated any candidate for election to the board of directors (other than any candidate proposed by the board of directors) must submit such nomination to the Secretary in writing not less than thirty (30) days nor more than sixty (60) days prior to any meeting of the shareholders for election of directors. If less than thirty (30) days’ notice of the meeting is given to the shareholders, the nomination shall be delivered not later than the close of the seventh (7th) day following the day on which notice of the meeting was mailed to shareholders.

Number of Directors

Univest. The number of Univest directors will be not less than five nor more than twenty-five as Univest’s board of directors may determine from time-to-time by resolution of a majority of the full board of directors. Univest’s board of directors currently has ten (10) directors and one (1) alternate director.

Valley Green. The number of Valley Green directors will be not less than six nor more than fifteen as Valley Green’s board of directors may determine from time-to-time. Valley Green’s board currently consists of 12 directors.

Director Qualifications

Univest. Each Univest director must be a Univest shareholder. No person is eligible to be newly elected or appointed as a director if such person has not previously been a director or an alternate director of Univest. A Univest director must retire from the board on the first day of the month following his or her seventy-second (72nd) birthday. Notwithstanding the mandatory retirement, no later than the date on which the individual director must retire, the board of directors, by the affirmative vote of a majority of directors, may extend the retiring director’s service eligibility for up to an additional three years from the date on which the director would be required to retire.

Valley Green. Valley Green’s articles and bylaws are silent as to director qualifications.

Classes of Directors and Election of Directors

Univest. The Univest board of directors is divided into three classes, as nearly equal in number as possible, with each class being elected annually for a three-year term.

Valley Green. The Valley Green board of directors is divided into three classes, as nearly equal in number as possible, with each class being elected annual for a three-year term.

Filling Vacancies on the Board of Directors

Univest. Univest’s bylaws provide that vacancies in the board of directors, including vacancies resulting from an increase in the number of directors, may be filed by a director from the pool of alternate directors. Each person so elected to fill a vacancy in the board of directors will become a member of the same class of directors in which the vacancy existed. Any appointment by the board of directors shall be approved by a majority vote of the remaining members of the board of directors, even though it may be less than a quorum. Each director so elected will be a director until the class to which he/she was appointed stands for election and until his or her successor is elected and qualified.

Valley Green. Valley Green’s bylaws provide that vacancies in the board of directors for any reason, may be filled by the board of directors, acting by a majority of the directors then in office, although less than a quorum. Each director so elected will be a director for the remainder of the original term of the vacancy.

Special Meetings of the Board of Directors

Univest. Special meetings of Univest’s board of directors may be held whenever called by the Chairman of the Board, the President or by the majority vote of all of the members of the board of directors. Notice of the time and place of every special meeting, which need not specify the business to be transacted thereat and which may be either verbal or in writing, will be given by the Secretary to each member of the board of directors at least twenty-four hours before the time of such meeting excepting the organization meeting following the election of directors.

Valley Green. Special meeting of Valley Green’s board of directors may be held whenever ordered by the Chairman of the Board, the President or by any four directors in office. Written or verbal notice stating the date, place, hour and object of every special meeting of the board of directors must be given to each director at least one day prior to the date named for the meeting.

Anti-Takeover Provisions and Other Shareholder Protections

Univest. Under Univest’s articles of incorporation, any merger, consolidation, or share exchange involving Univest or any action that would result in the sale or other disposition of all or substantially all of the assets of Univest must be approved by the affirmative vote of the holders of at least a majority of the outstanding shares of common stock. Any complete liquidation or dissolution of Univest must be approved by the affirmative vote of holders of at least seventy-five percent (75%) of the shares outstanding and entitled to vote.

Univest has 48,000 shares of Series A Junior Participating Preferred Stock, par value $5.00 per share (the “Series A preferred stock”) authorized and reserved for issuance in connection with Univest’s shareholder rights plan as set forth in the Rights Agreement (the “Univest Rights Agreement”) dated September 30, 2011, between Univest and Broadridge Corporate Issuer Solutions, Inc., as Rights Agent. A copy of the Univest Rights Agreement has been filed with the SEC and is incorporated by reference in the registration statement of which this proxy statement/prospectus is a part. Under the rights plan, each outstanding share of Univest common stock has one right representing the right to purchase 1/1000th of a share of Series A preferred stock. The exercise price of the right is $70.00 per share (the “exercise price”), subject to adjustment as set forth in the Univest rights agreement. The rights will expire on September 30, 2021, unless redeemed or exchanged prior to that date. The Univest board of directors may, in its discretion, extend the expiration date of the rights plan. The shares of Univest common stock issuable to Valley Green shareholders in the merger will include the associated preferred share purchase rights under the rights plan.

The rights will not be exercisable until the distribution date described in the rights plan. The distribution date will not occur until the earlier to occur of the following two events:

•	the first date of a public announcement or disclosure that a person or group of affiliated or associated persons (an “Acquiring Person”) either (a) has become the beneficial owner of 15% or more of the outstanding shares of Univest common stock (except as permitted under the rights plan), or (b) has acquired beneficial ownership of additional shares of Univest common stock at a time when such person or group beneficially owns 15% or more of the outstanding shares of Univest common stock (except as permitted under the rights plan); or

•	the commencement of, or first public disclosure of an intention to commence, a tender or exchange offer for outstanding shares of Univest common stock which would result in such person or group beneficially owning more than 15% of the outstanding shares of Univest common stock.

Until the plan distribution date, the rights will be evidenced by the certificates representing shares of Univest’s common stock. On the plan distribution date, the rights agent will mail separate certificates evidencing the rights to common shareholders of record (other than to an Acquiring Person or any associate or affiliate of the Acquiring Person). Until a right is exercised, the holder has no rights as a preferred shareholder of Univest.

If any person or group acquires 15% or more of Univest’s common stock, except pursuant to a tender or exchange offer approved by Univest’s board of directors (a “Permitted Offer”), rights holders will be entitled to buy, upon exercise of a preferred share purchase right, that number of one one-thousandths (1/1000ths) of a share of Series A preferred stock equal to the number of shares of Univest common stock that, at the time, have a market value of twice the exercise price of the right. In the event any person becomes an Acquiring Person, except pursuant to a tender or exchange offer approved by Univest’s board of directors, all rights that are or were beneficially owned by an Acquiring Person or any associate or affiliate of such Acquiring Person will become null and void.

If Univest is acquired in a business combination with an Acquiring Person or any of its affiliates, associates or other related persons, or any other person if all shareholders of Univest are not treated alike, other than certain restructurings not resulting in any change of control of the Company, rights holders will be entitled to buy, for the purchase price, that number of shares of common stock of the acquiring corporation that, at the time, have a market value equal to the Exercise Price divided by one-half of the current market price of such common stock as of the date of the occurrence of the event. The board of directors of Univest has the right to redeem the purchase rights in certain circumstances for $0.001 per right, subject to adjustment.

The rights plan is designed to protect Univest’s shareholders in the event of unsolicited offers to acquire Univest and other coercive takeover tactics, which, in the opinion of the Univest board of directors, would impair its ability to represent shareholder interests. The rights plan may make an unsolicited takeover more difficult or less likely to occur or may prevent a takeover, even though it may offer Univest’s shareholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of Univest’s shareholders.

Valley Green. Except as described below, under Valley Green’s articles of incorporation, any merger, consolidation, liquidation, dissolution or sale of all or substantially all of the assets of Valley Green must be approved by the affirmative vote of the holders of at least 70% of the outstanding shares of common stock.

Limitation on Liability and Indemnification of Directors and Officers

Univest. As permitted by Pennsylvania law, under Univest’s bylaws, to the fullest extent authorized or permitted by Pennsylvania law, a director of Univest will not be personally liable for monetary damages for any act or omission unless such director breached or failed to perform the duties of his office, and such breach or failure constitutes self-dealing, willful misconduct or recklessness. The provision does not affect a director’s responsibility or liability under any criminal statute or liability for payment of taxes. Univest’s bylaws also require Univest to indemnify all current and former directors, alternate directors, officers, employees, and agents and all persons who serve as a director, alternate director, officer, employee, or agent of another entity at the request of Univest, against all expenses and liabilities reasonably incurred by, or imposed upon such person in connection with, or resulting from the defense of any civil or criminal action, suit or proceeding, including an action or proceeding by or in the right of the Univest, in which such person is made a party or are otherwise involved by reason of being or having served in such capacity with Univest or such other entity, except with respect to any matter as to which such person shall be finally adjudged in such action, suit or proceeding to have been liable for willful misconduct or recklessness in the performance of the duties of his or her respective position. Univest may pay expenses incurred by such persons indemnified in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be indemnified.

Valley Green. Except as described below, under Valley Green’s bylaws, all current and former directors, officers and employees are indemnified against any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer, or employee of Valley Green, and expenses incurred by persons indemnified may be paid by Valley Green in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be indemnified. Valley Green will not provide indemnification or advancement of expenses where applicable banking laws or regulations prohibit the same, or where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted negligence, willful misconduct, or recklessness. In addition, directors shall not be personally liable for monetary damages as such for any action taken or for any failure to take any action to the extent that: (a) the director has not breached or failed to perform the duties of his or her office under Valley Green’s bylaws; and (b) the breach or failure to perform does not constitute self-dealing, willful misconduct or recklessness or breach of applicable law or regulations.

Pennsylvania Anti-Takeover Provisions

Under the PBCL, certain anti-takeover provisions apply to Pennsylvania “registered corporations” (e.g., publicly traded companies) including those relating to (i) control share acquisitions, (ii) disgorgement of profits by certain controlling persons, (iii) business combination transactions with interested shareholders and (iv) the rights of shareholders to demand fair value for their stock following a control transaction. Pennsylvania law allows registered corporations to opt-out of any of these anti-takeover provisions. Univest is a registered corporation under the PBCL. Valley Green is not a registered corporation and is therefore not subject to these anti-takeover provisions. A general summary of the applicable anti-takeover provisions is set forth below.

Control Share Acquisitions. Pennsylvania law limits control share acquisitions relating to the act of acquiring for the first time voting power over voting shares (other than shares owned since January 1, 1988 and any additional shares distributed with respect to such shares) equal to at least 20%, 33-1/3% and 50% of the voting power of the corporation. Once a control share acquisition has occurred, then all shares in excess of the triggering threshold, plus shares purchased at any time with the intention of acquiring such voting power and shares purchased within 180 days of the date the triggering threshold was exceeded, are considered control shares. Control shares cannot vote either until their voting rights have been restored by two separate votes of the shareholders, described below, at a meeting or until they have been transferred to a person who does not thereby also become the holder of control shares.

The holder of control shares may wait until the next annual or special meeting after the acquisition took place to submit the request for the restoration of voting rights to the shareholders, or the acquiring person may accelerate the process by agreeing to underwrite the cost of a special meeting of shareholders for that purpose. In either case, the acquiring person is required to furnish for distribution to the shareholders an information statement containing a detailed disclosure concerning the acquiring person, its intentions with respect to ownership of securities of the corporation and other matters. As an alternative, a person proposing to make a control share acquisition may request prospective approval by the shareholders of the exercise of the voting rights of the shares proposed to be acquired. Two shareholders’ votes are required to approve the restoration of voting rights: (i) the approval of an absolute majority of all voting power must be obtained, and all voting shares are entitled to participate in this vote; and (ii) the approval of an absolute majority of all disinterested shareholders must be obtained.

For a period of 24 months after the later of (i) a control share acquisition by an acquiring person who does not properly request consideration of voting rights, or (ii) the denial of such a request or lapse of voting rights, the corporation may redeem all the control shares at the average public market sales price of the shares on the date notice of the call for redemption is given by the corporation.

Disgorgement of Profits by Certain Controlling Persons. Pennsylvania law regarding disgorgement of profits by certain controlling persons applies in the event that (i) any person or group publicly discloses that the person or group may acquire control of the corporation, or (ii) a person or group acquires (or publicly discloses an intent to acquire) 20% or more of the voting power of the corporation and, in either case, sells shares within 18 months thereafter. Any profits from sales of equity securities of the corporation received by the person or group during such 18-month period will belong to the corporation if the securities that were sold were acquired during the 18-month period or within 24 months prior thereto.

Business Combination Transactions with Interested Shareholders. Pennsylvania law prohibits certain business combinations with certain ‘interested shareholders,’ persons who acquire the direct or indirect beneficial ownership of shares entitled to cast at least 20% of the votes entitled to be cast for the election of directors. A corporation subject to this provision may not effect mergers or certain other business combinations with the interested shareholder for a period of five years, unless:

•	the business combination or the acquisition of stock by means of which the interested shareholder became an interested shareholder is approved by the corporation’s board of directors prior to such stock acquisition;

•	the business combination is approved by the affirmative vote of the holders of all the outstanding shares of common stock of the corporation; or

•	the business combination is approved by the affirmative vote of the holders of a majority of all shares entitled to vote, excluding votes of shares held by the interested shareholders, and at the time of such vote, the interested shareholder is the beneficial owner of at least 80% of the voting shares of the corporation. This exception applies only if the value of the consideration to be paid by the interested shareholder in connection with the business combination satisfies certain fair price requirements

After the five-year restricted period, an interested shareholder of the corporation may engage in a business combination with the corporation if (i) the business combination is approved by the affirmative vote of a majority of the shares other than those beneficially owned by the interested shareholder and its affiliates, or (ii) the merger is approved at a shareholders meeting and certain fair price requirements are met.

Rights of Shareholders to Demand Fair Value for Stock Following a Control Transaction. Pennsylvania law regarding the ability of shareholders to dispose of their stock following a control transaction provides, generally, that a person or group that acquires more than 20% of the voting power to elect directors of the corporation is a controlling person and must give prompt notice to each shareholder of record. The other shareholders are then entitled to demand that the controlling person pay them the fair value of their shares under specified procedures. Fair value may not be less than the highest price paid per share by the controlling person at any time during the 90-day period ending on and including the date on which the controlling person became such, plus any increment representing any value, such as a control premium, that is not reflected in such price.

Voting Rights

Amendment of Articles of Incorporation.

Pennsylvania law provides that shareholders of a registered corporation, such as Univest, are not entitled by statute to propose amendments to the articles of incorporation. By contrast, under Pennsylvania law, an amendment to the articles of incorporation for an “unregistered corporation,” such as Valley Green, can only be proposed (1) by adoption by the board of directors of a resolution setting forth the proposed amendment; or (2) unless otherwise provided in the articles, by petition of shareholders entitled to cast at least 10% of the votes that all shareholders are entitled to cast on the proposed amendment. The shareholder petition must set forth the proposed amendment, be directed to the board of directors and filed with the secretary of the corporation.

Except where the approval of the shareholders is unnecessary, the board of directors will then direct that the proposed amendment be submitted to a vote of the shareholders entitled to vote on the proposed amendment. An amendment proposed pursuant to paragraph (2) above is required to be submitted to a vote either at the next annual meeting held not earlier than 120 days after the amendment is proposed or at a special meeting of the shareholders called for that purpose by the shareholders.

Under Pennsylvania law, an amendment to the articles of incorporation requires the approval of the board of directors and, except in limited cases where a greater vote may be required, the affirmative vote of a majority of the votes cast by all shareholders within each class or series of shares if such class or series is entitled to vote on the matter as a class.

Univest. Univest shareholders are not entitled by statute to propose amendments to the articles of incorporation. Univest’s articles of incorporation may be amended as provided under Pennsylvania law, with the following exception: any amendment to Article 13 requires the affirmative vote of holders of at least 66-2/3 % of the outstanding shares of common stock.

Valley Green. Valley Green’s articles may be amended as provided under Pennsylvania law, with the following exceptions: (1) any amendment to Article Eleven (regarding share ownership exceeding 19.9% of Valley Green’s issued and outstanding common stock) must be approved by the affirmative vote of at least two-thirds (2/3) of the outstanding shares of Valley Green common stock; and (2) any amendment to Article Thirteen (regarding shareholder approval of merger, consolidation, liquidation, or dissolution) must be approved by the affirmative vote of at least seventy (70%) of the outstanding shares of Valley Green common stock.

Amendment of Bylaws.

Univest. Univest’s bylaws may be amended or repealed, in whole or in part, by a majority vote of members of the board of directors at any regular or special meeting of the board duly convened. This authority is subject to the power of the stockholders to make, amend, alter, change, or repeal the bylaws by the affirmative vote of seventy-five percent (75%) of the shares of the corporation’s outstanding stock entitled to vote.

Valley Green. The shareholders may change or repeal Valley Green’s bylaws, provided that 75% or more of the shareholders entitled to vote in the election of directors vote in favor of any amendment of the bylaws.

MARKET PRICE AND DIVIDEND INFORMATION

Univest common stock is listed on The Nasdaq Global Select Market under the symbol “UVSP.” Valley Green’s common stock is privately traded. Trading in Valley Green common stock is limited in volume and does not occur daily. The following table sets forth the high and low sales prices of shares of Univest’s common stock and the quarterly cash dividends declared per share for the periods indicated.

	Univest Common Stock
	High	Low	Dividend
2011
First Quarter	$19.98	$19.98	$00.20
Second Quarter	17.99	15.00	00.20
Third Quarter	16.91	12.09	00.20
Fourth Quarter	16.09	12.86	00.20

2012
First Quarter	17.46	14.69	00.20
Second Quarter	17.24	15.17	00.20
Third Quarter	18.68	15.51	00.20
Fourth Quarter	18.47	15.33	00.20

2013
First Quarter	18.00	16.26	00.20
Second Quarter	19.18	16.10	00.20
Third Quarter	20.98	18.50	00.20
Fourth Quarter	21.48	18.41	00.20

2014
First Quarter	21.04	17.67	00.20
Second Quarter	21.37	18.95	00.20
Third Quarter	21.54	18.28	00.20
Fourth Quarter (through October 13, 2014)	19.66	18.50	00.20

On June 17, 2014, the last full trading day before the public announcement of the merger agreement, the closing price of shares of Univest common stock as reported on The Nasdaq Stock Market was $19.91. On October 13, 2014, the last practicable trading day before the date of this joint proxy statement/prospectus, the closing price of shares of Univest common stock as reported on The Nasdaq Stock Market was $19.60.

Both Univest and Univest Bank are subject to various general regulatory policies relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums.

Valley Green shareholders are advised to obtain current market quotations for Univest common stock. The market price of Univest common stock will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger. No assurance can be given concerning the market price of Univest common stock before or after the effective date of the merger.

As of the record date, there were 2,797,453 shares of Valley Green common stock outstanding, which were held by 373 holders of record.

LEGAL MATTERS

The validity of the Univest common stock to be issued in connection with the merger will be passed upon for Univest by Stevens & Lee, P.C. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for Univest by Stevens & Lee, P.C. and for Valley Green by Stradley Ronon Stevens & Young, LLP.

EXPERTS

The consolidated financial statements of Univest and its subsidiaries as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS (OR AUDITORS)

The financial statements of Valley Green Bank as of and for the year ended December 31, 2012, included in this joint proxy, have been audited by Baker Tilly Virchow Krause, LLP, independent certified public accountants, as stated in their report appearing herein.

The financial statements of Valley Green Bank as of and for the year ended December 31, 2013, included in this joint proxy, have been audited by BDO USA, LLP, independent certified public accountants, as stated in their report appearing herein.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

Univest has filed with the SEC a registration statement under the Securities Act that registers the distribution to Valley Green shareholders of the shares of Univest common stock to be issued in connection with the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Univest and a proxy statement of Univest for its special meeting and a proxy statement of Valley Green for its special meeting. The registration statement, including the attached exhibits, contains additional relevant information about Univest common stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this joint proxy statement/prospectus.

You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330 or on the SEC’s website at www.sec.gov.

Valley Green does not file reports with the SEC. Valley Green’s website address is http://www.valleygreenbank.com.

Information on any Univest or Valley Green website is not part of this joint proxy statement/prospectus, and you should not rely on that information in deciding whether to approve any of the proposals described in this joint proxy statement/prospectus.

The SEC allows Univest to incorporate by reference information in this joint proxy statement/prospectus. This means that Univest can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information that is included directly in this joint proxy statement/prospectus.

The following documents filed by Univest (Commission File No. 0-17077) with the SEC are hereby incorporated in this proxy statement/prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2013;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014;

•	Current Reports filed on Form 8-K dated January 22, 2014; January 27, 2014; February 26, 2014; April 15, 2014; April 23, 2014; May 28, 2014; June 13, 2014; June 18, 2014; June 19, 2014; July 1, 2014; July 23, 2014; and July 24, 2014 (in each case except to the extent furnished but not filed);

•	The Definitive Proxy Statement for the 2014 annual meeting of shareholders; and

•	The description of the common stock which is contained in the Registration Statement on Form S-14 filed on March 1, 1973, including any amendment or report filed for the purpose of updating such description.

All documents filed by Univest pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this joint proxy statement/prospectus but before the earlier of (1) the date of the Valley Green special meeting, or (2) the termination of the merger agreement, are hereby incorporated by reference into this joint proxy statement/prospectus and shall be deemed a part of this joint proxy statement/prospectus from the date they are filed (other than the portions of those documents not deemed to be filed). These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

Univest has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Univest, and Valley Green has supplied all information relating to Valley Green.

Documents incorporated by reference are available from Univest without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus. You can obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from Univest at the following addresses:

Univest Corporation of Pennsylvania

14 North Market Street

Souderton, Pennsylvania 18964

Attention: Karen E. Tejkl

Telephone: 877-723-5571

Valley Green shareholders requesting documents should do so by November 24, 2014 to receive them before the special meeting. Valley Green shareholders will not be charged for any of these documents that they request. If you request any incorporated documents, Univest will mail them to you by first class mail, or another equally prompt means after it receives your request.

Neither Univest nor Valley Green has authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated in this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

This joint proxy statement/prospectus contains a description of the representations and warranties that each of Univest and Valley Green made to the other in the merger agreement. Representations and warranties made by Univest and Valley Green are also set forth in contracts and other documents that are attached or filed as exhibits to this joint proxy statement/prospectus or are incorporated by reference into this joint proxy statement/prospectus. These representations and warranties were made as of specific dates, may be subject to important qualifications and limitations agreed to between the parties in connection with negotiating the terms of the agreement, and may have been included in the agreement for the purpose of allocating risk between the parties rather than to establish matters as facts. These materials are included or incorporated by reference only to provide you with information regarding the terms and conditions of the agreements, and not to provide any other factual information regarding Univest or its business. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus.

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

UNIVEST CORPORATION OF PENNSYLVANIA

AND

UNIVEST BANK AND TRUST CO.

AND

VALLEY GREEN BANK

dated as of

June 17, 2014

(i)

4.26.	Reorganization	34
4.27.	Quality of Representations	34
4.28.	No Other Representations or Warranties	34

ARTICLE V REPRESENTATIONS AND WARRANTIES OF UNIVEST		35
5.1.	Organization	35
5.2.	Capitalization	36
5.3.	Authority; No Violation	37
5.4.	Consents	37
5.5.	Financial Statements; Undisclosed Liabilities	38
5.6.	Taxes	39
5.7.	No Material Adverse Effect	40
5.8.	Ownership of Property; Insurance Coverage	40
5.9.	Legal Proceedings	41
5.10.	Compliance With Applicable Law	41
5.11.	Employee Benefit Plans	42
5.12.	Environmental Matters	44
5.13.	Brokers, Finders and Financial Advisors	44
5.14.	Loan Matters	44
5.15.	SEC Reports	45
5.16.	Required Vote	45
5.17.	Fairness Opinion	45
5.18.	Univest Information Supplied	45
5.19.	Reorganization	46
5.20.	Quality of Representations	46
5.21.	No Other Representations or Warranties	46

ARTICLE VI COVENANTS OF VALLEY GREEN		46
6.1.	Conduct of Business	46
6.2.	Financial and Other Statements	51
6.3.	Maintenance of Insurance	51
6.4.	Disclosure Supplements	51
6.5.	Consents and Approvals of Third Parties	52
6.6.	Commercially Reasonable Efforts	52
6.7.	Failure to Fulfill Conditions	52
6.8.	No Other Bids and Related Matters	52
6.9.	Reserves and Merger-Related Costs	55
6.10.	Board of Directors and Committee Meetings	55
6.11.	Affiliate Letters	56

ARTICLE VII COVENANTS OF UNIVEST		56
7.1.	Conduct of Business	56
7.2.	Maintenance of Insurance	57
7.3.	Disclosure Supplements	57
7.4.	Consents and Approvals of Third Parties	57
7.5.	Commercially Reasonable Efforts	57
7.6.	Failure to Fulfill Conditions	57

(ii)

7.7.	Affiliate Letters	57
7.8.	Univest Board	57
7.9.	Employee Matters	58
7.10.	Directors and Officers Indemnification and Insurance	60
7.11.	Stock Reserve	61
7.12.	Exchange Listing	61
7.13.	Valley Green Bank Division	61

ARTICLE VIII ADDITIONAL AGREEMENTS		62
8.1.	Shareholder Meetings	62
8.2.	Proxy Statement-Prospectus	62
8.3.	Regulatory Approvals	63
8.4.	Current Information	64
8.5.	Access; Confidentiality	65
8.6.	Valley Green Director and Officer Agreements	65

ARTICLE IX CLOSING CONDITIONS		66
9.1.	Conditions to Each Party’s Obligations under this Agreement	66
9.2.	Conditions to the Obligations of Univest under this Agreement	67
9.3.	Conditions to the Obligations of Valley Green under this Agreement	68

ARTICLE X TERMINATION, AMENDMENT AND WAIVER		69
10.1.	Termination	69
10.2.	Effect of Termination	72
10.3.	Amendment, Extension and Waiver	73

ARTICLE XI MISCELLANEOUS		73
11.1.	Confidentiality	73
11.2.	Public Announcements	73
11.3.	Survival	74
11.4.	Expenses	74
11.5.	Notices	74
11.6.	Parties in Interest	75
11.7.	Complete Agreement	75
11.8.	Counterparts	75
11.9.	Severability	75
11.10.	Governing Law	76
11.11.	Interpretation	76
11.12.	Specific Performance; Jurisdiction	76

Exhibit A	Form of Valley Green Affiliate Letter
Exhibit B	Form of Univest Affiliate Letter

(iii)

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 17, 2014, is made by Univest Corporation of Pennsylvania, a Pennsylvania corporation (“Univest”), Univest Bank and Trust Co., a Pennsylvania bank and trust company (“Univest Bank”) and Valley Green Bank, a Pennsylvania banking institution (“Valley Green”). Certain capitalized terms have the meanings given to them in Article I.

RECITALS

1. The Board of Directors of each of Univest, Univest Bank and Valley Green (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies, shareholders and other constituencies and (ii) has approved this Agreement; and

2. In accordance with the terms of this Agreement, Valley Green will merge with and into Univest Bank (the “Merger”); and

3. At or prior to the execution and delivery of this Agreement, each of the directors and executive officers of Valley Green has executed a letter agreement in favor of Univest, in the form attached hereto as Exhibit A, dated as of the date hereof (the “Valley Green Affiliate Letter”), pursuant to which each such director or executive officer has agreed, among other things, to vote all shares of Valley Green Common Stock owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby; and

4. At or prior to the execution and delivery of this Agreement, each of the directors and executive officers of Univest, has executed a letter agreement in favor of Valley Green, in the form attached hereto as Exhibit B, dated as of the date hereof (the “Univest Affiliate Letter”), pursuant to which each such director or executive officer has agreed, among other things, to vote all shares of Univest Common Stock owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby; and

5. The parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code; and

6. The parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1

ARTICLE I

CERTAIN DEFINITIONS

1.1.	Certain Definitions.

As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement). Accounting terms used in this Agreement without definition shall have the meanings given to such terms in accordance with GAAP.

“Affiliate” means any Person who, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” means this agreement, together with the Exhibits, the Valley Green Disclosure Schedule and the Univest Disclosure Schedule, and any amendments hereto.

“Articles of Merger” shall mean the articles of merger to be executed by Univest Bank and Valley Green and filed with the PDB and the PDS in accordance with the laws of the Commonwealth of Pennsylvania.

“Bank Regulator” shall mean any federal or state banking regulator, including but not limited to the FRB, the FDIC and the PDB, that regulates Univest Bank or Valley Green, or any of their respective holding companies or subsidiaries, as the case may be.

“Basel III” means the final rule adopted by the Office of the Comptroller of the Currency, Treasury, and the Board of Governors of the Federal Reserve System titled: Regulatory Capital Rules: Regulatory Capital, Implementation of Basel III, Capital Adequacy, Transition Provisions, Prompt Corrective Action, Standardized Approach for Risk-weighted Assets, Market Discipline and Disclosure Requirements, Advanced Approaches Risk-Based Capital Rule, and Market Risk Capital Rule, effective January 1, 2014.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“Certificate” shall mean certificates evidencing shares of Valley Green Common Stock.

“Claim” shall have the meaning set forth in Section 7.10(a).

“Closing” shall have the meaning set forth in Section 2.2(a).

“Closing Date” shall have the meaning set forth in Section 2.2(a).

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

2

“Common Stock Consideration” shall have the meaning set forth in Section 3.1(c).

“Confidentiality Agreement” shall mean the confidentiality agreement referred to in Section 11.1 of this Agreement.

“Determination Date” shall have the meaning set forth in Section 10.1(i).

“Dissenter Shares” shall have the meaning set forth in Section 3.1(c).

“Dodd-Frank” means the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended.

“Effective Time” shall have the meaning set forth in Section 2.2(a).

“Employee Non-Solicitation Agreements” shall have the meaning set forth in Section 8.6(b).

“Employment Agreements” shall mean the employment agreements referred to in Section 8.6(c).

“Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any applicable Governmental Entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Laws includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended; the Resource Conservation and Recovery Act, as amended; the Clean Air Act, as amended; the Federal Water Pollution Control Act, as amended; the Toxic Substances Control Act, as amended; the Emergency Planning and Community Right to Know Act, the Safe Drinking Water Act; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” shall have the meaning set forth in Section 4.12(c).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean a bank or trust company or other agent designated by Univest, and reasonably acceptable to Valley Green, which shall act as agent for Univest in connection with the exchange procedures for exchanging certificates for shares of Valley Green Common Stock for certificates for shares of Univest Common Stock as provided in Article III.

3

“Exchange Fund” shall have the meaning set forth in Section 3.2(a)(i).

“Exchange Ratio” shall have the meaning set forth in Section 3.1(c).

“FDIA” shall mean the Federal Deposit Insurance Act of 1950, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean the Federal Home Loan Bank of Pittsburgh.

“Final Index Price” shall have the meaning set forth in Section 10.1(i).

“FRB” shall mean the Board of Governors of the Federal Reserve System and, where appropriate, the Federal Reserve Bank of Philadelphia.

“GAAP” shall mean the current accounting principles generally accepted in the United States of America, consistently applied with prior practice.

“Griffin” shall have the meaning set forth in Section 5.12.

“Governmental Entity” shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“Indemnified Parties” shall have the meaning set forth in Section 7.10(a).

“Index Group” shall have the meaning set forth in Section 10.1(i).

“Index Ratio” shall have the meaning set forth in Section 10.1(i).

“Initial Index Price” shall have the meaning set forth in Section 10.1(i).

“Initial Univest Market Value” shall have the meaning set forth in Section 10.1(i).

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means the actual knowledge, after reasonable inquiry, of, with respect to Univest and the Univest Subsidiaries, the executive officers (as defined in Rule 3b-7 under the Exchange Act) of such Person, and, with respect to Valley Green, Jay Goldstein, Cheryl Hinkle Richards, and Mark Biedermann, and includes any facts, matters or circumstances set forth in any written notice or other correspondence from any Bank Regulator or any other written notice or correspondence from any other Governmental Entity received by that Person. Use in this Agreement of “know,” “knows,” or “known” shall in each case mean having “Knowledge.”

“KBW” shall have the meaning set forth in Section 4.14.

“Letter of Transmittal” shall have the meaning set forth in Section 3.2(a)(ii).

4

“Liens” shall mean any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest or other restriction of any kind.

“Material Adverse Effect” shall mean, with respect to Univest or Valley Green, respectively, any event, circumstance, change, occurrence or effect that (i) is material and adverse to the assets, financial condition, results of operations or business of Univest and the Univest Subsidiaries taken as a whole, or Valley Green and the Valley Green Subsidiaries taken as a whole, respectively, or (ii) does or would materially impair the ability of either Valley Green, on the one hand, or Univest, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of the following on the assets, business, financial condition or results of operations of the parties and their respective subsidiaries: (a) changes in laws and regulations affecting banks or their holding companies generally, or interpretations thereof by courts or Governmental Entities that do not have a materially disproportionate impact on such party; (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies that do not have a materially disproportionate impact on such party; (c) actions and omissions of a party hereto (or any of the Univest Subsidiaries, as applicable) taken with the prior written consent of the other party in furtherance of the transactions contemplated hereby; (d) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement, including reasonable expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement; (e) changes in national political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States that do not have a materially disproportionate impact on such party; (f) economic, financial market or geographical conditions in general, including changes in economic and financial markets and regulatory or political conditions whether resulting from acts of terrorism, war or otherwise, that do not have a materially disproportionate adverse effect on such party; (g) any failure, in and of itself, by such party to meet any internal projections, forecasts or revenue or earnings predictions (it being understood that the facts giving rise or contributing to any such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect or unless such facts are otherwise an exception set forth herein); (h) changes in the banking industry that do not have a materially disproportionate impact on such party; or (i) any action taken in compliance with or in furtherance of any resolution or agreement with or at the direction of a Bank Regulator or in accordance or compliance with a Regulatory Agreement and the direct or indirect costs, consequences, or effects thereof.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other hazardous or toxic materials regulated under Environmental Laws.

“Maximum Amount” shall have the meaning set forth in Section 7.10(c).

“Merger” shall have the meaning set forth in the Recitals to this Agreement.

5

“Merger Consideration” shall have the meaning set forth in Section 3.1(c).

“Nasdaq” shall mean The NASDAQ Stock Market, LLC.

“New Certificates” shall have the meaning set forth in Section 3.2(a)(i).

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.8(e).

“OFAC” means the Office of Foreign Assets Control within the U.S. Department of the Treasury.

“Option Consideration” shall have the meaning set forth in Section 2.4(c).

“Other Real Estate Owned” shall mean any real estate acquired through foreclosure or by a deed in lieu of foreclosure, or any real estate classified as Other Real Estate Owned or Real Estate Owned.

“PBC” shall mean the Pennsylvania Banking Code of 1965, as amended.

“PBCL” shall mean the Pennsylvania Business Corporation Law of 1988, as amended.

“PDB” shall mean the Pennsylvania Department of Banking and Securities.

“PDS” shall mean the Pennsylvania Department of State.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, company, trust, “group” (as that term is defined under the Exchange Act), or any other legal entity.

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2(a).

“Registration Statement” shall mean the Registration Statement on Form S-4, or other applicable form, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of Univest Common Stock to be offered to holders of Valley Green Common Stock in connection with the Merger.

“Regulatory Approvals” means the approval of any Bank Regulator that is necessary in connection with the consummation of the Merger, and the related transactions contemplated by this Agreement.

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate a Person to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

6

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Starting Date” shall have the meaning set forth in Section 10.1(i).

“Superior Proposal” shall have the meaning set forth in Section 6.8(b).

“Tax” or “Taxes” shall mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, license, intangibles, franchise, backup withholding, environmental, occupation, alternative or add-on minimum taxes imposed by any Governmental Entity, and other taxes, charges, levies or like assessments, and including all penalties and additions to tax and interest thereon.

“Termination Date” shall mean March 31, 2015.

“Treasury Stock” shall have the meaning set forth in Section 3.1(b).

“Troubled Debt Restructurings” shall mean loans that are “troubled debt restructurings” as defined in Accounting Standards Codification Topic 310.

“Univest Bank” shall mean Univest Bank and Trust Co., a Pennsylvania bank and trust company, with its principal offices located at 14 North Main Street, Souderton, Pennsylvania 18964, which is a wholly owned subsidiary of Univest.

“Univest Bank Division” shall have the meaning set forth in Section 7.13.

“Univest” shall mean Univest Corporation of Pennsylvania, a Pennsylvania corporation, with its principal executive offices located at 14 North Main Street, Souderton, Pennsylvania 18964. References to Univest shall mean Univest on a consolidated basis unless the context clearly indicates otherwise.

“Univest Affiliate Letters” shall have the meaning set forth in the Recitals.

“Univest Benefit Plan” shall have the meaning set forth in Section 5.10(a).

“Univest Common Stock” shall mean the common stock, par value $5.00 share, of Univest.

“Univest Determination Date Market Value” shall have the meaning set forth in Section 10.1(i).

“Univest Disclosure Schedule” shall mean a written disclosure schedule delivered by Univest to Valley Green specifically referring to the appropriate section of this Agreement.

“Univest Expense Reimbursement Fee” shall have the meaning set forth in Section 10.2(b)(iii).

7

“Univest Financial Statements” shall mean (i) the audited consolidated financial statements of Univest as of December 31, 2013, and for the two years ended December 31, 2013 and December 31, 2012, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of Univest as of the end of each calendar quarter following December 31, 2013 and for the periods then ended, including the notes thereto.

“Univest Owned Shares” shall have the meaning set forth in Section 3.1(b).

“Univest Ratio” shall have the meaning set forth in Section 10.1(i).

“Univest Recommendation” shall have the meaning set forth in Section 8.1(b).

“Univest Regulatory Agreement” shall have the meaning set forth in Section 5.9(c).

“Univest Regulatory Reports” means the Call Reports of Univest Bank and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2013, through the Closing Date, and all reports filed with the PDB or FRB by Univest or Univest Bank from December 31, 2013 through the Closing Date.

“Univest SEC Reports” shall have the meaning set forth in Section 5.14.

“Univest Share Price” shall have the meaning set forth in Section 3.1(c).

“Univest Shareholders’ Meeting” shall have the meaning set forth in Section 8.1(b).

“Univest Subsidiary” means any corporation, partnership, limited liability company or other entity of which more than 20% of the outstanding capital stock or partnership, membership or other equity interests is owned, either directly or indirectly, by Univest or Univest Bank, except any corporation, partnership, limited liability company, or other entity the stock, partnership, membership, or other equity interests of which is held in the ordinary course of the lending activities of Univest Bank.

“Univest Termination Fee” shall have the meaning set forth in Section 10.2(c).

“Valley Green” shall mean Valley Green Bank of Pennsylvania, a Pennsylvania banking institution, with its principal offices located at 7226 Germantown Avenue, Philadelphia PA 19119.

“Valley Green Acquisition Proposal” shall have the meaning set forth in Section 6.8(a).

“Valley Green Acquisition Transaction” shall have the meaning set forth in Section 6.8(a).

“Valley Green Affiliate Letters” shall have the meaning set forth in the Recitals.

“Valley Green Benefit Plan” shall have the meaning set forth in Section 4.12(a).

“Valley Green Common Stock” shall mean the common stock of Valley Green.

“Valley Green Disclosure Schedule” shall mean a written disclosure schedule delivered by Valley Green to Univest specifically referring to the appropriate section of this Agreement.

8

“Valley Green Financial Statements” shall mean (i) the audited consolidated financial statements of Valley Green as of December 31, 2013, and for the two years ended December 31, 2013 and December 31, 2012, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of Valley Green as of the end of each calendar quarter following December 31, 2013 and for the periods then ended, including the notes thereto.

“Valley Green Material Contracts” shall have the meaning set forth in Section 4.8(c).

“Valley Green Recommendation” shall have the meaning set forth in Section 8.1(a).

“Valley Green Regulatory Agreement” shall have the meaning set forth in Section 4.11(c).

“Valley Green Regulatory Reports” means the Call Reports of Valley Green and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2013, through the Closing Date, all reports filed with the PDB by Valley Green from December 31, 2013 through the Closing Date.

“Valley Green Representative” shall have the meaning set forth in Section 6.8(a).

“Valley Green Shareholders’ Meeting” shall have the meaning set forth in Section 8.1(a).

“Valley Green Stock Awards” shall have the meaning set forth in Section 2.4(a).

“Valley Green Stock Options” shall have the meaning set forth in Section 2.4(a).

“Valley Green Stock Plans” shall have the meaning set forth in Section 2.4(a).

“Valley Green Subsequent Determination” shall have the meaning set forth in Section 6.8(e).

“Valley Green Subsidiary” means any corporation, partnership, limited liability company or other entity of which more than 20% of the outstanding capital stock or partnership, membership or other equity interests is owned, either directly or indirectly, by Valley Green, except any corporation, partnership, limited liability company, or other entity the stock, partnership, membership or other equity interests of which is held in the ordinary course of the lending activities of Valley Green or on the basis of a “debt previously contracted.”

“Voting Debt” shall have the meaning set forth in Section 4.2(a).

Other terms used herein are defined in the Preamble, Recitals and elsewhere in this Agreement.

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ARTICLE II

THE MERGER

2.1.	Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time: (a) Valley Green shall merge with and into Univest Bank, with Univest Bank as the resulting or surviving bank; and (b) the separate existence of Valley Green shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Valley Green shall be vested in and assumed by Univest Bank in accordance with the applicable laws of the Commonwealth of Pennsylvania. As part of the Merger, each share of Valley Green Common Stock (other than Treasury Stock) will be converted into the right to receive Merger Consideration pursuant to the terms of Article III. As a result of the Merger, Univest Bank will acquire “substantially all,” within the meaning of Section 368(a)(2)(D) of the Code, of the property, assets and goodwill of Valley Green.

2.2.	Effective Time; Closing.

(a) Closing. The closing (“Closing”) shall occur no later than the later of the close of business on (i) the fifth business day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), and (ii) January 5, 2015; provided that such date is after January 1, 2015, or such other date that may be agreed to in writing by the parties. The Merger shall be effected by the filing of Articles of Merger with the PDS with a stated effective time of the day of the Closing (the “Closing Date”) in accordance with the PBC. The “Effective Time” shall mean the time specified in the Articles of Merger for the effectiveness of the Merger or, if no such time is specified, the time of filing of the Articles of Merger.

(b) Time and Place of Closing. Subject to the provisions of Article IX and Section 2.2(c) hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Stevens & Lee, 1818 Market Street, Philadelphia, Pennsylvania 19103, at 10:00 a.m., or at such other place or time upon which Univest and Valley Green mutually agree.

(c) Deliveries at Closing. At or prior to Closing there shall be delivered to Univest and Valley Green the opinions, certificates, and other documents and instruments required to be delivered pursuant to Article IX hereof. At or prior to the Closing, Univest shall have delivered the Merger Consideration as set forth in Section 3.2 hereof.

2.3.	Articles of Incorporation and Bylaws.

The articles of incorporation and bylaws of Univest as in effect immediately prior to the Effective Time shall remain in effect, until thereafter amended as provided therein and in accordance with applicable law. The articles of incorporation and the bylaws of Univest Bank as in effect immediately prior to the Effective Time shall remain in effect, until thereafter amended as provided therein and in accordance with applicable law.

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2.4.	Stock Options.

(a) Section 4.2(a) of the Valley Green Disclosure Schedule lists (i) any unexpired and unexercised options or similar rights to purchase Valley Green Common Stock issued by Valley Green (the “Valley Green Stock Options”) pursuant to Valley Green’s 2005 Stock Option Plan or any other plan, agreement or arrangement (the “Valley Green Stock Plans”), and (ii) any other stock-based amounts awarded or that are otherwise outstanding on the date of this Agreement (collectively with the Valley Green Stock Options, the “Valley Green Stock Awards”). Section 4.2(a) of the Valley Green Disclosure Schedule also sets forth: (i) with respect to each Valley Green Stock Option, as applicable, the option exercise price, the number of shares subject to the option, the date granted, vesting, and expiration of the option and indicates whether the option is either a qualified incentive stock option under Section 422 of the Code or a nonqualified stock option and (ii) any other information relating to the liabilities or amount owed under the Valley Green Stock Plans.

(b) Prior to the Effective Time, the Board of Directors of Valley Green (or if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that, immediately prior to the Effective Time, in accordance with the terms of the applicable Valley Green Stock Plans, by virtue of the Merger and without any action on the part of the holders of any options or other stock-based awards, each participant in any of the Valley Green Stock Plans shall fully and immediately vest in any options or other stock-based awards awarded under such Valley Green Stock Plans.

(c) As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each Valley Green Stock Option shall be converted into the right to receive an amount in cash equal to the amount by which $27.00 exceeds the exercise price per share of the Valley Green Stock Option multiplied by the number of shares of Valley Green Common Stock previously subject to such Valley Green Stock Option without interest (such amounts payable hereunder being referred to as the “Option Consideration”). From and after the Effective Time, any Valley Green Stock Option converted pursuant to this Section 2.4 shall be cancelled and no longer exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Option Consideration.

(d) The restrictions on each share of Valley Green Restricted Stock shall lapse immediately prior to, and effective upon the occurrence of, the Effective Time, and each share of Valley Green Restricted Stock shall be fully vested in each holder thereof at such time, and each such share of Valley Green Restricted Stock will be treated at the Effective Time the same as, and have the same rights and be subject to the same conditions hereunder as, each share of Valley Green Common Stock.

(e) To the extent then in effect, after the Effective Time, all Valley Green Stock Plans shall be terminated and no further Valley Green Stock Options, shares of Valley Green Restricted Stock, or other awards shall be granted under the Valley Green Stock Plans.

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2.5.	Directors and Officers.

(a) Subject to Section 2.5(e), the directors of Univest immediately prior to the Effective Time shall be the directors of Univest after the Effective Time, each to hold office in accordance with the articles of incorporation and the bylaws of Univest, until their respective successors are duly elected or appointed (as the case may be) and qualified, or their earlier death, resignation or removal.

(b) The officers of Univest immediately prior to the Effective Time shall be the officers of Univest after the Effective Time, each to hold office in accordance with the articles of incorporation and the bylaws of Univest, until their respective successors are duly appointed.

(c) The directors of Univest Bank immediately prior to the Effective Time shall be the directors of Univest Bank after the Effective Time, each to hold office in accordance with the charter and the bylaws of Univest Bank, until their respective successors are duly elected or appointed (as the case may be) and qualified, or their earlier death, resignation or removal.

(d) The officers of Univest Bank immediately prior to the Effective Time shall be the officers of Univest Bank after the Effective Time, each to hold office in accordance with the articles of incorporation and the bylaws of Univest Bank, until their respective successors are duly appointed.

(e) Effective as of the Closing, Univest shall cause (i) Jay R. Goldstein and (ii) Michael L. Turner, to be elected or appointed as members of the Board of Directors of Univest. Such directors shall (i) be appointed to the classes of Univest directors whose terms expire in 2015 and 2016, respectively, and (ii) at the conclusion of such terms, be re-nominated and recommended for re-election to serve as a member of Univest’s Board of Directors for one (1) additional three (3) year term.

2.6.	Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth in the PBC.

2.7.	Tax Consequences.

It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of organization.” From and after the date of this Agreement and until the Closing, each party hereto shall use commercially reasonable efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Following the Closing, neither Univest, Valley Green nor any of their Affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. Univest and Valley Green each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines (and including such additional covenants, statements and representations deemed

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necessary or appropriate by counsel for Univest and Valley Green, respectively), with customary exceptions and modifications thereto, at such time or times as may reasonably be requested by counsel, including at the time Univest files such opinions with the SEC as part of the Registration Statement, at any time that Univest exercises its right to change the method of effecting the business combination contemplated by this Agreement (as more fully described below) and at the Closing Date, to enable counsel to execute such legal opinions to be filed with the Registration Statement as required by the SEC or deliver the legal opinions contemplated by Section 9.1(e), which certificates shall be effective as of the date of such opinions. Univest may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable;  provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Valley Green Common Stock as Merger Consideration, (ii) materially impede or delay consummation of the Merger (or such alternate form of business combination) or (iii) result in any adverse federal or state income tax or other adverse tax consequences to Valley Green shareholders as a result of such modification or structure. In the event Univest elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

3.1.	Merger Consideration; Effect on Shares.

At the Effective Time, by virtue of the Merger and without any action on the part of Univest, Valley Green or the holders of any of the shares of Valley Green Common Stock, the Merger shall be effected in accordance with the following terms:

(a) Each share of Univest Bank Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

(b) All shares of Valley Green Common Stock held in the treasury of Valley Green (“Treasury Stock”) and each share of Valley Green Common Stock owned by Univest immediately prior to the Effective Time (if any) (other than shares held in a fiduciary capacity or in connection with debts previously contracted) (“Univest Owned Shares”) shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

(c) Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person, each share of Valley Green Common Stock (excluding Treasury Stock, Univest Owned Shares and shares of Valley Green Common Stock that are owned by Valley Green shareholders properly exercising their dissenters rights pursuant to Section 1222 of the PBC (“Dissenter Shares”)) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount of Univest Common Stock (the “Common Stock Consideration”) equal to the quotient, carried to four (4) decimal places (the “Exchange Ratio”), of (A) $27.00 divided by (B) the Univest Share Price (as defined below) of a share of Univest Common Stock; provided, however, that in no event may the Exchange Ratio be less than 1.2231 or greater than 1.4949. If the Exchange Ratio would

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otherwise be less than 1.2231 or more than 1.4949, then 1.2231 or 1.4949, respectively, shall be used. For purposes of this Agreement, the “Univest Share Price” of the Univest Common Stock shall be the average of the closing sale prices of Univest Common Stock (as reported on Nasdaq) for each consecutive trading day during the twenty (20) days immediately preceding the Effective Time. The Common Stock Consideration, together with cash in lieu of fractional shares, is sometimes referred to herein collectively as the “Merger Consideration.”

(d) After the Effective Time, shares of Valley Green Common Stock shall be no longer outstanding and shall automatically be canceled and shall cease to exist, and shall represent thereafter by operation of this section only the right to receive the Merger Consideration as set forth in this Article and any Dissenter Shares shall thereafter represent only the right to receive applicable payments as set forth in Section 3.3.

(e) In the event Univest changes the number of shares of Univest Common Stock issued and outstanding between the date hereof and the Effective Time as a result of a stock split, stock dividend, extraordinary dividend, recapitalization, reclassification, split up, combination, exchange of shares, readjustment or similar transaction and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted. In addition, in the event Univest enters into an agreement pursuant to which shares of Univest Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each holder of Valley Green Common Stock entitled to receive shares of Univest Common Stock in the Merger shall be entitled to receive such number of shares or other securities or amount or obligations of such other corporation as such shareholder would be entitled to receive if the Effective Time had occurred immediately prior to the happening of such event.

(f) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Univest Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Univest Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Univest. In lieu of the issuance of any such fractional share, Univest shall pay to each former holder of Valley Green Common Stock who otherwise would be entitled to receive a fractional share of Univest Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the closing sale price of a share of Univest Common Stock reported on Nasdaq on the trading day immediately preceding the Closing Date. For purposes of determining any fractional share interest, all shares of Valley Green Common Stock owned by a Valley Green shareholder shall be combined so as to calculate the maximum number of whole shares of Univest Common Stock issuable to such Valley Green shareholder.

(g) After the Effective Time, but no later than three (3) business days following the Effective Time, Univest will send or cause to be sent to each person who was a holder of an outstanding Valley Green Option that was issued in book entry form only, the payment to which such person is entitled with respect to such Valley Green Stock Option under the provisions of Section 2.4(c).

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3.2.	Procedures for Exchange of Valley Green Common Stock.

(a) Exchange Procedures.

(i) Ten (10) days prior to the Effective Time, or as soon as practical prior to the Effective Time (but subject to completion of the Closing), Univest shall provide the Exchange Agent with the irrevocable authorization to issue sufficient shares of Univest Common Stock for the Common Stock Consideration (“New Certificates”) and immediately available funds equal to the aggregate cash in lieu of fractional shares (such certificates for shares of Univest Common Stock, together with any dividends or distributions with respect thereto, and cash in lieu of fractional shares, being hereinafter referred to as the “Exchange Fund”).

(ii) As promptly as practicable after the Effective Time, but in any event within five (5) business days after the Effective Time, the Exchange Agent shall mail to each holder of a Certificate, transmittal materials (the “Letter of Transmittal”) for use in exchanging their Certificates for New Certificates. The Letter of Transmittal will contain instructions with respect to the surrender of the Certificates and the receipt of the Merger Consideration in exchange therefor. Upon the shareholder’s delivery to the Exchange Agent of Certificates owned by such shareholder representing shares of Valley Green Common Stock (or an indemnity affidavit and related bond reasonably satisfactory to Univest and the Exchange Agent, if such certificates are lost, stolen or destroyed), and the duly completed Letter of Transmittal, the Exchange Agent shall cause New Certificates (or the written notice required by Section 1528(f) of the PBCL with respect to uncertificated shares) into which such shares of Valley Green Common Stock are converted at the Effective Time to be delivered to such shareholder and/or any check in respect of cash to be paid (in respect of any fractional share interests, dividends or distributions that such shareholder shall be entitled to receive). No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions that any such shareholder shall be entitled to receive pursuant to this Article III.

(iii) No dividends or other distributions with respect to Univest Common Stock with a record date occurring on or after the Effective Time shall be paid to the record holder of any unsurrendered Certificate representing shares of Valley Green Common Stock converted in the Merger into the right to receive shares of such Univest Common Stock until the holder thereof receives New Certificates in exchange therefor in accordance with the procedures set forth in this Section 3.2(a). After becoming so entitled in accordance with this Section 3.2(a), the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Univest Common Stock, and which such holder had the right to receive upon surrender of the Certificates.

(b) Exchange of Certificates. For a holder of a Certificate or Certificates (excluding Valley Green and Univest), all of such holder’s Valley Green Common Stock deposited with the Exchange Agent shall be converted into and become the Common Stock Consideration, provided that fractional shares will not be issued and cash (payable by check) will be paid in lieu thereof as provided in Section 3.1(f).

(c) Rights of Certificate Holders after the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding Valley Green Common

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Stock shall have no rights, after the Effective Time, with respect to such Valley Green Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to Univest Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.2. After the surrender of a Certificate in accordance with this Section 3.2, the record holder thereof shall be entitled to receive, without any interest thereon, any such dividends or other distributions with a record date after the Effective Time, which theretofore had become payable with respect to shares of Univest Common Stock represented by such Certificate.

(d) Surrender by Persons Other than Record Holders. If the Person surrendering a Certificate and signing the accompanying Letter of Transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the Letter of Transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e) Closing of Transfer Books. From and after the Effective Time, there shall be no transfers on the stock transfer books of Valley Green of Valley Green Common Stock that was issued and outstanding immediately prior to the Effective Time other than to settle transfers of Valley Green Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.2.

(f) Return of Exchange Fund. At any time following the twelve (12) month period after the Effective Time, Univest shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund that had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to Univest (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither Univest nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to applicable abandoned property, escheat or other similar law.

(g) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Univest, the posting by such person of a bond in such amount as Univest may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate (provided that unless

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otherwise required by law or Univest’s transfer agent, in no event shall the required bond be in an amount greater than 1% of the product of (i) the number of shares evidenced by the lost Certificate, and (ii) $27.00), the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

(h) No Liability. None of Univest, Valley Green any of their respective Affiliates or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(i) Reservation of Shares. Univest shall reserve for issuance a sufficient number of shares of Univest Common Stock for the purpose of issuing shares of Univest Common Stock to the Valley Green shareholders in accordance with this Article III.

3.3.	Dissenting Shareholders.

Any holder of shares of Valley Green Common Stock who perfects such holder’s appraisal rights in accordance with and as contemplated by Section 1222 of the PBC and Sections 1571 through 1580 of the PBCL shall be entitled to receive from Univest, in lieu of the Merger Consideration, the value of such shares as to which dissenters’ rights have been perfected in cash as determined pursuant to such provision of law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with all applicable provisions of such law, and surrendered to Univest the Certificate or Certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of Valley Green fails to perfect, or effectively withdraws or loses, such holder’s right to appraisal of and payment for such holder’s Dissenter Shares, Univest shall issue and deliver the consideration to which such holder of shares of Valley Green Common Stock is entitled under this Article III upon surrender by such holder of the Certificate or Certificates representing such shares of Valley Green Common Stock held by such holder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF VALLEY GREEN

Valley Green represents and warrants to Univest that the statements contained in this Article IV are correct and complete as of the date of this Agreement, except as set forth in the Valley Green Disclosure Schedule delivered by Valley Green to Univest on the date hereof. Valley Green has made a good faith effort to ensure that the disclosure on each schedule of the Valley Green Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the Valley Green Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant.

4.1.	Organization.

(a) Valley Green is a Pennsylvania-chartered bank duly organized and validly existing under the laws of the Commonwealth of Pennsylvania and is regulated by the PDB and the FDIC. Valley Green has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of

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Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification. The deposits of Valley Green are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by Valley Green when due. Valley Green is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(b) Valley Green Disclosure Schedule 4.1(b) sets forth each Valley Green Subsidiary, the state of organization of each Valley Green Subsidiary and the percentage of the outstanding equity securities or membership or other interests owned by Valley Green. Each Valley Green Subsidiary is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each Valley Green Subsidiary has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification.

(c) The respective minute books of Valley Green and each other Valley Green Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including all committees thereof).

(d) Prior to the date of this Agreement, Valley Green has made available to Univest true and correct copies of the articles of incorporation and bylaws of Valley Green and similar governing documents of each other Valley Green Subsidiary, each as in effect on the date hereof.

4.2.	Capitalization.

(a) The authorized capital stock of Valley Green consists of 15,000,000 shares of common stock, $1.00 par value per share, and 4,995,000 shares of preferred stock, no par value per share. As of the date of this Agreement, there are (a) 2,798,703 shares of Valley Green Common Stock issued and outstanding, (b) no shares of Valley Green Common Stock held by Valley Green as Treasury Stock, and (c) no other shares of capital stock or other voting securities of Valley Green issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Valley Green Common Stock have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote (“Voting Debt”) of Valley Green, nor any trust preferred or subordinated debt securities of Valley Green, are issued or outstanding. Except as set forth on Valley Green Disclosure Schedule 4.2(a), there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Valley Green, or otherwise obligating Valley Green to issue, transfer, sell, purchase, redeem, or otherwise acquire, to register under the Securities Act and the rules and regulations of the SEC thereunder, or to pay a dividend on any such securities. Except for the Valley Green Affiliate Letters, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the Valley Green Common Stock or other equity interests of Valley Green.

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(b) Except for the Valley Green Subsidiaries, Valley Green does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of Valley Green or the Valley Green Subsidiaries, equity interests held by Valley Green or the Valley Green Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of Valley Green, including stock in the FHLB and Atlantic Community Bankers Bank. Except as set forth on Valley Green Disclosure Schedule 4.2(b), Valley Green owns all of the outstanding shares of capital stock or equity interests of each Valley Green Subsidiary free and clear of all Liens.

(c) To Valley Green’s Knowledge, except as set forth on Valley Green Disclosure Schedule 4.2(c), no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Valley Green Common Stock.

(d) All contractual or other rights or obligations (including preemptive rights) of Valley Green or any Valley Green Subsidiary to purchase or sell any shares of capital stock, partnership, membership or joint venture interests, or other equitable interests in any Person are set forth on Valley Green Disclosure Schedule 4.2(d).

4.3.	Authority; No Violation.

(a) Valley Green has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by Valley Green’s shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Valley Green and the consummation by Valley Green of the transactions contemplated hereby, including the Merger, have been duly and validly approved by the Board of Directors of Valley Green, and no other corporate proceedings on the part of Valley Green, except for the approval of the Valley Green shareholders, is necessary to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by Valley Green and, subject to (i) approval by the shareholders of Valley Green, (ii) receipt of the Regulatory Approvals, and (iii) due and valid execution and delivery of this Agreement by Univest, constitutes the valid and binding obligation of Valley Green, enforceable against Valley Green in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

(b) Subject to receipt of Regulatory Approvals, approval by the required vote of Valley Green’s and Univest’s shareholders and Valley Green’s and Univest’s compliance with any conditions contained therein, (i) the execution and delivery of this Agreement by Valley Green, (ii) the consummation of the transactions contemplated hereby, and (iii) compliance by Valley Green with any of the terms or provisions hereof will not (A) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Valley Green or similar governing document of any of the Valley Green Subsidiaries, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Valley Green or any Valley Green Subsidiary or any of their respective properties or assets, or (C) except as set forth in Valley Green Disclosure Schedule 4.3(b), violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a

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default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of Valley Green or any Valley Green Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Valley Green or any Valley Green Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (B) and (C), for any violations, conflicts, breaches, defaults or other occurrences which would not, individually or in the aggregate, constitute a Material Adverse Effect.

4.4.	Consents.

Except for the Regulatory Approvals, approval of the shareholders of Valley Green, and consents, approvals, filings and registrations from or with the SEC and state “blue sky” authorities, and compliance with any conditions contained therein, no consents or approvals or waivers of, or filings or registrations with, any Governmental Entity are, or will be, necessary, and no consents or approvals of any third parties are, or will be, necessary, in connection with (a) the execution and delivery of this Agreement by Valley Green and (b) the completion by Valley Green of the transactions contemplated hereby. As of the date of this Agreement, Valley Green (x) has no reason to believe that the consents and approvals set forth above will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact the ability of Valley Green to complete the transactions contemplated by this Agreement and (y) knows of no reason why all Regulatory Approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.5.	Financial Statements; Undisclosed Liabilities.

(a) Valley Green has previously made available, or will make available, to Univest the Valley Green Regulatory Reports. Except as set forth on Valley Green Disclosure Schedule 4.5(a), the Valley Green Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, throughout the periods covered by such statements, and fairly present, or will fairly present, in all material respects the financial position, results of operations and changes in shareholders’ equity of Valley Green as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, applied on a consistent basis.

(b) Valley Green has previously made available, or will make available, to Univest the Valley Green Financial Statements. Except as set forth on Valley Green Disclosure Schedule 4.5(b), the Valley Green Financial Statements have been, or will be, prepared in accordance with GAAP, and (including the related notes where applicable) fairly present, or will fairly present, in each case in all material respects the consolidated financial position, results of operations and cash flows of Valley Green and the Valley Green Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof (subject in the case of the unaudited interim statements to normal year-end adjustments and to any other adjustments described therein), in accordance with GAAP during the periods involved, except as indicated in the notes thereto and except in the case of unaudited statements to normal recurring audit adjustments and the absence of footnotes.

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(c) As of the date of each balance sheet included in the Valley Green Financial Statements, Valley Green, as applicable, has not had, or will not have, any material liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Valley Green Financial Statements or Valley Green Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto and except in the case of unaudited statements to normal recurring audit adjustments and the absence of footnotes.

(d) The records, systems, controls, data and information of Valley Green and the Valley Green Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Valley Green or any Valley Green Subsidiary (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in this Section 4.5(d). Valley Green (i) has, to the extent required by applicable law or GAAP, implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (ii) to the extent required by applicable law, has implemented and maintains disclosure controls and procedures to ensure that material information relating to Valley Green, including its consolidated Valley Green Subsidiaries, is made known to the chief executive officer and the chief financial officer of Valley Green by others within those entities, and (iii) has disclosed, based on its most recent evaluation prior to the date hereof, to Valley Green’s outside auditors and the audit committee of Valley Green’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Valley Green’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Valley Green’s internal control over financial reporting. These disclosures (if any) were made in writing by management to Valley Green’s auditors and audit committee and a copy has previously been made available to Univest.

(e) Since December 31, 2013, (i) neither Valley Green nor any of the Valley Green Subsidiaries nor, to the Knowledge of Valley Green, any director or executive officer of Valley Green or any of the Valley Green Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Valley Green or any of the Valley Green Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Valley Green or any of the Valley Green Subsidiaries has engaged in illegal accounting or auditing practices, and (ii) no attorney representing Valley Green or any of the Valley Green Subsidiaries, whether or not employed by Valley Green or any of the Valley Green Subsidiaries, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Valley Green or any of its officers, directors, employees or agents to the Board of Directors of Valley Green or any committee thereof or to any director or officer of Valley Green.

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4.6.	Taxes.

(a) Valley Green and the Valley Green Subsidiaries are members of the same affiliated group within the meaning of Section 1504(a) of the Code. Except as set forth on Valley Green Disclosure Schedule 4.6(a), Valley Green has duly filed, and will file, all material federal, state and local Tax returns required to be filed by, or with respect to, Valley Green and every Valley Green Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns being accurate and correct in all material respects). Except as set forth on Valley Green Disclosure Schedule 4.6(a), Valley Green has paid, or made provision and properly accounted for, all Taxes shown to be due on such Tax returns, other than Taxes or other charges that (a) are not delinquent, (b) are being contested in good faith, or (c) have not yet been fully determined. Except as set forth on Valley Green Disclosure Schedule 4.6(a), as of the date of this Agreement, Valley Green has received no written notice of, and to Valley Green’s Knowledge there is no, audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of Valley Green or any Valley Green Subsidiary, and no written claim has been made by any Governmental Entity in a jurisdiction where Valley Green or any Valley Green Subsidiary does not file Tax returns that Valley Green or any Valley Green Subsidiary is subject to taxation in that jurisdiction. Valley Green and the Valley Green Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material Tax due that is currently in effect. Valley Green and each Valley Green Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Valley Green and each Valley Green Subsidiary, to Valley Green’s Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Neither Valley Green nor any Valley Green Subsidiary is a party to any tax sharing, tax indemnity, or tax allocation agreement or similar contract or understanding (collectively, a “Tax Agreement”) with any Person other than Tax Agreements involving Valley Green and/or any Valley Green Subsidiary.

(b) Except as set forth on Valley Green Disclosure Schedule 4.6(b), neither Valley Green nor any of its Subsidiaries will be required, as a result of (i) a change in accounting method for a Tax period beginning on or before the Effective Time to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign Law) in taxable income for any Tax period beginning on or after the Effective Time, or (ii) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign tax Law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Effective Time.

4.7.	No Material Adverse Effect.

Valley Green has not suffered any Material Adverse Effect since December 31, 2013, and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Valley Green.

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4.8.	Material Contracts; Leases; Defaults.

(a) Except as set forth on Valley Green Disclosure Schedule 4.8(a), neither Valley Green nor any Valley Green Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of Valley Green or any Valley Green Subsidiary, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of Valley Green or any Valley Green Subsidiary; (iii) any collective bargaining agreement with any labor Univest relating to employees of Valley Green or any Valley Green Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by Valley Green or any Valley Green Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money in excess of $50,000 whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Valley Green or any Valley Green Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) that would be applicable on or after the Closing Date to any Person; (vi) any other agreement, written or oral, that obligates Valley Green or any Valley Green Subsidiary for the payment of more than $25,000 annually or for the payment of more than $50,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment (other than agreements for commercially available “off-the- shelf” software), or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by Valley Green or any Valley Green Subsidiary (it being understood that any non-compete or similar provision shall be deemed material, but any limitation on the scope of any license granted under any such agreement shall not be deemed material).

(b) Valley Green Disclosure Schedule 4.8(b) identifies each parcel of real estate owned, leased or subleased by Valley Green or any Valley Green Subsidiary. Each real estate lease that requires the consent of the lessor or its agent resulting from the Merger by virtue of the terms of any such lease, is listed in Valley Green Disclosure Schedule 4.8(b). Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, neither Valley Green nor any Valley Green Subsidiary is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(c) True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.8(a) and 4.8(b) (collectively, the “Valley Green Material Contracts”) have been made available to Univest on or before the date hereof, and are in full force and effect on the date hereof, and neither Valley Green nor any Valley Green Subsidiary (nor, to the Knowledge of Valley Green, any other party to any Valley Green Material Contract) has materially breached any

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provision of, or is in default in any respect under any term of, any Valley Green Material Contract. Except as listed on Valley Green Disclosure Schedule 4.8(c), no party to any Valley Green Material Contract will have the right to terminate any or all of the provisions of any such Valley Green Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.

(d) Except as set forth on Valley Green Disclosure Schedule 4.8(d), since December 31, 2013, through and including the date of this Agreement, neither Valley Green nor any Valley Green Subsidiary has (i) except for normal increases for employees made in the ordinary course of business consistent with past practice or as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2013 (which amounts have been previously made available to Univest), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on Valley Green Disclosure Schedule 4.12, as in effect as of the date hereof), or paid any bonus other than the customary bonuses in amounts consistent with past practice, (ii) granted any options or warrants to purchase shares of Valley Green Common Stock, or any Right to any executive officer, director or employee, (iii) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (iv) made any material election for federal or state income tax purposes, (v) made any material change in the credit policies or procedures of Valley Green or any of the Valley Green Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (vi) made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments except at the direction or request of any Bank Regulator, (vii) entered into any lease of real or personal property requiring annual payments in excess of $10,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (viii) changed any accounting methods, principles or practices of Valley Green or the Valley Green Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy except in accordance with any changes in GAAP, or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.

4.9.	Ownership of Property; Insurance Coverage.

(a) Valley Green and each Valley Green Subsidiary has good and, as to real property and securities, marketable title to all material assets and properties owned, and as to securities held, by Valley Green or any Valley Green Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Valley Green Regulatory Reports and in the Valley Green Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since the date of such balance sheets), subject to no material Liens, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a Valley Green Subsidiary

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acting in a fiduciary capacity, (ii) statutory Liens for amounts not yet delinquent or that are being contested in good faith, (iii) non-monetary Liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the Valley Green Financial Statements. Such securities are valued on the books of Valley Green and each of the Valley Green Subsidiaries in accordance with GAAP. Valley Green and the Valley Green Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by Valley Green and the Valley Green Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Neither Valley Green nor any Valley Green Subsidiary is in default in any material respect under any lease for any real or personal property to which either Valley Green or any Valley Green Subsidiary is a party, and there has not occurred any event that, with lapse of time or the giving of notice or both, would constitute such default, except for such defaults that, either individually or in the aggregate, will not have a Material Adverse Effect on Valley Green.

(b) With respect to all agreements pursuant to which Valley Green or any Valley Green Subsidiary has purchased securities subject to an agreement to resell, if any, Valley Green or such Valley Green Subsidiary, as the case may be, has a valid, perfected first Lien in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. Valley Green and each of the Valley Green Subsidiaries employs investment, securities risk management and other policies, practices and procedures that Valley Green and each such Valley Green Subsidiary believes are prudent and reasonable in the context of such businesses.

(c) Valley Green and each Valley Green Subsidiary currently maintain insurance considered by Valley Green to be reasonable for their respective operations in accordance with industry practice. Neither Valley Green nor any Valley Green Subsidiary, has received notice during the past five (5) years from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by Valley Green or any Valley Green Subsidiary under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect, and within the last three years Valley Green and each Valley Green Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. Valley Green Disclosure Schedule 4.9(c) identifies all material policies of insurance maintained by Valley Green and each Valley Green Subsidiary as well as the other matters required to be disclosed under this Section 4.9(c).

4.10.	Legal Proceedings.

Neither Valley Green nor any Valley Green Subsidiary is a party to any, and there are no pending or, to Valley Green’s Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any material nature (a) against Valley Green or any Valley Green Subsidiary, (b) to which Valley Green or any Valley Green Subsidiary’s material assets are or may be subject, (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (d) that would reasonably be expected to adversely affect the ability of Valley Green to perform under this Agreement in any material respect.

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4.11.	Compliance With Applicable Law.

(a) Each of Valley Green and each Valley Green Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Bank Secrecy Act, OFAC regulations, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, the Fair Debt Collections Practices Act, the Truth in Lending Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither Valley Green nor any Valley Green Subsidiary has received any written notice to the contrary except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Valley Green. The Board of Directors of Valley Green has adopted, and Valley Green has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

(b) Each of Valley Green and each Valley Green Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Valley Green; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects, and no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.

(c) Since January 1, 2013, neither Valley Green nor any Valley Green Subsidiary has received any written notification or any other communication from any Bank Regulator (i) asserting that Valley Green or any Valley Green Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Valley Green or any Valley Green Subsidiary; (iii) requiring, or threatening to require, Valley Green or any Valley Green Subsidiary, or indicating that Valley Green or any Valley Green Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any Governmental Entity or Bank Regulator which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Valley Green or any Valley Green Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any

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manner the operations of Valley Green or any Valley Green Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Valley Green Regulatory Agreement”). Neither Valley Green nor any Valley Green Subsidiary has consented to or entered into any Valley Green Regulatory Agreement that is currently in effect or that was in effect since January 1, 2013. The most recent regulatory rating given to Valley Green as to compliance with the Community Reinvestment Act (“CRA”) is satisfactory or better.

(d) Valley Green is well capitalized within the meaning of the regulations of the FDIC and Valley Green does not know of any facts or circumstances that would reflect adversely on the financial and managerial standards to be applied by the FDIC in determining whether to approve the Merger. Valley Green knows of no reason why it would not continue to be well capitalized under Basel III and all supplementary requirements imposed by any Bank Regulator pursuant to Dodd-Frank.

4.12.	Employee Benefit Plans.

(a) Valley Green Disclosure Schedule 4.12 contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor), including, without limitation, supplemental executive retirement plans, stock purchase plans, stock option plans, restricted stock plans, stock appreciation rights plans, severance arrangements, employment agreements, consulting agreements, settlement agreements, release agreements, loan arrangements, change-in-control agreements, fringe benefit plans, bonus plans, incentive plans, director deferred agreements, director retirement agreements, deferred compensation plans and all other benefit practices, policies and arrangements (including vacation) under which any current or former employee, director or independent contractor of Valley Green or any Valley Green Subsidiary has any present or future right to benefits or under which Valley Green or any Valley Green Subsidiary has any present or future liability. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Valley Green Benefit Plans.”

(b) With respect to each Valley Green Benefit Plan, Valley Green has made available to Univest a current, accurate and complete copy thereof (or a written summary of the material terms of any unwritten plan) and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter issued by the IRS and any current application to the IRS for such letter, if applicable; (iii) the most recent summary plan description and any subsequent summaries of material modifications or planned modification; and (iv) annual return/reports on Form 5500 for the last three plan years with respect to each Valley Green Benefit Plan which is required to file such annual return/report.

(c) (i) Except as would not have, individually or in the aggregate, a Material Adverse Effect, each Valley Green Benefit Plan that is subject to ERISA and the Code has been established and administered in all respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Valley Green Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification or,

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with respect to an IRS-approved prototype or volume submitter plan, a favorable opinion letter, and with respect to all plan document qualification requirements for which the applicable remedial amendment period under Section 401(b) of the Code has closed, any amendments required by such determination letter were made as and when required by such determination letter, and to the Knowledge of Valley Green, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) to the Knowledge of Valley Green, no event has occurred and no condition exists that is reasonably likely to subject Valley Green or any Valley Green Subsidiary, solely by reason of its affiliation with any past or present “ERISA Affiliate” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any Tax, fine, Lien, penalty or other liability imposed by ERISA or the Code; (iv) except as set forth in Valley Green Disclosure Schedule 4.12, no Valley Green Benefit Plan provides, and Valley Green and the Valley Green Subsidiaries have no obligation to provide, any welfare benefits to any employee or service provider (or any beneficiary thereof) after the employee’s termination of employment and/or the service provider’s termination of service other than as required by Section 4980B of the Code and/or other applicable law; and (v) all contributions required to be made under the terms of any Valley Green Benefit Plan have been timely made or, if not yet due, have been properly reflected in Valley Green’s financial statements in accordance with GAAP.

(d) Valley Green and the Valley Green Subsidiaries do not maintain, and have not maintained within the last ten years, a defined benefit plan. None of the Valley Green Benefit Plans is a “multiemployer plan” (within the meaning of ERISA Section 3(37)) and none of Valley Green, the Valley Green Subsidiaries or any ERISA Affiliate has any liability with respect to a multiemployer plan that remains unsatisfied.

(e) With respect to any Valley Green Benefit Plan, the assets of any trust under such Valley Green Benefit Plan, Valley Green Benefit Plan sponsor, Valley Green Benefit Plan fiduciary or Valley Green Benefit Plan administrator, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Valley Green, threatened and (ii) to the Knowledge of Valley Green, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims.

(f) Other than as set forth on Valley Green Disclosure Schedule 4.12(f), the consummation of the transactions contemplated herein will not, separately or together with any other event, (i) entitle any employee, officer or director of Valley Green or any Valley Green Subsidiary to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting of, or increase the amount of, compensation due to any such employee, officer or director, or (iii) result in any “parachute payment” or “excess parachute payment” under Section 280G of the Code, whether or not such payment is considered reasonable compensation for services rendered.

(g) Except as would not, individually or in the aggregate, have a Material Adverse Effect, all Valley Green Benefit Plans which provide for the deferral of compensation, within the meaning of Section 409A of the Code, have been administered in good faith compliance with Section 409A of the Code. Except as set forth in Valley Green Disclosure Schedule 4.12, no outstanding stock options and no shares of restricted stock are subject to Section 409A of the Code. In addition, Valley Green Disclosure Schedule 4.12 sets forth the amounts of any deferred compensation payable to any employee or director of Valley Green.

(h) Valley Green has not communicated to any current or former employee thereof any intention or commitment to modify in any material respect any Valley Green Benefit Plan or contract to establish or implement any other employee or retiree benefit or compensation plan or arrangement.

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4.13.	Environmental Matters.

To the Knowledge of Valley Green, with respect to Valley Green and each Valley Green Subsidiary:

(a) Neither (i) the conduct nor operation of the business of Valley Green or any Valley Green Subsidiary nor (ii) any condition of any property currently or previously owned or operated by Valley Green or any Valley Green Subsidiary (including, without limitation, in a fiduciary or agency capacity), results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon Valley Green or any Valley Green Subsidiary. No condition exists or has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to Valley Green or any Valley Green Subsidiary by reason of any Environmental Laws. Neither Valley Green nor any Valley Green Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that Valley Green or any Valley Green Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them (including any Other Real Estate Owned or property pledged as collateral for any loan held by Valley Green or any Valley Green Subsidiary) are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon Valley Green or any Valley Green Subsidiary;

(b) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Valley Green’s Knowledge, threatened, before any court, Governmental Entity or other forum against Valley Green or any Valley Green Subsidiary (i) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by Valley Green or any Valley Green Subsidiary; and

(c) There are no underground storage tanks on, in or under any properties owned or operated by Valley Green or any of the Valley Green Subsidiaries, and no underground storage tanks have been closed or removed from any properties owned or operated by Valley Green or any of the Valley Green Subsidiaries except in compliance with Environmental Laws in all material respects.

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4.14.	Brokers, Finders and Financial Advisors.

Neither Valley Green nor any Valley Green Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Keefe, Bruyette & Woods, Inc. (“KBW”) by Valley Green and the fee payable pursuant thereto.

4.15.	Loan Matters.

(a) The allowance for loan losses reflected in Valley Green’s audited consolidated balance sheet at December 31, 2013 was, and the allowance for loan losses shown on Valley Green’s balance sheets for periods ending after December 31, 2013 was, or will be, adequate, as of the date thereof, under GAAP.

(b) Valley Green Disclosure Schedule 4.15(b) sets forth a listing, as of March 31, 2014, by account, of: (i) all loans (including loan participations) of Valley Green or any Valley Green Subsidiary that have been accelerated during the past twelve months; (ii) all loan commitments or lines of credit of Valley Green or any Valley Green Subsidiary which have been terminated by Valley Green or any Valley Green Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) each borrower, customer or other party which has notified Valley Green or any Valley Green Subsidiary during the past twelve months of, or has asserted against Valley Green or any Valley Green Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of Valley Green, each borrower, customer or other party which has given Valley Green or any Valley Green Subsidiary any oral notification of, or orally asserted to or against Valley Green or any Valley Green Subsidiary, any such claim; (iv) all loans (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned”, “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (D) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (E) where a specific reserve allocation exists in connection therewith; and (v) all assets classified by Valley Green or any Valley Green Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. Except as set forth on Valley Green Disclosure Schedule 4.15(b), all loans of Valley Green have been classified as of March 31, 2014 in accordance with the loan policies and procedures of Valley Green.

(c) Except as set forth on Valley Green Disclosure Schedule 4.15(c), all loans receivable (including discounts) and accrued interest entered on the books of Valley Green and the Valley Green Subsidiaries arose out of bona fide arm’s-length transactions, were made for good

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and valuable consideration in the ordinary course of Valley Green’s or the appropriate Valley Green Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. To the Knowledge of Valley Green, the loans, discounts and the accrued interest reflected on the books of Valley Green and the Valley Green Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by Valley Green or the appropriate Valley Green Subsidiary free and clear of any Liens.

(d) The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

(e) Valley Green Disclosure Schedule 4.15(e) sets forth, as of March 31, 2014, a schedule of all executive officers and directors of Valley Green who have outstanding loans from Valley Green or any Valley Green Subsidiary, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(f) To the Knowledge of Valley Green, no shares of Valley Green Common Stock were purchased with the proceeds of a loan made by Valley Green or any Valley Green Subsidiary.

4.16.	Related Party Transactions.

Except as set forth in Valley Green Disclosure Schedule 4.16, neither Valley Green nor any Valley Green Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of Valley Green or any Valley Green Subsidiary. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features (as such terms are used under Item 404 of SEC Regulation S-K promulgated under the Securities Act and the Exchange Act). Except as set forth in Valley Green Disclosure Schedule 4.16, no loan or credit accommodation to any Affiliate of Valley Green or any Valley Green Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither Valley Green nor any Valley Green Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Valley Green is inappropriate. Except as set forth in Valley Green Disclosure Schedule 4.16, no shareholder or Affiliate of Valley Green (other than Valley Green and the Valley Green Subsidiaries) owns any material property or asset used in the conduct of the business of Valley Green and the Valley Green Subsidiaries.

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4.17.	Credit Card Accounts and Merchant Processing.

(a) Credit Card Accounts. Neither Valley Green nor any Valley Green Subsidiary originates, maintains or administers credit card accounts.

(b) Merchant Processing. Except as set forth on Valley Green Disclosure Schedule 4.17(b), neither Valley Green nor any Valley Green Subsidiary provides, or has provided, merchant credit card processing services to any merchants.

4.18.	Required Vote.

The affirmative vote of 70% of the outstanding shares of Valley Green Common Stock is required to approve this Agreement and the Merger under Valley Green’s articles of incorporation and applicable law.

4.19.	Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Valley Green’s own account, or for the account of one or more of the Valley Green Subsidiaries or their customers (all of which are set forth in Valley Green Disclosure Schedule 4.19), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Valley Green or any Valley Green Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Valley Green nor any Valley Green Subsidiary, nor to the Knowledge of Valley Green any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

4.20.	Fairness Opinion.

The board of directors of Valley Green has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from KBW to the effect that, as of the date of such opinion, and based upon and subject to the factors, limitations and assumptions set forth therein, the Exchange Ratio is fair, from a financial point of view, to Valley Green shareholders.

4.21.	Trust Accounts.

Neither Valley Green nor any Valley Green Subsidiary administers any accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.

4.22.	Intellectual Property.

Valley Green and each Valley Green Subsidiary owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents,

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copyrights, trade secrets, trade names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of Valley Green’s or each of the Valley Green Subsidiaries’ business, and neither Valley Green nor any Valley Green Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. Valley Green and each Valley Green Subsidiary has performed all the material obligations required to be performed, and are not in default in any material respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To Valley Green’s Knowledge, the conduct of the business of Valley Green and each Valley Green Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

4.23.	Labor Matters.

There are no labor or collective bargaining agreements to which Valley Green or any Valley Green Subsidiary is a party. To the Knowledge of Valley Green, there is no activity involving Valley Green or any Valley Green Subsidiary seeking to certify a collective bargaining unit involving any of their employees. There is no labor strike, labor dispute (other than routine employee grievances that are not related to Univest employees), work slowdown, stoppage or lockout pending or threatened against Valley Green or any Valley Green Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Valley Green, threatened against Valley Green or any Valley Green Subsidiary (other than routine employee grievances that are not related to Univest employees). Valley Green and each Valley Green Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

4.24.	Valley Green Information Supplied.

None of the information supplied or to be supplied by Valley Green for inclusion or incorporation by reference in the Proxy Statement-Prospectus and/or in the Registration Statement, as applicable, or in any other application, notification or other document filed with any Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, in each case or in any amendment or supplement thereto will, at the time the Proxy Statement-Prospectus or any such supplement or amendment thereto is first mailed to the shareholders of Valley Green or at the time Valley Green shareholders vote on the matters at the Valley Green Shareholders’ Meeting or at the time the Registration Statement or any such amendment or supplement thereto becomes effective under the Securities Act or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by Valley Green in this Section 4.24 with respect to statements made or incorporated by reference therein based on information supplied by Univest in writing expressly for inclusion or incorporation by reference in the Proxy Statement-Prospectus, the Registration Statement or such other applications, notifications or other

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documents. The Proxy Statement-Prospectus will comply as to form in all material respects with the applicable requirements of the Exchange Act. If at any time prior to the Effective Time any event should be discovered by Valley Green or any of the Valley Green Subsidiaries which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement-Prospectus, or in any amendment or supplement to any such other applications, notifications or other documents, Valley Green shall promptly so inform Univest.

4.25.	Takeover Laws.

The adoption and approval by the board of directors of Valley Green of this Agreement, the Merger and the other transactions contemplated in this Agreement represent all the action necessary to render inapplicable to this Agreement, the Merger and such other transactions, the provisions of any potentially applicable anti-takeover, control share, fair price, moratorium, interested shareholder or similar law.

4.26.	Reorganization.

Valley Green has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.27.	Quality of Representations.

The representations made by Valley Green in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

4.28.	No Other Representations or Warranties

(a) Except for the representations and warranties made by Valley Green in this Article IV, neither Valley Green nor any other Person makes any express or implied representation or warranty with respect to Valley Green, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or with respect to any oral or written information presented to Univest or any of its affiliates or representatives in the course of their due diligence investigation of Valley Green, the negotiation of this Agreement or otherwise in the course of the transaction contemplated hereby, and Valley Green hereby disclaims any such other representations or warranties.

(b) Notwithstanding anything contained in this Agreement to the contrary, Valley Green acknowledges and agrees that neither Univest nor any other Person has made or is making any representations or warranties relating to Univest whatsoever, express or implied, beyond those expressly given by Univest in Article V hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Univest furnished or made available to Valley Green or any of its representatives.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF UNIVEST

Univest represents and warrants to Valley Green that the statements contained in this Article V are correct and complete as of the date of this Agreement, except (i) as set forth in the Univest Disclosure Schedules delivered by Univest to Valley Green on the date hereof, (ii) disclosed in any report, schedule, form or other document filed with the SEC by Univest prior to the date hereof and on or after the date on which Univest filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature). Univest has made a good faith effort to ensure that the disclosure on each schedule of the Univest Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the Univest Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant. References to the Knowledge of Univest shall include the Knowledge of Univest Bank.

5.1.	Organization.

(a) Univest is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and is duly registered as a bank holding company under the BHCA. Univest has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification.

(b) Univest Bank is a Pennsylvania-chartered bank and trust company duly organized and validly existing under the laws of the Commonwealth of Pennsylvania and is regulated by the PDB and the FRB. Univest Bank has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification. The deposits of Univest Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Univest Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(c) Univest Disclosure Schedule 5.1(c) sets forth each Univest Subsidiary, the state of organization of each Univest Subsidiary and the percentage of the outstanding equity securities, membership or other interests of such Univest Subsidiary owned by Univest or Univest Bank. Each Univest Subsidiary is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each Univest Subsidiary has the requisite corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the Commonwealth of Pennsylvania and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license or qualification.

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(d) The respective minute books of Univest and each Univest Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including all committees thereof).

(e) Prior to the date of this Agreement, Univest has made available to Valley Green true and correct copies of the articles of incorporation and bylaws of Univest and similar governing documents of Univest Bank and each other Univest Subsidiary, each as in effect on the date hereof.

5.2.	Capitalization.

(a) The authorized capital stock of Univest consists of (a) 48,000,000 shares of Univest Common Stock, of which, as of the date of this Agreement, 16,242,580 shares were issued and outstanding and (b) 10,000,000 shares of preferred stock, having such par value as the Board of Directors shall fix and determine (“Univest Preferred Stock”), none of which were issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Univest Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, except as set forth on Univest Disclosure Schedule 5.2(a), there were no shares of Univest Common Stock reserved for issuance upon exercise of options granted as employment inducement awards and under Univest’s equity compensation plans (the “Univest Options”). As of the date of this Agreement, except pursuant to (i) this Agreement and (ii) the Univest Employee Stock Purchase Plan, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Univest, or otherwise obligating Univest to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. As of the date of this Agreement, there is no Voting Debt of Univest, nor any trust preferred or subordinated debt securities of Univest are issued or outstanding. The shares of Univest Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights. Except for the Univest Affiliate Letters, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with regard to the voting or transfer of the Univest Common Stock or other equity interests of Univest. Univest has, or as of the Effective Time will have, sufficient authorized and unissued shares of Univest Common Stock to issue the Merger Consideration at the Effective Time. Univest Disclosure Schedule 5.2(a) sets forth the name of each holder and the number of outstanding options or other rights to purchase, and securities convertible or exchangeable into Univest Common Stock or Univest Preferred Stock, the number of shares each holder may acquire pursuant to the exercise of such options, the grant and vesting dates, and the exercise price relating to the options held.

(b) Univest owns all of the capital stock of Univest Bank free and clear of any Lien. Except for the Univest Subsidiaries, Univest does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of Univest Subsidiaries, equity interests held by Univest Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of Univest Subsidiaries, including stock in the FHLB. Either Univest or Univest Bank owns all of the outstanding shares of capital stock or equity interests of each Univest Subsidiary free and clear of all Liens.

(c) To Univest’s Knowledge, except as set forth on Univest Disclosure Schedule 5.2(c) or as disclosed in the Univest SEC Reports, no Person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Univest Common Stock.

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5.3.	Authority; No Violation.

(a) Univest has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals and the approval of this Agreement by Univest’s shareholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Univest and the consummation by Univest of the transactions contemplated hereby, including the Merger have been duly and validly approved by the Board of Directors of Univest, and no other corporate proceedings on the part of Univest, except for the approval of Univest’s shareholders, are necessary to consummate the transactions contemplated hereby, including the Merger. This Agreement has been duly and validly executed and delivered by Univest and, subject to the receipt of the Regulatory Approvals and approval by the required vote of Univest’s shareholders and due and valid execution and delivery of this Agreement by Valley Green, constitutes the valid and binding obligation of Univest, enforceable against Univest in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

(b) Subject to receipt of Regulatory Approvals, approval by the required vote of Univest’s shareholders and Valley Green’s and Univest’s compliance with any conditions contained herein, (i) the execution and delivery of this Agreement by Univest, (ii) the consummation of the transactions contemplated hereby, and (iii) compliance by Univest with any of the terms or provisions hereof will not (A) conflict with or result in a breach of any provision of the articles of incorporation or bylaws of Univest or any similar governing documents of any of Univest’s Subsidiaries, including Univest Bank, (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Univest or any Univest Subsidiary or any of their respective properties or assets, or (C) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of Univest or any Univest Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except, with respect to (B) and (C), for any violations, conflicts, breaches, defaults or other occurrences which would not, individually or in the aggregate, constitute a Material Adverse Effect.

5.4.	Consents.

Except for the Regulatory Approvals, approval of the shareholders of Univest, and consents, approvals, filings and registrations from or with the SEC and state “blue sky” authorities, and compliance with any conditions contained therein, no consents or approvals or waivers of, or

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filings or registrations with, any Governmental Entity are or will be necessary, and no consents or approvals of any third parties are or will be necessary, in connection with (a) the execution and delivery of this Agreement by Univest and (b) the completion by Univest of the transactions contemplated hereby. Univest (x) has no reason to believe that the consents and approvals set forth above will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact the ability of Univest or Univest Bank to complete the transactions contemplated by this Agreement and (y) knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

5.5.	Financial Statements; Undisclosed Liabilities.

(a) Univest has previously made available, or will make available, to Valley Green the Univest Regulatory Reports. The Univest Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, throughout the periods covered by such statements, and fairly present or will fairly present in all material respects the financial position, results of operations and changes in shareholders’ equity of Univest as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles, including, but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators, applied on a consistent basis.

(b) Univest has previously made available or will make available to Valley Green the Univest Financial Statements. The Univest Financial Statements have been or will be prepared in accordance with GAAP, and (including the related notes where applicable) fairly present, or will fairly present, in each case in all material respects the consolidated financial position, results of operations and cash flows of Univest and the Univest Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof (subject in the case of the unaudited interim statements to normal year-end adjustments), in accordance with GAAP during the periods involved, except as indicated in the notes thereto and except in the case of any unaudited statements to normal recurring audit adjustments.

(c) At the date of each balance sheet included in the Univest Financial Statements, neither Univest nor Univest Bank has had or will have any material liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Univest Financial Statements or Univest Regulatory Reports or in the footnotes thereto that are not fully reflected or reserved against therein or fully disclosed in a footnote thereto and except in the case of any unaudited statements to normal, recurring audit adjustments and, in the case of Univest Regulatory Reports, the absence of footnotes.

(d) The records, systems, controls, data and information of Univest and the Univest Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Univest or any Univest Subsidiary (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting

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controls described below in this Section 5.5(d). Univest (i) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, (ii) has implemented and maintains disclosure controls and procedures to ensure that material information relating to Univest, including its consolidated Univest Subsidiaries, is made known to the chief executive officer and the chief financial officer of Univest by others within those entities, and (iii) has disclosed, based on its most recent evaluation prior to the date hereof, to Univest’s outside auditors and the audit committee of Univest’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Univest’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Univest’s internal controls over financial reporting. These disclosures (if any) were made in writing by management to Univest’s auditors and audit committee and a copy has previously been made available to Valley Green.

(e) Since December 31, 2013, (i) neither Univest nor any of the Univest Subsidiaries nor, to the Knowledge of Univest, any director, officer, employee, auditor, accountant or representative of Univest or any Univest Subsidiary has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Univest or any Univest Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Univest or any Univest Subsidiary has engaged in illegal accounting or auditing practices, and (ii) no attorney representing Univest or any Univest Subsidiary, whether or not employed by Univest or any Univest Subsidiary, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Univest or any of its officers, directors, employees or agents to the Board of Directors of Univest or any committee thereof or to any director or officer of Univest.

5.6.	Taxes.

(a) Univest and the Univest Subsidiaries are members of the same affiliated group within the meaning of Section 1504(a) of the Code. Univest has duly filed, and will file, all material federal, state and local Tax returns required to be filed by, or with respect to, Univest and every Univest Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns being accurate and correct in all material respects). Univest. has paid, or made provision and properly accounted for, all Taxes shown to be due on such Tax returns, other than Taxes or other charges that (a) are not delinquent, (b) are being contested in good faith, or (c) have not yet been fully determined. As of the date of this Agreement, Univest has received no written notice of, and to Univest’s Knowledge there is no, audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of Univest or any Univest Subsidiary, and no written claim has been made by any Governmental Entity in a jurisdiction where Univest or any Univest Subsidiary does not file Tax returns that Univest or any Univest Subsidiary is subject to taxation in that jurisdiction. Univest and the Univest Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material Tax due that is currently in effect. Univest and each Univest Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any

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employee, independent contractor, creditor, shareholder or other third party, and Univest and each Univest Subsidiary, to Univest’s Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements. Neither Univest nor any Univest Subsidiary is a party to any Tax Agreement with any Person other than Tax Agreements involving Univest and/or any Univest Subsidiary.

(b) Univest is in “control,” within the meaning of Sections 368(a)(2)(D) and 368(c) of the Code, of Univest Bank.

5.7.	No Material Adverse Effect.

Univest has not suffered any Material Adverse Effect since December 31, 2013, and no event has occurred or circumstance arisen since that date that, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Univest.

5.8.	Ownership of Property; Insurance Coverage.

(a) Univest and each Univest Subsidiary has good and, as to real property and securities, marketable title to all material assets and properties owned, and as to securities held, by Univest or any Univest Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Univest Regulatory Reports and in the Univest Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since the date of such balance sheets), subject to no material Liens, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a Univest Subsidiary acting in a fiduciary capacity, (ii) statutory Liens for amounts not yet delinquent or that are being contested in good faith, (iii) non-monetary Liens affecting real property which do not adversely affect the value or use of such real property, and (iv) those described and reflected in the Univest Financial Statements. Such securities are valued on the books of Univest and each of the Univest Subsidiaries in accordance with GAAP. Univest and the Univest Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by Univest and Univest Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Neither Univest nor any Univest Subsidiary is in default in any material respect under any lease for any real or personal property to which either Univest or any Univest Subsidiary is a party, and there has not occurred any event that, with lapse of time or the giving of notice or both, would constitute such default, except for such defaults that, either individually or in the aggregate, will not have a Material Adverse Effect on Univest.

(b) With respect to all agreements pursuant to which Univest or any Univest Subsidiary has purchased securities subject to an agreement to resell, if any, Univest or such Univest Subsidiary, as the case may be, has a valid, perfected first Lien in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby. Univest and each of the Univest Subsidiaries employs investment, securities risk management and other policies, practices and procedures that Univest and each such Univest Subsidiary believes are prudent and reasonable in the context of such businesses.

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(c) Univest and each Univest Subsidiary currently maintain insurance considered by Univest to be reasonable for their respective operations in accordance with industry practice. There are presently no material claims pending under such policies of insurance and no notices have been given by Univest or any Univest Subsidiary under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect, and within the last three years Univest and each Univest Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

5.9.	Legal Proceedings.

(a) Except as set forth in Univest Disclosure Schedule 5.9, neither Univest nor any Univest Subsidiary is a party to any, and there are no pending or, to the Knowledge of Univest, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any material nature (a) against Univest or any Univest Subsidiary, (b) to which Univest or any Univest Subsidiary’s material assets are or may be subject, (c) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (d) that would reasonably be expected to adversely affect the ability of Univest or Univest Bank to perform under this Agreement in any material respect.

5.10.	Compliance With Applicable Law.

(a) Each of Univest and each Univest Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA PATRIOT Act, the Emergency Economic Stabilization Act of 2008, as amended, the Bank Secrecy Act, OFAC regulations, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Fair Credit Reporting Act, the Fair Debt Collections Practices Act, the Truth in Lending Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither Univest nor any Univest Subsidiary has received any written notice to the contrary except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Univest. The Board of Directors of Univest Bank has adopted and Univest Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

(b) Each of Univest and each Univest Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such

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filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Univest; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects, and no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

(c) Since January 1, 2014, neither Univest nor any Univest Subsidiary has received any written notification or any other communication from any Bank Regulator (i) asserting that Univest or any Univest Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization that is material to Univest or any Univest Subsidiary; (iii) requiring or threatening to require Univest or any Univest Subsidiary, or indicating that Univest or any Univest Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any Governmental Entity or Bank Regulator that is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Univest or any Univest Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Univest or any Univest Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as an “Univest Regulatory Agreement”). Neither Univest nor any Univest Subsidiary has consented to or entered into any Univest Regulatory Agreement that is currently in effect or that was in effect since January 1, 2014. The most recent regulatory rating given to Univest Bank as to compliance with the CRA is satisfactory or better.

(d) Each of Univest and Univest Bank are well capitalized within the meaning of the regulations of the FRB and the FDIC, respectively, and neither Univest nor Univest knows of any facts or circumstances that would reflect adversely on the financial and managerial standards to be applied by the FRB under the BHCA in determining whether to approve the Merger. Neither Univest nor Univest Bank knows of any reason why they both will not continue to be well capitalized under Basel III and all supplementary requirements imposed by any Bank Regulator pursuant to Dodd-Frank.

5.11.	Employee Benefit Plans.

(a) Except as would not, individually or in the aggregate, have a Material Adverse Effect, each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor, such plans, agreements, programs, policies and arrangements collectively referred to as “Univest Benefit Plans”), each Univest Benefit Plan that is subject to the requirements of ERISA and the Code has been established and administered in all respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Univest Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification, and with respect to all plan

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document qualification requirements for which the applicable remedial amendment period under Section 401(b) of the Code has closed, any amendments required by such determination letter were made as and when required by such determination letter, and, to the Knowledge of Univest, nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) to the Knowledge of Univest, no event has occurred and no condition exists that is reasonably likely to subject Univest or any Univest Subsidiary, solely by reason of its affiliation with any past or present “ERISA Affiliate”, to any Tax, fine, Lien, penalty or other liability imposed by ERISA or the Code; and (iv) all contributions required to be made under the terms of any Univest Benefit Plan have been timely made or, if not yet due, have been properly reflected in Univest financial statements in accordance with GAAP.

(b) Univest and the Univest Subsidiaries currently maintain a defined benefit pension plan within the meaning of ERISA Section 3(2). None of the Univest Benefit Plans is a “multiemployer plan” (within the meaning of ERISA Section 3(37)) and none of Univest, the Univest Subsidiaries, or any ERISA Affiliate has any liability with respect to a multiemployer plan that remains unsatisfied.

(c) No Univest Benefit Plan that is subject to Section 436 of the Code has an adjusted funding target attainment percentage (as such term is defined in Section 436 of the Code) that is less than, or presumed to be less than, eighty percent (80%). No Univest Benefit Plan that is subject to Section 430 of the Code is considered at-risk (as such term is defined in Section 430 of the Code). No accumulated funding deficiency (as such term is defined in Section 412 of the Code) has been incurred with respect to any Univest Benefit Plan subject to Section 412 of the Code, whether or not waived.

(d) With respect to any Univest Benefit Plan, the assets of any trust under such Univest Benefit Plan, Univest Benefit Plan sponsor, Univest Benefit Plan fiduciary or Univest Benefit Plan administrator, (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of Univest, threatened and (ii) to the Knowledge of Univest, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims.

(e) Except as would not, individually or in the aggregate, have a Material Adverse Effect, all Univest Benefit Plans which provide for the deferral of compensation, within the meaning of Section 409A of the Code, have been administered in good faith compliance with Section 409A of the Code. No outstanding stock options and no shares of restricted stock are subject to Section 409A of the Code.

(f) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Univest or any Univest Subsidiary with respect to any ongoing, frozen, or terminated Univest Benefit Plan.

(g) No notice of a reportable event within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has been waived, has been required to be filed for any Univest Benefit Plan within the past twelve (12) months.

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5.12.	Environmental Matters.

(a) To the knowledge of Univest, neither (i) the conduct nor operation of the business of Univest or any Univest Subsidiary nor (ii) any condition of any property currently or previously owned or operated by Univest or any Univest Subsidiary (including, without limitation, in a fiduciary or agency capacity), results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon Univest or any Univest Subsidiary. No condition exists or has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to Univest or any Univest Subsidiary by reason of any Environmental Laws. Neither Univest nor any Univest Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that Univest or any Univest Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them (including any Other Real Estate Owned or property pledged as collateral for any loan held by Univest or any Univest Subsidiary) are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon Univest or any Univest Subsidiary;

(b) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Univest’s Knowledge, threatened, before any court, Governmental Entity or other forum against Univest or any Univest Subsidiary (i) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by Univest or any Univest Subsidiary; and

5.13.	Brokers, Finders and Financial Advisors.

Neither Univest nor any Univest Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Griffin Financial Group, LLC (“Griffin”) and the fee payable pursuant thereto.

5.14.	Loan Matters.

The allowance for loan losses reflected in Univest’s audited consolidated balance sheet at December 31, 2013 was, and the allowance for loan losses shown on Univest’s balance sheets for periods ending after December 31, 2013 was, or will be, adequate, as of the date thereof, under GAAP.

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5.15.	SEC Reports.

Univest has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since December 31, 2013 (the “Univest SEC Reports”). As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Univest SEC Reports complied as to form in all material respects with the applicable requirements of the Exchange Act, and the rules and regulations of the SEC thereunder, applicable to such Univest SEC Reports. None of the Univest SEC Reports, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Univest Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC. As of the date of this Agreement, no executive officer of Univest has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

5.16.	Required Vote.

Provided that a quorum is present, in person or by proxy, the affirmative vote of at least a majority of the votes cast at the Univest Shareholders’ Meeting by the holders of shares of Univest Common Stock is required to approve this Agreement and the Merger under Univest’s articles of incorporation and applicable law.

5.17.	Fairness Opinion.

Univest has received a written opinion from Griffin to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration is fair to Univest shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

5.18.	Univest Information Supplied.

The information relating to Univest and any Univest Subsidiary to be contained in the Proxy Statement - Prospectus and/or Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith (other than the information provided by Valley Green specifically for inclusion), will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

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5.19.	Reorganization.

Univest has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.20.	Quality of Representations.

The representations made by Univest in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

5.21.	No Other Representations or Warranties

(a) Except for the representations and warranties made by Univest in this Article V, neither Univest nor any other Person makes any express or implied representation or warranty with respect to Univest, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or with respect to any oral or written information presented to Valley Green or any of its affiliates or representatives in the course of their due diligence investigation of Univest, the negotiation of this Agreement or otherwise in the course of the transaction contemplated hereby, and Univest hereby disclaims any such other representations or warranties.

(b) Notwithstanding anything contained in this Agreement to the contrary, Univest acknowledges and agrees that neither Valley Green nor any other person has made or is making any representations or warranties relating to Valley Green whatsoever, express or implied, beyond those expressly given by Valley Green in Article IV hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Valley Green furnished or made available to Univest or any of its representatives.

ARTICLE VI

COVENANTS OF VALLEY GREEN

6.1.	Conduct of Business.

(a) Affirmative Covenants. From the date of this Agreement to the Effective Time, except with the written consent of Univest, which consent shall not be unreasonably withheld, conditioned or delayed, Valley Green will, and it will cause each Valley Green Subsidiary to, (i) operate its business only in the usual, regular and ordinary course of business, (ii) use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and (iii) voluntarily take no action that would, or would be reasonably likely to, materially adversely affect the ability of the parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or materially adversely affect its ability to perform its covenants and agreements under this Agreement.

(b) Negative Covenants. Valley Green agrees that from the date of this Agreement to the Effective Time, except as (i) otherwise specifically permitted or required by this Agreement,

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(ii) set forth in Valley Green Disclosure Schedule 6.1(b), (iii) consented to by Univest in writing in advance, which consent shall not be unreasonably withheld, conditioned or delayed, or (iv) required by any Bank Regulator, Valley Green will not, and it will cause each Valley Green Subsidiary not to:

(1) change or waive any provision of its articles of incorporation, charter or bylaws, except as required by law, or appoint any new directors to its board of directors, except to fill any vacancy in accordance with its bylaws;

(2) change the number of authorized or issued shares of its capital stock, issue any shares of Valley Green capital stock, including any shares that are held as Treasury Stock as of the date of this Agreement, or issue or grant any right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under any option or benefit plan, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock;

(3) enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business or as required by law;

(4) make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(5) grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof or as agreed to by the parties and set forth on Valley Green Disclosure Schedule 4.8(a), Valley Green Disclosure Schedule 4.8(d), and Valley Green Disclosure Schedule 4.12, (ii) pay increases in the ordinary course of business consistent with past practice to employees, (iii) title or position which do not result in a change in compensation (except as otherwise permitted by 6.1(b)(5)(i) and (ii)), (iv) the payment of bonuses for services performed on or after January 1, 2014 pursuant to the bonus plans set forth in Valley Green Disclosure Schedule 4.8(a), and (v) as required by statute, regulations or regulatory guidance. Neither Valley Green nor any Valley Green Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $100,000 except as set forth in Valley Green Disclosure Schedule 6.1(b)(5), provided that Valley Green or a Valley Green Subsidiary may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

(6) except as otherwise expressly permitted under this Agreement or as set forth on Valley Green Disclosure Schedule 6.1(b)(6), enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare

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contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(7) except as set forth on Valley Green Disclosure Schedule 6.1(b)(7), merge or consolidate Valley Green or any Valley Green Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of Valley Green or any Valley Green Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Valley Green, or any Valley Green Subsidiary, and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; voluntarily revoke or surrender by any Valley Green Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(8) except as set forth on Valley Green Disclosure Schedule 6.1(b)(8), sell or otherwise dispose of the capital stock of Valley Green or any Valley Green Subsidiary or sell or otherwise dispose of any asset of Valley Green or of any Valley Green Subsidiary other than in the ordinary course of business consistent with past practice, except for transactions with the FHLB; subject any asset of Valley Green or of any Valley Green Subsidiary to a Lien (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers), unless such Lien is subject to a stay or appeal proceeding, other than in the ordinary course of business consistent with past practice; or incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(9) voluntarily take any action that would result in any of the representations and warranties of Valley Green set forth in this Agreement becoming untrue in any material respect as of any date after the date hereof or any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law or any Bank Regulator;

(10) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) any Bank Regulator responsible for regulating Valley Green, or Valley Green’s independent accounting firm;

(11) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness with an annual value of $1,000,000 or greater to which Valley Green or any Valley Green Subsidiary is a party;

(12) purchase any securities, including equity or debt securities, except in accordance with past practice pursuant to its investment securities portfolio policies

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approved by the Valley Green Board of Directors and in effect on the date hereof; provided that any such individual purchase shall not exceed $1,000,000 with the aggregate of all purchases not exceeding $2,500,000;

(13) issue or sell any equity or debt securities of Valley Green or any Valley Green Subsidiary;

(14) make or acquire any loan or other credit facility commitment (including, without limitation, lines of credit and letters of credit) or issue a commitment (including a letter of credit) or renew or extend an existing commitment for any loan other credit facility commitment, or amend or modify in any material respect any loan other credit facility commitment (including in any manner that would result in any additional extension of credit, principal forgiveness, or effect any uncompensated release of collateral, i.e., at a value below the fair market value thereof as determined by Valley Green), except (i) in accordance with past practice pursuant to policies approved by the Valley Green Board of Directors and in effect on the date hereof, (ii) with respect to each such loan or other commitment with a classification of less than “Satisfactory” or words of similar import, in accordance with its internal rating system, the aggregate borrowings from Valley Green of such relationship does not exceed 75% of the “legal lending limit” (as such amount is calculated pursuant to 12 U.S.C. Section 84) of Valley Green as of the date of such loan or other commitment, and (iii) with respect to each other such loan or other commitment, does not exceed the “legal lending limit” (as defined above) of Valley Green as of the date of such loan or other commitment;

(15) except as set forth on the Valley Green Disclosure Schedule 6.1(b)(15), enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(16) except as set forth on Valley Green Disclosure Schedule 6.1(b)(16), enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(17) except for the execution of this Agreement, and actions taken or that will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(18) enter into any new line of business;

(19) make any material change in policies in existence on the date of this Agreement with regard to (i) underwriting, the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon, (ii) investments, (iii) asset/liability management, (iv) deposit pricing or gathering, or (v) other material banking policies except as may be required by changes in applicable law or regulations or by a Bank Regulator;

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(20) except for the execution of this Agreement, and the transactions contemplated herein, take any action that would give rise to an acceleration of the right to payment to any individual under any Valley Green Employee Plan;

(21) except as set forth in Valley Green Disclosure Schedule 6.1(b)(21), make any capital expenditures in excess of $35,000 individually or $150,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(22) except as set forth in Valley Green Disclosure Schedule 6.1(b)(22), purchase or otherwise acquire any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(23) except as set forth in Valley Green Disclosure Schedule 6.1(b)(23), undertake, renew, extend or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving (i) a payment by Valley Green of more than $25,000 annually, (ii) containing any financial commitment extending beyond 24 months from the date hereof, or (iii) any Affiliate of Valley Green; provided that the aggregate payments under clauses (i) and (ii) shall not exceed $50,000;

(24) except as set forth on Valley Green Disclosure Schedule 6.1(b)(24), pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $60,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings, provided that Valley Green may not charge-off through settlement, compromise or discharge more than $100,000 of the outstanding principal balance of any loan that is 90 or more days contractually past due without first discussing the decision with Univest;

(25) foreclose upon or take a deed or title to any commercial real estate (which, for clarification, shall not include any real property used for residential purposes which secures a commercial loan) without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of a Materials of Environmental Concern;

(26) purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(27) issue any broadly distributed communication to employees (including general communications relating to benefits and compensation) relating to post-Closing employment, benefit or compensation information without the prior consent of Univest (which shall not be unreasonably withheld, conditioned or delayed) or issue any broadly distributed communication of a general nature to customers regarding the merger without the prior approval of Univest (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby; or

(28) agree to do any of the foregoing.

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6.2.	Financial and Other Statements.

(a) Promptly upon receipt thereof, Valley Green will furnish to Univest copies of each annual, interim or special audit of the books of Valley Green and the Valley Green Subsidiaries made by its independent auditors and copies of all internal control reports submitted to Valley Green by such auditors in connection with each annual, interim or special audit of the books of Valley Green and the Valley Green Subsidiaries made by such auditors.

(b) Valley Green will furnish to Univest copies of all documents, statements and reports as it or any Valley Green Subsidiary shall send to its shareholders, any Bank Regulator or any Governmental Entity, except as legally prohibited thereby. Within 25 days after the end of each month, Valley Green will deliver to Univest a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.

(c) Except as prohibited by law, Valley Green will advise Univest promptly of the receipt of any written examination report of any Bank Regulator with respect to the condition or activities of Valley Green or any of the Valley Green Subsidiaries.

(d) With reasonable promptness, Valley Green will furnish to Univest such additional financial data that Valley Green possesses and as Univest may reasonably request, including without limitation, detailed monthly financial statements, loan reports and Valley Green Regulatory Reports.

6.3.	Maintenance of Insurance.

Valley Green shall maintain, and cause each Valley Green Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business, consistent with past practice.

6.4.	Disclosure Supplements.

From time to time prior to the Effective Time, Valley Green will promptly supplement or amend the Valley Green Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Valley Green Disclosure Schedule or that is necessary to correct any information in such Valley Green Disclosure Schedule that has been rendered materially inaccurate thereby. No supplement or amendment to such Valley Green Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

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6.5.	Consents and Approvals of Third Parties.

Valley Green shall use commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

6.6.	Commercially Reasonable Efforts.

Subject to the terms and conditions herein provided, Valley Green agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement; provided, however, such efforts do not significantly decrease the benefits of the transaction to Valley Green.

6.7.	Failure to Fulfill Conditions.

In the event that Valley Green determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Univest.

6.8.	No Other Bids and Related Matters.

(a) So long as this Agreement remains in effect, except as otherwise expressly permitted in this Agreement, Valley Green shall not, and shall cause each Valley Green Subsidiary and their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, Affiliates and other agents (collectively, the “Valley Green Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes or could reasonably be expected to lead to a Valley Green Acquisition Proposal; (ii) respond to any inquiry relating to a Valley Green Acquisition Proposal or a Valley Green Acquisition Transaction; (iii) recommend or endorse a Valley Green Acquisition Transaction; (iv) participate in any discussions or negotiations regarding any Valley Green Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Univest) any information or data with respect to Valley Green or any Valley Green Subsidiary or otherwise relating to a Valley Green Acquisition Proposal; (v) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Valley Green is a party; or (vi) enter into any agreement, agreement in principle or letter of intent with respect to any Valley Green Acquisition Proposal or approve or resolve to approve any Valley Green Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to a Valley Green Acquisition Proposal. Any violation of the foregoing restrictions by Valley Green or any Valley Green Representative, whether or not such Valley Green Representative is so authorized and whether or not such Valley Green Representative is purporting to act on behalf of Valley Green or otherwise, shall be deemed to be a breach of this Agreement by Valley Green. Valley Green and each Valley Green Subsidiary shall, and shall cause each of the Valley Green Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Valley Green Acquisition Proposal. Valley Green shall notify Univest immediately if any such discussions or negotiations are sought to be initiated with Valley Green by any Person other than Univest or if any such requests for information, inquiries, proposals or communications are received from any Person other than Univest.

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For purposes of this Agreement, “Valley Green Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Univest), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, a Valley Green Acquisition Transaction. For purposes of this Agreement, “Valley Green Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Valley Green or the Valley Green Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of Valley Green or any Valley Green Subsidiary representing, in the aggregate, twenty-five percent (25%) or more of the assets of Valley Green and each Valley Green Subsidiary on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing fifteen percent (15%) or more of the votes attached to the outstanding securities of Valley Green or any Valley Green Subsidiary; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning fifteen percent (15%) or more of any class of equity securities of Valley Green or any Valley Green Subsidiary; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b) Notwithstanding Section 6.8(a), Valley Green may take any of the actions described in clause (ii) or (iv) of Section 6.8(a) if but only if, (i) Valley Green has received a bona fide unsolicited written Valley Green Acquisition Proposal that did not result from a breach of this Section 6.8; (ii) the Valley Green Board of Directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such Valley Green Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined below); (iii) Valley Green has provided Univest with at least one business day’s prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to Valley Green or any of the Valley Green Subsidiaries or otherwise relating to a Valley Green Acquisition Proposal, Valley Green receives from such Person a confidentiality agreement with terms no less favorable to Univest than those contained in the Confidentiality Agreement and provides a copy of the same to Univest. Valley Green shall promptly provide to Univest any non-public information regarding Valley Green or any Valley Green Subsidiary provided to any other Person that was not previously provided to Univest, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into a Valley Green Acquisition Transaction on terms that the Valley Green Board of Directors determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and financial advisor (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Valley Green Common Stock or all, or substantially all, of the assets of Valley Green and the Valley

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Green Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of Valley Green Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to Valley Green’s shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (B) is, in light of the other terms of such proposal, more favorable to Valley Green than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

(c) Valley Green shall promptly (and in any event within forty-eight (48) hours) notify Univest in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Valley Green or any Valley Green Representatives, in each case in connection with any Valley Green Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) unless (i) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement, (ii) disclosure of such materials jeopardizes the attorney-client privilege, or (iii) disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree.) Valley Green agrees that it shall keep Univest informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d) Neither the Valley Green Board of Directors nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Univest in connection with the transactions contemplated by this Agreement (including the Merger), the Valley Green Recommendation, or make any statement, filing or release, in connection with the Valley Green Shareholders’ Meeting or otherwise, inconsistent with the Valley Green Recommendation (it being understood that taking a neutral position or no position with respect to a Valley Green Acquisition Proposal shall be considered an adverse modification of the Valley Green Recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any Valley Green Acquisition Proposal; or (iii) enter into (or cause Valley Green or any Valley Green Subsidiary to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Valley Green Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.8(b)) or (B) requiring Valley Green to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e) Notwithstanding Section 6.8(d) above, prior to the date of Valley Green Shareholders’ Meeting, the Valley Green Board of Directors may approve or recommend to the shareholders of Valley Green a Superior Proposal and withdraw, qualify or modify the Valley Green Recommendation in connection therewith or take any of the other actions otherwise

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prohibited by Section 6.8(d) (a “Valley Green Subsequent Determination”) after the fifth (5th) business day following the receipt by Univest of a notice (the “Notice of Superior Proposal”) from Valley Green advising Univest that the Valley Green Board of Directors has decided that a bona fide unsolicited written Valley Green Acquisition Proposal that it received (that did not result from a breach of this Section 6.8) constitutes a Superior Proposal (it being understood that Valley Green shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that Valley Green proposes to accept and the subsequent notice period shall be five (5) business days) if, but only if, (i) the Valley Green Board of Directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties to Valley Green’s shareholders under applicable law and (ii) at the end of such five (5) business day period, after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by Univest since its receipt of such Notice of Superior Proposal (provided, however, that Univest shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), the Valley Green Board of Directors has again in good faith made the determination (A) in clause (i) of this Section 6.8(e) and (B) that such Valley Green Acquisition Proposal constitutes a Superior Proposal.

(f) Nothing contained in this Section 6.8 or elsewhere in this Agreement shall prohibit Valley Green or the Valley Green Board of Directors from (i) complying with Valley Green’s obligations under Rule 14d-9 (as if such rule were applicable to Valley Green) and Rule 14e-2(a) promulgated under the Exchange Act, or (ii) making any disclosure to its shareholders if, in each case, the Board of Directors is advised in a written legal opinion of outside counsel to Valley Green that the failure to make such disclosure to Valley Green’s shareholders would result in a breach of their fiduciary duty under Pennsylvania law.

6.9.	Reserves and Merger-Related Costs.

Valley Green agrees to consult with Univest with respect to its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves). Univest and Valley Green shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges as Univest shall reasonably request and which are not inconsistent with GAAP, provided that no such actions need be effected until immediately prior to the Effective Time and Univest shall have irrevocably certified to Valley Green that all conditions set forth in Article IX to the obligation of Univest to consummate the transactions contemplated hereby have been satisfied or, where legally permissible, waived.

6.10.	Board of Directors and Committee Meetings.

Valley Green shall permit representatives of Univest (no more than two) to attend any meeting of the Board of Directors of Valley Green or the Executive and Loan Committees thereof as an observer, provided that Valley Green shall not be required to permit the Univest representatives to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or during any other matter that the respective Board of Directors has reasonably determined to be confidential with respect to Univest’s participation.

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6.11.	Affiliate Letters.

Valley Green shall deliver to Univest, concurrently with the execution of this Agreement, the Valley Green Affiliate Letters.

ARTICLE VII

COVENANTS OF UNIVEST

7.1.	Conduct of Business.

(a) Affirmative Covenants. From the date of this Agreement to the Effective Time, except with the written consent of Valley Green (which shall not be unreasonably withheld, conditioned or delayed) Univest will, and it will cause each Univest Subsidiary to, (i) operate its business only in the usual, regular and ordinary course of business (ii) use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and (iii) voluntarily take no action that would, or would be reasonably likely to, materially adversely affect the ability of the parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or materially adversely affect its ability to perform its covenants and agreements under this Agreement.

(b) Negative Covenants. Univest agrees that from the date of this Agreement to the Effective Time, except as (i) otherwise specifically permitted or required by this Agreement, (ii) set forth in Univest Disclosure Schedule 7.1(b), (iii) consented to by Valley Green in writing in advance, or (iv) required by any Bank Regulator, Univest will not, and it will cause each Univest Subsidiary not to:

(1) amend its articles of incorporation or bylaws or similar governing documents of any of the Univest Subsidiaries in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Valley Green Common Stock or that would materially impede Univest’s ability to consummate the transactions contemplated by this Agreement;

(2) take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article IX not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable law;

(3) take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(4) agree to or make any commitment to, take, or adopt any resolutions of board of directors of Univest in support of, any of the actions prohibited by this Section 7.1(b).

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7.2.	Maintenance of Insurance.

Univest shall maintain, and cause each Univest Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business, consistent with past practice.

7.3.	Disclosure Supplements.

From time to time prior to the Effective Time, Univest will promptly supplement or amend the Univest Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Univest Disclosure Schedule or that is necessary to correct any information in such Univest Disclosure Schedule that has been rendered materially inaccurate thereby. No supplement or amendment to such Univest Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.4.	Consents and Approvals of Third Parties.

Univest shall use commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

7.5.	Commercially Reasonable Efforts.

Subject to the terms and conditions herein provided, Univest agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement; provided, however, such efforts do not significantly decrease the benefits of the transaction to Univest.

7.6.	Failure to Fulfill Conditions.

In the event that Univest determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Valley Green.

7.7.	Affiliate Letters.

Univest shall deliver to Valley Green, concurrently with the execution of this Agreement, the Univest Affiliate Letters.

7.8.	Univest Board.

Effective as of the Closing, Univest shall cause (i) Jay R. Goldstein and (ii) Michael L. Turner to be elected or appointed as members of the Board of Directors of Univest. Such directors shall (i) be appointed to the classes of Univest directors whose terms expire in 2015 and 2016, respectively, and (ii) at the conclusion of such terms, be re-nominated and recommended for re-election to serve as a member of Univest’s Board of Directors for one (1) additional three (3) year term.

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7.9.	Employee Matters.

(a) During the period commencing at the Effective Time, Univest shall, and shall cause each of the Univest Subsidiaries to, provide the employees of Valley Green and the Valley Green Subsidiaries who remain employed immediately after the Effective Time with (i) base compensation that is no less favorable to the base compensation provided by Valley Green and the Valley Green Subsidiaries on the date of this Agreement and (ii) employee benefits that are provided to similarly situated employees of Univest and the Univest Subsidiaries.

(b) After the Closing Date, the Valley Green Benefit Plans may, at Univest’s election and subject to the requirements of the Code and ERISA, continue to be maintained separately, consolidated, merged, frozen or terminated; provided, however, that after the Closing Date, Univest shall amend the Valley Green 401(k) plan to freeze participation and contributions under such plan contemporaneously with the participation of all eligible Valley Green employees in the applicable Univest 401(k) plan. Following such action, Univest will continue to maintain the individual participant accounts under the Valley Green 401(k) plan until such time as the Valley Green 401(k) plan assets are merged with and into the applicable Univest 401(k) plan in accordance with the requirements of Code Section 414(1). In all events, Valley Green 401(k) plan participants who, as of the date of its consolidation, merger, freeze or termination, whichever occurs first, had outstanding plan loans shall be permitted to repay those loans in accordance with the terms thereof.

(c) Employees of Valley Green or any Valley Green Subsidiary who become participants in a Univest Benefit Plan shall, except with respect to any Univest defined benefit pension plan, be given credit for service as an employee of Valley Green or any predecessor thereto prior to the Effective Time for purposes of determining eligibility to participate in such plans, vesting purposes under such plans and benefit levels (but not benefit accrual) under such plans. Notwithstanding the foregoing, employees of Valley Green or any Valley Green Subsidiary shall not be eligible to participate in any Univest defined benefit pension plan within the meaning of ERISA Section 3(2).

(d) This Agreement shall not be construed to limit the ability of Univest or Univest Bank to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes (including terminating any benefit plan or program) as it deems appropriate.

(e) In the event of any termination of any Valley Green health plan or consolidation of any Valley Green health plan with any Univest health plan, Univest shall make available to employees of Valley Green or any Valley Green Subsidiary and their dependents health coverage on the same basis as it provides such coverage to Univest employees. Unless an employee of Valley Green or any Valley Green Subsidiary affirmatively terminates coverage under a Valley Green health plan prior to

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the time that such employee becomes eligible to participate in the Univest health plan, no coverage of any of the employees of Valley Green or any Valley Green Subsidiary or their dependents shall terminate under any of the Valley Green health plans prior to the time such employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Univest and their dependents. In the event of a termination or consolidation of any Valley Green health plan, terminated Valley Green and Valley Green Subsidiary employees and qualified beneficiaries will have the right, if applicable, to continuation coverage under group health plans of Univest in accordance with COBRA and/or other applicable law. With respect to any employee of Valley Green or any Valley Green Subsidiary, any coverage limitation under the Univest health plan due to any pre-existing condition shall be waived by the Univest health plan to the degree that such condition was covered by the Valley Green health plan and such condition would otherwise have been covered by the Univest health plan in the absence of such coverage limitation.

(f) In the event Univest terminates the employment (other than for circumstances reasonably constituting cause) of any employees of Valley Green (other than employees of Valley Green who are subject to employment contracts or other contracts providing for severance or other payments upon termination of employment or upon a change of control of Valley Green) on or prior to the date which is eighteen (18) months after the Closing Date, Univest shall pay severance benefits to such employees equal to two (2) week’s salary for each full year of service with Valley Green. If an employee is paid on an hourly-rate basis, salary shall mean the weekly amount of base wages paid for the number of hours of work contemplated by such person’s normal weekly work schedule, and if the employee is a commissioned employee, salary shall mean the base pay rate, if any, plus the average weekly amount of commissions received by such employee in the prior twelve (12) months.

(g) Univest agrees to honor, or cause one of the Univest Subsidiaries to honor, in accordance with their terms, all employment and change of control agreements listed on Valley Green Disclosure Schedule 4.8(a), subject to any limitations imposed under applicable law or by any Regulatory Authority (other than tax laws); provided, however, that the foregoing shall not prevent Univest or any of the Univest Subsidiaries from amending or terminating any such agreement in accordance with its terms and applicable law. Univest will take such steps as necessary to comply with the disclosure requirements of Internal Revenue Service Notice 1020-6 with respect to the amendments to the employment agreements disclosed on Valley Green Disclosure Schedule 4.8(a).

(h) Univest shall establish a retention bonus pool equal to twenty percent (20%) of the aggregate base salary for employees jointly designated in writing by Univest and Valley Green (other than employees of Valley Green who are subject to employment contracts or other contracts providing for severance or after payments upon termination of employment or upon change of control of Valley Green, except as provided on Valley Green Disclosure Schedule 4.8(a)) in order to help retain key employees. Such bonuses shall be payable after the Effective Date on a date jointly determined by Univest and Valley Green in the event that the designated employee remains employed by Valley Green, Univest or Univest Bank, as the case may be, until the Effective Date or a date thereafter jointly determined by Univest and Valley Green; provided that the employee satisfactorily fulfills the duties of such employee’s position through such date. With the prior consent of Univest, which consent shall not be unreasonably withheld, conditioned or delayed, Valley Green shall establish the amount of the retention bonus for each such employee.

(i) The provisions of this Section 7.9 are solely for the benefit of the parties to this Agreement, and no current or former director, officer, employee, other service provider or independent contractor or any other person shall be a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Valley Green or Univest Benefit Plan or other compensation or benefit plan or arrangement for any purpose.

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7.10.	Directors and Officers Indemnification and Insurance.

(a) For a period of six years after the Effective Time, Univest shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer, director or employee of Valley Green (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Univest, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Valley Green or a Valley Green Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent as would have been permitted by Valley Green under the PBC and under Valley Green’s articles of incorporation and bylaws. Univest shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent as would have been permitted by Valley Green under the PBC and under Valley Green’s articles of incorporation and bylaws, upon receipt of an undertaking to repay such advance payments if such Indemnified Party shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this subsection upon learning of any Claim, shall notify Univest (but the failure so to notify Univest shall not relieve it from any liability that it may have under this subsection, except to the extent such failure materially prejudices Univest) and shall deliver to Univest the undertaking referred to in the previous sentence. Without limiting the foregoing, in any case in which approval by Univest, one of its Subsidiaries or the board of directors thereof is required to effect any indemnification, at the election of the Indemnified Party, the determination of any such approval shall be made by a majority of the independent directors then in office or, if no such directors are then in office, by independent counsel mutually agreed upon between Univest and the Indemnified Party. Nothing contained in this Section 7.10 or any other provision of this Agreement shall limit any right to indemnification which any current or former director, officer, employee or agent of Valley Green may have under applicable law or regulation or Valley Green’s articles of incorporation, bylaws, or the equivalent documents of any Subsidiary of Valley Green, as applicable, in each case as in effect on the date hereof, which Univest agrees to honor in accordance with their terms.

(b) In the event that either Univest or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Univest shall assume the obligations set forth in this Section 7.10.

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(c) Univest shall maintain, or shall cause Univest to maintain, in effect for six years following the Effective Time, the current directors’ and officers’ liability insurance policies covering the officers and directors of Valley Green (provided, that Univest may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring at or prior to the Effective Time; provided, however, that in no event shall Univest be required to expend per year pursuant to this subsection more than 150% of the annual cost currently expended by Valley Green with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the annual premium necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Univest shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for a premium equal to the Maximum Amount. In connection with the foregoing, Valley Green agrees in order for Univest to fulfill its agreement to provide directors and officers liability insurance policies for six years to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims.

(d) The obligations of Univest provided under this Section 7.10 are intended to be enforceable against Univest directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of Univest.

7.11.	Stock Reserve.

Univest agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of its common stock and to maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations under this Agreement.

7.12.	Exchange Listing.

Prior to the Effective Date, Univest will take all steps necessary to list on the Nasdaq (or such other national securities exchange on which the shares of Univest Common Stock shall be listed as of the date of consummation of the Merger), subject to official notice of issuance, the shares of Univest Common Stock to be issued in the Merger.

7.13.	Valley Green Bank Division.

Upon completion of the Merger, Univest and Univest Bank shall cause Univest Bank to establish and operate a separate banking division of Univest Bank to be named “Valley Green Bank, a Division of Univest Bank (the “Valley Green Bank Division”) and shall operate the Valley Green Bank Division for a period of twenty-four (24) months following the Effective Date on the terms, and within the parameters, outlined on Valley Green Disclosure Schedule 7.13. The Valley Green Bank Division shall consist of all branches of Valley Green Bank on the Effective Date and any other branches of Univest Bank located within the City of Philadelphia and shall include the geographic region outlined on Valley Green Disclosure Schedule 7.13. Univest Bank will utilize the Valley Green Bank Division in the further expansion of its business in Valley Green’s primary market area. The offices and operations of the Valley Green Bank Division will be branded using the name “Valley Green Bank, a Division of Univest Bank.”

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ARTICLE VIII

ADDITIONAL AGREEMENTS

8.1.	Shareholder Meetings.

(a) Valley Green will (i) as promptly as practicable after the Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “Valley Green Shareholders’ Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in Valley Green’s reasonable judgment, necessary or desirable, and (ii) have its Board of Directors unanimously recommend approval of this Agreement to the Valley Green shareholders (the “Valley Green Recommendation”) and otherwise support the Merger.

(b) Univest will (i) as promptly as practicable after the Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the “Univest Shareholders’ Meeting”), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in Univest’s reasonable judgment, necessary or desirable, and (ii) have its Board of Directors unanimously recommend approval of this Agreement to the Univest shareholders (the “Univest Recommendation”) and otherwise support the Merger.

8.2.	Proxy Statement-Prospectus.

(a) For the purposes of (i) registering Univest Common Stock to be offered to holders of Valley Green Common Stock in connection with the Merger with the SEC under the Securities Act and (ii) holding the Valley Green Shareholders’ Meeting and the Univest Shareholders’ Meeting, Univest shall draft and prepare, and Valley Green shall cooperate in the preparation of, the Registration Statement, including a combined proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement-prospectus in the form mailed to the Valley Green shareholders and the Univest shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). Univest shall file the Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of Univest and Valley Green shall use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and each of Valley Green and Univest shall thereafter promptly mail the Proxy Statement-Prospectus to the Valley Green shareholders and the Univest shareholders. Univest shall also use commercially reasonable efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Valley Green shall furnish all information concerning Valley Green and the holders of Valley Green Common Stock as may be reasonably requested in connection with any such action.

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(b) Valley Green shall provide Univest with any information concerning itself that Univest may reasonably request in connection with the drafting and preparation of the Proxy Statement-Prospectus, and Univest shall notify Valley Green promptly of the receipt of any comments of the SEC with respect to the Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Valley Green promptly copies of all correspondence between Univest or any of its representatives and the SEC. Univest shall give Valley Green and its counsel the opportunity to review and comment on the Proxy Statement-Prospectus prior to its being filed with the SEC and shall give Valley Green and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of Univest and Valley Green agrees to use commercially reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of Valley Green Common Stock entitled to vote at the Valley Green Shareholders Meeting and to the holders of the Univest Common Stock entitled to vote at the Univest Shareholders Meeting at the earliest practicable time.

(c) Valley Green and Univest shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Registration Statement contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Valley Green shall cooperate with Univest in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and Univest shall file an amended Registration Statement with the SEC, and Valley Green shall mail an amended Proxy Statement-Prospectus to the Valley Green shareholders and Univest shall mail an amended Proxy Statement-Prospectus to the Univest shareholders. If requested by Univest, Valley Green shall obtain a “comfort” letter from its independent registered public accounting firm, dated as of the date of the Proxy Statement-Prospectus and updated as of the date of consummation of the Merger, with respect to certain financial information regarding Valley Green, in form and substance that is customary in transactions such as the Merger.

8.3.	Regulatory Approvals.

Each of Valley Green and Univest will cooperate with the other and use commercially reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings within 45 days after the date of this Agreement or as soon as practicable thereafter and to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, the Bank Regulators and any other third parties or Governmental Entities, necessary to consummate the transactions contemplated by this Agreement. Valley Green and Univest will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of Valley Green or Univest to any Bank Regulator or Governmental Entity in connection with the Merger, and the other transactions contemplated by this Agreement. Valley Green shall have the right to review and approve in advance all characterizations of the information relating to Valley Green

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and any Valley Green Subsidiary which appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity. Univest shall give Valley Green and its counsel the opportunity to review and comment on each filing prior to its being filed with a Bank Regulator and shall give Valley Green and its counsel the opportunity to review and comment on all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator. Univest shall notify Valley Green promptly of the receipt of any comments of any Bank Regulator with respect to such filings.

8.4.	Current Information.

(a) During the period from the date of this Agreement to the Effective Time, each party will cause one or more of its representatives to confer with representatives of the other party and report the general status of its ongoing operations at such times as the other party may reasonably request. Each party will promptly notify the other party of any material change in the normal course of its business or in the operation of the properties of such party or the Univest Subsidiaries or the Valley Green Subsidiaries, as applicable, and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving such party or any Univest Subsidiary or Valley Green Subsidiary, as applicable. Without limiting the foregoing, senior officers of Univest and Valley Green shall confer at the reasonable request of the other, and shall meet on a reasonably regular basis, to review the financial and operational affairs of Valley Green and the Valley Green Subsidiaries, in accordance with applicable law, and Valley Green shall give due consideration to Univest’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Univest nor any Univest Subsidiary shall, under any circumstance, be permitted to exercise control of Valley Green or any Valley Green Subsidiary prior to the Effective Time; provided, however, neither Univest nor Valley Green shall be required to take any action that would provide access to or disclose information where such access or disclosure would, in such disclosing party’s reasonable judgment, violate or prejudice the rights, business interests, or confidences of any customer or other person or would result in the waiver by such disclosing party of the privilege protecting communications between such disclosing party and any of its legal counsel.

(b) Valley Green shall provide Univest Bank, within a reasonable period of time after the end of each calendar month, a written list of Nonperforming Assets, its asset quality report and a written list of its investment security purchases during the calendar month then ended. On a monthly basis, Valley Green shall provide Univest Bank with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan. To the extent requested by Univest, Valley Green shall provide Univest copies of minutes of meetings of the Board of Directors and the committees thereof.

(c) Each of Univest and Valley Green shall promptly inform the other upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of such party or any Valley Green Subsidiary or Univest Subsidiary, as applicable, under any labor or employment law.

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8.5.	Access; Confidentiality.

(a) From the date of this Agreement through the Effective Time, Valley Green shall, and shall cause each Valley Green Subsidiary to, afford to Univest and its authorized agents and representatives, complete access to its properties, assets, books and records and personnel, during normal business hours and after reasonable notice; and the officers of Valley Green and each Valley Green Subsidiary will furnish Univest and its representatives with such financial and operating data and other information with respect to its businesses, properties, assets, books and records and personnel as Univest or its representatives shall from time to time reasonably request.

(b) Univest agrees to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of Valley Green and the Valley Green Subsidiaries.

(c) In addition, Valley Green shall permit employees of Univest reasonable access to and participation in matters relating to problem loans, loan restructurings and loan workouts, investments, derivatives, and other asset/liability activities of Valley Green and any Valley Green Subsidiary, provided that nothing contained in this subparagraph shall be construed to grant Univest or any Univest employee any final decision-making authority with respect to such matters.

(d) Prior to the Effective Time, Univest shall hold in confidence all confidential information of Valley Green on the terms and subject to the conditions of the Confidentiality Agreement in accordance with Section 11.1. If the transactions contemplated by this Agreement shall not be completed, Univest will continue to comply with the terms of such Confidentiality Agreement.

8.6.	Valley Green Director and Officer Agreements.

(a) Prior to the Effective Time, each individual who is a director of Valley Green on the date of this Agreement shall have executed an agreement, substantially in the form included in Univest Disclosure Schedule 8.6(a), restricting the individual, for a period of two (2) years from the Effective Date, from investing in a de novo bank or serving on the board of directors of a bank in the same geographic market as Univest Bank.

(b) Valley Green shall use commercially reasonable efforts to cause the employees listed on Univest Disclosure Schedule 8.6(b) to execute as soon as practicable, and in no event later than fifteen (15) business days after the date of this Agreement, non-solicitation agreements substantially in the form included in Univest Disclosure Schedule 8.6(b) in consideration for the payments set forth on Univest Disclosure Schedule 8.6(b).

(c) Prior to the Effective Time, Univest shall offer to enter into and shall execute and deliver to Valley Green employment agreements with Jay R. Goldstein, Robert J. Marino, and Algot F. Thorell, Jr. in the form included in Univest Disclosure Schedule 8.6(c) (the “Employment Agreements”).

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ARTICLE IX

CLOSING CONDITIONS

9.1.	Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

(a) Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of Valley Green and by the requisite vote of the shareholders of Univest.

(b) Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

(c) Regulatory Approvals. All Regulatory Approvals, and other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement, the failure of which to obtain would reasonably be expected to have a Material Adverse Effect, shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Directors of either Valley Green or Univest, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of Valley Green, Univest Bank, and Univest or materially impair the value of Valley Green to Univest or of Univest and Univest Bank to Valley Green.

(d) Effectiveness of Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of Univest Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

(e) Tax Opinions. On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing Date, Univest shall have received an opinion of Stevens & Lee, P.C., and Valley Green shall have received an opinion of Stradley Ronon Stevens & Young, LLP each reasonably acceptable in form and substance to Univest and Valley Green, dated as of the Closing Date, substantially to the effect that for federal income tax purposes, the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the legal opinions described in this Section 9.1(e), the law firms may require

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and rely upon customary representations contained in certificates of officers of Univest and Valley Green and their respective subsidiaries. The receipt of such legal opinions may not be waived by either party to this Agreement unless the Proxy Statement-Prospectus is re-circulated to the Valley Green shareholders and the Univest Shareholders for solicitation of their approval of the consummation of the Merger without fulfillment of the condition described in this Section 9.1(e).

(f) Listing of Univest Common Stock. The shares of Univest Common Stock issuable pursuant to the Merger shall have been approved for listing on Nasdaq.

(g) Employment Agreements. The Valley Green employees and Univest shall have executed the Employment Agreements.

9.2.	Conditions to the Obligations of Univest under this Agreement.

The obligations of Univest under this Agreement shall be further subject to the satisfaction of the following conditions at or prior to the Closing Date:

(a) Representations and Warranties. (i) Each of the representations and warranties of Valley Green (other than in Sections 4.1(a) (1st three sentences only), 4.1(b) (1st two sentences only), 4.1(c), 4.2, 4.3 and 4.7) set forth in this Agreement or in any certificate or agreement delivered by Valley Green pursuant to the provisions hereof shall be true and correct, in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” “materially” or words of similar import) as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Valley Green, (ii) each of the representations and warranties of Valley Green set forth in Section 4.2 shall be true and correct (other than de minimis inaccuracies) as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all material respects as of that date), and (iii) each of the representations and warranties of Valley Green set forth in Sections 4.1(a) (1st three sentences only), 4.1(b) (1st two sentences only), 4.1(c), 4.3 and 4.7 shall be true and correct in all respects as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date).

(b) Agreements and Covenants. Valley Green shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time.

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(c) Permits, Authorizations, Etc. Valley Green shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.

(d) No Change Resulting in Material Adverse Effect. From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to Valley Green or any Valley Green Subsidiary.

(e) Appraisal Rights. Not more than 10% of the outstanding shares of the Valley Green Common Stock shall constitute Dissenter Shares.

(f) Director and Employee Agreements. The Valley Green directors shall have executed the agreements referred to in Section 8.6(a) and, to the extent required by Univest Disclosure Schedule 8.6(b), the Valley Green employees listed on Univest Disclosure Schedule 8.6(b) shall have executed the non-solicitation agreements referred to in Section 8.6(b) in consideration of the payment of the amounts set forth on Univest Disclosure Schedule Section 8.6(b).

(g) Officer’s Certificate. Valley Green shall have delivered to Univest a certificate and such other documents, dated the Closing Date and signed, without personal liability, by its chief executive officer and chief financial officer, to the effect that the conditions set forth in subsections (a) through (e) of this Section 9.2 have been satisfied.

9.3.	Conditions to the Obligations of Valley Green under this Agreement.

The obligations of Valley Green under this Agreement shall be further subject to the satisfaction of the following conditions at or prior to the Closing Date:

(a) Representations and Warranties. (i) Each of the representations and warranties of Univest (other than in Sections 5.1(a) (1st three sentences only), 5.1(b) (1st two sentences only), 5.1(c), 5.2, 5.3 and 5.6) set forth in this Agreement or in any certificate or agreement delivered by Univest pursuant to the provisions hereof shall be true and correct, in all respects (without giving effect to any limitation indicated by the words “Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” “materially” or words of similar import) as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Univest, (ii) each of the representations and warranties of Univest set forth in Section 5.2 shall be true and correct (other than de minimis inaccuracies) as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all material respects as of that date), and (iii) each of the representations and warranties of Univest set forth in Sections 5.1(a) (1st three sentences only), 5.1(b) (1st two sentences only), 5.1(c), 5.3 and

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5.6 shall be true and correct in all respects as of the date of this Agreement and immediately prior to the Effective Time with the same effect as though all such representations and warranties had been made at and as of such time (except to the extent such representations and warranties speak as of a particular date, which shall be true and correct in all respects as of that date).

(b) Agreements and Covenants. Univest shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time.

(c) Permits, Authorizations, Etc. Univest shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger.

(d) No Change Resulting in Material Adverse Effect. From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to Univest or Univest Bank.

(e) Payment of Merger Consideration. Univest shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide Valley Green with a certificate evidencing such delivery.

(f) Officer’s Certificate. Univest shall have delivered to Valley Green a certificate and such other documents, dated the Closing Date and signed, without personal liability, by its chief executive officer and chief financial officer, to the effect that the conditions set forth in subsections (a) through (e) of this Section 9.3 have been satisfied.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1.	Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of Valley Green:

(a) at any time by the mutual written agreement of Univest and Valley Green;

(b) by either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1(b) unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2(a) (in the case of a breach of a representation or warranty by Valley Green) or Section 9.3(a) (in the case of a breach of a representation or warranty by Univest);

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(c) by either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1(c) unless the breach of such covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2(b) (in the case of a breach of a covenant or agreement by Valley Green) or Section 9.3(b) (in the case of a breach of a covenant or agreement by Univest);

(d) by either party if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Univest and Valley Green; provided, that no party may terminate this Agreement pursuant to this Section 10.1(d) if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(e) by either party if (i) the shareholders of Valley Green fail to approve the transactions contemplated by this Agreement at a special meeting of Valley Green shareholders called for that purpose; or (ii) the shareholders of Univest fail to approve the transactions contemplated by this Agreement at a special meeting of Univest shareholders called for that purpose;

(f) by either party if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (A) has become nonappealable and (B) does not approve this Agreement or the transactions contemplated hereby, or (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(g) by the Board of Directors of Univest if Valley Green has received a Superior Proposal, and in accordance with Section 6.8 of this Agreement, the Valley Green Board of Directions has entered into any letter of intent, agreement in principle or acquisition agreement with respect to the Superior Proposal, withdrawn its recommendation of this Agreement or failed to make such recommendation at any time a recommendation is required to be made under this Agreement or modified or qualified such recommendation in manner adverse to Univest, or has otherwise made a determination to accept such Superior Proposal;

(h) by the Board of Directors of Valley Green if Valley Green has received a Superior Proposal, and in accordance with Section 6.8 of this Agreement, the Valley Green Board of Directors has made a determination to accept such Superior Proposal; or

(i) by Valley Green, if the Valley Green Board of Directors so determines by a majority vote of its members, at any time during the five (5) business day period commencing with the Determination Date, if both of the following conditions are satisfied:

(x) the Univest Determination Date Market Value shall be less than the Initial Univest Market Value multiplied by 0.80; and

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(y) the Univest Ratio shall be less than the Index Ratio minus 0.20; subject, however, to the following: if Valley Green elects to exercise its termination right pursuant to this Section 10.1(i), it shall give prompt written notice thereof to Univest and Univest shall, for a period of five (5) business days after its receipt of such notice, have the option of increasing the consideration to be received by holders of Valley Green Common Stock, in the form of Univest Common Stock, by adjusting the Exchange Ratio to an amount which, when multiplied by the Univest Determination Date Market Value equals the lesser of (x) $27.00 or (y) the product of (i) $27.00 and (ii) the Index Ratio. If within such five (5) business day period, Univest delivers written notice to Valley Green that it intends to proceed by paying the Additional Consideration, as contemplated by the preceding sentence, then no termination shall occur pursuant to this Section 10.1(i) and this Agreement shall remain in full force and effect in accordance with its terms (except that the Merger Consideration shall have been so modified).

For purposes of this Section 10.1(i), the following terms shall have the meanings indicated below:

“Determination Date” shall mean the later of (i) the date on which the last required approval of a Regulatory Authority is obtained with respect to the transactions contemplated by the Agreement without regard to any requisite waiting period, and (ii) the date of the Valley Green Shareholders’ Meeting.

“Final Index Price” shall be the average of the daily closing sale price of the Nasdaq Bank Index for the twenty consecutive trading days immediately preceding the Determination Date.

“Index Group” means the Nasdaq Bank Index.

“Index Ratio” means the quotient obtained by dividing the Final Index Price by the Initial Index Price.

“Initial Index Price” shall be the average of the daily closing sale price of the Nasdaq Bank Index for the twenty consecutive trading days immediately preceding the Starting Date.

“Initial Univest Market Value” shall be the average of the daily closing sale price of a share of Univest Common Stock as reported on Nasdaq for the twenty consecutive trading days immediately preceding the Starting Date, adjusted as indicated in the last sentence of this Section 10.1(i).

“Univest Determination Date Market Value” shall be the average of the daily closing sale prices of a share of Univest Common Stock as reported on Nasdaq for the twenty consecutive trading days immediately preceding the Determination Date.

“Univest Ratio” means the quotient obtained by dividing the Univest Determination Date Market Value by the Initial Univest Market Value.

“Starting Date” means the last trading day before the date of this Agreement.

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If Univest or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for Univest Common Stock or the common stock of such company, as applicable, shall be appropriately adjusted for the purposes of applying this Section 10.1(i).

10.2.	Effect of Termination.

(a) In the event of termination of this Agreement pursuant to any provision of Section 10.1, this Agreement shall forthwith become void and have no further force, except that the provisions of Sections 10.2, 11.1, 11.2, 11.4, 11.5, 11.7, 11.10, 11.11, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

(b) If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(i) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(ii) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(iii) In the event that this Agreement is terminated by Univest or Valley Green pursuant to Section 10.1(e) following failure of the shareholders of Valley Green to approve the transactions contemplated by this Agreement and, prior to the Valley Green Shareholders’ Meeting, any person shall have proposed or publicly announced a Valley Green Acquisition Proposal, Valley Green shall pay to Univest the Univest Expense Reimbursement Fee within five (5) business days after Univest makes written demand therefor. Such payment shall be made by wire transfer of immediately available funds.

(iv) In the event that this Agreement is terminated by Univest pursuant to Section 10.1(g) or by Valley Green pursuant to Section 10.1(h), Valley Green shall pay to Univest the Univest Termination Fee within five (5) business days after Univest makes written demand therefor. Such payments shall be made by wire transfer of immediately available funds to an account designated by Univest.

(c) For purposes of this Agreement, the “Univest Expense Reimbursement Fee” shall mean the lesser of (i) the amount of Univest’s actual and documented out-of-pocket expenses incurred in connection with due diligence, negotiation and execution of this Agreement and undertaking the transactions contemplated by this Agreement (including without limitation all financial advisor, accounting, counsel and third party review firm fees), and (ii) $500,000. For purposes of this Agreement, the “Univest Termination Fee” shall mean $3.0 million.

(d) The right to receive payment of the Univest Termination Fee under Section 10.2(b)(iv) constitutes the sole and exclusive remedy of either party against the other and their respective officers and directors with respect to a termination under that Section, and under no circumstances shall Univest be entitled to receive both the Univest Termination Fee and the Univest Expense Reimbursement Fee.

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10.3.	Amendment, Extension and Waiver.

Subject to applicable law, and except as provided in this Agreement, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of Valley Green), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of Valley Green and Univest, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or value or changes the form of consideration to be delivered to Valley Green’s shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XI

MISCELLANEOUS

11.1.	Confidentiality.

Except as specifically set forth herein, Univest and Valley Green mutually agree to be bound by the terms of the confidentiality agreement dated May 8, 2014 (the “Confidentiality Agreement”) previously executed by the parties hereto, which Confidentiality Agreement is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with their respective terms, notwithstanding the termination of this Agreement.

11.2.	Public Announcements.

Valley Green and Univest shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither Valley Green nor Univest shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto.

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11.3.	Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time, including Section 2.4(a), 2.5(e), Article III, Section 7.8, Section 7.9, Section 7.10, Section 7.11, and Section 7.13.

11.4.	Expenses.

Except as otherwise provided in Section 10.2, and except for the cost of printing and mailing the Proxy Statement-Prospectus which shall be shared equally, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial advisors, accountants and legal counsel and, in the case of Univest, the registration fee to be paid to the SEC in connection with the Registration Statement.

11.5.	Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery, mailed by United States prepaid registered or certified mail (return receipt requested), or by a nationally recognized overnight courier promising next business day delivery, addressed as follows:

If to Univest, to:	Jeffrey M. Schweitzer President and Chief Executive Officer Univest Corporation of Pennsylvania 14 North Main Street Souderton, Pennsylvania 18964

With required copies (which shall not constitute notice) to:	David W. Swartz, Esq. Stevens & Lee, P.C. 111 North Sixth Street Reading, Pennsylvania 19601 Fax: (610) 988-0815

If to Valley Green, to:	Jay R. Goldstein President and Chief Executive Officer Valley Green Bank 7226 Germantown Avenue Philadelphia, Pennsylvania 19119

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With required copies (which shall not constitute notice) to:	Christopher S. Connell, Esq. Stradley Ronon Stevens & Young, LLP 2005 Market Street, Suite 2600 Philadelphia, PA 19103-7018 Fax: (215) 564-8120

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) business days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) business day after being delivered to the overnight courier and requesting next business day delivery.

11.6.	Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Article III and Section 7.12(b) and except as otherwise expressly provided by this Agreement, following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

11.7.	Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, referred to in Section 11.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement referred to in Section 11.1 hereof) between the parties, both written and oral, with respect to its subject matter.

11.8.	Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

11.9.	Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use commercially reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

75

11.10.	Governing Law.

This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to its laws or principles of conflicts of laws.

11.11.	Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 2.2(a)” would be part of “Section 2.2” and references to “Section 2.2” would also refer to material contained in the subsection described as “Section 2.2(a)”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.12.	Specific Performance; Jurisdiction.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in the United States District Court for the Eastern District of Pennsylvania or in any state court in the Commonwealth of Pennsylvania, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Eastern District of Pennsylvania or of any state court located in the Commonwealth of Pennsylvania in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other United States District Court for the Eastern District of Pennsylvania or a state court located in the Commonwealth of Pennsylvania.

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IN WITNESS WHEREOF, Univest, Univest Bank and Valley Green have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

UNIVEST CORPORATION OF PENNSYLVANIA

By:	/s/ Jeffrey M. Schweitzer
Name: Jeffrey M. Schweitzer
Title: President and CEO

UNIVEST BANK AND TRUST CO.

By:	/s/ Jeffrey M. Schweitzer
Name: Jeffrey M. Schweitzer
Title: Senior Executive Vice President

VALLEY GREEN BANK

By:	/s/ Jay Goldstein
Name: Jay Goldstein
Title: President and CEO

77

ANNEX B

June 17, 2014

The Board of Directors

Valley Green Bank

7226 Germantown Avenue

Philadelphia, PA 19119

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common shareholders of Valley Green Bank (“Valley Green”), of the Exchange Ratio (as defined below) in the proposed Merger (as defined below), pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between Valley Green, Univest Corporation of Pennsylvania (“Univest”) and Univest Bank and Trust Company, a wholly-owned subsidiary of Univest (“Univest Bank”). As provided in the Agreement and subject to the terms and conditions set forth therein, at the Effective Time (as defined in the Agreement), Valley Green will merge with and into Univest Bank, with Univest Bank being the surviving corporation and a wholly-owned subsidiary of Univest (the “Merger”). Pursuant to the Agreement and subject to the terms, conditions, and limitations set forth therein, at the Effective Time, by virtue of the Merger and without any action on the part of Univest, Valley Green or the holders of any of the shares of common stock, par value $1.00 per share, of Valley Green (the “Valley Green Common Stock), each share of Valley Green Common Stock issued and outstanding immediately prior to the Effective Time (excluding Treasury Stock, Univest Owned Shares and Dissenter Shares (each as defined in the Agreement)) shall be converted into the right to receive an amount of shares of common stock, par value $5.00 per share, of Univest (the “Univest Common Stock”) equal to: the quotient, carried to four decimal places, of (A) $27.00 divided by (B) the Univest Share Price (as defined in the Agreement), subject to adjustment as provided in the Agreement (as to which we express no opinion). The foregoing ratio of shares of Univest Common Stock for each share of Valley Green Common Stock is referred to herein as the “Exchange Ratio.” The terms and conditions of the Merger are more fully set forth in the Agreement.

KBW has acted as financial advisor to Valley Green and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, Valley Green and Univest, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Valley Green or Univest for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to Valley Green. We have acted exclusively for the board of directors of Valley Green (the “Board”) in rendering this opinion and will receive a fee from Valley Green for our services. A portion of our fee is payable upon the rendering of this opinion and a significant portion is contingent upon the successful completion of the Merger. In addition, Valley Green has agreed to indemnify us for certain liabilities arising out of our engagement.

Other than this present engagement, KBW has not provided investment banking and financial advisory services to Valley Green during the past two years. KBW has not provided investment banking and financial advisory services to Univest during the past two years. We may in the future provide investment banking and financial advisory services to Valley Green or Univest and receive compensation for such services.

Keefe, Bruyette & Woods, a Stifel Company  •  787 Seventh Avenue, New York, NY 10019

212.887.7777  •  Toll Free: 800.966.1559  •  www.kbw.com

The Board of Directors

Valley Green Bank

June 17, 2014

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the Merger and the financial and operating condition of Valley Green and Univest, including among other things, the following: (i) a draft dated June 16, 2014 of the Agreement (the most recent draft made available to us); (ii) the audited financial statements for the three fiscal years ended December 31, 2013 for Valley Green; (iii) the audited financial statements and Annual Reports on Form 10-K for the three fiscal years ended December 31, 2013 of Univest; (iv) the unaudited financial statements and quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2014 of Univest; (v) the quarterly call reports filed with respect to each quarter during the three years ended March 31, 2014 of Valley Green; (vi) certain other interim reports and other communications of Valley Green and Univest to their respective shareholders; and (vii) other financial information concerning the businesses and operations of Valley Green and Univest furnished to us by Valley Green and Univest or which we were otherwise directed to use for purposes of our analysis. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of Valley Green and Univest; (ii) the assets and liabilities of Valley Green and Univest; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial information of Valley Green and certain financial and stock market information for Univest with similar information for certain other companies the securities of which are publicly traded; (v) financial and operating forecasts and projections of Valley Green which were prepared by Valley Green management, provided to and discussed with us by such management and used and relied upon by us at the direction of such management with the consent of the Board; (vi) financial and operating forecasts and projections of Univest which were prepared by Univest management, provided to and discussed with us by such management and used and relied upon by us at the direction of such management with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Merger on Univest (including, without limitation, the cost savings and related expenses expected to result from the Merger as well as certain accounting adjustments assumed with respect thereto) that were prepared by Univest management, and used and relied upon by us at the direction of such management with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also held discussions with senior management of Valley Green and Univest regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the respective managements of Valley Green and Univest as to the reasonableness and achievability of the financial and operating forecasts and projections of Valley Green and Univest (and the assumptions and bases therefor) that were prepared by such managements and provided to and discussed with us by such managements, and we have assumed that such forecasts and projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We have further relied upon management of Univest as to the reasonableness and achievability of the estimates regarding certain pro forma financial effects of the Merger on Univest that were prepared by and provided to us by such management and that were discussed with us by such management (and the assumptions and bases therefor, including without limitation cost savings and related expenses expected to result from the Merger as well as certain accounting adjustments assumed with respect

The Board of Directors

Valley Green Bank

June 17, 2014

thereto), and we have assumed, with the consent of Valley Green, that all such estimates were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Univest management and that such estimates will be realized in the amounts and in the time periods currently estimated by such management.

It is understood that the forecasts, projections and estimates of Valley Green and Univest prepared by and provided to us by the respective managements of Valley Green and Univest were not prepared with the expectation of public disclosure and that all such information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such forecasts, projections and estimates. We have assumed, based on discussions with the respective managements of Valley Green and Univest, that such forecasts, projections and estimates of Valley Green and Univest referred to above, provide a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also assumed that there were no material, undisclosed changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Valley Green or Univest since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for Valley Green and Univest are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Valley Green or Univest, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of Valley Green or Univest under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.

We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed) with no adjustments to the Exchange Ratio or additional forms of consideration; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transaction and that all conditions to the completion of the Merger and related transactions will be satisfied without any waivers or modifications to the Agreement; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Valley Green, Univest or the combined entity or the contemplated benefits of the Merger, including the cost savings and related expenses expected to result from the Merger, as well as certain accounting adjustments assumed with respect thereto. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We

The Board of Directors

Valley Green Bank

June 17, 2014

have further assumed that Valley Green has relied upon the advice of its counsel, independent accountants and other advisors (other than KBW) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Valley Green, Univest, the Merger and any related transaction, and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to the holders of Valley Green Common Stock. We express no view or opinion as to any terms or other aspects of the Merger or any related transaction, including without limitation, the form or structure of the Merger, any transactions that may be related to the Merger, any consequences of the Merger to Valley Green, its shareholders, creditors or otherwise, or any terms, aspects or implications of any voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Valley Green to engage in the Merger or enter into the Agreement, (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Valley Green or the Board, (iii) the fairness of the amount or nature of any compensation to any of Valley Green’s officers directors or employees, or any class of such persons, relative to any compensation to the holders of Valley Green Common Stock, (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Valley Green other than the Valley Green Common Stock (solely with respect to the Exchange Ratio, as described herein and not relative to the consideration to be received by any other class of securities) or any class of securities of Univest or any other party to any transaction contemplated by the Agreement, (v) any adjustments to the Exchange Ratio, whether as a result of the collar mechanism set forth in the Agreement or as otherwise provided for in the Agreement, (vi) the actual value of the Univest Common Stock to be issued in the Merger, (vii) the prices, trading range or volume at which Univest Common Stock will trade following the public announcement of the Merger or the consummation of the Merger, (viii) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement, or (ix) any legal, regulatory, accounting, tax or similar matters relating to Valley Green, Univest, their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any related transaction, including whether or not the Merger would qualify as a tax-free reorganization for United States federal income tax purposes.

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion is not to be used for any other purpose and may not be published, referred to, reproduced, disseminated or quoted from, in whole or in part, nor shall any public reference to KBW be made, without our prior written consent. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger or to any holder of Valley Green Common Stock or shareholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation on whether or not any holder of Valley Green Common Stock should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such holder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

The Board of Directors

Valley Green Bank

June 17, 2014

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of Valley Green Common Stock.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

ANNEX C

607 Washington Street Reading, PA 19601
Phone:	(610) 478-2105
E-mail:	info@griffinfingroup.com
Fax:	(610) 478-2227

June 17, 2014

The Board of Directors

Univest Corporation of Pennsylvania

Univest Plaza

14 North Main Street

P.O. Box 64197

Souderton, PA 18964

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Univest Corporation of Pennsylvania (the “Company”) of the Merger Consideration (as defined below) to be paid by the Company in the proposed merger (the “Transaction”) of the Company’s wholly owned subsidiary Univest Bank and Trust Co. with Valley Green Bank (“Valley Green”).

Pursuant to the Agreement and Plan of Merger (the “Agreement”) by and among the Company, Univest Bank and Trust Co., and Valley Green, at the effective time of the merger, each issued and outstanding share of Valley Green’s common stock, other than shares held in treasury or owned by the Company and its affiliates, will be exchanged for the right to receive $27.00 in value in shares of the Company’s common stock, subject to a maximum exchange ratio of 1.4949 and a minimum exchange ratio of 1.2231 (the “Merger Consideration”). At the effective time of the merger, Valley Green will merge with and into Univest Bank and Trust Co. Shares of Valley Green’s common stock held in treasury or owned by the Company and its affiliates will be cancelled. The terms and conditions of the Transaction are more fully described in the Agreement.

In arriving at our opinion, we: (i) reviewed a draft of the Agreement; (ii) reviewed and discussed with the Company and Valley Green their respective financial information as of and for the three months ended March 31, 2014 and as of and for the 12-month periods ended December 31, 2013 and December 31, 2012; (iii) discussed with the managements of the Company and Valley Green matters relating to their respective financial condition, growth, liquidity, earnings, profitability, asset quality, capital adequacy, stock market valuation (as applicable), future prospects, and related matters as of such dates and for the periods then ended; (iv) analyzed and discussed with the Company and Valley Green the potential strategic implications and operational benefits anticipated by the managements of the Company and Valley Green; (v) evaluated the potential pro forma financial effects of the Transaction on the Company on a forward-looking basis; (vi) reviewed and discussed with the Company and Valley Green certain publicly available business and financial information concerning the Company and Valley Green and the economic and regulatory environments in which they operate;

The Board of Directors

Univest Corporation of Pennsylvania

June 17, 2014

(vii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving whole bank acquisitions that we deemed relevant; (viii) compared the financial condition and implied valuation of Valley Green to the financial condition and valuation of certain institutions we deemed relevant; (ix) performed a discounted cash flow analysis; (x) considered the Company’s ownership structure, its stock market performance, and the trading history of its common stock which is being used as the Merger Consideration and (xi) undertook such other financial studies and analyses and considered such other information as we deemed appropriate for the purpose of this opinion.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of information which was publicly available to us or which was furnished to or discussed with us by the Company or Valley Green or otherwise reviewed by us including, particularly, the forward looking earnings estimates and pro forma growth rates, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not reviewed individual loan files or deposit information of the Company or Valley Green, nor have we conducted or been provided with any valuation or appraisal of any assets, deposits, or other liabilities of the Company or Valley Green. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowance for losses with respect thereto, and accordingly, we have assumed that such allowances for losses are adequate. In relying on financial analyses provided to or discussed with us by the Company or Valley Green or derived therefrom, we have assumed that such analyses have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management. We express no view as to such analyses, forecasts, estimates, or the assumptions on which they were based.

We have also assumed that the representations and warranties made by the Company and Valley Green in the Agreement are and will be true and correct in all respects material to our analyses, that the covenants and conditions precedent to closing the Transaction contained therein, including approval by Federal and State banking regulators, and by the Company’s shareholders will be performed in all respects material to our analyses in a manner which will not give Valley Green the ability to terminate the Agreement or decline to close under the Agreement. We are not legal, regulatory, or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory, shareholder, and any other consents and approvals necessary for the completion of the Transaction will be obtained without any adverse effect to the Company or Valley Green or to the contemplated benefits of the Transaction. Our opinion assumes, with your consent, that the Transaction will be completed in accordance with the terms set forth in the draft of the Agreement we reviewed.

Our opinion is necessarily based on economic, market, and other conditions as in effect on, as well as the information made available to us as of, the date of this letter. It should be

2

The Board of Directors

Univest Corporation of Pennsylvania

June 17, 2014

understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, confirm, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the shareholders of the Company with regard to the Merger Consideration to be paid by the Company in the Transaction, and we express no opinion as to the fairness of the Transaction to creditors or other stakeholders of the Company, the underlying decision by the Company to engage in the Transaction, the relative merits of the Transaction compared to other Transactions available to the Company, or the relative merits of the Transaction compared to other strategic alternatives which may be available to the Company. Additionally, we were not directed to, and we did not solicit indications of interest from, other parties regarding a potential transaction with the Company. Furthermore, we did not take into account and express no opinion with respect to the amount or nature of any bonuses and any other compensation or consideration to any officers, directors, or employees of the Company paid or payable by reason or as a result of the Transaction.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a significant portion of which will become payable only if the proposed Transaction is completed. The Company has agreed to indemnify us for certain liabilities which could arise as a result of our engagement. During the two years preceding the date of this letter, we have not had an investment banking relationship with the Company or Valley Green for which we were paid for our services. We call to the Company’s attention, as we have previously disclosed to the Company, that we are affiliated with Stevens & Lee, which firm has provided certain legal services to the Company and has been compensated at a market rate for such services.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be paid by the Company in the Transaction is fair, from a financial point of view, to the shareholders of the Company.

The delivery of this opinion has been approved by the fairness opinion committee of Griffin Financial Group, LLC in conformity with our policies and procedures established under the requirement of Rule 5150 of the Financial Industry Regulatory Authority. This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction, and may not be relied upon by any other person for any other reason. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion speaks as of the date hereof, and we have no obligation to update, confirm, or revise it. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may, however, be reproduced in any registration statement that the Company will file with the Securities and Exchange Commission in connection with the Transaction, provided that such reproduction is legally required, the opinion is reproduced in such document in its entirety, and such document includes a summary of the opinion and related analyses in a form prepared or

3

The Board of Directors

Univest Corporation of Pennsylvania

June 17, 2014

approved by us (such approval not to be unreasonably withheld), but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

GRIFFIN FINANCIAL GROUP, LLC

4

ANNEX D

STATUTORY PROVISIONS RELATING TO DISSENTERS’ RIGHTS

THE PENNSYLVANIA BUSINESS CORPORATION LAW OF 1988, AS AMENDED

Excerpt from Chapter 19 Subchapter C, 15 PA. CONS. STAT. § 1930

Section 1930. Dissenters’ rights.

(a) General rule.—If any shareholder of a domestic business corporation that is to be a party to a merger or consolidation pursuant to a plan of merger or consolidation objects to the plan of merger or consolidation and complies with the provisions of Subchapter D of Chapter 15 (relating to dissenters rights), the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. See also section 1906(c) (relating to dissenters rights upon special treatment).

(b) Plans adopted by directors only.—Except as otherwise provided pursuant to section 1571(c) (relating to grant of optional dissenters rights), Subchapter D of Chapter 15 shall not apply to any of the shares of a corporation that is a party to a merger or consolidation pursuant to section 1924(b)(1)(i) or (4) (relating to adoption by board of directors).

(c) Cross references.—See sections 1571(b) (relating to exceptions) and 1904 (relating to de facto transaction doctrine abolished).

Subchapter 15 Subchapter D—Dissenters Rights, 15 PA. CONS. STAT. §§ 1571-1580

Section 1571. Application and effect of subchapter.

(a) General rule.—Except as otherwise provided in subsection (b), any shareholder (as defined in section 1572 (relating to definitions)) of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, only where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

•	Section 1906(c) (relating to dissenters rights upon special treatment).

•	Section 1930 (relating to dissenters rights).

•	Section 1931(d) (relating to dissenters rights in share exchanges).

•	Section 1932(c) (relating to dissenters rights in asset transfers).

•	Section 1952(d) (relating to dissenters rights in division).

•	Section 1962(c) (relating to dissenters rights in conversion).

•	Section 2104(b) (relating to procedure).

•	Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

•	Section 2325(b) (relating to minimum vote requirement).

•	Section 2704(c) (relating to dissenters rights upon election).

•	Section 2705(d) (relating to dissenters rights upon renewal of election).

•	Section 2904(b) (relating to procedure).

•	Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

•	Section 7104(b)(3) (relating to procedure).

(b) Exceptions.

(1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932I or 1952(d) is to be voted on or on the date of the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares are either:

(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

(ii) held beneficially or of record by more than 2,000 persons.

(2) Paragraph (1) shall not apply to and dissenters’ rights shall be available without regard to the exception provided in that paragraph in the case of:

(i) (Repealed).

(ii) Shares of any preferred or special class or series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.

(iii) Shares entitled to dissenters’ rights under section 1906(c) (relating to dissenters’ rights upon special treatment).

(3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

(c) Grant of optional dissenters rights.—The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

(d) Notice of dissenters rights.—Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

(1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

(2) a copy of this subchapter.

(e) Other statutes.—The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

(f) Certain provisions of articles ineffective.—This subchapter may not be relaxed by any provision of the articles.

(g) Computation of beneficial ownership.—For purposes of subsection (b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust by two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.

(h) Cross references.—See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished), 1763(c) (relating to determination of shareholders of record) and 2512 (relating to dissenters rights procedure).

Section 1572. Definitions.

The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

“Corporation.” The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which one or more of the resulting corporations is the successor corporation for the purposes of this subchapter. The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

“Dissenter.” A shareholder who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

“Fair value.” The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

“Interest.” Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

“Shareholder.” A shareholder as defined in section 1103 (relating to definitions) or an ultimate beneficial owner of shares, including, without limitation, a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution.

Section 1573. Record and beneficial holders and owners.

(a) Record holders of shares.—A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

(b) Beneficial owners of shares.—A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

Section 1574. Notice of intention to dissent.

If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

Section 1575. Notice to demand payment.

(a) General rule.—If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

(1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

(2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

(3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

(4) Be accompanied by a copy of this subchapter.

(b) Time for receipt of demand for payment.—The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

Section 1576. Failure to comply with notice to demand payment, etc.

(a) Effect of failure of shareholder to act.—A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

(b) Restriction on uncertificated shares.—If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

(c) Rights retained by shareholder.—The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

Section 1577. Release of restrictions or payment for shares.

(a) Failure to effectuate corporate action.—Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

(b) Renewal of notice to demand payment.—When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

(c) Payment of fair value of shares.—Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

(1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

(2) A statement of the corporation’s estimate of the fair value of the shares.

(3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

(d) Failure to make payment.—If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

Section 1578. Estimate by dissenter of fair value of shares.

(a) General rule.—If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter’s shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

(b) Effect of failure to file estimate.—Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

Section 1579. Valuation proceedings generally.

(a) General rule.—Within 60 days after the latest of:

(1) effectuation of the proposed corporate action;

(2) timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

(3) timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

(b) Mandatory joinder of dissenters.—All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

(c) Jurisdiction of the court.—The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

(d) Measure of recovery.—Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

(e) Effect of corporation’s failure to file application.—If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation’s estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

Section 1580. Costs and expenses of valuation proceedings.

(a) General rule.—The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

(b) Assessment of counsel fees and expert fees where lack of good faith appears.—Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

(c) Award of fees for benefits to other dissenters.—If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Section 1741 of the Pennsylvania Business Corporation Law, or the PBCL, provides, in general, that a corporation will have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another enterprise. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and if, with respect to any criminal proceeding, the person did not have reasonable cause to believe his conduct was unlawful.

Section 1742 of the PBCL provides, in general, that a corporation will have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another entity. Such indemnity may be against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, except no indemnification will be made in respect of any claim, issue, or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought will determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

Under Section 1743 of the PBCL, the corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions. Under Section 1745 of the PBCL, a corporation may pay the expenses of a director or officer incurred in defending an action or proceeding in advance of the final disposition thereof upon receipt of an undertaking from such person to repay the amounts advanced unless it is ultimately determined that such person is entitled to indemnification from the corporation. Article VI of Univest’s bylaws provides indemnification of directors, officers and other agents of Univest and advancement of expenses to the extent otherwise permitted by Sections 1741, 1742 and 1745 of the PBCL.

Article IV, Section 2 of Univest’s bylaws provide that the rights to indemnification and advancement of expenses in the bylaws are not exclusive, and may be in addition to, any rights granted to an indemnitee under an agreement, vote of shareholders or disinterested directors, or otherwise. As authorized by Section 1747 of the PBCL and Article IV, Section 2 of Univest’s bylaws, Univest maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering Univest for indemnification payments made to its directors and officers for certain liabilities. The premiums for such insurance are paid by Univest.

The foregoing is only a general summary of certain aspects of Pennsylvania law and Univest’s bylaws dealing with indemnification of directors and officers, and does not purport to be complete. The description of the bylaws is qualified in its entirety by reference to the detailed provisions of Article IV of the bylaws of Univest.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits. The following is a list of Exhibits to this Registration Statement.

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of June 17, 2014, between Univest Corporation of Pennsylvania, Univest Bank and Trust Co., and Valley Green Bank (included in Part I as Annex A included in this Registration Statement).

3.1	Articles of Incorporation of Univest Corporation of Pennsylvania (incorporated by reference to Exhibit 3.1 to Univest’s Annual Report on Form 10-K for the year ended December 31, 2013).

3.2	Bylaws of Univest Corporation of Pennsylvania (incorporated by reference to Exhibit 3.2 to Univest’s Annual Report on Form 10-K for the year ended December 31, 2013).

4.1	Shareholder Rights Agreement dated September 30, 2011 (incorporated by reference to Exhibit 4.1 to Form 8-K, filed with the SEC on March 15, 2013).

5.1	Opinion of Stevens & Lee, P.C. as to the legality of the securities to be registered.*

8.1	Opinion of Stevens & Lee, P.C. as to the tax consequences of the merger.*

10.1	Employment Agreement between Univest Bank and Trust Co. and Jay R. Goldstein.*

10.2	Employment Agreement between Univest Bank and Trust Co. and Robert J. Marino.*

10.3	Employment Agreement between Univest Bank and Trust Co. and Algot Thorell.*

21.1	Subsidiaries of Univest Corporation of Pennsylvania.*

23.1	Consent of Stevens & Lee, P.C. (included in Exhibit 5.1 and Exhibit 8.1 to this Registration Statement)*

23.2	Consent of KPMG, LLP

23.3	Consent of BDO USA, LLP

23.4	Consent of Baker Tilly Virchow Krause, LLP

24.1	Powers of Attorney.*

99.1	Form of Proxy Card for Special Meeting of Shareholders of Univest Corporation of Pennsylvania.

99.2	Form of Proxy Card for Special Meeting of Shareholders of Valley Green Bank.

99.3	Consent of Keefe, Bruyette & Woods, Inc.*

99.4	Consent of Griffin Financial Group, LLC*

*	Previously filed.

(d) Financial statement schedules: Not applicable.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act (the “Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (“SEC”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain information called for by the applicable registration from with respect to reofferings by persons who may be deemed underwriters, in addition to the information called by the other items of the applicable form.

(c) The undersigned hereby undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

(g) The undersigned registrant hereby undertakes that:

(1) For the purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(4) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Univest Corporation of Pennsylvania, has duly caused this amendment to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Souderton, Commonwealth of Pennsylvania, on October 14, 2014.

UNIVEST CORPORATION OF PENNSYLVANIA

By:	/s/ Jeffrey M. Schweitzer
Name:	Jeffrey M. Schweitzer
Title:	President and Chief Executive Officer (Principal Executive Officer)

SIGNATURE	TITLE	DATE

/s/ Jeffrey M. Schweitzer Jeffrey M. Schweitzer	President and Chief Executive Officer; Director (Principal Executive Officer)	October 14, 2014

/s/ Michael S. Keim Michael S. Keim	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	October 14, 2014

/s/ William S. Aichele* William S. Aichele	Chairman; Director	October 14, 2014

/s/ Douglas C. Clemens*	Director	October 14, 2014
Douglas C. Clemens

/s/ R. Lee Delp* R. Lee Delp	Director	October 14, 2014

/s/ Paul Lewis* H. Paul Lewis	Director	October 14, 2014

/s/ William G. Morral*	Director	October 14, 2014
William G. Morral

/s/ K. Leon Moyer* K. Leon Moyer	Vice Chairman, Alternate Director	October 14, 2014

/s/ Thomas Scannapieco*	Director	October 14, 2014
Thomas Scannapieco

/s/ Mark A. Schlosser* Mark. A Schlosser	Director	October 14, 2014

/s/ P. Gregory Shelly* P. Gregory Shelly	Director	October 14, 2014

/s/ Margaret K. Zook*	Director	October 14, 2014
Margaret K. Zook

* /s/ Michael S. Keim
Michael S. Keim
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of June 17, 2014, between Univest Corporation of Pennsylvania, Univest Bank and Trust Co., and Valley Green Bank (included in Part I as Annex A included in this Registration Statement).

3.1	Articles of Incorporation of Univest Corporation of Pennsylvania (incorporated by reference to Exhibit 3.1 to Univest’s Annual Report on Form 10-K for the year ended December 31, 2013).

3.2	Bylaws of Univest Corporation of Pennsylvania (incorporated by reference to Exhibit 3.2 to Univest’s Annual Report on Form 10-K for the year ended December 31, 2013).

4.1	Shareholder Rights Agreement dated September 30, 2011 (incorporated by reference to Exhibit 4.1 to Form 8-K, filed with the SEC on March 15, 2013).

5.1	Opinion of Stevens & Lee, P.C. as to the legality of the securities to be registered.*

8.1	Opinion of Stevens & Lee, P.C. as to the tax consequences of the merger.*

10.1	Employment Agreement between Univest Bank and Trust Co. and Jay R. Goldstein.*

10.2	Employment Agreement between Univest Bank and Trust Co. and Robert J. Marino.*

10.3	Employment Agreement between Univest Bank and Trust Co. and Algot Thorell.*

21.1	Subsidiaries of Univest Corporation of Pennsylvania.*

23.1	Consent of Stevens & Lee, P.C. (included in Exhibit 5.1 and Exhibit 8.1 to this Registration Statement)*

23.2	Consent of KPMG, LLP

23.3	Consent of BDO USA, LLP

23.4	Consent of Baker Tilly Virchow Krause, LLP

24.1	Powers of Attorney.*

99.1	Form of Proxy Card for Special Meeting of Shareholders of Univest Corporation of Pennsylvania.

99.2	Form of Proxy Card for Special Meeting of Shareholders of Valley Green Bank.

99.3	Consent of Keefe, Bruyette & Woods, Inc.*

99.4	Consent of Griffin Financial Group, LLC*

*	Previously filed.